QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 14, 2008.

Registration No. 333-146211

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAPMARK FINANCIAL GROUP INC.
(Exact name of Registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Nevada (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	91-1902188 (I.R.S. Employer Identification No.)
411 Borel Avenue, Suite 320 San Mateo, California 94402 (650) 572-6600
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Gregory J. McManus Chief Financial Officer Capmark Financial Group Inc. 411 Borel Avenue, Suite 320 San Mateo, California 94402 (650) 572-6630
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Maripat Alpuche, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Thomas L. Fairfield, Esq. Capmark Financial Group Inc. 411 Borel Avenue, Suite 320 San Mateo, California 94402 Telephone: (650) 572-6600 Facsimile: (650) 348-3945	Stephen T. Giove, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179

          Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after the Registration Statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Floating Rate Senior Notes due 2010	$830,000,000	100%	$830,000,000	$25,481(4)

5.875% Senior Notes due 2012	$1,200,000,000	100%	$1,200,000,000	$36,840(4)

6.300% Senior Notes due 2017	$500,000,000	100%	$500,000,000	$15,350(4)

Guarantees of Floating Rate Senior Notes due 2010(2)	N/A(3)	(3)	(3)	(3)

Guarantees of 5.875% Senior Notes due 2012(2)	N/A(3)	(3)	(3)	(3)

Guarantees of 6.300% Senior Notes due 2017(2)	N/A(3)	(3)	(3)	(3)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)
See inside facing page for additional registrant guarantors.

(3)
Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for guarantees.

(4)
Previously paid.

          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Exact Name of Registrant Guarantor as Specified in its Charter	State or Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant Guarantor's Principal Executive Offices
Capmark Capital Inc.	Colorado	84-0916496	1801 California Street, S-3900 Denver, CO 80202
Capmark Finance Inc.	California	23-2413444	116 Welsh Road Horsham, PA 19044-8015
Capmark Investments LP	Delaware	23-3057999	116 Welsh Road Horsham, PA 19044-8015
Commercial Equity Investments, Inc.	Pennsylvania	23-2844153	116 Welsh Road Horsham, PA 19044-8015
Crystal Ball Holding of Bermuda Limited	Bermuda	Not Applicable	Canon's Court 22 Victoria Street Hamilton, HM12 Bermuda
Mortgage Investments, LLC	Delaware	20-3376319	116 Welsh Road Horsham, PA 19044-8015
Net Lease Acquisition LLC	Delaware	20-2829658	1801 California Street, S-3900 Denver, CO 80202
SJM CAP, LLC	Delaware	56-2380862	116 Welsh Road Horsham, PA 19044-8015

SUBJECT TO COMPLETION, DATED MARCH 14, 2008

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Capmark Financial Group Inc.

Offer to Exchange

        $830,000,000 principal amount of its Floating Rate Senior Notes due 2010, $1,200,000,000 principal amount of its 5.875% Senior Notes due 2012 and $500,000,000 principal amount of its 6.300% Senior Notes due 2017, each of which has been registered under the Securities Act of 1933, for any and all of its outstanding Floating Rate Senior Notes due 2010, 5.875% Senior Notes due 2012 and 6.300% Senior Notes due 2017, respectively.

        We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

  •
  The exchange offer expires at 12:00 a.m. midnight, New York City time, on April     , 2008, unless extended. We do not currently intend to extend the expiration date.

  •
  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Results of the Exchange Offer

        The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market.

        All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

        See "Risk Factors" beginning on page 29 for a discussion of certain risks that you should consider before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The date of this prospectus is                        , 2008

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date on the front of this prospectus.

SUMMARY

        The following is a summary of information contained in this prospectus and may not contain all of the information that is important to you. You should read this entire prospectus, including the audited consolidated financial statements and accompanying notes, before making a decision to tender your outstanding notes in the exchange offer. As used in this prospectus, the terms "Capmark," "our company," "we," "our" and "us" refer to Capmark Financial Group Inc. and its subsidiaries as a consolidated group, except in the discussion under the headings "Description of Other Indebtedness," "Description of the Notes" and in other places where it is clear that the terms mean only Capmark Financial Group Inc. For an explanation of certain terms appearing in this prospectus that are commonly used in the commercial real estate finance industry, see "Glossary of Industry Terms" beginning on page A-1 of this prospectus. As further described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Consolidated Results," information contained in this prospectus setting forth consolidated results for the year ended December 31, 2006 presents a mathematical combination of predecessor and successor results for portions of that period. Although this presentation presents a period that differs from those periods presented in our GAAP financial statements, we believe it provides the most meaningful comparison of our consolidated results for the years ended December 31, 2007 and 2005 with the year ended December 31, 2006 because it allows us to compare our consolidated results over equivalent periods of time.

        This prospectus includes market and industry data that we have prepared based, in part, upon industry publications and surveys. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon in those sources. Unless otherwise indicated, all information contained in this prospectus concerning our market position and market share within our industry is based upon data published by the Mortgage Bankers Association, an industry trade group.

Our Company

Company Overview

        We are a leading commercial real estate finance company that operates in North America, Asia and Europe in three core business lines: commercial real estate lending and mortgage banking; investments and funds management; and servicing. As commercial real estate finance specialists, we provide our borrowers, investors and other customers with a broad range of commercial real estate financial products and services, which we strive to tailor to our customers' particular needs. As of December 31, 2007, we had over 2,000 employees located in 57 offices worldwide.

        We originated $29.2 billion and $29.9 billion in aggregate principal amount of financing during the years ended December 31, 2007 and 2006, respectively. Our global primary, master and special servicing portfolio included over 55,000 loans with an aggregate outstanding principal balance of $371.7 billion as of December 31, 2007 compared to $310.9 billion as of December 31, 2006. Real estate related assets under management grew to approximately $10.3 billion as of December 31, 2007 compared to $9.8 billion as of December 31, 2006. During the years ended December 31, 2007 and 2006, we earned net revenue of $1.2 billion and $1.1 billion, respectively, and net income of $280.3 million and $156.6 million, respectively. As of December 31, 2007, our total assets were $23.3 billion and our stockholders' equity was $2.5 billion. Non-performing assets were 0.9% and 0.5% of total assets as of December 31, 2007 and 2006, respectively.

        We are a leading originator of commercial real estate loans, by principal amount, in North America and a leading investment manager and sponsor of real estate related investment funds and commercial real estate collateralized debt obligations, or "CDOs." Currently, we manage a total of 35 private funds, separate accounts and CDOs.

        In addition, we have achieved a number of market leading positions in the lines of business in which we operate. We were, as of or for the year ended December 31, 2007:

  •
  the third largest primary and master servicer of commercial real estate loans, by principal amount, in the United States;

  •
  the fourth largest servicer of commercial mortgage loans, by principal amount, for the Federal Home Loan Mortgage Corporation, or "Freddie Mac," as a Multifamily Program Plus seller/servicer and for The Federal National Mortgage Association, or "Fannie Mae";

  •
  the largest servicer of commercial mortgage loans that qualify for insurance through the Federal Housing Administration, or the "FHA," and the Government National Mortgage Association, or "Ginnie Mae," by principal amount; and

  •
  the largest originator of multifamily commercial mortgage loans, by principal amount, for Freddie Mac.

Our Business Segments

        For management reporting purposes, we conduct our commercial real estate lending and mortgage banking, investments and funds management and servicing businesses through six business segments that are organized based on geography and the type of business conducted. The following table presents income before income tax provision for each of these business segments for the periods indicated. You should read the information in this table in conjunction with the information included in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Segment Results."

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Income Before Income Tax Provision:
North American Lending and Mortgage Banking	$170.4	$343.2	$325.0
North American Investments and Funds Management	149.5	143.6	180.7
North American Servicing	192.1	154.5	122.6
Asian Operations	106.4	104.3	95.0
European Operations	35.5	(23.2)	22.1
North American Affordable Housing	2.4	(272.1)	(113.8)
Corporate and Other(1)	(209.2)	(234.5)	(223.9)

Consolidated amount	$447.1	$215.8	$407.7

Note:

(1)
Our six reportable business segments do not include our corporate administrative and support functions or certain immaterial businesses. We also do not allocate income taxes to our segments or include in our segment reporting the adjustments required by push down accounting, which were recorded on March 23, 2006 in connection with the acquisition of our company by an investor group, or any other eliminations, reclassifications or adjustments that are made to conform management's segment reporting to our consolidated financial statements. These items are included in the table above as "Corporate and Other."

North American Lending and Mortgage Banking

        Our North American Lending and Mortgage Banking segment provides borrowers with a broad range of financial products that may be used to finance most types of commercial properties. We are one of the largest commercial real estate lenders in North America in terms of principal amount of financing arranged. We source new lending opportunities through our commercial mortgage banking network in the United States, which has more than 26 offices located in 18 states, and through our existing relationships with property owners and developers and other third parties in the United States.

        We originate loans and arrange other forms of financing covering a broad spectrum of asset classes both for our own account and for sale to government sponsored enterprises, or "GSEs," and other third parties, such as insurance companies and major financial institutions, for whom we act as a correspondent lender. Many of our proprietary loans are made by Capmark Bank, our wholly-owned industrial bank. In past years, we have reduced the principal risk associated with our North American proprietary lending activities by monetizing a significant portion of the financing that we originate through securitizations, syndications, participations and other sales. We have ceased originating loans in Canada and are in the process of winding down our Canadian operations as of year-end 2007 to focus our North American Lending and Mortgage Banking business on opportunities in the U.S. markets.

North American Investments and Funds Management

        Our North American Investments and Funds Management segment focuses on the sponsorship and management of real estate debt and equity funds, as well as the management of our own real estate debt and equity investments. We manage 35 private funds, separate accounts and commercial real estate collateralized debt obligations, or "CDOs," having raised aggregate third party capital commitments of $10.0 billion for current funds and CDOs through December 31, 2007. We earn recurring management fees based, in part, on the amount of third-party assets under our management, or in the case of certain funds that we manage, on the amount of capital commitments from fund investors during the commitment period. In addition, we are entitled to receive incentive fees that are calculated based on returns generated by those investments if certain thresholds are achieved. For the years ended December 31, 2007 and 2006, we earned $91.7 million and $57.5 million, respectively, of aggregate management fees from third parties. As of December 31, 2007, the segment had approximately $10.3 billion of assets under management, which is comprised of approximately $9.3 billion of investments that were made with third party capital and approximately $1.0 billion of investments that were made with our own capital.

        Our investment approach focuses on targeting appropriate risk adjusted investment opportunities for investors across a broad range of real estate related investments. We identify these investment opportunities by leveraging our commercial real estate lending and mortgage banking activities as well as our existing relationships with third party developers and commercial real estate participants.

North American Servicing

        Our North American Servicing segment carries out primary, master and special servicing activities for commercial real estate loans that are originated by us or by third parties and for securitized loan pools in North America. As of December 31, 2007, our North American servicing portfolio included over 42,400 loans with an aggregate outstanding principal balance of $293.9 billion, making us one of the largest servicers of commercial real estate loans in North America.

        Our primary and master servicing operations in the United States have received the highest primary and master servicer ratings from S&P and DBRS and the second highest primary and master servicer ratings from Fitch. We are also an approved servicer of loans for Fannie Mae, Freddie Mac, Ginnie Mae and the FHA. Our servicing activities also provide us with an important source of recurring fee-based income, including servicing fees and trust fees that we earn on escrow balances for loans that we service. Our special servicing operations provide us with an opportunity to earn counter-cyclical income during market downturns and has received the highest U.S. special servicer ratings from S&P and Fitch.

Asian Operations

        Our Asian Operations segment carries out a range of commercial real estate finance activities that leverages the experience and expertise that we have gained in our North American operations and provides us with a geographically diverse source of income. The segment currently focuses on making real estate equity investments, acquiring portfolios of non-performing and under-performing commercial and residential real estate loans and originating and servicing commercial real estate loans. Our Asian operations have historically focused on the Japanese real estate market but in recent years have expanded to other Asian markets on an opportunistic basis. As of December 31, 2007, approximately 87% of the segment's assets were located in Japan and the segment's Japanese operations accounted for approximately 81% and 84% of the segment's total revenue for the years ended December 31, 2007 and 2006, respectively. As of December 31, 2007, we have invested more than $2.2 billion in non-performing and under-performing loans and made $1.5 billion in real estate equity investments in Japan. We were the first licensed third-party loan servicer in Japan and had a primary servicing portfolio of over 11,700 loans with an outstanding principal balance of $18.4 billion as of December 31, 2007. We plan to significantly reduce our proprietary Asian lending to concentrate on building an Asian investment management platform and expanding our servicing business.

European Operations

        Our European Operations segment has conducted a range of commercial real estate finance activities in Ireland, the United Kingdom and selected countries in Continental Europe, primarily through Capmark Bank Europe p.l.c., an Irish bank with lending authority throughout Europe. With offices located in Ireland, the United Kingdom and Germany, our European Operations segment originated $2.6 billion and $4.0 billion of loans during the years ended December 31, 2007 and 2006, respectively. This segment also makes real estate equity investments. As of December 31, 2007, the segment had a primary, master and special servicing portfolio that included over 900 loans with an aggregate outstanding principal balance of $59.4 billion. We plan to significantly reduce our proprietary European lending to concentrate on growing our European investment management platform and expanding our servicing business.

North American Affordable Housing

        Our North American Affordable Housing segment manages low income housing tax credit, or "LIHTC," equity investments on behalf of third-party investors. We have previously aggregated LIHTC investments into funds and sold equity in those funds to tax credit investors. These funds generate a return or yield to the investors based on their purchase price over the life of the tax credits. In many cases, we have provided guaranteed yields to these investors, which has created a liability for us. As of December 31, 2007, we managed LIHTC funds with over $2.6 billion of invested and committed capital, $1.9 billion of which was in guaranteed funds. We are not originating new LIHTC equity investments and have restructured this segment to focus on LIHTC fund management on behalf of investors and on the syndication to investors of our existing inventory of LIHTC investments.

        In the first quarter of 2007, we sold a majority of the assets of our Affordable Debt platform to affiliates of Citigroup Inc. for approximately $500 million in cash and the assumption of approximately $700 million of secured indebtedness in a transaction that resulted in an after-tax gain of $40.1 million ($65.3 million on a pre-tax basis). In the fourth quarter of 2007, we transferred the managing member and general partnership interests and related management obligations for four non-guaranteed LIHTC funds to investors in those funds. In December 2007 and January 2008, we transferred general partnership interests and related management obligations for an additional thirteen non-guaranteed LIHTC funds to a third party. We will consider future opportunities to transfer management obligations or yield guarantee obligations or otherwise reduce the size of our LIHTC business.

Our Competitive Strengths

        We believe that we possess a number of strengths that differentiate us from other commercial real estate finance companies and provide us with significant competitive advantages. These strengths include the following:

  •
  Broad and Integrated Business.  We believe that the depth and breadth of the commercial real estate financial products and services that we offer provide us with sources of business opportunities and make us a strong competitor. Our business:

  •
  is vertically integrated, spanning commercial real estate lending and mortgage banking; investments and funds management; and servicing;

  •
  benefits from the significant origination capabilities of our commercial mortgage banking network and is supported by multiple lending platforms that cover a wide range of real estate asset classes;

  •
  has extensive structuring and capital markets expertise; and

  •
  is geographically diverse.

  We operate in an integrated manner that allows us and our customers to benefit from our broad capabilities in a variety of ways. In particular:

    •
    our vertically integrated capabilities allow us to better satisfy our customers' specific needs and to capture value at multiple stages in a commercial real estate financing transaction;

    •
    our broad product offerings allow us to handle a wide range of customer needs, by providing financing at multiple levels of a capital structure and for most commercial property types at any stage of development; and

    •
    our extensive origination network and investment approval processes enable us to share operating practices, customer leads and market intelligence across our company, which we believe increases business opportunities, informs our credit decision process and enhances the efficiency of our operations and the execution of our transactions.

  •
  Diversified Business Model.  We believe that the diversity of our business model adds stability to our financial performance and helps reduce our exposure to adverse industry developments. In particular:

  •
  our income consists of a balance of net interest income earned on our loan portfolio and our investment securities and noninterest income, including fee-based income that we earn in connection with our lending and mortgage banking, investments and funds management and servicing activities and gains that we recognize in connection with the sale of real estate related assets, net of valuation charges on our portfolio; a portion of our income is generated from activities outside the United States;

    •
    certain of our business activities, such as special servicing, provide us with opportunities to earn income that are inversely correlated to conditions in the commercial real estate market;

    •
    our balance sheet is diversified in terms of geography, real estate asset class and individual credit exposure; as of December 31, 2007, our average loan size was $10.9 million, our maximum single credit exposure was $414.2 million and no single U.S. metropolitan statistical area, or "MSA," or non U.S. geographic MSA equivalent accounted for more than 7.9% of our loan portfolio; and

    •
    our capital markets expertise gives us the capability to monetize certain of our assets through asset sales, including syndications, participations and securitizations, which helps us manage principal risk and provides us with important sources of liquidity.

  •
  Industry Leader with Established Relationships.  We are an established leader in the commercial real estate finance sector and have developed significant relationships with leading firms in various industries that provide us with ongoing sources of business in the following key areas:

  •
  Originations. These include relationships with GSEs, such as Freddie Mac and Fannie Mae, governmental agencies such as the FHA and the Department of Housing and Urban Development, or "HUD," and with other institutions, such as insurance companies and major international banks, that rely on correspondent lenders such as us to originate and service substantial volumes of loans.

  •
  Lending. We have relationships with major property owners and developers and other third parties that frequently require financing for real estate projects, as well as other commercial and industrial companies that require funding for their commercial real estate projects.

  •
  Investments. Our customers include large institutional investors and borrowers that actively make debt and equity real estate investments and seek partners to support their investment strategies.

  •
  Liquidity. We have also established relationships with both domestic and international financial institutions and notes investors that currently provide us with access to important sources of funding. We believe these relationships also provide an important foundation for the future growth of our business.

  •
  Substantial Fee-Based Income Streams.  In addition to net interest income from our loan portfolio and investment securities, we earn recurring fee-based income from our three business lines that provides us with a diversified base of cash flow. This fee-based income includes recurring primary and master servicing fees for servicing loans arranged by our company and others and securitized loan pools, investment management fees that we earn based, in part, on the amount of third party capital that we manage, trust fees that we earn on escrow balances for loans that we service in North America, special servicing and asset administration fees with respect to defaulted loans, which tend to increase during slow downs in the commercial real estate market, and various origination, brokerage and investment banking fees that, although transaction based, contribute significantly to our income.

  •
  Focus on Credit and Underwriting Risk Management.  We have established a credit and underwriting risk management framework and governance processes and procedures focused on establishing, on a company-wide basis and within each of our business segments, defined risk limits and tolerances designed to monitor and limit the risks inherent in our financing activities. Oversight of our credit and underwriting risk management is carried out by members of our senior management, our credit, market risk management, internal audit and law departments and various committees and risk managers who are independent of our business units. We also utilize a number of lending and hedging structures and securitization techniques that are intended to minimize our exposure to various risks while permitting us to retain a significant portion of the returns generated by our business activities.

  •
  Experienced Management Team with Substantial Ownership Interest.  Our executive officers have an average of more than 21 years of experience in the financial services industry. In addition, the members of our senior management that head our six business segments have been employed by our company or our predecessor companies for more than seven years on average. We believe that the experience of our executive officers and senior management will enhance our ability to profitably grow our business. Since we were acquired by an investor group on March 23, 2006, our employees and directors have invested over $100 million in our company's common stock and now own approximately 5% of our common stock.

Our Strategy

        Our goal is to continue to profitably grow our business and to strengthen our position as a leading commercial real estate finance company. In pursuit of this goal, we have adopted the following strategies:

  •
  Allocate Capital Effectively.  Allocating capital effectively is essential for optimizing the performance of a commercial real estate finance company. We have developed an economic capital model that we use to quantify the amount of equity capital needed to support the activities of our business lines, and we assess the performance of those business lines based on their ability to generate returns commensurate with the capital employed. Using this strategy, we allocate our capital to businesses that offer attractive risk-adjusted returns and reduce the amount of capital allocated to less attractive business opportunities. In recent years, this strategy has led to: a repositioning of our balance sheet that has resulted in our investing in lower risk assets; subject to market conditions, carrying assets on our balance sheet for shorter periods of time and increasing asset sales, including syndications, participations and securitizations, and disposing of or closing certain of our operations.

  •
  Emphasize Businesses with Higher Growth Potential and Higher Risk-Adjusted Returns.  We are committed to focusing our resources on those businesses and markets that offer opportunities for growth and attractive risk-adjusted returns on equity. In connection with this strategy, we expect to:

  •
  manage our lending and mortgage banking business in key markets to focus on opportunities that can generate attractive risk adjusted returns under existing market conditions and provide a significant source of servicing rights; and

  •
  continue growing our investments and funds management business, which provides us with opportunities to earn recurring management fees and benefit from appreciation in real estate values.

        We also expect to deemphasize certain of our businesses or products that do not meet our performance thresholds or that are not important to our strategy.

  •
  Prudently Manage Expenses.  During late 2006 and early 2007, we completed a corporate wide expense reduction program intended to reduce our costs and enhance operating efficiencies. Program initiatives included, among others, changing our employee compensation programs to better align pay with performance, consolidating office facilities, reducing our staffing levels, reviewing and renegotiating certain vendor contracts and disposing of certain less profitable operations. Total adjusted noninterest expense (as defined on page 26) was $618.1 million for the year ended December 31, 2007 as compared to $886.8 million for the year ended December 31, 2005, a reduction equal to $268.7 million as a result of such actions. We expect to continue our focus on expense management and operational efficiency.

  •
  Emphasize Risk Management Culture.  We will continue to actively manage the risks of our business while preserving our ability to achieve attractive returns. We reduce the principal risk associated with our lending activities through asset sales, including syndications, participations and securitizations, and other risk reduction techniques, while maintaining and expanding relationships with our borrowers. We intend to continue to emphasize and develop risk management strategies that continue to diversify our balance sheet; maintain a broad and deep array of funding sources; and maintain separate origination, underwriting, credit approval, asset management and asset sale processes so that sequential components of a transaction's lifecycle are managed independently.

  •
  Diversify and Develop Additional Funding Sources.  We have obtained investment grade credit ratings for our senior unsecured long-term debt, which has enabled us to obtain a $5.5 billion senior credit facility and successfully execute, in May 2007, a $2.55 billion issuance of outstanding notes. In addition to unsecured funding capacity, we utilize syndications, participations, loan sales, securitizations and bank deposits to enhance our liquidity. This allows us to fund a wide variety of assets, and may reduce the impact that dislocation in any single funding market may have on our business. We have also established other unsecured and secured borrowing relationships with a number of lenders inside and outside the United States and intend to pursue other financing opportunities, including in the debt capital markets, to the extent market conditions permit. We also have access to short and long term comparatively inexpensive deposit funding, and access to Federal funding programs through our subsidiary, Capmark Bank. Given the importance of financing to our businesses, we are committed to maintaining our investment grade rating profile.

  •
  Leverage Our Resources Internationally.  Our proficiencies and experience extend across the spectrum of the lending and mortgage banking, investments and funds management and servicing sectors of the commercial real estate finance industry. This skill set has enabled us to continue to innovate and remain an industry leader in a rapidly evolving marketplace and to extend our reach into Asia and Europe.

The Sponsor Transactions

        Prior to March 23, 2006, we were an indirect wholly-owned subsidiary of GMAC LLC, formerly known as General Motors Acceptance Corporation, which we refer to (together with its subsidiaries unless the context indicates otherwise) as "GMAC." On March 23, 2006, an investor entity owned by affiliates of Kohlberg Kravis Roberts & Co. L.P., Five Mile Capital Partners LLC, Goldman Sachs Capital Partners and Dune Capital Management LP, which we refer to as our "Sponsors," acquired a controlling equity stake in our company from a subsidiary of GMAC. In connection with the acquisition:

  •
  an affiliate of our Sponsors, GMACCH Investor LLC, which we refer to as our "Sponsor stockholder," acquired outstanding shares of our common stock from GMAC for approximately $1.5 billion in cash;

  •
  our employees purchased shares of our common stock for cash and, in many cases, we granted employees time-based and performance-based stock options;

  •
  we obtained an investment grade rating for our senior unsecured long-term debt from each of Moody's, S&P and Fitch and entered into a $5.5 billion senior credit facility, which we refer to as our "senior credit facility," and a $5.25 billion bridge loan, which we refer to as our "bridge loan" (of which approximately $1.7 billion remained outstanding as of December 31, 2007);

  •
  we issued approximately $250 million in aggregate principal amount of Floating Rate Junior Subordinated Debentures due 2046, which we refer to as our "junior subordinated debentures," to Capmark Trust, a Delaware statutory trust, which in turn issued $250 million in aggregate liquidation amount of Floating Rate Trust Preferred Securities, or "trust preferred securities," to GMAC in exchange for the reduction of an equivalent amount of indebtedness that we owed GMAC at the time;

  •
  we used borrowings under our senior credit facility and our bridge loan to repay $7.1 billion in aggregate principal amount of indebtedness that we owed GMAC, representing the balance of the indebtedness that we owed GMAC at the time; and

  •
  we changed our name from GMAC Commercial Holding Corp. to Capmark Financial Group Inc. so that we now conduct our business under the "Capmark" brand name.

        We refer to these transactions collectively in this prospectus as the "Sponsor Transactions." As a result of the Sponsor Transactions and subsequent issuances of our common stock, as of December 31, 2007 our Sponsor stockholder owned approximately 74% of our outstanding common stock, our employees and directors owned approximately 5% of our outstanding common stock and GMAC owned approximately 21% of our outstanding common stock. Other than with respect to legacy guarantees of some of our outstanding obligations and the contractual arrangements entered into by us, our Sponsor stockholder and GMAC in connection with the Sponsor Transactions, as described under "Certain Relationships and Related Person Transactions," the only remaining financial involvement of GMAC in our company consists of its investment in our common stock and its ownership of $250 million liquidation amount of trust preferred securities that are funded with our junior subordinated debentures.

        We accounted for the Sponsor Transactions as a purchase, which required that the cost basis of our Sponsor stockholder and employees and directors in our assets and liabilities be "pushed down" into our consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Consolidated Results."

The Exchange Offer

        In this prospectus, the term "outstanding 2010 floating rate notes" refers to the outstanding Floating Rate Senior Notes due 2010, the term "outstanding 2012 fixed rate notes" refers to the outstanding 5.875% Senior Notes due 2012 and the term "outstanding 2017 fixed rate notes" refers to the outstanding 6.300% Senior Notes due 2017, each of which were issued on May 10, 2007 and all of which are referred to collectively as the "outstanding notes." The term "outstanding fixed rate notes" refers collectively to the outstanding 2012 fixed rate notes and the outstanding 2017 fixed rate notes. The term "exchange 2010 floating rate notes" refers to the Floating Rate Senior Notes due 2010, the term "exchange 2012 fixed rate notes" refers to the 5.875% Senior Notes due 2012 and the term "exchange 2017 fixed rate notes" refers to the 6.300% Senior Notes due 2017, each as registered under the Securities Act of 1933, as amended (the "Securities Act"); and all of which are referred to collectively as the "exchange notes." The term "exchange fixed rate notes" refers collectively to the exchange 2012 fixed rate notes and the exchange 2017 fixed rate notes. The term "notes" refers collectively to the outstanding notes and exchange notes.

        On May 10, 2007, Capmark Financial Group Inc. issued $850 million aggregate principal amount of outstanding 2010 floating rate notes, $1.2 billion aggregate principal amount of outstanding 2012 fixed rate notes, and $500 million aggregate principal amount of outstanding 2017 fixed rate notes in a private offering.

General	In connection with the private offering, Capmark Financial Group Inc. and the subsidiary guarantors of the outstanding notes entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to use their reasonable best efforts to have the registration statement covering the exchange to be declared effective on or prior to the date 390 days after the date of original issuance of the outstanding notes (or, in the case of a shelf registration statement, the date that is 120 days following the request by holders) and to complete the exchange offer within 420 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:
	•	the exchange notes have been registered under the Securities Act;
	•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and
	•	the liquidated damages provision of the registration rights agreement is no longer applicable.
The Exchange Offer	We are offering to exchange:
	•	$830 million aggregate principal amount of exchange 2010 floating rate notes for any and all of our outstanding 2010 floating rate notes;
	•	$1.2 billion aggregate principal amount of exchange 2012 fixed rate notes for any and all of our outstanding 2012 fixed rate notes; and

	•	$500 million aggregate principal amount of exchange 2017 fixed rate notes for any and all of our outstanding 2017 fixed rate notes.
You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Resale
Based on an interpretation by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	you are acquiring the exchange notes in the ordinary course of your business; and
	•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."
Any holder of outstanding notes who:
	•	is our affiliate;
	•	does not acquire exchange notes in the ordinary course of its business; or
	•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, on April , 2008, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal
You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes
If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
	•	you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;
	•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
	•	you are acquiring the exchange notes in the ordinary course of your business; and
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC's Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Effect on Holders of Outstanding Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes in accordance with the terms of the exchange offer, we and the subsidiary guarantors of the notes will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the applicable indenture, except we and the subsidiary guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the outstanding notes or the payment of additional interest under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we and the subsidiary guarantors of the notes do not currently anticipate that we or they will register the outstanding notes under the Securities Act.
United States Federal Income Tax Consequences
The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "United States Federal Income Tax Consequences of the Exchange Offer."
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See "Use of Proceeds."
Exchange Agent
Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent."

The Exchange Notes

        The following summary describes the principal terms of the exchange notes. For a more detailed description, see "Description of the Notes." The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Capmark Financial Group Inc.
Notes Offered	$830,000,000 aggregate principal amount of exchange 2010 floating rate notes.
$1,200,000,000 aggregate principal amount of exchange 2012 fixed rate notes.
$500,000,000 aggregate principal amount of exchange 2017 fixed rate notes.
Maturity Dates
The exchange 2010 floating rate notes will mature on May 10, 2010 unless redeemed earlier by us. The exchange 2012 fixed rate notes will mature on May 10, 2012 unless redeemed earlier by us. The exchange 2017 fixed rate notes will mature on May 10, 2017 unless redeemed earlier by us. See "Description of the Notes—Optional Redemption."
Interest
The exchange 2010 floating rate notes will bear interest at a variable rate reset for each interest period based on three month LIBOR plus 0.650% as described under the heading "Description of the Notes—General—Floating Rate Notes." The exchange 2012 fixed rate notes will bear interest at a rate of 5.875% per year. The exchange 2017 fixed rate notes will bear interest at a rate of 6.300% per year.

The interest rate applicable to the exchange notes will be subject to adjustment from time to time if the debt rating applicable to the exchange notes is downgraded under the circumstances described under the heading "Description of the Notes—Interest Rate Adjustment." These adjustments will no longer be applicable if the exchange notes are rated above a certain rating threshold. See "Description of the Notes—Interest Rate Adjustment."
Interest Payment Dates
We will pay interest quarterly on the exchange 2010 floating rate notes on February 10, May 10, August 10 and November 10 of each year. We will pay interest semi annually on the exchange fixed rate notes on May 10 and November 10 of each year. Interest will accrue from the last interest payment date of the outstanding notes.

Guarantees
The exchange notes will be fully and unconditionally guaranteed, on a joint and several basis, by certain of our domestic subsidiaries and one of our Bermudian subsidiaries, each of which subsidiary guarantor is a guarantor of our obligations under our bridge loan, our senior credit facility and our outstanding notes. Each guarantee will be a senior unsecured obligation of the subsidiary guarantor.
Ranking	The exchange notes will be:
	•	senior unsecured obligations of ours;
	•	equal in ranking with all of our existing and future senior unsecured indebtedness;
	•	senior to our indebtedness that is subordinated to the exchange notes; and
	•	effectively subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the exchange notes.

Similarly, the guarantees of the exchange notes will be senior unsecured obligations of the subsidiary guarantors, and each guarantee of a subsidiary guarantor will rank equally with all of the other senior unsecured indebtedness of the subsidiary guarantor, will rank senior to indebtedness of the subsidiary guarantor that is subordinated to the guarantee and will be effectively subordinated to any indebtedness and other liabilities of our subsidiaries that do not guarantee the exchange notes. See Note 29 to our audited consolidated financial statements included elsewhere in this prospectus for information regarding the amount of the indebtedness and other liabilities of the non-guarantor subsidiaries, all of which will be structurally senior to the exchange notes and the related guarantees.

Secured debt that we or a subsidiary guarantor may incur in the future and all other secured obligations of Capmark Financial Group Inc. or the subsidiary guarantors in effect from time to time will be effectively senior to the exchange notes and the related guarantees to the extent of the value of the assets securing such debt. As of December 31, 2007, Capmark Financial Group Inc. had approximately $7.4 billion of outstanding indebtedness, all of which was senior indebtedness and none of which was secured, and the subsidiary guarantors had approximately $4.6 billion of indebtedness outstanding and other liabilities (including intercompany indebtedness), $662.6 million of which was secured.

Optional Redemption
The exchange 2010 floating rate notes are not redeemable prior to November 10, 2008. Thereafter, we may redeem the exchange 2010 floating rate notes in whole or in part on any interest payment date at a price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date. We may redeem the exchange fixed rate notes, in whole at any time or in part from time to time, at our option on not less than 30 nor more than 60 days' notice, subject to the payment of a make whole premium, if any, as described under the heading "Description of the Notes—Optional Redemption."
Repurchase of Notes Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to any series of exchange notes (which involves the occurrence of both a Change of Control and a downgrade of the ratings of the notes of a particular series below investment grade by Moody's, S&P and Fitch), we will be required to make an offer to the holders of exchange notes of that series to purchase their exchange notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Covenants—Change of Control."
Additional Issuances
We may from time to time, without notice to or the consent of the holders of the exchange notes, issue additional notes that may be consolidated and form a single series with any of the series of notes subject to the exchange offer. Any additional notes that are issued and become part of an existing series of outstanding notes or exchange notes will have the same terms as the outstanding notes or exchange notes of the series, as the case may be (other than the purchase price and issue date).
No Public Market
The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Risk Factors
You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the heading "Risk Factors."

        Our principal executive offices are located at 411 Borel Avenue, Suite 320, San Mateo, California 94402 and our telephone number at that location is (650) 572-6600. We were incorporated in the State of Nevada on April 17, 1998. Our website is located at www.capmark.com. The information on our website is not part of this prospectus and is not being incorporated by reference in this document.

Summary Ownership Structure

        The following chart summarizes our ownership structure.

Notes:

(1)
Although we own all of the outstanding common securities that have been issued by Capmark Trust, we do not consolidate the trust as a subsidiary in our financial statements due to the fact that we are not considered to be the primary beneficiary of the trust.

(2)
The notes are fully and unconditionally guaranteed, on a joint and several basis, by certain of our domestic subsidiaries and one of our Bermudian subsidiaries. These subsidiaries are also guarantors of our obligations under our bridge loan and our senior credit facility.

(3)
The notes are not guaranteed by any of our other subsidiaries. Some of our subsidiaries that do not guarantee the notes are borrowers under our senior credit facility or borrowers or guarantors under our other financing arrangements. See "Description of Other Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements and Other Funding Sources."

(4)
For financial information concerning Capmark Financial Group Inc., the subsidiary guarantors as a group and the non-guarantor subsidiaries as a group, see Note 29 to our audited consolidated financial statements included elsewhere in this prospectus.

About Our Sponsors

        Established in 1976, Kohlberg Kravis Roberts & Co. L.P., or "KKR," is a leading global alternative asset manager. The core of KKR's franchise is sponsoring and managing funds that make private equity investments in North America, Europe, and Asia. Throughout its history, KKR has brought a long-term investment approach to portfolio companies, focusing on working in partnership with management teams and investing for future competitiveness and growth. Additional funds that KKR sponsors include KKR Private Equity Investors, L.P. (NYSE Euronext Amsterdam: KPE), a permanent capital fund that invests in KKR-identified investments; and two credit strategy funds, KKR Financial Holdings LLC (NYSE: KFN) and the KKR Strategic Capital Funds, which make investments in debt transactions. KKR has offices in New York, Menlo Park, San Francisco, London, Paris, Hong Kong, and Tokyo.

        Five Mile Capital Partners LLC, or "Five Mile Capital Partners," is a leading alternative investment management company headquartered in Stamford, Connecticut. Established in February 2003, Five Mile Capital Partners manages funds that invest in equity, financial assets, debt and structured products within the financial services industry. Five Mile Capital Partners currently manages in excess of $2.7 billion of capital for institutional investors.

        Goldman Sachs is a global leader in private equity and mezzanine investing. Since 1986, Goldman Sachs, through its Goldman Sachs Capital Partners and Goldman Sachs Mezzanine Partners family of funds, has raised over $67 billion for equity and mezzanine investments and has invested in over 700 companies worldwide in a broad range of industries. GS Capital Partners V was formed in April 2005 with total committed capital of $8.5 billion. Goldman Sachs Capital Partners seeks long-term capital appreciation by committing equity to high-quality companies with superior management.

        Dune Real Estate Fund LP and Dune Real Estate Parallel Fund LP, which we collectively refer to as the "Dune Funds," are investment funds that were formed to make opportunistic investments in a broad range of real estate related assets, portfolios, joint ventures and operating companies worldwide. The investment strategy of the Dune Funds is carried out through a broad range of investment structures including debt, mezzanine equity, preferred equity and equity investments in real estate and real estate related asset classes, such as office, retail, residential, industrial, hospitality and land development. The Dune Funds are managed by Dune Capital Management LP, an investment management firm based in New York.

SUMMARY FINANCIAL INFORMATION AND OTHER DATA

        The following tables set forth our summary historical consolidated financial data as well as other operating data. You should read the following data in conjunction with information included under "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus.

Summary Historical Consolidated Financial and Other Data

        The summary historical financial data in the table below as of and for the 81 days ended March 22, 2006 and the year ended December 31, 2005 have been derived from our audited predecessor consolidated financial statements included elsewhere in this prospectus. Our predecessor consolidated financial statements have been prepared using our historical basis of accounting. In connection with the Sponsor Transactions, we were required to revalue our assets and liabilities as of March 23, 2006 using "push down" accounting as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Consolidated Results." The summary historical financial data in the table below as of and for the year ended December 31, 2007 and as of and for the 284 days ended December 31, 2006 have been derived from our audited successor consolidated financial statements included elsewhere in this prospectus, which have been prepared after applying the push down method of accounting.

	Successor
			Predecessor
	Year Ended December 31, 2007
		284 Days Ended December 31, 2006	81 Days Ended March 22, 2006	Year Ended December 31, 2005
	(in millions of U.S. dollars, except shares and per share data)
Income Statement Data:
Net interest income	$336.7	$242.2	$81.5	$433.9
Net gains	12.6	68.9	48.4	317.7
Fee and investment income	895.5	686.6	88.2	761.7
Net revenue	1,212.1	924.2	217.1	1,470.5
Compensation and benefits expense	414.5	366.9	129.0	585.4
Other noninterest expense(1)	474.9	403.3	91.9	535.1
Income (loss) before minority interest and income tax provision	322.7	154.0	(3.8)	350.0
Income before income tax provision	447.1	207.3	8.5	407.7
Net income	$280.3	$144.1	$12.5	$294.8
Net income per share data(2)
Basic net income per share
Net income per share	$0.65	$0.33	$0.03	$0.71
Weighted average shares outstanding (in millions)	433.1	431.9	412.8	412.8
Diluted net income per share
Net income per share	$0.65	$0.33	$0.03	$0.71
Weighted average shares outstanding (in millions)	434.3	432.0	412.8	412.8

	Successor		Predecessor
	December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Balance Sheet Data:
Cash and cash equivalents(3)	$1,436.8	$575.3	$494.1
Investment securities(4)	1,135.4	2,040.3	2,937.3
Loans, net(5)	14,675.5	11,645.5	12,496.0
Total assets	23,264.4	20,956.5	20,450.9
Short-term borrowings	3,832.6	2,708.3	9,037.2
Long-term borrowings	8,307.7	8,966.9	2,571.2
Deposit liabilities	5,552.6	2,902.0	4,179.2
Mezzanine equity(6)	102.4	102.3	—
Stockholders' equity	2,506.6	2,229.2	1,996.6
	Successor				Predecessor
	Year Ended December 31,
	2007		2006		2005
Financial Data:
Adjusted efficiency ratio(7)	52.4%		60.0%		58.6%
Ratio of net charge-offs to average loans(8)	0.6	x	0.1	x	0.3	x
Ratio of earnings to fixed charges(9)	1.39	x	1.26	x	1.61	x
	Successor				Predecessor
	December 31,
	2007		2006		2005
Ratio of adjusted debt to adjusted equity(10)	5.9	x	5.1	x	7.2	x
Ratio of non-performing assets to total loans and foreclosed real estate(11)	1.4%		0.9%		0.9%
Ratio of non-performing assets to total assets(12)	0.9%		0.5%		0.6%
	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Operating Data:
Loan originations and certain bond financings(13)
North American Lending and Mortgage Banking	$25,634.7	$22,864.5	$23,979.7
Asian Operations	702.8	848.1	141.2
European Operations	2,604.4	4,047.6	1,728.5
North American Affordable Housing	140.8	2,080.9	3,352.2
Other	140.2	24.2	603.0

Total	$29,222.9	$29,865.3	$29,804.6

	December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Servicing portfolio(14)
Primary/Master/Special	$75,779.2	$57,888.5	$62,318.0
Primary/Master	261,175.1	215,399.9	168,342.7
Special	34,776.4	37,619.5	45,309.7

Total	$371,730.7	$310,907.9	$275,970.4

Real estate related assets under management	$10,314.4	$9,788.9	$9,715.1
Number of employees	2,134	2,425	3,069

Notes:

(1)
"Other noninterest expense" consists of: amortization charges relating to our mortgage servicing rights and intangible assets; occupancy, equipment and data costs; professional fees; and other miscellaneous expenses. In addition, during the year ended December 31, 2005, "other noninterest expense" included a goodwill impairment charge of $69.5 million primarily relating to our LIHTC operations.

(2)
Our company effected a stock split in connection with the Sponsor Transactions. Per share data for the predecessor periods are computed based upon the number of shares of common stock outstanding immediately after the Sponsor Transactions applied to our historical net income amounts and gives retroactive effect to the stock split. Amounts for the successor periods are computed based on the weighted average shares outstanding during the period applied to our historical net income amounts.

(3)
"Cash and cash equivalents" includes cash that is restricted as to withdrawal or usage pursuant to contractual or regulatory requirements in the amounts of $232.3 million, $251.4 million and $148.5 million as of December 31, 2007, 2006, and 2005, respectively.

(4)
"Investment securities" consist of investment securities classified as trading, available for sale or held to maturity.

(5)
"Loans, net" consist of loans held for sale and loans held for investment, net of our valuation allowance on loans held for sale and our allowance for loan losses on loans held for investment.

(6)
"Mezzanine equity" consists of common stock purchased by our employees and directors. We have classified this common stock as mezzanine equity rather than stockholders' equity because that common stock is redeemable upon the occurrence of certain events as described under "Certain Relationships and Related Person Transactions—Management Stockholder's Agreements; Stock Option Agreements; Sale Participation Agreements."

(7)
Our adjusted efficiency ratio is a non-GAAP measure that our management uses to evaluate its effectiveness in managing operating expenses. The ratio represents the costs that we incur in order to generate a dollar of revenue. A lower ratio indicates that we are operating with a comparatively higher degree of efficiency. Our measure may not be comparable to measurements used by other companies, including other finance companies, and should not be considered as a substitute for, or an alternative to, a GAAP efficiency ratio. Our GAAP efficiency ratio is the ratio of our noninterest expense to our total revenues.

  In calculating noninterest expense for purposes of this non-GAAP ratio, we exclude from noninterest expense certain non-cash items, including our amortization of mortgage servicing rights and goodwill impairments. We also exclude from noninterest expense virtually all of the operating expenses (reflected in minority interest income (expense)) from certain real estate partnerships that we have consolidated into our financial statements but for which we have a nominal economic ownership interest.

  In calculating revenues for purposes of this non-GAAP ratio, we exclude from our revenues the one-time pre-tax gain on the sale of the majority of the assets of our affordable housing debt platform.

  A reconciliation of our GAAP efficiency ratio to our non-GAAP adjusted efficiency ratio for the years ended December 31, 2007, 2006 and 2005 is set out below:

	Year Ended December 31,
Efficiency Ratio (GAAP)
	2007	2006	2005
	(in millions of U.S. dollars)
Noninterest expense	$889.4	$991.1	$1,120.5

Revenues
Net interest income	336.7	323.7	433.9
Noninterest income	908.1	892.1	1,079.4

Total revenue	$1,244.8	$1,215.8	$1,513.3

Efficiency ratio	71.5%	81.5%	74.0%
	Year Ended December 31,
Adjusted Efficiency Ratio (Non-GAAP)
	2007	2006	2005
	(in millions of U.S. dollars)
Noninterest expense	$889.4	$991.1	$1,120.5
Less:
Amortization of mortgage servicing rights	130.5	121.0	100.3
Goodwill impairment	0.4	0.2	69.5
Amortization of intangible assets	16.1	13.8	6.2
Minority interest income (expense)	124.3	65.6	57.7
Transaction-related expenses	—	60.9	—

Total adjusted noninterest expense	$618.1	$729.6	$886.8

Revenues
Net interest income	$336.7	$323.7	$433.9
Noninterest income	908.1	892.1	1,079.4
Less:
Gain on sale of majority of affordable housing debt platform	(65.3)	—	—

Total adjusted revenue	$1,179.5	$1,215.8	$1,513.3

Adjusted efficiency ratio	52.4%	60.0%	58.6%

  Our GAAP and non-GAAP efficiency ratios for the years ended December 31, 2007 and 2006 were adversely impacted by a reduction in our revenue as a result of push down accounting. In addition, our GAAP efficiency ratio for the year ended December 31, 2006 was also negatively impacted by the significant transaction-related expenses incurred in connection with the Sponsor Transactions. Our efficiency ratios for the affected periods would have been lower if we had adjusted the ratio to exclude those impacts.

(8)
For purposes of calculating this ratio, "net charge-offs" consists of charge-offs on our mortgage loans held for sale and our mortgage loans held for investment and "average loans" represent the average of the month-end loan balances of the foregoing mortgage loans in the period specified.

(9)
For purposes of calculating this ratio, earnings consist of income before minority interest and income tax provision less equity in income of joint ventures and partnerships plus distributed income of equity investees and fixed charges. Fixed charges include interest expense, whether expensed or capitalized, amortization of debt issuance costs and the portion of our rental expense (one-third) that is representative of an interest factor.

(10)
Our ratio of adjusted debt to adjusted equity is a non-GAAP financial measure that our management uses to evaluate the degree of financial leverage present in our capital structure. Our measure may not be comparable to measurements used by other companies, including other finance companies, and should not be considered as a substitute for, or an alternative to, a ratio of total indebtedness to total stockholders' equity calculated on a GAAP basis. Our GAAP debt to equity ratio is the ratio of our total indebtedness to total stockholders' equity.

  In calculating adjusted debt for purposes of this non-GAAP ratio, we adjust GAAP total indebtedness to reflect the exclusion of the junior subordinated debentures underlying the trust preferred securities issued by Capmark Trust and the portion of our indebtedness, including indebtedness relating to securitization transactions and indebtedness related to certain LIHTC partnership and limited liability company interests, which we refer to in this prospectus as "LIHTC partnerships," which is required to be consolidated under GAAP but is not considered to be indebtedness under the terms of our senior credit facility.

  In calculating adjusted equity for purposes of this non-GAAP ratio, we adjust GAAP total stockholders' equity to reflect the inclusion of the trust preferred securities issued by Capmark Trust and the mezzanine equity we issued to our employees and directors, which are commonly considered by investors and rating agencies to be components of equity.

  A reconciliation of our GAAP ratio of debt to equity to the non-GAAP ratio of adjusted debt to adjusted equity as of December 31, 2007, 2006 and 2005 is set out below:

	December 31,
Debt to Equity Ratio (GAAP)
	2007		2006		2005
	(in millions of U.S. dollars)
Total indebtedness	$17,692.9		$15,275.9		$15,787.6

Total stockholders' equity	$2,506.6		$2,229.2		$1,996.6

Debt to equity ratio	7.1	x	6.9	x	7.9	x
	December 31,
Adjusted Debt to Adjusted Equity Ratio (Non-GAAP)
	2007		2006		2005
	(in millions of U.S. dollars)
Total indebtedness	$17,692.9		$15,275.9		$15,787.6
Less:
Junior subordinated debentures	250.0		250.0		—
Collateralized borrowings in securitization trusts	260.5		1,477.4		1,231.9
Consolidated LIHTC partnerships debt	335.9		323.8		195.7

Adjusted debt	$16,846.5		$13,224.7		$14,360.0

Total stockholders' equity	$2,506.6		$2,229.2		$1,996.6
Plus:
Trust preferred securities	250.0		250.0		—
Mezzanine equity	102.4		102.3		—

Adjusted equity	$2,859.0		$2,581.5		$1,996.6

Adjusted debt to adjusted equity ratio	5.9	x	5.1	x	7.2	x

(11)
This ratio is calculated based on our "non-performing assets" divided by our total loans (performing and non-performing) and real estate acquired through foreclosure as of that date. Our "non-performing assets" consist of all our loans on non-accrual status and real estate acquired through foreclosure but excludes any acquired non-performing loans. All non-performing assets are assigned and allocated a specific allowance for loan losses, and are reported net of their actual specific reserves.

(12)
This ratio is calculated based on our "non-performing assets" divided by our total assets as of that date.

(13)
"Certain bond financings" consist of U.S. tax exempt bond financings which financed the acquisition, construction, rehabilitation or refinancing of qualifying affordable housing projects and Japanese mortgage loans originated through a Japanese tax-efficient structure that are classified as investment securities on our consolidated balance sheet.

(14)
"Servicing portfolio" consists of loans with respect to which we act as a primary, master or special servicer. The size of our servicing portfolio is calculated based on the outstanding principal balance of the loans in the portfolio as of the applicable period end date. "Primary/Master/Special" consists of loans with respect to which we act as the master or primary servicer (or both the primary and master servicer) and have been named as the special servicer. "Primary/Master" consists of loans with respect to which we act as the primary or master servicer (or both the primary and master servicer) but not as the special servicer. "Special" consists of loans with respect to which we have been named as the special servicer and do not act in any other servicing capacity.

RISK FACTORS

        You should carefully consider the following risk factors and all the other information contained in this prospectus before you to decide whether or not to tender your outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties also may become important factors that affect us. If any of the events described below actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes.

Risks Relating to Our Business

Our business is significantly affected by general business, economic and cyclical market conditions, particularly in the commercial real estate industry, and accordingly, our business could be harmed in the event of an economic slowdown or recession or a market downturn or disruption.

        Our business and earnings are sensitive to general business, economic and market conditions in the United States and in the various foreign markets in which we operate. These conditions include changes in government policies and regulations and changes in short-term and long-term interest rates, inflation, deflation, fluctuations in the real estate and debt capital markets and developments in national and local economies. The commercial real estate industry is cyclical and is subject to numerous economic factors including general business conditions, changes in interest rates, inflation and oversupply of properties. Any sustained period of weakness or weakening business or economic conditions in the markets in which we do business or in related markets, such as those experienced since July 2007, could result in a continuing decrease in the demand for loans and other products and services offered by us and a reduction in the value of loans and other real estate related assets that we hold or manage, which could continue to adversely affect our results of operations and financial condition. In addition, the number of borrowers and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us could increase. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of non-performing assets, net charge-offs, provisions for loan losses and valuation adjustments on our owned or managed real estate related assets, which could adversely affect our results of operations.

Developments in the debt capital markets have adversely affected and may continue to adversely affect our results of operations and financial condition.

        Developments in the residential mortgage market, including increased delinquencies on residential mortgage loans and the insolvencies of subprime mortgage companies and hedge funds, have expanded to uncertainties and disruptions in the debt capital markets as a whole. These uncertainties have led to an overall reduction in liquidity in the debt capital markets, including sources of liquidity that we utilize, such as securitizations and other sales of commercial mortgage loans, real estate investments and other assets and unsecured and secured debt financing arrangements.

        We have experienced many of the following negative effects from these adverse market trends and if these adverse market trends continue or worsen, we may continue to experience negative effects including:

  •
  declines in the fair value of our mortgage loans and real estate related investments held or managed for third party clients, which could cause us to hold those loans and investments for a longer period of time or to sell them at lower values than anticipated, resulting in a decrease in the net gains we realize in the sale of those assets or negative valuation adjustments on our loan portfolio or reduced returns and fees from our investments and fund management activities;

  •
  an inability to effectively execute our distribution strategies, including securizations, syndications, participations and other sales, which could increase the principal risk exposure associated with our lending activities and decrease our ability to generate new loans and related fees;

  •
  an increase in the credit spreads that we require to originate new loans, which may make us less competitive than those companies who may be more diversified or otherwise less vulnerable to the current market disruptions;

  •
  an increase in our interest expense, which could result in the reduction of our net interest income; and

  •
  a reduction of our primary sources of funding, which may impair our ability to grow our business.

        As a result of the foregoing factors, as well as a possible decrease in the demand for our products and services among clients who may be negatively affected by current market factors, our overall loan origination level has been and may continue to be reduced, the types of loans that we are able to originate may be constrained and our ability to increase our assets under management may be constrained, resulting in a corresponding reduction in our interest and fee income.

We require substantial amounts of capital to fund our operations. If we are unable to maintain adequate funding on acceptable terms, our results of operations and financial condition could suffer and we could face difficulty in operating our business as planned.

        We require substantial amounts of capital to support our operations and growth plans. Our primary sources of liquidity consist of cash from operating activities, existing unrestricted cash on our balance sheet, sales of assets, including securitizations, bank financing, capital markets financing and other financing arrangements, deposit funding from Capmark Bank and repayments of loans and other assets that we hold on our balance sheet. As of December 31, 2007, we had approximately $1.6 billion of availability under our senior credit facility. Our ability to access liquidity may be significantly constrained by, among other factors, unfavorable economic conditions and the financial condition of our lenders. If we cannot maintain or replace adequate sources of liquidity on favorable terms and conditions, we could incur substantially higher interest expense or be required to reduce the amount of loans and investments we hold, which could harm our results of operations, financial condition and business prospects. Any increase in our cost of obtaining financing irrespective of the reason could have a similar impact.

We would be adversely affected by a lowering of our credit ratings.

        Our ability to effectively compete for financing in our industry is based, in part, on our credit ratings, which affect the availability of financing and the cost of our capital. Factors that are significant to the determination of our credit ratings or otherwise affect our ability to raise financing include the level and volatility of our earnings, our level of leverage, conditions in the debt capital markets and real estate markets, our relative competitive position, our risk management policies, our cash liquidity, our capital adequacy, our ability to retain key personnel, and legal, regulatory and tax developments. In the event that any or all of our credit ratings were downgraded, our ability to raise financing could be adversely affected and our cost of capital could increase significantly. In addition, because amounts of interest that are payable on our notes and our borrowings under our senior credit facility and bridge loan are determined by, among other factors, reference to our credit ratings, a downgrading of our credit ratings could adversely impact our interest expense.

        A downgrading of our credit ratings could also make it more difficult or costly for us to enter into hedging transactions. If our credit ratings are downgraded below investment grade, we will be required to obtain Fannie Mae's consent to maintain our status as an approved DUS™ seller/servicer. In addition, a rating downgrade could increase the amount of collateral that we are required to provide counterparties under our secured contractual obligations and may result in providing third parties additional rights in certain of our agreements.

Changes in prevailing interest rates, credit spreads and credit availability may adversely affect our results of operations and financial condition.

        Our results of operations and financial condition may be directly affected by changes in prevailing interest rates, credit spreads and credit availability. In particular, an increase in interest rates, a widening of credit spreads or a decrease in the availability of debt financing for real estate related assets or corporate borrowers has and could, among other things:

  •
  reduce the fair value of the loans that we hold for sale and the securities that we classify as trading or available for sale and, possibly, decrease the amounts that we ultimately realize upon an asset sale, including a syndication, participation or securitization;

  •
  adversely affect our ability to sell financial assets through syndications, participations, securitizations or otherwise, which would adversely affect our liquidity and our ability to fund our operations;

  •
  reduce the number of properties that are economically feasible to finance with debt, which could decrease the demand for loans that we originate and manage and, if that decrease in demand reduces the size of our servicing portfolio or assets under management, the fees that we earn in connection with our servicing and investment activities could be adversely affected;

  •
  increase our borrowing costs under our floating rate notes, our senior credit facility, our bridge loan and other financing arrangements, increase the costs of borrowing arrangements that we may seek to enter into to refinance existing arrangements or limit our access to other sources of capital upon which we rely to fund our operations and thereby cause us to curtail our lending and investment activities;

  •
  increase the rates of defaults and delinquencies on loans that we hold for sale or for investment and on the pools of loans that underlie securitization transactions in which we retain an interest including as a result of the inability of borrowers to obtain financing needed to repay loans at maturity;

  •
  adversely impact the fair value of real estate equity investments that are held by us or investment funds that we manage, possibly reducing or delaying our ability to generate gains from the sale of those investments or earn performance-based fees; and

  •
  reduce the fair value of real estate related or other investments that may serve as collateral for our secured funding arrangements or derivative instruments, thereby increasing the risk of margin calls under those arrangements or instruments.

        Conversely, a decrease in interest rates will reduce our earnings on escrow balances in connection with our servicing activities. In addition, a narrowing of credit spreads may lead to prepayments on loans we own after any applicable lock-out periods have expired. When prepayments occur, we may not be able to reinvest the proceeds in instruments that bear the same effective yield as the loans being prepaid.

        A significant change in interest rates could also result in a margin call under cash collateral accounts maintained in connection with some of our hedging transactions, which could adversely affect our ability to fund our operations.

Our business outside the United States exposes us to additional risks, including foreign currency exchange rate risks, that may adversely affect our results of operations.

        We conduct a portion of our business outside the United States. Our international operations generate income and expenses and give rise to assets and liabilities denominated in currencies other than the U.S. dollar. If not adequately hedged against, fluctuations in these currencies may adversely affect our earnings and the values of certain of our assets and liabilities. In addition, our international operations subject us to additional risks not associated with our operations inside the United States. These risks include:

  •
  multiple foreign "doing business" and licensing laws and regulatory requirements that are subject to change;

  •
  possible nationalization, expropriation, price controls, capital controls, exchange controls or other restrictive government actions;

  •
  difficulty in establishing, staffing and managing foreign operations;

  •
  differing labor regulations;

  •
  laws and regulations applicable to the securities and financial services industries that differ from United States laws or are uncertain and evolving, including laws and regulations relating to financial services companies, banking, securities, lending, investment advisory services, loan servicing, bankruptcy, creditors' rights, debt collection, property ownership and liens;

  •
  potentially negative consequences arising from changes in tax laws or their application or the manner in which our businesses operate outside the United States or are viewed by foreign tax authorities; and

  •
  political and economic instability.

        The effects of these risks may, individually or in the aggregate, adversely affect our results of operations.

Our efforts to mitigate risks relating to changes in interest rates, credit spreads and foreign currency exchange rates may not be successful and may expose us to additional types of risks.

        We employ various economic hedging strategies with the objective of mitigating the market risks that are inherent in our business and operations. These risks include the risks that changes in prevailing interest rates, credit spreads or foreign currency exchange rates will impact the fair value of our assets, including our loans, investment securities and mortgage servicing rights, decrease our levels of income or increase our expenses. We seek to control these risks by, among other things, purchasing or selling United States Treasury securities and entering into a number of derivative instruments, including total rate of return swaps, CMBS index swaps, interest rate or foreign exchange swaps, interest rate caps and floors and options to purchase the foregoing items.

        Developing an effective strategy for dealing with movements in interest rates, credit spreads and foreign currency exchange rates is complex, and no strategy can completely insulate us from risks associated with those fluctuations. Our hedging strategies also rely on assumptions and projections regarding our assets, general market factors and the credit worthiness of our counterparties that may prove to be incorrect or prove to be inadequate. Accordingly, there can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Poorly designed strategies or improperly executed transactions could actually increase our risks and losses. If we terminate a hedging arrangement, we may also be required to pay additional costs, such as transaction fees or breakage costs. There have been periods in the past, and it is likely that there will be periods in the future, during which we have incurred or may incur losses on transactions after taking into account our hedging strategies.

We may suffer a loss if the value of property or other assets securing loans that we hold for sale or investment deteriorates.

        Our loans are generally non-recourse and we generally are not entitled to seek recovery from the borrower in the event of a payment default, except in the case of some construction loans and instances of fraud or other bad acts by the borrower and breaches of certain representations and covenants. Accordingly, the cash flows generated by the operation, sale or refinancing of the properties securing our loans typically are the sole sources of funds for the payment of principal and interest that is due under our loans. A borrower's ability to successfully operate, refinance or sell a mortgaged property may be affected by a number of factors, including the ability of the borrower to fully lease the property on terms sufficient to support the debt; levels of operating costs for operating the properties; competition; litigation involving the property owner or the property; changes in local, regional or national economic, business and market conditions or forecasts; changes in the availability or cost of financing for real estate; uninsured losses to the property and other factors including those that are outside the control of the borrower. In the case of a mezzanine loan, the collateral that secures the borrower's obligations generally consists of a pledge of the borrower's equity interests in the entity that owns the financed property rather than a mortgage over the property itself. Our mezzanine loans are therefore subject to the additional risk that other lenders may be able to foreclose on the property owned by the borrowing entity, which could reduce or possibly eliminate the value of the collateral pledged in respect of the mezzanine loan.

        There can be no assurance that the value of the assets securing our loans will not deteriorate over time due to factors beyond our control, including acts or omissions by owners or managers of properties that are financed or changes in business, economic or market conditions, or that a sale or refinancing of, or a foreclosure on those assets would generate sufficient funds to pay amounts that are owed to us. In addition, there are significant costs and other delays associated with the process of foreclosing on collateral securing a loan.

Our results of operations and financial condition could be adversely affected if assumptions underlying our credit underwriting models prove to be incorrect.

        Our credit underwriting process in each country and market in which we operate involves making determinations as to the creditworthiness of a borrower and the anticipated performance and value of the property being financed. When making credit determinations, we are required to make assessments concerning the quality, viability and future occupancy and rent levels of the property being financed, the operating efficiency of the borrower or manager of the property, the borrower's business plan, the proposed financing structure, expected business, economic and market conditions and other matters over which we and the borrower may not have control. These assessments are often made in part based on information provided by prospective borrowers, which is not always subject to independent verification. If the assessments that we make prove to be incorrect, whether as a result of an unforeseen development or an inaccuracy or misrepresentation in the information that we are provided, our extension of credit could entail more risk than predicted and we could incur unexpected losses. In addition, if we originate a loan that is subject to a material misrepresentation by a borrower or a person acting on the borrower's behalf, we may not be able to sell the loan or, if the loan has been resold prior to detection of the misrepresentation, we may be required to repurchase the loan from the buyer. Although it may be possible to proceed against the borrower or the person acting on its behalf, it may be difficult or impossible to recover any monetary losses that we suffer as a result of the misrepresentation.

If the estimates or assumptions we use to value our assets or determine our allowance for loan losses prove to be incorrect, we may be required to write down assets or increase our allowance for loan losses.

        In connection with the preparation of our financial statements and those of the funds we manage, we are required to use estimates and make various assumptions in determining the fair values of mortgage loans, investment securities and mortgage servicing rights that we carry on our balance sheet or manage, as applicable, and in determining our allowance for loan losses. These estimates and assumptions are based on a number of factors and considerations, which may include, depending on the particular asset being valued, our experience and expectations concerning discount rates, interest rates, credit spreads, market pricing for sales of similar assets, prepayment rates, servicing fees, rates of delinquencies and defaults on loans and loss recovery rates. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates." A material difference between our estimates and assumptions and our actual experience may require us to write down the value of assets or increase our allowance for loan losses, which could adversely affect our results of operations or financial condition.

We are required to apply complex accounting standards in the ordinary course of our business. Changes in those standards, or improper application of those standards, may adversely affect our reported results of operations and financial condition.

        We prepare our consolidated financial statements in accordance with GAAP, which is a body of accounting principles that has been developed over time by members of the accounting profession and their professional bodies, including the American Institute of Certified Public Accountants, or the "AICPA," and the Financial Accounting Standards Board, or the "FASB," with the oversight and involvement of United States regulatory authorities, including the SEC. Many of the accounting standards applicable to our business are highly complex and are subject to varying interpretations as well as to changes over time by applicable regulatory authorities.

        In the ordinary course of our business, we must make accounting judgments and estimates and must interpret the application of complex accounting rules to changing events and circumstances. If our accounting judgments or interpretations prove incorrect, corrections of our financial statements could have a material adverse effect on our financial condition or results of operations. We have previously restated our consolidated financial statements for the four years ended December 31, 2006 to correct the improper application of technical accounting rules. There can be no assurance that future restatements will not be required.

        We also may be required to adopt new or revised accounting standards or comply with revised interpretations that are issued from time to time by recognized authoritative bodies, including the FASB and the SEC. Those changes could adversely affect our reported results of operations or financial condition.

We have identified material weaknesses in our internal controls over financial reporting. If our current efforts to remediate these control deficiencies fail or we otherwise fail to achieve and maintain effective internal controls over financial reporting on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act. Ineffective internal controls also could have an adverse effect on our future operations.

        Upon the completion of this exchange offer, we will be a reporting company subject to the rules and regulations established from time to time by the SEC. These rules and regulations, among other things, will require us to establish and periodically evaluate the effectiveness of disclosure control procedures and procedures with respect to internal controls over financial reporting, including the establishment and maintenance of adequate internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act." Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

        Under Section 302 of the Exchange Act, our Chief Executive Officer and Chief Financial Officer will be required to evaluate our disclosure controls and certify as to their conclusions in our periodic reports filed after completion of the exchange offer. In addition, if we complete the exchange offer during 2008, we expect that our first assessment of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act will be required to be completed with respect to our fiscal year ending December 31, 2009. In connection with our preparation of the consolidated financial statements for the years ended December 31, 2007 and 2006, and the audits of those financial statements conducted by our independent registered public accounting firm, we and such firm identified material weaknesses and significant deficiencies in our internal control over financial reporting for each of the three years ended 2007. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting.

        We determined that, as of December 31, 2007, we had not fully implemented internal controls providing for proper interpretation, application and/or documentation of GAAP pertaining to certain complex accounting transactions, including controls over:

  •
  evaluating whether certain variable interest entities and affiliates should be included among those entities that are consolidated in our financial statements, or documenting the basis for our conclusions;

  •
  documenting our determination of "reporting units" and whether certain asset dispositions should be accounted for as discontinued operations;

  •
  documenting our accounting for certain loans originated on behalf of other parties;

  •
  updating and documenting key assumptions used in the valuation of, and accounting for, share-based compensation;

  •
  deferring and amortizing certain direct loan origination costs;

  •
  documenting certain testing to support accounting for derivative instruments as hedging transactions; and

  •
  assessing and documenting the basis to account for certain guarantees and commitments.

        We and our independent registered public accounting firm determined this control deficiency relating to interpretation and application of GAAP is a material weakness in internal control, in the aggregate, as of December 31, 2007 and 2006. In addition, several significant deficiencies in internal control also existed at both dates, and other material weaknesses existed as of December 31, 2006 that we remediated during 2007. These material weaknesses and significant deficiencies resulted in errors in our consolidated financial statements and financial information as of and for the 284 days ended December 31, 2006 and the three years ended December 31, 2005, which were previously restated to correct such errors.

        If we fail to remedy these matters or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act. The existence of material weaknesses could also result in errors in our financial statements that could result in an additional restatement, cause us to fail to meet our future reporting obligations to the SEC and third parties (including lenders under our financing arrangements and the holders of our notes), cause investors to lose confidence in our reported financial information, require further remediation costs and have an adverse effect on our financial condition and results of operations.

The requirements associated with being a reporting company will require significant company resources and management attention.

        Following the completion of this exchange offer, we will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition within specified time periods and maintain effective disclosure controls and procedures and internal control over financial reporting within specified deadlines. Section 404 of the Sarbanes-Oxley Act requires that our management evaluate, and our independent registered public accountant report on, our internal control over financial reporting on an annual basis. If we complete the exchange offer during 2008, we will be required to complete our initial internal assessment by the time of the filing of our Form 10-K for our fiscal year ending December 31, 2009. As a result, we will incur significant legal, accounting and other expenses that we did not incur prior to the exchange offer. We have made, and will continue to make, changes to our corporate governance standards, disclosure controls, internal controls over financial reporting and financial reporting and accounting systems designed to meet our reporting obligations on a timely basis, including the timely filing of Exchange Act reports. However, if the measures we take are not sufficient to satisfy our obligations, we may incur further costs and experience continued diversion of management attention, adverse reputational effects and possible regulatory sanctions or civil litigation.

Risks associated with yield guarantees for some of our LIHTC funds expose us to potential losses.

        We sponsor "LIHTC funds" in which investors acquire limited partner interests in an upper-tier investment partnership, which in turn invests as a limited partner in one or more lower-tier partnerships that own and operate multifamily properties intended to qualify for LIHTCs. Our LIHTC funds enable investors to benefit from tax credits and tax losses from the lower-tier partnerships in which the funds invest. In connection with many of the LIHTC funds that we sponsor, we provide or obtain from a third-party a yield guarantee intended to preserve an expected yield for the fund investors. For those funds, which we refer to as "guaranteed LIHTC funds," if the yield for investors falls below the guaranteed level, we or the third party would be required to make a payment equal to the difference between the actual yield and the guaranteed yield. The yield on a fund investment could fall below the guaranteed level for a number of reasons, including if anticipated tax benefits are not achieved or tax benefits previously realized by investors become subject to recapture. The loss of tax benefits could result under applicable tax laws if, among other things, the property is not occupied by a minimum percentage of residents whose income falls below specified levels, the level of rent charged to certain residents exceeds certain limits or the fund's investment in the property is terminated through a sale or foreclosure of the property. We have agreed to reimburse most of our third-party yield guarantors (including GMAC with respect to guarantees that it issued prior to the Sponsor Transactions) for any amounts that they are required to pay under these guarantees. Our LIHTC operations have experienced losses in certain periods, including as a result of poor operating performance of certain lower-tier partnerships owned by guaranteed LIHTC funds, the loss or recapture of tax credits with respect to certain properties and other factors. In connection with the application of push down accounting, we increased the amount of liabilities on our balance sheet in respect of our LIHTC fund guarantees. If our payment obligations under the yield guarantees related to the guaranteed LIHTC funds that we have sponsored exceed the amounts that we have recorded in our financial statements for these liabilities, our results of operations would be adversely affected.

Our sponsorship of LIHTC funds exposes us to various risks associated with equity investments in multifamily properties.

        Investments in lower-tier partnerships are subject to numerous risks related to equity investments in multifamily properties, including delays in construction, increases in construction costs, inability to achieve or maintain high occupancy rates, increased property level expenses, property mismanagement and property damage from floods, fires or other causes, among others. These partnerships may not generate sufficient cash to pay operating expenses or debt service costs, which may result in the sale or foreclosure of the underlying property and the loss of tax benefits to investors. In addition, properties that are under construction may be unable to obtain permanent financing sufficient to repay the construction financing. If the interests in these partnerships are held by guaranteed LIHTC funds, we may be required to either advance funds to lower-tier partnerships to cover funding or operating shortfalls to ensure that investors in the guaranteed LIHTC funds do not lose their expected tax benefits or make payments to the investors to the extent that any loss of tax benefits causes the investors to receive less than the guaranteed yield. Also, even if we are not required to do so, we may advance funds to allow lower-tier partnerships to pay their operating expenses and debt service in order to preserve the expected tax benefits to investors. We have made and expect to continue to make advances to certain lower-tier partnerships to cover operating deficits or funding shortfalls in cases where we are required to do so to preserve tax benefits for investors or for other business reasons. We might not be able to recover any advances made to lower-tier partnerships and the failure to recover such advances may adversely affect our results of operations. In addition, the upper-tier LIHTC funds that we sponsor are dependent upon the cash flows of the lower-tier partnerships in which they invest to generate the cash flow necessary to pay fees for services, such as the management services that we render to them. The failure of any lower-tier partnerships to generate positive cash flow may adversely affect our ability to collect the fees owed to us.

We have exposure to risks of loss in the event that we are unable to sell lower-tier partnerships into our sponsored funds or we are unable to recover advances or guarantee payments relating to certain lower-tier partnerships.

        We advance funds to acquire interests in lower-tier partnerships for inclusion in our LIHTC funds. Recovery of the amounts advanced is subject to our ability to syndicate the tax credits from the property to LIHTC funds that we sponsor or to otherwise sell the interests in the lower-tier partnership. In some cases we have also provided construction completion or operating deficit guarantees relating to our investments in or development of certain properties intended for syndication into LIHTC funds. We may be required to make guarantee payments under these agreements and may not be able to fully recover amounts advanced. We incur costs related to carrying interests in lower-tier partnerships prior to sale to LIHTC funds. If we are unable to sell our interests in these partnerships in a timely manner or at adequate prices, we will incur additional carrying costs or losses on sale. Additionally, we have been required to provide additional collateral to secure our obligations under some of our yield guarantees. To the extent that we incur similar costs in the future, our results of operations may be adversely affected.

Our sponsorship of LIHTC funds involves additional risks that could adversely affect our business and results of operations.

        In connection with our sponsorship of LIHTC funds, we act as a general partner of the upper-tier partnerships in which investors purchase interests. As general partner, we have various duties, including management of the funds' interests in lower-tier partnerships, financial reporting and tax reporting. The failure to perform any of our obligations could subject us to claims by investors for breach of contract or breach of duty.

We are dependent upon the proper operation of our systems and adequacy of our internal processes, and any failure in the operation of those systems or the adequacy of those processes could negatively affect our ability to operate our businesses.

        Our businesses depend on our ability to process and administer transactions across numerous and diverse markets in many currencies, and the transactions we process and administer have become increasingly complex. Like all large corporations, we are exposed to many types of operational risks, including the risk of fraud or unauthorized transactions by employees or outsiders, or operational errors, including clerical or record-keeping errors or those resulting from faulty computer or other automated systems. If any of our financial, accounting or other systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairment to our liquidity, financial loss, a disruption of our businesses, liability to customers, regulatory intervention or reputational damage. Our systems might fail to operate properly or become disabled as a result of events that might be beyond our control, including a disruption of electrical or communications services, computer viruses, natural disasters or other calamities such as terrorist attacks. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. In addition, our inability to implement and operate our systems on an efficient basis at costs comparable to our competition may result in a higher cost structure, which would have an adverse impact on our financial condition and results of operations.

We face intense competition that could harm our market share and results of operations.

        Each of the business lines in which we compete is highly competitive on an international, national, regional and local level. Our primary competitors consist of mortgage companies, commercial banks, investment banks, insurance companies, other financial services firms, REITs, investment advisors and sponsors of investment funds and mortgage servicing companies, some of which are larger than us and have greater access to capital at a lower cost than we do.

        We compete on the basis of pricing, terms, structure and service. Our competitors seek to compete aggressively on the basis of these factors and we could lose market share to the extent we are unwilling to match our competitors' pricing, terms and structure due to our desire to maintain interest margins, credit standards, the economic capital analysis we apply to our business or any combination of the foregoing. To the extent that we match competitors' pricing, terms or structure, we might experience decreased profit margins and increased risks of loss.

Our business may be adversely affected by the regulated environment in which we operate and by governmental policies.

        We are subject to regulation and supervision in a number of jurisdictions. The level of regulation and supervision to which we are subject varies from jurisdiction to jurisdiction and is based on the type of business activities involved. For example, two of our subsidiaries are industrial banks chartered by the State of Utah that have deposits that are eligible for insurance by the Federal Deposit Insurance Corporation, or "FDIC." Each of these banks is subject to regulation and periodic examination by the Utah Department of Financial Institutions and the FDIC and must pay applicable FDIC insurance premiums and comply with applicable capital adequacy requirements, limitations on transactions with affiliates, provisions of the Bank Secrecy Act, the USA PATRIOT Act and regulations of the Federal Reserve. Our Irish bank is also required to comply with various laws, rules and regulations in Ireland, including capital adequacy requirements, administrative notices implementing European Union Directives relating to business activities carried out by credit institutions and supplementary requirements and standards that are from time to time established by financial regulators. In connection with the Sponsor Transactions, we entered into a capital maintenance agreement with the FDIC that requires us to maintain the "well capitalized" status of our U.S. banks and to maintain the banks' Tier 1 leverage ratio above a prescribed minimum, and we delivered a letter of comfort to our Irish banking regulator in support of our Irish bank.

        In addition, another of our subsidiaries is registered with the SEC as a broker-dealer under the Exchange Act and with state securities commissions in the United States under state securities laws. This subsidiary is also a member of the Financial Industry Regulatory Authority, or "FINRA," and, accordingly, is subject to the rules, regulations and supervision of that regulatory body. Another subsidiary is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940 and is subject to federal and state laws and regulations. We are also in the process of obtaining an investment management registration for one of our Japanese subsidiaries and will be subject to the Financial Instruments and Exchange Law of Japan, or "FIEL," and other applicable regulations. Other subsidiaries through which we conduct North American commercial real estate lending and mortgage banking activities holds various U.S. state and a Canadian provincial license relating to commercial real estate financing activities and is subject to various state laws and regulations.

        In addition, the regulatory and legal requirements that apply to our activities are subject to change from time to time and may become more restrictive or costly, making our compliance with applicable requirements more difficult or expensive or otherwise restricting our ability to conduct our businesses in the manner that they are now conducted. The regulation and supervision of our company and subsidiaries is primarily intended to benefit and protect our customers, and not our investors, and could limit our discretion in operating or increase the expense of running our businesses. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of licenses or registrations that we have been granted, as well as the imposition of civil fines and criminal penalties. As a result of the regulated nature of our businesses, we are also subject to risk associated with (1) possible adverse results of regulatory and other governmental examinations or inquiries; (2) an increased possibility of litigation arising from regulatory and other governmental developments; (3) regulators' future use of supervisory and enforcement tools; and (4) legislative and regulatory reforms, including changes to tax laws or their interpretation. The impact of those developments could affect our ability to operate our businesses or negatively impact our financial condition, results of operations or reputation.

        In May 2007, the U.S. House of Representatives passed a bill that would subject companies, such as us, that own industrial banks, referred to as "industrial bank holding companies," to regulation by the FDIC. The bill would subject industrial bank holding companies to a regulatory framework generally similar to the regulatory framework currently applicable to bank holding companies under federal banking laws. New regulations under the proposed framework would include: FDIC registration, reporting and examination of industrial bank holding companies; the imposition of industrial bank holding company-level regulatory capital requirements; and a requirement that industrial bank holding companies act as a source of strength for their industrial bank subsidiaries. In addition, the bill would prohibit ownership of an industrial bank by a "commercial firm," defined as an entity deriving, with its affiliates, more than 15% of its revenues from non-financial activities. Similar legislation has recently been under consideration by the U.S. Senate Banking Committee. Under the bill passed by the House as well as the bill under consideration by the Senate Banking Committee as currently proposed, both we and our Sponsor stockholder would become subject to regulation as industrial bank holding companies and we and one or more of our Sponsors may be considered commercial firms. Accordingly, if the proposed bills or similar legislation is enacted, we would become subject to an increased level of direct regulation. In addition, our Sponsors may be required or elect to divest control of our subsidiary banks (through a direct divestiture of our subsidiary banks, a sale by our Sponsor stockholder of its investment in us or a reduction by our Sponsors of their investment in our Sponsor stockholder) or may cause us to restrict the future activities of our subsidiary banks in order to take advantage of the limited grandfathering provisions of the bills. The timing and provisions of any federal legislation regarding industrial bank holding companies is uncertain.

        The Utah Department of Financial Institutions, or the "Department," has notified all industrial banks chartered in Utah that it has recently implemented a holding company supervision program intended to assess the degree to which the holding company serves as a source of financial and managerial strength to its Utah banks. The Department indicated that it intends to conduct periodic onsite source of strength assessments and will evaluate financial strength (including capital, earnings and liquidity), the risks of the holding company organizational structure and risk management practices. The new supervisory program is being implemented under existing statutory authority and will supplement the existing examination activities of the Department and the FDIC.

Our business could be adversely affected by changes in governmental fiscal and monetary policies.

        Our business and earnings are significantly affected by the fiscal and monetary policies of the United States government and its agencies and similar governmental authorities and agencies in markets outside the United States in which we or our customers operate. We are particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States. The Federal Reserve's policies influence the yield on our interest-earning assets and the cost of our interest-bearing liabilities. Changes in those policies are beyond our control, are difficult to predict and could adversely affect our business, results of operations and financial condition.

Our senior credit facility, our bridge loan, our notes and other financing arrangements contain restrictions that limit our flexibility in operating our business.

        Our senior credit facility, our bridge loan, our notes and other financing arrangements impose, and the terms of our future indebtedness may impose, operating and other restrictions on us and our subsidiaries. Those restrictions affect or will affect, and in many respects limit or prohibit, among other things, our ability and the ability of our subsidiaries to:

  •
  change our core lines of business;

  •
  incur, assume or guarantee certain types of additional indebtedness;

  •
  create liens over our assets;

  •
  enter into certain types of transactions with affiliates; and

  •
  effect mergers, consolidations or sales of assets.

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

        The Investment Company Act of 1940, or the "Investment Company Act," contains substantive legal requirements that regulate the manner in which "investment companies" are permitted to conduct their business activities. We have conducted and intend to continue to conduct our business in a manner that does not result in our company or any of our subsidiaries being characterized as an investment company. There are a number of possible exceptions from registration under the Investment Company Act that we believe apply to us and our subsidiaries and which we believe make it possible for us not to be subject to regulation as an investment company. For example, bank subsidiaries are exempt from the definition of an investment company, and the Investment Company Act exempts entities that are primarily engaged in the business of "purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Under current interpretations, an entity can meet that exception by maintaining at least 55% of its assets directly in mortgages and other liens on and interests in real estate, which we refer to as "qualifying interests," and an additional 25% of its assets in real estate related assets. We believe that our subsidiaries can rely on the foregoing exceptions or others. The requirement that some of our subsidiaries maintain 55% of their assets in qualifying interests or satisfy another exception may inhibit our ability to acquire certain kinds of assets or to conduct certain activities in the future, which could negatively impact our business.

We increasingly face conflicts of interest when carrying out our business activities. A failure to disclose and address any conflict in an appropriate manner could adversely affect our reputation.

        Our reputation is one of our most important assets. As we have expanded the scope of our business and our customer base, we have increasingly been presented with potential conflicts of interest. For example, we are subject to potential conflicts of interest in the allocation of investment opportunities between our balance sheet and our investment funds. In connection with our lending, capital markets and investment advisory activities, we may also make investments that are senior or junior to participations in the investments made by our customers. Accordingly, in certain cases, such as non-performing investments, we might have rights and interests that differ from or are adverse to, the rights and interests of our clients. For example, we may hold loans or bonds that have been used to finance a property in which one or more of our investment funds or LIHTC funds has an equity interest. Similar issues can arise if we act as servicer for a loan owned by a third party that is secured by real estate in which our company or our investment funds hold an equity interest or a senior or junior secured debt position. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest.

        In addition, the SEC, FINRA and other regulatory bodies have increased their scrutiny of potential conflicts of interest. While our bank, investment advisory and broker-dealer subsidiaries have policies and procedures in place that are intended to ensure that any potential conflicts of interest are appropriately addressed, potential or perceived conflicts could give rise to litigation or enforcement actions. The heightened regulatory scrutiny of, and litigation in connection with, conflicts of interest could make our clients less willing to enter into transactions in which a conflict might occur and could adversely affect our business.

Changes in existing government sponsored and federal mortgage programs could negatively affect our business.

        Our ability to generate income through mortgage sales to institutional investors depends in part on programs sponsored by Fannie Mae, Freddie Mac and the FHA, which facilitate the issuance of mortgage-backed securities in the secondary market. Any discontinuation of, or significant reduction in, the operation of those programs could have a material adverse effect on our commercial real estate lending and mortgage banking and servicing businesses and our results of operations. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these entities would negatively impact our net income and cash flow.

The loss of or changes in our relationships with GSEs and federal agencies would have an adverse effect on our business.

        Our status as an approved seller/servicer for Fannie Mae and Freddie Mac and our status as an FHA-approved mortgagee and issuer of Ginnie Mae mortgage-backed securities afford us a number of advantages and may be terminated by the counterparty. The loss of any such status would have a material adverse impact on our results of operations, could result in a loss of similar approvals from other GSEs or federal agencies and could have other adverse consequences to our business. In addition, if Fannie Mae, Freddie Mac or HUD were to invite a significant number of our competitors to participate in their programs, our competitive position and results of operations could suffer.

We have businesses that generate significant income from tax-favored investments, and changes in law or tax rates can reduce the income of those businesses by decreasing the attractiveness of those products.

        Our tax-favored investment products are generally attractive because of the additional returns that they generate for investors compared to taxable investments. Changes in applicable tax laws or the application or interpretation of applicable tax laws could reduce or eliminate the benefits of these investment products. In addition, reductions in overall tax rates can reduce the tax benefits associated with our tax-favored investment products. A reduction in the tax benefits associated with these products could limit the market for these products, thereby reducing the amount of income that we may generate from future sales of these products.

Our sponsorship of NMTC funds is subject to unique risks that could impact our business and results of operations.

        We sponsor new markets tax credit funds, which we refer to as "NMTC funds," that make investments in qualifying community development entities, or "CDEs," that receive new markets tax credit allocations as part of a federal program. In order for the fund investors to receive the benefit of these tax credits, the CDE must comply with program rules. Among other things, these rules impose periodic reporting requirements for the CDE and stipulate that substantially all of the CDE's capital be continuously deployed (subject to applicable grace periods) in qualifying investments throughout a seven-year compliance period (for purposes of compliance, losses on the CDE's investments are considered permanently deployed). A failure to satisfy these requirements may result in a loss of the tax credits and a recapture of any tax benefits that have been previously realized by an investor. As a sponsor of NMTC funds, we are responsible for ensuring that our funds comply with these requirements. A failure by us to satisfy these requirements could impair our ability to sponsor NMTC funds in the future and could require us to indemnify our fund investors for losses that they suffer due to our non-compliance, either of which could have an adverse effect on our business and results of operations.

Liabilities under environmental laws may expose us to losses or limit our ability to foreclose on properties securing loans.

        Under various United States federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site also may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability. However, real estate investments in which we hold an ownership interest, either by exercise of our remedies as a secured lender or by an equity investment, can subject us to environmental liability. Potential environmental liabilities may also prevent us from foreclosing on properties that secure our loans.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering circular distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—The Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes. The tender of outstanding notes under the exchange offer will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Relating to the Exchange Notes

We are a holding company and we depend upon cash from our subsidiaries to service our debt. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may be unable to make payments on the notes.

        We are a holding company and all of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the earnings and cash flows of, and cash distributions, dividends and other payments from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including making required payments on the notes. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may be unable to pay the principal of or interest on the notes. In addition, certain of our subsidiaries who are or will be subsidiary guarantors of the notes are holding companies that will rely on subsidiaries of their own as a source of funds to meet any obligations that might arise under their guarantees. Generally, the ability of a subsidiary to make cash available to its parent is affected by its own results of operations and is subject to applicable laws and contractual restrictions contained in its debt instruments and other agreements. There may be restrictions on payments by our subsidiaries to us under applicable laws, including minimum capital requirements applicable to our bank and broker dealer subsidiaries and other laws that require companies to maintain minimum amounts of capital and to make payments to stockholders only from profits. As a result, although our subsidiaries may have cash, we or our subsidiary guarantors may be unable to obtain that cash to satisfy our obligations under the notes or our subsidiaries' obligations under the guarantees, as applicable.

Only certain of our subsidiaries guarantee the notes and the assets of our non-guarantor subsidiaries may not be available for making payments on the notes.

        The notes are not guaranteed by any of our foreign subsidiaries (other than one of our Bermudian subsidiaries), our less than wholly owned subsidiaries or many of our other domestic subsidiaries. Our non-guarantor subsidiaries have no obligation to pay any amounts due on the notes or to provide us or our subsidiary guarantors with funds to meet their payment obligations under the notes, whether in the form of dividends, distributions, loans or other payments. In addition, claims of holders of the notes and guarantees are structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of those subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or another subsidiary that guarantees the notes. Our non-guarantor subsidiaries have outstanding a material amount of indebtedness and other liabilities that is structurally senior to claims of holders of the notes and guarantees. For financial information concerning us, the subsidiary guarantors as a group and the non-guarantor subsidiaries as a group, see Note 29 to our audited consolidated financial statements included elsewhere in this prospectus.

Your right to receive payments on the notes and the guarantees is effectively junior to holders of any secured obligations.

        Our obligations under the notes and our subsidiary guarantors' obligations under their guarantees are unsecured. Although our obligations under our senior credit facility and bridge loan are similarly unsecured and we have not granted security interests in any of our company's assets, certain of our subsidiary guarantors have outstanding obligations for which they have pledged assets as collateral, including obligations under other financing arrangements and agreements entered into in connection with some of our LIHTC funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Arrangements and Other Funding Sources." As of December 31, 2007, our subsidiary guarantors had $662.6 million of secured obligations that would have been effectively senior to their guarantees of the notes. The indentures governing the notes, under certain circumstances, permit our company and the subsidiary guarantors to incur additional secured indebtedness in the future without providing similar security in respect of the notes. Because the notes and the guarantees are unsecured obligations, your ability to receive payments on the notes may be compromised if any of the following situations occur:

  •
  we or any of the subsidiary guarantors enter into bankruptcy, liquidation, reorganization or other winding-up proceedings;

  •
  there is a default in the payment under a secured obligation of our company or a subsidiary guarantor; or

  •
  there is an acceleration of any payments due under a secured obligation of our company or a subsidiary guarantor.

        If any of these events occurs, holders of a secured obligation could foreclose on and sell the assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indentures at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the guarantees.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of the notes to return payments received from our subsidiary guarantors.

        Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the guarantees could be voided as a fraudulent transfer or conveyance if (1) the subsidiary guarantors incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for incurring the guarantees and, in the case of (2) only, one of the following is also true at the time of the guarantees:

  •
  the relevant subsidiary guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

  •
  the incurrence of the guarantee left the relevant subsidiary guarantor with an unreasonably small amount of capital to carry on its business;

  •
  the relevant subsidiary guarantor intended to, or believed that it would, incur debts beyond its ability to pay as the debts mature; or

  •
  the relevant subsidiary guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, after final judgment, the judgment is unsatisfied.

        If a court were to find that the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under that guarantee or subordinate that guarantee to presently existing and future indebtedness of the applicable subsidiary guarantor or require the holders of the notes to repay any amounts received from the subsidiary guarantor.

We are controlled by our Sponsors whose interests may differ from your interests.

        As of the date of this prospectus, our Sponsor stockholder holds approximately 74% of our outstanding common stock and, as a result of its stockholdings and the terms of a stockholders agreement it has entered into with our company and GMAC, is able to control the election of a majority of our directors and significantly influence our business and affairs. The interests of our Sponsors and their affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our Sponsor stockholder as an equity holder might conflict with your interests as a holder of exchange notes. Our Sponsors and their affiliates also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though those transactions might involve risks to you as a holder of exchange notes. In addition, our Sponsors or their affiliates own, operate or have interests in businesses that directly compete with our company, such as KKR Financial Holdings, Goldman Sachs Capital Partners, Five Mile Capital Partners and the Dune Funds and may in the future own, operate or have interests in competing businesses.

Our ability to repurchase notes upon a ratings downgrade in connection with a change of control may be limited.

        Upon the occurrence of a Change of Control Triggering Event, which is a triggering event involving both a Change of Control and a downgrade of the ratings of the exchange notes of a particular series below investment grade by each of Moody's, S&P and Fitch, each holder of notes of that series will have the right to require us to repurchase the holder's notes. If a Change of Control Triggering Event were to occur, but we did not have sufficient funds to pay the repurchase price for all of the notes which were tendered, that failure would constitute an event of default under the applicable indenture. Therefore, the occurrence of a Change of Control Triggering Event at a time when we could not pay for notes which were tendered as a result of the Change of Control Triggering Event could result in holders of notes receiving substantially less than the principal amount of the notes.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

        We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in May 2007 to institutional investors and investors outside the United States and are eligible for trading in the PORTAL market.

        We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. The market, if any, for the exchange notes may experience disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "project," "intend," "could" or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business are forward-looking statements. You should be aware that these statements and any other forward-looking statements in this document only reflect our beliefs, assumptions and expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Many of these risks, uncertainties and assumptions are beyond our control and may cause actual results and performance to differ materially from our expectations.

        Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Important factors that could cause our actual results to be materially different from our expectations include the risks and uncertainties set forth under "Risk Factors" and elsewhere in this prospectus as well as the following:

  •
  the risk that we will be unable to access capital on acceptable terms;

  •
  changes in the commercial real estate market or general industry, economic, financial, market or business conditions, which could result in, among other things, a decline in credit quality, reduced demand for our products and services, including the resulting negative effects on our loan portfolio and allowance for loan losses and declines in value of our equity investments;

  •
  fluctuations in interest rates and credit spreads or other changes in the real estate debt capital markets, including declines in the prices of or demand for purchases of commercial mortgage loans or securities backed by commercial mortgage loans, such as CMBS and commercial mortgage CDOs;

  •
  risks that we may not be able to effectively execute our distribution strategies;

  •
  increases in the rates of default or decreases in the rates of recovery on loans or investment securities that we carry as assets on our balance sheet;

  •
  the risk that our hedging activities may be ineffective or inadequate;

  •
  currency risks and other risks associated with international markets;

  •
  risks arising from material weaknesses in our control environment, including material weaknesses in our internal control over financial reporting, which could result in, among other things, a restatement of our financial statements;

  •
  changes in laws, regulations and accounting standards that are applicable to our businesses;

  •
  our ability to effectively execute our plans to achieve operational efficiencies, reduce costs and take advantage of income growth opportunities;

  •
  the possibility that we will be unable to manage potential mismatches between our interest-earning assets and our interest-bearing liabilities; and

  •
  risks posed by our competition.

        Accordingly, you should not place undue reliance on the forward-looking statements contained in this prospectus. These forward-looking statements are made only as of the date of this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2007. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

As of December 31, 2007
(in millions of U.S. dollars)
Senior credit facility:
Term loan	$2,768.8
Revolving credit facility	1,146.0

Total	3,914.8
Bridge loan	1,733.0
Notes	2,597.5
Collateralized borrowings in securitization trusts(1)	260.5
Junior subordinated debentures	250.0
Other debt	3,019.8

Total debt	11,775.6
Deposit liabilities	5,552.6
Mezzanine equity(2)	102.4
Stockholders' equity:	2,506.6

Total capitalization	$19,937.2

Notes:

(1)
Collateralized borrowings in securitization trusts are long-term asset-backed financings that are non-recourse and have maturities that match the maturities of the underlying collateral.

(2)
"Mezzanine equity" consists of common stock that was purchased by our employees and directors. We have classified this common stock as mezzanine equity rather than stockholders' equity, because it is redeemable upon the occurrence of certain events as described under "Certain Relationships and Related Person Transactions—Management Stockholder's Agreements; Stock Option Agreements; Sale Participation Agreements."

SELECTED FINANCIAL DATA

        The selected historical financial data in the table as of and for the 81 days ended March 22, 2006 and the years ended December 31, 2005, 2004 and 2003 have been derived from our audited predecessor consolidated financial statements, which were prepared using our historical basis of accounting. In connection with the Sponsor Transactions, we were required to revalue our assets and liabilities as of March 23, 2006 using "push down" accounting as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Consolidated Results." The selected historical financial data in the table as of and for the year ended December 31, 2007 and the 284 days ended December 31, 2006 have been derived from our audited successor consolidated financial statements, which have been prepared after applying the push down method of accounting. You should read the following data in conjunction with the discussion and analysis under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Successor		Predecessor
	Year Ended December 31, 2007	284 Days Ended December 31, 2006	81 Days Ended March 22, 2006	Years Ended December 31,
				2005	2004	2003
	(in millions of U.S. dollars, except shares and per share data)
Statement of Income Data:
Net Interest Income
Interest income	$1,251.2	$901.7	$253.7	$1,030.5	$816.3	$921.2
Interest expense	914.5	659.5	172.2	596.6	360.7	317.3

Net interest income	336.7	242.2	81.5	433.9	455.6	603.9
Provision for loan losses	32.7	73.5	1.0	42.8	5.6	3.7

Net interest income after provision for loan losses	304.0	168.7	80.5	391.1	450.0	600.2

Noninterest Income
Net gains	12.6	68.9	48.4	317.7	174.1	295.8
Fee and investment income	895.5	686.6	88.2	761.7	600.1	497.3

Total noninterest income	908.1	755.5	136.6	1,079.4	774.2	793.1

Net revenue	1,212.1	924.2	217.1	1,470.5	1,224.2	1,393.3

Noninterest Expense
Compensation and benefits	414.5	366.9	129.0	585.4	493.5	470.9
Other expenses	474.9	403.3	91.9	535.1	459.7	401.5

Total noninterest expense	889.4	770.2	220.9	1,120.5	953.2	872.4

Income (loss) before minority interest and income tax provision (benefit)	322.7	154.0	(3.8)	350.0	271.0	520.9
Minority interest (expense) income	124.4	53.3	12.3	57.7	44.7	(13.8)

Income before income tax provision (benefit)	447.1	207.3	8.5	407.7	315.7	507.1
Income tax provision (benefit)	166.8	63.2	(4.0)	112.9	84.9	169.4

Net Income	$280.3	$144.1	$12.5	$294.8	$230.8	$337.7

Net income per share data(1)
Basic net income per share
Net income per share	$0.65	$0.33	$0.03	$0.71	$0.56	$0.82
Weighted average shares outstanding (in millions)	433.1	431.9	412.8	412.8	412.8	412.8
Diluted net income per share
Net income per share	$0.65	$0.33	$0.03	$0.71	$0.56	$0.82
Weighted average shares outstanding (in millions)	434.3	432.0	412.8	412.8	412.8	412.8

	Successor		Predecessor
	December 31,
	2007	2006	2005	2004	2003
	(in millions of U.S. dollars)
Balance Sheet Data:
Cash and cash equivalents(2)	$1,436.8	$575.3	$494.1	$609.2	$601.6
Investment securities(3)	1,135.4	2,040.3	2,937.3	2,780.7	2,504.1
Loans, net(4)	14,675.5	11,645.5	12,496.0	9,669.2	9,326.5
Total assets	23,264.4	20,956.5	20,450.9	16,619.6	16,070.8
Short-term borrowings	3,832.6	2,708.3	9,037.2	8,885.5	11,124.3
Long-term borrowings	8,307.7	8,966.9	2,571.2	2,383.5	1,034.7
Deposit liabilities	5,552.6	2,902.0	4,179.2	1,656.7	480.7
Mezzanine equity(5)	102.4	102.3	—	—	—
Stockholders' equity	2,506.6	2,229.2	1,996.6	1,814.7	1,444.4

Notes:

(1)
Our company effected a stock split in connection with the Sponsor Transactions. Per share data for the predecessor periods are computed based upon the number of shares of common stock outstanding immediately after the Sponsor Transactions applied to our historical net income amounts and gives effect to the stock split. Amounts for the successor periods are computed based on the weighted average shares outstanding during the period applied to our historical net income amounts.

(2)
"Cash and cash equivalents" includes cash that is restricted as to withdrawal or usage pursuant to contractual or regulatory requirements in the amounts of $232.3 million, $251.4 million, $148.5 million, $146.5 and $258.8 million as of December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

(3)
"Investment securities" consist of investment securities classified as trading, available for sale or held to maturity.

(4)
"Loans, net" consist of loans held for sale and loans held for investment, net of our valuation allowance on loans held for sale and our allowance for loan losses on loans held for investment.

(5)
"Mezzanine equity" consists of common stock purchased by our employees and directors. We have classified this common stock as mezzanine equity rather than stockholders' equity, because the common stock is redeemable upon the occurrence of certain events as described under "Certain Relationships and Related Person Transactions—Management Stockholder's Agreements; Stock Option Agreements; Sale Participation Agreements."

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Financial Data," "Risk Factors" and the audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under "Risk Factors" and "Forward-Looking Statements." Actual results may differ materially from those contained in any forward-looking statements. In addition, as further described under "—Basis of Presentation—Presentation of Our Consolidated Results," information contained in this prospectus setting forth consolidated results for the year ended December 31, 2006 presents a mathematical combination of predecessor and successor results for portions of that period. Although this presentation does not comply with GAAP, we believe it provides the most meaningful comparison of our consolidated results for the years ended December 31, 2007 and 2005 with the year ended December 31, 2006, because it allows us to compare our consolidated results over equivalent periods of time.

        Our "Management's Discussion and Analysis of Financial Condition and Results of Operation" is organized as follows:

  •
  Overview (page 52). This section provides a general description of our business and our six business segments.

  •
  Basis of Presentation (page 53). This section provides a discussion of the presentation of our consolidated results, including a detailed discussion of the application of "push down" accounting to our company in connection with the Sponsor Transactions, and the presentation of our segment results, including a detailed discussion of the difference between the reporting methodology we apply to our segment results and the reporting methodology we apply to our consolidated results.

  •
  Understanding Our Financial Results (page 60). This section presents an overview of the drivers of our financial results, including the drivers of the major line items in our consolidated statement of operations, namely net interest income, provision for loan losses, noninterest income, noninterest expense, minority interest and income taxes. This section also discusses the impact of our LIHTC operations on our financial results and the consolidation of our LIHTC partnerships.

  •
  Outlook and Recent Trends (page 73). This section discusses recent adverse events in the debt capital markets and their possible impact on companies such as ours.

  •
  Results of Operations (page 74). This section presents our detailed analysis of our consolidated and segment results of operations including a comparison of those results for the periods covered by the financial statements contained in this prospectus and a discussion of information that we believe is meaningful to an understanding of our results of operations on both a company-wide basis and for each of our six business segments.

  •
  Critical Accounting Estimates (page 90). This section discusses those accounting estimates that we consider important to our financial condition and results of operations and that require us to exercise subjective or complex judgments in making estimates and assumptions.

  •
  Recently Issued Accounting Standards (page 99). This section provides a summary of the most recent authoritative accounting standards and guidance that either have been recently adopted by us or may be adopted by us in the future.

  •
  Liquidity and Capital Resources (page 101). This section provides an analysis of our liquidity and cash flows and discusses our asset sale capabilities, credit ratings, financing arrangements, as well as our available funding sources.

  •
  Commitments and Contractual Obligations (page 110). This section discusses the various commitments and contractual obligations relating to our business.

  •
  Guarantees and Off-Balance Sheet Transactions (page 112). This section discusses guarantees and other off-balance sheet transactions to which we have been party, including with respect to securitizations.

  •
  Risk Management (page 114). This section describes our risk management approach as well as our credit risk management, market risk management and operational risk management. It also discusses management's remediation plan for identified internal control weaknesses.

  •
  Economic Capital (page 126). This section discusses "economic capital," i.e. the amount of equity capital that is allocated to our business units to absorb unexpected losses that may arise from credit, market and operational risks and to protect our company from insolvency.

Overview

        We are a leading commercial real estate finance company that operates in North America, Asia and Europe in three core business lines: commercial real estate lending and mortgage banking; investments and funds management; and servicing. As commercial real estate finance specialists, we provide our borrowers, investors and other customers with a broad range of commercial real estate financial products and services, which we strive to tailor to our customers' particular needs. As of December 31, 2007, we had over 2,000 employees located in 57 offices worldwide.

        We originated $29.2 billion and $29.9 billion in aggregate principal amount of financing during the years ended December 31, 2007 and 2006, respectively. Our global primary, master and special servicing portfolio included over 55,000 loans with an aggregate outstanding principal balance of $371.7 billion as of December 31, 2007 compared to $310.9 billion as of December 31, 2006. Real estate related assets under management grew to approximately $10.3 billion as of December 31, 2007 compared to $9.8 billion as of December 31, 2006. During the years ended December 31, 2007 and 2006, we earned net revenue of $1.2 billion and $1.1 billion, respectively, and net income of $280.3 million and $156.6 million, respectively. As of December 31, 2007, our total assets were $23.3 billion and our stockholders' equity was $2.5 billion. Non-performing assets were 0.9% and 0.5% of total assets as of December 31, 2007 and 2006, respectively.

        For management reporting purposes, we conduct our commercial real estate lending and mortgage banking, investments and funds management and servicing businesses through six business segments. These business segments, which are organized based on geography and the type of business conducted, consist of:

  •
  North American Lending and Mortgage Banking. We earn interest income on, and recognize gains and losses on the sale of, loans and investment securities that are generated by our lending, syndication and securitization activities in the United States and Canada. We also earn a broad range of fee-based income that is generated by the segment's commercial mortgage banking, lending and capital markets activities. We have ceased originating loans in Canada and are in the process of winding down our Canadian operations as of year-end 2007.

  •
  North American Investments and Funds Management. We earn recurring management fees based, in part, on the amount of assets we manage for investors, or in the case of certain funds, on the amount of capital commitments of investors during the commitment period, and incentive fees that are calculated based on returns generated by those investments and upon achieving certain thresholds. By investing our own capital through the segment, we also recognize gains or losses and other earnings from our investments.

  •
  North American Servicing. We earn recurring primary and master servicing fees for servicing loans arranged by our company and others and securitized loan pools in North America, as well as special servicing, asset administration and ancillary fees when we act as a special servicer. We also earn trust fees and realize other forms of economic value on escrow balances that borrowers maintain for loans that we service through the segment. We earn additional interest income through the segment when we make servicing advances to cover delinquent payments of principal, interest, taxes and insurance premiums that are owed by borrowers under the loans that we service.

  •
  Asian Operations. We earn interest income on, and recognize gains and losses from the sale of, loans and investment securities that are generated by our lending activities in Asia, including interest income from the accretion in the value of non-performing and under-performing loans that we acquire for investment at discounts to their face amount. We also recognize gains and losses from the appreciation or depreciation in the value of real estate investments and the resolution of distressed debt that we acquire and we earn additional fee-based income that is generated by the segment's lending and servicing activities. The servicing fees that we earn through the segment generally consist of recurring primary servicing fees for servicing loans and pools of loans in securitization transactions that are arranged by our company and others in Asia. We plan to significantly reduce our proprietary Asian lending to concentrate on building an Asian investment management platform and expanding our servicing business.

  •
  European Operations. We earn interest income on, and recognize gains or losses from the sale of, loans and investment securities that are generated by our lending, syndication and securitization activities in Europe. We also recognize gains or losses from any appreciation or depreciation in the value of real estate equity investments and earn fee-based income from the segment's lending, capital markets, funds management and servicing activities. The servicing fees that we earn through the segment include recurring primary and master servicing fees for servicing loans that are arranged by our company and others and securitized loan pools in Europe and special servicing, asset administration and ancillary fees when we act as a special servicer. We plan to significantly reduce our proprietary European lending to concentrate on growing our European investment management platform and expanding our servicing business.

  •
  North American Affordable Housing. We earn syndication and asset management fees and guarantee fee income from the sale and management of LIHTC funds. While our LIHTC operations have generated income in some prior years, in several periods we have experienced losses from those operations that have adversely affected our financial performance.

  In February 2007, we sold the majority of the assets of our affordable housing debt platform to affiliates of Citigroup Inc. Except for certain activities relating to bonds that were not included in the sale and remarketing services we are providing on a transitional basis, we have ceased the affordable housing debt financing activities previously conducted through this segment. In April 2007, we discontinued our securitization program utilizing fixed rate tax-exempt bonds and sold all of the bonds in that portfolio. In the fourth quarter of 2007, we transferred LIHTC partnerships and related management obligations for four non-guaranteed LIHTC funds to investors in those funds. Also in December 2007 and January 2008, we transferred LIHTC partnerships and related management obligations for an additional thirteen non-guaranteed LIHTC funds to a third party. We will consider future opportunities to transfer management obligations or yield guarantee obligations or otherwise reduce the size of our LIHTC business.

Basis of Presentation

Presentation of Our Consolidated Results

        We accounted for the Sponsor Transactions as a purchase by our Sponsor stockholder and some of our employees in accordance with SFAS No. 141 and SAB 54. Push down accounting requires the new cost basis of our Sponsor stockholder and our employees in our assets and liabilities be "pushed down" into our consolidated financial statements. Under push down accounting, we revalued our assets and liabilities as of March 23, 2006 and adjusted amounts in our consolidated balance sheet as of that date to reflect the purchase price that our Sponsor stockholder and our employees paid for their equity in our company. In connection with this revaluation, we allocated the aggregate purchase price paid by our Sponsor stockholder and our employees for their 79% interest in our company to our assets and liabilities based on the fair value of our assets and liabilities as of March 23, 2006. Due to the continuing nature of GMAC's approximately 21% interest in our company, GMAC's interest in our assets and liabilities continued to be reflected on a historical basis in our consolidated balance sheet as of March 23, 2006. As a result of the application of push down accounting, the assets and liabilities were reflected based on a "blended value," 79% of which reflected the fair value of those assets and liabilities on March 23, 2006 and 21% of which reflected GMAC's historical basis in those assets and liabilities. As explained in more detail below, changes in the carrying value of our assets and liabilities on our consolidated balance sheet as of March 23, 2006 have had and will continue to have impacts on certain line items in our consolidated statements of income. For example, the increases in the carrying value of assets on our consolidated balance sheet as of March 23, 2006 that resulted from push down accounting have had and are expected to continue to have a negative impact on our net income as compared to what our net income would have been had push down accounting not been applied. Correspondingly, increases in the carrying value of liabilities on our consolidated balance sheet as of March 23, 2006 that resulted from push down accounting have had and are expected to continue to have a positive impact on our net income as compared to what our net income would have been had push down accounting not been applied.

        Although our company continued to exist as the same legal entity after the completion of the Sponsor Transactions, as a result of the application of push down accounting, we are required to present consolidated financial statements for "predecessor" and "successor" periods. Our predecessor periods relate to the accounting periods preceding the Sponsor Transactions in which we applied a historical basis of accounting. Our successor periods relate to the accounting periods following the Sponsor Transactions in which we have applied push down accounting. To enhance the comparability of our consolidated results, we have mathematically combined our predecessor consolidated results for the 81 days ended March 22, 2006 and our successor consolidated results for the 284 days ended December 31, 2006. Although this presentation does not comply with GAAP, we believe it provides the most meaningful comparison of our consolidated results for the three years ended December 31, 2007 because it allows us to compare our consolidated results over equivalent periods of time. Although we believe the foregoing presentation provides the most meaningful presentation for comparing our annual results, you should nonetheless bear in mind that the consolidated financial statements for our predecessor and successor periods have been prepared using different bases of accounting and, accordingly, are not directly comparable to one another.

        The significant effects of the application of push down accounting in our successor consolidated financial statements for the year ended December 31, 2007 and the 284-day period ended December 31, 2006 include:

  •
  Mortgage Loans. We increased the carrying value of mortgage loans on our consolidated balance sheet as of March 23, 2006 by $71.8 million, primarily representing 79% of the excess of the fair value of those mortgage loans over their carrying value immediately prior to the Sponsor Transactions. Due to this increase, we have recorded and expect to continue to record lower interest income from accretion on acquired non-performing loans and lower net gains on the sale of those mortgage loans for accounting periods after the Sponsor Transactions. This impact on our consolidated statement of income will diminish over time as the remaining balance of the revalued mortgage loans decreases. We generally hold mortgage loans for periods ranging from a few months to several years. During the year ended December 31, 2007 and the 284 days ended December 31, 2006, income that we recorded on those mortgage loans was reduced by $14.2 million and $66.8 million, respectively, compared to what we would have recorded on a historical basis of accounting.

  •
  Real Estate and Equity Investments. We increased the carrying value of real estate and equity investments on our consolidated balance sheet as of March 23, 2006 by $265.4 million, primarily representing 79% of the excess of the fair value of our real estate and equity investments over the carrying value immediately prior to the Sponsor Transactions. Due to this increase, we have recorded and expect to continue to record lower net gains on the sale of those investments and lower income from equity investments for accounting periods after the Sponsor Transactions. This impact on our consolidated statement of income will diminish over time as the remaining balance of the revalued real estate and equity investments decreases. Our holding periods for real estate and equity investments typically last several years. During the year ended December 31, 2007 and the 284 days ended December 31, 2006, our net gains and income from equity in income of joint ventures and partnerships were reduced by $57.0 million and $147.2 million, respectively, less $2.3 million and $34.0 million, respectively, of related minority interest income, compared to what we would have recorded on a historical basis of accounting.

  •
  Mortgage Servicing Rights. We increased the carrying value of our mortgage servicing rights on our consolidated balance sheet as of March 23, 2006 by $216.6 million, primarily representing 79% of the excess of the fair value of those mortgage servicing rights over their carrying value immediately prior to the Sponsor Transactions. Due to this increase, we have recorded and expect to continue to record higher amortization expense with respect to those mortgage servicing rights and lower net gains on sale of those mortgage servicing rights for accounting periods after the Sponsor Transactions. This impact on our consolidated statement of income will gradually decline over the remaining life of the mortgage servicing rights that were revalued. The estimated weighted average life for our servicing portfolio was approximately six years as of the time of the revaluation of those mortgage servicing rights. During the year ended December 31, 2007 and the 284 days ended December 31, 2006, our amortization expense was increased by $23.3 million and $16.0 million, respectively, and our net gains from the sale of mortgage servicing rights were reduced by $2.9 million and $6.2 million, respectively, in each case compared to what we would have recorded on a historical basis of accounting.

  •
  Deferred Tax Assets and Current Tax Liabilities. We decreased the carrying value of our deferred tax assets on our consolidated balance sheet as of March 23, 2006 by $90.6 million and increased the carrying value of our current tax liability (reflected on our consolidated balance sheet under "Accounts payable and other liabilities") by $28.5 million, primarily relating to certain tax adjustments and the tax effects of the adjustments that we made to the carrying values of our assets and liabilities in connection with the application of push down accounting. A component of the deferred tax adjustments resulting from push down accounting was a $115.4 million increase in deferred tax assets relating to a reclassification of an intercompany receivable from GMAC, offset by a $62.5 million foreign tax credit valuation allowance recorded against this asset. In connection with the Sponsor Transactions and deconsolidation from the General Motors Corporation consolidated tax group, the intercompany receivable was converted to a deferred tax asset. In addition, we increased current tax liabilities by $28.5 million for the repatriation of foreign income. These tax adjustments will have a positive impact on our income tax provision for accounting periods after the Sponsor Transactions as compared with the income tax provision we would have recorded on a historical basis of accounting.

  •
  Intangible Assets. We increased the carrying value of intangible assets on our consolidated balance sheet as of March 23, 2006 by $154.3 million, primarily representing 79% of the fair value of new intangible assets identified at the time of the Sponsor Transactions. These intangible assets consist of customer relationships and contracts, primarily relating to our North American Lending and Mortgage Banking segment. Due to this increase, we have recorded and expect to continue to record higher amortization expense with respect to our intangible assets for accounting periods after the Sponsor Transactions. These newly created intangible assets will be amortized on a straight line basis over the estimated useful lives of the assets, which range from 3 to 12 years. During the year ended December 31, 2007 and the 284 days ended December 31, 2006, our amortization expense was increased by $13.0 million and $6.9 million, respectively, and our net gains were reduced by $15.9 million for the year ended December 31, 2007.

  •
  Other Assets. We increased the carrying value of goodwill on our consolidated balance sheet as of March 23, 2006 by $1.5 million, primarily representing $48.8 million of new goodwill recorded as a result of the Sponsor Transactions, partially offset by the reduction of 79% of the historical goodwill balance. In addition, we increased the carrying value of property and equipment on our consolidated balance sheet as of March 23, 2006 by $21.9 million, primarily representing 79% of the excess of the fair value of our property and equipment over the carrying value immediately prior to the

  Sponsor Transactions. Also, as further described above, we converted a $115.4 million intercompany receivable from General Motors Corporation to a deferred tax asset as a result of our deconsolidation from the General Motors Corporation consolidated tax group. Unrelated to push down accounting, we recorded cash on our consolidated balance sheet as of March 23, 2006 of $70.4 million from the issuance of shares of our common stock to employees, and we capitalized $46.1 million in debt issuance costs relating to fees paid to our Sponsors in connection with the closing of the senior credit facility and bridge loan with a syndicate of primarily unaffiliated banks at March 23, 2006. During the year ended December 31, 2007 and the 284 days ended December 31, 2006, our goodwill impairment expense was reduced by $1.4 million and $7.8 million, respectively.

  •
  LIHTC Yield Guarantees. We increased the carrying value of LIHTC-related liabilities on our consolidated balance sheet as of March 23, 2006 by $401.7 million, primarily representing 79% of the excess of the fair value of our LIHTC yield guarantees over their carrying value immediately prior to the Sponsor Transactions. The amount of this liability may be amortized to income over the expected life of the guaranteed LIHTC funds to which the liability relates or may be used to offset future losses relating to performance under the yield guarantees that we would otherwise be required to record as they become estimable. During the year ended December 31, 2007 and the 284 days ended December 31, 2006, the losses relating to our LIHTC yield guarantees were reduced by $58.3 million and $147.3 million, respectively. Of this amount, $31.4 million and $29.0 million, respectively, were attributable to the amortization of a portion of the newly established liability to net income and $26.9 million and $118.3 million, respectively, offset losses that we otherwise would have recorded as a result of our LIHTC yield guarantees. See "—Understanding Our Financial Results—Impact of LIHTC Operations."

  •
  Liabilities Relating to Compensation. We increased the carrying value of our compensation-related liabilities (reflected on our consolidated balance sheet as a component of accounts payable and other liabilities) as of March 23, 2006 by $60.8 million, representing the full amount of certain employee severance costs that were attributable to the Sponsor Transactions and 79% of the excess of the fair value of certain deferred compensation arrangements over their carrying value immediately prior to the Sponsor Transactions. Due to this increase, we have recorded and expect to continue to record lower compensation expense for accounting periods after the Sponsor Transactions, primarily over the next three years. During the year ended December 31, 2007 and the 284 days ended December 31, 2006, our compensation expense was reduced by $10.4 million and $12.9 million, respectively, excluding acquisition-related compensation and benefits expenses that we incurred in connection with the Sponsor Transactions.

  •
  Minority Interest. We increased the carrying value of minority interest on our consolidated balance sheet as of March 23, 2006 by $38.4 million, relating primarily to the increases in the carrying value of certain real estate related investments where we do not own 100% of the asset. Due to this increase, we expect to record higher minority interest income during our successor accounting periods, primarily in 2006. During the year ended December 31, 2007 and the

    284 days ended December 31, 2006, our minority interest income was increased by $2.3 million and $34.0 million, respectively.

        The following table presents the impact of the push down accounting adjustments described above on our condensed consolidated balance sheet as of March 23, 2006 and on our condensed consolidated statement of income for the year ended December 31, 2007 and the 284 days ended December 31, 2006.

		Corresponding Impact on Consolidated Statement of Income(1)
Balance Sheet Item:	Change in Consolidated Balance Sheet Carrying Value as of March 23, 2006	For the Year Ended December 31, 2007	For the 284 Days Ended December 31, 2006
	(in millions of U.S. dollars)
Assets:
Loans held for sale and loans held for investment	$71.8	$(14.2)	$(66.8)
Real estate and equity investments	265.4	(57.0)	(147.2)
Mortgage servicing rights	216.6	(26.2)	(22.2)
Deferred tax assets(1)	(90.6)	N/A	N/A
Intangible assets	154.3	(28.9)	(6.9)
Other assets, including cash received for mezzanine equity	25.0	(1.6)	9.0

Total assets	$642.5	$(127.9)	$(234.1)

Liabilities and Minority Interests:
Liability for LIHTC yield guarantees	$401.7	$59.0	$147.3
Other liabilities(2)	72.3	11.6	5.6
Minority interest	38.4	2.3	34.0
Mezzanine Equity	73.9	—	—
Stockholders' Equity	56.2	—	—

Total liabilities and stockholders' equity	$642.5	$72.9	$186.9

Summary Net Income Impact:
Impact on income before income tax provision		$(55.0)	$(47.2)
Impact on income tax provision		16.1	21.7

Impact on net income		$(38.9)	$(25.5)

Notes:

(1)
Amounts presented reflect the pre-tax impact of push down accounting, except for the cumulative impact on income tax provision and the cumulative impact on net income, which are impacted by deferred tax assets and current tax liabilities. The impact of push down accounting on our condensed consolidated statement of income for the year ended December 31, 2007 and the 284 days ended December 31, 2006 does not include the effects of acquisition-related expenses that we incurred in connection with the Sponsor Transactions. The amounts above do not reflect the impact of the adoption of Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" on January 1, 2007. See "—Critical Accounting Estimates—Accounting for Income Taxes."

(2)
"Other liabilities" consist of borrowings, deposit liabilities, and accounts payable and other liabilities relating primarily to compensation and current tax liabilities.

Presentation of Our Segment Results

        We present the results of operations for our six business segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard is based on a management approach, which requires presentation of our segments based upon our organization and internal reporting of results of operations.

        When considering the segment information included in this prospectus, you should keep in mind that our segment results have been prepared using a reporting methodology that is different from the reporting methodology used in our consolidated financial statements and, as a result, are not directly comparable to our consolidated results. In particular:

  •
  Corporate Functions, Allocation of Interest Expense and Immaterial Businesses. Our segment results do not reflect the expenses of our corporate administrative and support functions, which generally consist of personnel related expenses for our corporate finance, legal, human resources, information technology, risk management and internal audit departments. Interest expense on our debt is allocated to business segments but does not result in a full allocation of the expense. Any unallocated interest expense is included within Corporate and Other for purposes of our segment reporting. The methodology for allocation of interest expense is based on business segment balance sheets, in which debt is allocated based on the difference between total segment assets and total segment economic capital. See "—Economic Capital." We apply a cost of funds to this implied debt amount, which generally varies based upon the risk of the underlying assets. Lastly, certain immaterial operating business results are also included in Corporate and Other rather than in our segment results. See "Business—Other Business Activities."

  •
  Consolidation of LIHTC Partnerships. Our segment results do not consolidate the results of any upper-tier or lower-tier LIHTC partnerships that we are required to consolidate in our consolidated financial statements under SFAS No. 66, "Accounting for Sales of Real Estate" or "SFAS No. 66," or FIN 46(R), "Consolidation of Variable Interest Entities," or "FIN 46(R)." For a description of the effects of the consolidation of these entities on our consolidated financial statements, see "—Understanding Our Financial Results—Consolidation of LIHTC Partnerships."

  •
  Push Down Accounting Adjustments. Consistent with our management reporting, our segment results do not reflect the push down accounting adjustments that we were required to make to our consolidated financial statements in connection with the Sponsor Transactions. For a description of the effects of these adjustments on our consolidated financial statements, see "—Presentation of Our Consolidated Results."

  •
  Elimination of Intersegment Transactions. Our segment results do not eliminate the effects of transactions between or among our business segments. These transactions generally result in one or more segments recording income and one or more other segments recording offsetting expenses with respect to the products or services provided.

  •
  Deferral of Placement Fees. We defer recognition of placement fees and direct loan origination costs (primarily compensation and benefits expense) in our consolidated financial statements. The deferral of these fees and costs has the effect of reducing the amount of placement fee revenue and noninterest expense, respectively, that we report in our consolidated financial statements. The resulting net deferred revenue or cost for each loan is recognized as a component of net gains on our mortgage loans held for sale when the loans are sold. For purposes of our segment reporting, however, we recognize the full amount of placement fees as noninterest income and the full amount of direct loan origination costs as a component of noninterest expense. The net difference between deferred income and costs (which can be net deferred revenue or net deferred costs for any particular period) is presented for segment reporting purposes as a component of the segment's noninterest expense. While the use of different accounting methodologies results in the recognition of different levels of noninterest income and noninterest expense during an accounting period, the income before income tax provision amounts presented for segment reporting purposes and consolidated financial statements is the same.

        The following tables present summary financial information for each of our six business segments as of the dates and for the periods indicated. The table also presents reconciling amounts that were included in Corporate and Other to reconcile management's reporting of our segment financial information to amounts included in our consolidated financial statements. For additional reconciliations of management's reporting of segment financial information to amounts included in our consolidated financial statements, see Note 25 to our audited consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net Revenue(1):
North American Lending and Mortgage Banking	$424.1	$626.4	$624.4
North American Investments and Funds Management	217.9	251.4	275.1
North American Servicing	397.3	397.7	343.5
Asian Operations	199.8	232.8	176.9
European Operations	89.3	45.6	95.9
North American Affordable Housing	48.4	(194.0)	58.0
Corporate and Other
Corporate functions and immaterial businesses	11.7	(8.5)	24.0
Consolidation of LIHTC partnerships	0.1	(16.5)	4.6
Push down accounting adjustments	(16.1)	(77.3)	—
Elimination of intersegment transactions	(17.6)	7.7	(0.9)
Deferral of placement fees adjustments	(142.8)	(124.0)	(131.0)

Total Corporate and Other	(164.7)	(218.6)	(103.3)

Consolidated amount	$1,212.1	$1,141.3	$1,470.5

Income Before Income Tax Provision:
North American Lending and Mortgage Banking	$170.4	$343.2	$325.0
North American Investments and Funds Management	149.5	143.6	180.7
North American Servicing	192.1	154.5	122.6
Asian Operations	106.4	104.3	95.0
European Operations	35.5	(23.2)	22.1
North American Affordable Housing	2.4	(272.1)	(113.8)
Corporate and Other
Corporate functions and immaterial businesses	(154.3)	(187.3)	(224.1)
Consolidation of LIHTC partnerships	—	—	—
Push down accounting adjustments	(54.9)	(47.2)	—
Elimination of intersegment transactions	—	—	0.2
Deferral of placement fees adjustments	—	—	—

Total Corporate and Other	(209.2)	(234.5)	(223.9)

Consolidated amount	$447.1	$215.8	$407.7

	December 31,
	2007	2006
	(in millions of U.S. dollars)
Total Assets:
North American Lending and Mortgage Banking	$12,159.8	$9,223.8
North American Investments and Funds Management	1,050.6	870.9
North American Servicing	894.3	854.7
Asian Operations	2,789.0	1,972.7
European Operations	3,068.1	2,904.6
North American Affordable Housing	1,084.8	2,285.3
Corporate and Other
Corporate functions and immaterial businesses	489.1	576.8
Consolidation of LIHTC partnerships	1,508.6	1,964.7
Push down accounting adjustments	220.1	303.0
Elimination of intersegment transactions	—	—
Deferral of placement fees adjustments	—	—

Total Corporate and Other	2,217.8	2,844.5

Consolidated amount	$23,264.4	$20,956.5

Note:

(1)
Net revenue is calculated as net interest income plus noninterest income less provision for loan losses.

Understanding Our Financial Results

        As a commercial real estate finance company, our ability to generate income and cash flow is highly dependent on the volumes of financing that we originate, our ability to securitize, sell, participate or otherwise finance our loans and the spreads we generate on our interest-earning assets. In addition, our financial performance is driven by, among other things, our ability to increase the size of our servicing portfolio and the amount of real estate related assets under our management. The success of our origination activities impacts our level of placement fees and net interest income and impacts the amount of loans that we have available for future sale and servicing opportunities, which in turn affects our levels of net gains and fee-based income. Our ability to increase the size of our servicing portfolio, which is also driven by the level of our origination and distribution activities as well as the volume of mortgage servicing rights that we acquire, affects the level of servicing fees that we earn and income that we derive from escrow balances, each of which provide us with an important source of recurring income and which, in the case of special servicing, provides us with a source of counter-cyclical income and in the case of earnings on escrow balances, tend to partially offset the negative impact on origination fees in a rising interest rate environment. Our business is also dependent on the amount of our assets under management as well as on changes in the values of our real estate related assets, which impact the levels of fee-based income and net gains that we recognize.

        The amount of financing that we arrange, the number of servicing opportunities that are presented to us, the spreads we generate on our interest-earning assets and the gains we realize on sales of our assets are subject to various factors. These factors include availability of funding sources, cost of capital, changes in the interest rate environment, CMBS spreads, commercial real estate prices, levels of supply and demand for commercial real estate and real estate related investments, competition in our industry and the condition of local and national economies. These factors also affect our estimates of loan losses and other items affecting expected cash flows from our assets and our related valuation of those assets. As a consequence of these factors, particularly changes in interest rates and credit spreads, activity of our business lines may be cyclical. We seek to mitigate the effects of market and other external factors on our business by maintaining a revenue base that is diversified among business activities, real estate asset classes and geographical areas. We also seek to take advantage of specific market opportunities, which may cause our results to fluctuate from period to period. For a discussion of the effects that recent market developments may have on our business activities, see "—Outlook and Recent Trends."

Restatement of Prior Year Financial Statements

        The consolidated financial statements and financial information as of and for the 284 days ended December 31, 2006 and the three years ended December 31, 2005 included in this prospectus were previously restated as a result of reviews conducted by our management. The 2006 restatement did not impact our historical total assets, stockholders' equity or cash and cash equivalents as of December 31, 2006, or net income or earnings per share for any period.

        The restatement adjustments for the periods from 2003 through 2005 consisted of multiple individual adjustments, the more significant of which related to (1) the reversal of sale accounting for certain securitization transactions, (2) the reversal of hedge accounting on certain hedge relationships due primarily to insufficient documentation of the assessment of expected hedge effectiveness or ineffectiveness, (3) adjustments to our recording of the timing of compensation expense for certain incentive compensation awards, (4) the deferral of syndication fees which had been recognized as income prematurely and (5) the correction of an understatement of the valuation allowance for certain loans classified as held for sale as of December 31, 2003.

Net Interest Income

        Our net interest income represents the difference between the amount of interest that we earn on our interest-earning assets and the amount of interest that we pay on our interest-bearing liabilities. Our net interest income is driven by the principal amount of interest-earning assets and interest-earning liabilities that we hold on our consolidated balance sheet and the changes in the spread between the two. These drivers in turn depend on our origination volumes, the length of time that we hold interest-earning assets on our consolidated balance sheet, the yields that we earn on interest-earning assets and our funding costs, which in turn are affected by changes in prevailing interest rates, our credit ratings, demand for commercial real estate financing and general business, economic and market conditions.

        Beginning in the year ended December 31, 2004, we implemented an economic capital model that resulted in a repositioning of our balance sheet during 2005 and 2006 away from higher risk assets that typically provide for higher yields and focused on reducing the principal risk associated with our lending activities by monetizing a significant portion of the financing that we originate through asset sales, including syndications, participations and securitizations. See "—Economic Capital." The implementation of this model decreased the contribution that net interest income made to our net income and increased the portion of our earnings derived from fee-based sources of income and net gains from the sale of assets. However, in light of the disruption in the credit and securitization markets since July 2007, we have begun to retain a greater portion of the loans we have originated in recent periods on our balance sheet for longer periods of time, thereby increasing our net interest income in the year ended December 31, 2007 as compared to the year ended December 31, 2006.

        The following table presents our net interest income for the periods indicated.

	Year Ended December 31,
Net Interest Income
	2007	2006	2005
	(in millions of U.S. dollars)
Interest income	$1,251.2	$1,155.4	$1,030.5
Interest expense	914.5	831.7	596.6

Net interest income	$336.7	$323.7	$433.9

Interest Income

        We earn interest income primarily from the loans that we originate and hold for sale or investment, from the accretion of income on non-performing and under-performing loans that we acquire at a discount to their face value and from the investment securities that we carry on our consolidated balance sheet. The investment securities that we carry on our consolidated balance sheet consist primarily of our retained interests in securitization transactions, tax-exempt securities that we acquire in connection with our affordable housing lending activities and securities that we acquire for short-term trading purposes. In connection with the sale of the majority of the assets of our affordable housing debt platform in February 2007, we sold a significant portion of the tax-exempt housing bonds that we owned. Unrelated to that sale, we also sold $746.1 million of tax-exempt bonds related to the tender option bond program and repaid the related financing of $731.6 million.

        We hold both fixed and floating rate assets on our consolidated balance sheet. Because our interest-bearing liabilities are predominately floating rate, our policy is to hedge the interest rate risk associated with our fixed rate assets through the use of derivative instruments and other risk mitigation strategies. However, because most of our derivative instruments are designated as fair value hedges, the net gains and losses associated with these derivative instruments generally are not classified as interest income. As a result, we may experience volatility in our net interest income to the extent that our cost of funds increases based on an increase in market rates. We typically securitize, syndicate or sell our fixed rate assets subject to market conditions.

        The following table summarizes our sources of interest income for the periods indicated.

	Year Ended December 31,
Interest Income
	2007	2006	2005
	(in millions of U.S. dollars)
Loans(1)	$952.3	$806.8	$696.0
Investment securities	106.8	140.7	152.5
Acquired non-performing loans	59.0	69.5	108.5
Assets collateralized in securitization trusts	27.3	78.3	24.4
Escrow balances	53.6	36.1	37.2
Other	52.2	24.0	11.9

Total	$1,251.2	$1,155.4	$1,030.5

Note:

(1)
Excluding acquired non-performing loans.

Interest Expense

        Our interest expense consists primarily of amounts we pay third parties under our debt financing arrangements including our notes, interest that accrues on our deposit liabilities and interest that we are required to pay on a portion of the escrow balances with respect to which we earn trust fees or other types of income. Interest expense relating to our deposit liabilities has grown significantly in recent years as a result of an increase in the amount of interest-bearing deposit liabilities maintained by third parties at Capmark Bank, one of our wholly-owned subsidiaries.

        Prior to the Sponsor Transactions, our debt financing arrangements consisted primarily of short-term borrowings from GMAC, which generally bore interest at rates based on GMAC's cost of funds, and other short-term borrowings from third parties, many of which were guaranteed by GMAC. In connection with the Sponsor Transactions, we refinanced all of the outstanding indebtedness we owed GMAC or that had been guaranteed by GMAC with $7.1 billion of borrowings under our senior credit facility and our bridge loan and with trust preferred securities issued to GMAC that are funded with $250 million in aggregate liquidation amount of our junior subordinated debentures.

        In addition, we have long-term asset-backed financings that are non-recourse and that have maturities that match the maturities of the underlying collateral. Those financings are classified as "collateralized borrowings in securitization trusts."

        Following the refinancing of our indebtedness in connection with the Sponsor Transactions and more recently as a result of the overall disruption in the credit markets, our interest expense has increased due to increases in our total indebtedness, changes in the mix of our funding sources and the amortization of debt issuance costs that we capitalized in connection with the Sponsor Transactions.

        On May 10, 2007, we issued $2.55 billion aggregate principal amount of outstanding notes, the net proceeds of which were primarily used to repay indebtedness outstanding under our bridge loan. The weighted average interest rate on the outstanding notes is higher than that on our bridge loan. In the fourth quarter of 2007, we purchased $20 million of our outstanding 2010 floating rate notes in a privately negotiated transaction with a third party.

        The following table summarizes our sources of interest expense for the periods indicated.

	Year Ended December 31,
Interest Expense
	2007	2006	2005
	(in millions of U.S. dollars)
Long-term borrowings	$492.0	$426.3	$49.9
Short-term borrowings	134.0	206.1	386.0
Deposit liabilities	265.8	136.4	77.5
Collateralized borrowings in securitization trusts	34.6	71.2	24.4
Other(1)	(11.9)	(8.3)	58.8

Total	$914.5	$831.7	$596.6

Note:

(1)
"Other" consists of interest that we are required to pay on a portion of our escrow balances in connection with our servicing business and interest expense relating to foreign currency and cash flow hedges. Foreign currency hedges may generate either interest income or interest expense depending on interest rate differentials in various currencies.

Provision for Loan Losses

        We maintain an allowance for loan losses on our mortgage loans held for investment in order to provide for the risk of loan losses inherent in the lending process. To recognize increases in this allowance, we record a provision for loan losses in our consolidated statement of income. These provisions are estimates and involve judgment and consideration of a number of factors including: our past loss experience; the current credit composition of our loan portfolio; types of property collateralizing loans; valuations of real estate collateralizing impaired loans; and other relevant factors.

Noninterest Income

Net Gains

        Our noninterest income includes net realized and unrealized gains and losses on loans; net realized and unrealized gains and losses on trading derivatives and investment securities; net realized gains and losses on real estate and equity investments; and net realized gains and losses resulting from the resolution of non-performing and under-performing loans acquired in connection with our distressed debt investment activities. We carry loans that we hold for sale at the lower of amortized cost or estimated fair value. If we are required to write down the value of a loan that we hold for sale as a result of a decrease in the loan's estimated fair value, we record valuation adjustments that reduce our noninterest income by an amount equal to the write down in the carrying value of the loan. This valuation adjustment is reported as a component of net (losses) gains on loans in our consolidated statement of income. For the year ended December 31, 2007, we recorded aggregate market valuation charges of $289.7 million related to our portfolio of mortgage loans held for sale due primarily to adverse market conditions in the third and fourth quarters of 2007.

        We review our mortgage loan portfolio to determine whether any changes in classification should be made between "held for sale" and "held for investment." Consideration is given to our intent and ability to hold such loans to maturity. In 2007, approximately $4.5 billion of loans identified through this review process were transferred from "held for sale" to "held for investment" at the lower of amortized cost or fair value. The amortized cost basis of such loans exceeded estimated fair value at the time of transfer by approximately $76.6 million which is reported as a component of net (losses) gains on loans in the consolidated statement of income.

        Historically, our most significant source of net gains has been net gains on mortgage loans realized in connection with our securitization activities, which were positively affected during the period from January 1, 2004 through mid-July 2007. During the remainder of 2007, turbulent market conditions adversely affected our ability to securitize mortgage loans. Our net gains have also been affected by opportunistic sales of real estate and equity investments, including investments in joint ventures that we have formed when acquiring non-performing and under-performing loans and real estate equity investments. Although these gains have been an important contributor to our noninterest income in recent periods, our ability to generate these gains depends on our ability to take advantage of specific market opportunities, which are significantly impacted by the real estate related assets involved. As a result, we generally expect our level of net gains to fluctuate from period to period.

        Net gains for the years ended December 31, 2007 and 2006 have been adversely impacted by the increase in the basis of our loans and real estate and equity investments recorded as part of push down accounting as more fully described in "—Basis of Presentation—Presentation of Our Consolidated Results."

        The following table presents information concerning our net gains for the periods indicated.

	Year Ended December 31,
Net Gains
	2007	2006	2005
	(in millions of U.S. dollars)
Net (losses) gains on loans	$(128.4)	$142.0	$251.7
Net gains (losses) on trading derivatives and investment securities(1)	28.4	(7.9)	47.2
Net gains (losses) on real estate and equity investments(1)	36.7	(7.9)	39.4
Other gains (losses), net(2)	75.9	(8.9)	(20.6)

Total	$12.6	$117.3	$317.7

Notes:

(1)
Reported as a component of net gains (losses) on investments and real estate in our consolidated statement of income. Gains and losses on trading derivatives relate to derivative instruments that do not qualify for hedge accounting under GAAP. These derivatives are used to mitigate risks associated with changes in fair value of our investment securities and certain fixed-rate certificates of deposit issued by Capmark Bank; these derivatives also include derivatives used to mitigate foreign exchange risk and volatility in cash flows of certain variable rate liabilities. Trading derivatives also include unfunded loan commitments and their related derivatives. Gains and losses on investment securities consisted primarily of gains and losses on our portfolio of investment securities classified as trading.

(2)
Relates primarily to the net interest settlement recognized periodically on our hedging instruments, and other miscellaneous gains and losses. For the year ended December 31, 2007, other gains (losses), net include a gain of approximately $65.3 million on the sale of a majority of our affordable housing debt platform.

Fee and Investment Income

        The majority of our noninterest income is fee-based income that we earn from our three core business lines. Additionally, our noninterest income includes our allocable share of the earnings generated by our interests in joint ventures and partnerships that we account for under the equity method, which primarily consists of our direct investments in real estate debt and equity funds managed by our investments and funds management business, our investments in various joint ventures that invest in non-performing and under-performing loans or real estate equity in Europe and Asia, and real estate investment income (generally net rental income) that is generated by investments in real property that we carry as assets on our consolidated balance sheet. These properties consist primarily of those acquired in connection with real estate equity and distressed debt investments in Asia and properties that are owned by our lower-tier LIHTC partnerships that we are required to consolidate under GAAP.

        Our fee-based income is generally recurring and periodic in nature and driven by, among other things, the volume of our origination activities, the size of our servicing portfolio and the amount of real estate related assets under our management. Our fee-based income consists primarily of the following:

  •
  mortgage servicing fees that we earn when we act as the primary servicer of a loan or the master servicer for securitized loan pools;

  •
  placement fees that we earn when arranging financing for borrowers;

  •
  investment banking fees (such as advisory fees, remarketing fees and management and underwriting fees) that we earn through our lending, tax credit syndication and capital markets activities;

  •
  structuring fees and investment syndication income that we earn when structuring or sponsoring NMTC funds and LIHTC funds;

  •
  asset management fees consisting of investment management fees from our investments and funds management business;

  •
  fees that we earn as a special servicer for defaulted loans or as advisor with respect to the resolution of non-performing or under-performing loans and fees for services performed for NMTC funds and LIHTC funds that we sponsor; and

  •
  trust fees that we earn on escrow balances for loans that we service in North America.

        The following table summarizes our sources of noninterest income (other than net gains) for the periods indicated.

	Year Ended December 31,
Fees and Investment Income
	2007	2006	2005
	(in millions of U.S. dollars)
Mortgage servicing fees	$206.4	$199.2	$195.8
Placement fees	65.8	88.1	60.4
Investment banking fees(1)	62.5	60.3	59.6
Structuring fees and investment syndication income (loss)(1)	49.5	(37.9)	9.3
Asset management fees	103.3	60.4	57.9
Trust fees and document custodial income	193.9	166.4	86.4
Other fees	53.7	75.1	86.1
Equity in income (loss) of joint ventures and partnerships	56.0	67.8	96.3
Net real estate investment income(2)	81.8	68.1	75.2
Other(2)	22.6	27.3	34.7

Total	$895.5	$774.8	$761.7

Notes:

(1)
Reported as a component of investment banking fees and syndication income in our consolidated statement of income.

(2)
Reported as a component of net real estate investment and other income in our consolidated statement of income.

Noninterest Expense

        Our noninterest expense consists primarily of the compensation and benefits that we pay our employees; amortization charges that we record with respect to our mortgage servicing rights; costs relating to our office space and equipment; professional fees that we pay our legal, accounting and other advisors; and other expenses, including goodwill impairment charges totaling approximately $64.1 million relating to our LIHTC business in the year ended December 31, 2005. We recorded these charges as a result of a deterioration in the results of operations of our LIHTC business and our implementation of a new business plan for our LIHTC operations as described under "Business—Our Six Business Segments—North American Affordable Housing—LIHTC Funds," which resulted in a significant reduction in our expected future cash flows from the business. See "—Impact of LIHTC Operations."

        The following table summarizes our sources of noninterest expense for the periods indicated.

	Year Ended December 31,
Noninterest Expense
	2007	2006	2005
	(in millions of U.S. dollars)
Compensation and benefits	$414.5	$495.9	$585.4
Amortization of mortgage servicing rights	130.5	121.0	100.3
Occupancy and equipment	107.2	101.5	116.1
Professional fees	102.9	113.0	92.9
Other(1)	134.3	159.7	225.8

Total	$889.4	$991.1	$1,120.5

Note:

(1)
Consists of expenses related to amortization of intangible assets, data processing and telecommunications, travel and entertainment, goodwill impairment, employee-related expenses, property inspection fees, advertising, office supplies, insurance expense, loan processing fees and other miscellaneous expenses. In 2005, we recorded goodwill impairment of $64.1 million related to adverse developments in our LIHTC business.

        Historically, our noninterest expense has been significantly affected by our employee compensation and benefit expenses and costs relating to our office space and equipment. A significant component of our compensation consists of commissions and other incentive compensation that is directly correlated to our revenues. In connection with the Sponsor Transactions, we recorded $18.1 million of compensation expense related to the early termination of a deferred compensation plan. In addition, as described under "—Basis of Presentation—Presentation of Our Consolidated Results," the application of push down accounting in connection with the Sponsor Transactions resulted in the establishment of a liability for other deferred compensation expense, which is expected to further reduce our compensation and benefit expenses for a three-year period.

        Since the completion of the Sponsor Transactions on March 23, 2006, we have implemented a number of initiatives to reduce our operating costs. These measures have included changing our employee compensation programs to better align employee pay with performance, consolidating our office facilities, reducing our staffing levels, reviewing and renegotiating certain vendor contracts and disposing of certain less profitable operations. These initiatives have contributed to a reduction in our adjusted efficiency ratio in recent periods. See "Summary—Summary Financial Information and Other Data."

        Our noninterest expense is also partly driven by changes in the level of the amortization expense that we record with respect to our mortgage servicing rights. Mortgage servicing rights represent the capitalized value of the right to receive future cash flows from the related servicing activities and are amortized over the estimated life of the related loan or securitization transaction. The amount of amortization charges that we record with respect to our mortgage servicing rights is primarily driven by changes in the volume of mortgage servicing rights that we originate or acquire and adjustments that we make to the carrying value of our mortgage servicing rights during an accounting period. Our amortization expense generally has increased in recent periods due to the growth of our servicing portfolio. We carry mortgage servicing rights at the lower of amortized cost or estimated fair value. The fair value of mortgage servicing rights is sensitive to changes in prevailing interest rates (which impact the discount rates that we use when valuing the rights) and tends to decrease when interest rates decline and to increase when interest rates rise. As described under "—Basis of Presentation—Presentation of Our Consolidated Results," the application of push down accounting in connection with the Sponsor Transactions resulted in an increase in the carrying value of our mortgage servicing rights, which has led to a further increase in the amount of amortization expense that we have recorded since March 23, 2006.

Minority Interest

        Our consolidated financial statements include the results of entities in which third parties own an interest. These entities consist primarily of joint ventures that our Asian Operations segment has established for purposes of making investments in non-performing and under-performing loans as well as our upper-tier and lower-tier LIHTC partnerships. See "—Consolidation of LIHTC Partnerships." The consolidation of these entities in our financial statements requires us to recognize all of the revenues and all of the expenses that these entities record during an accounting period. When calculating our net income, the portion of the net income or loss of consolidated entities that are attributable to minority investors in those entities is reflected as minority interest income or expense, as appropriate, in our consolidated statement of income.

Income Taxes

        Prior to the Sponsor Transactions, we had operated within the GM-controlled tax group under the principles of a tax-sharing arrangement. Under this arrangement, we were generally treated as a standalone taxpayer, except with regard to foreign tax credits and net operating losses. We would receive credit for such attributes only if the GM group as a whole could utilize such benefits.

        Upon the closing of the Sponsor Transactions, we became deconsolidated from the GM-controlled tax group. Therefore, we are no longer an eligible member of the GM consolidated tax return for any periods after the date of the Sponsor Transactions. Thus, we are now liable for worldwide taxes based solely on our consolidated operations as a standalone taxpayer. Moreover, based on applicable tax rules, certain tax attributes represented by net operating losses and foreign tax credits were specifically allocated by GM to our company in respect to an intercompany receivable due from GM. These amounts were reclassified as deferred tax assets in the consolidated balance sheet as of the Sponsor Transactions date.

        We account for income taxes under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes," or "SFAS No. 109." On January 1, 2007, we adopted FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," or "FIN 48," which clarifies SFAS No. 109 by defining the confidence level that an income tax position must meet in order to be recognized in the financial statements. FIN 48 requires the tax effects of a position to be recognized only if it is "more-likely-than-not" to be sustained solely on its technical merits. The "more-likely-than-not" threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered "more-likely-than-not" to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized.

        As a result of adopting FIN 48, management reviewed the income tax positions it has recorded in the application of push down accounting and has evaluated the impact of EITF Issue No. 93-7, "Uncertainties Related to Income Taxes in a Purchase Business Combination," or "EITF 93-7," as it relates to income tax exposures related to periods prior to the Sponsor Transactions. Under the guidance of EITF 93-7, we recorded the impact of adopting FIN 48 on our predecessor period tax liabilities as an increase to goodwill in the consolidated balance sheet. For our successor period tax liabilities, we recorded the impact of adopting FIN 48 as a cumulative effect adjustment to retained earnings in the consolidated balance sheet. Adjustments to tax liabilities subsequent to the adoption of FIN 48 (e.g., through actual or effective settlement) are recorded through income tax expense or through additional adjustments to goodwill depending on whether the liabilities arose from transactions prior to or after the Sponsor Transactions. We classify interest and penalties related to unrecognized tax benefits as income tax expense. See Note 15 to our audited consolidated financial statements included elsewhere in this prospectus for the impact of adopting FIN 48 on our consolidated financial statements.

        In addition, in connection with the Sponsor Transactions, we revoked our election under APB Opinion No. 23, "Accounting for Income Taxes-Special Areas," to permanently reinvest earnings of foreign subsidiaries. As a result, our financial results reflect the United States federal and state tax effect of all undistributed earnings of foreign subsidiaries.

Impact of LIHTC Operations

        Through our North American Affordable Housing segment, we have syndicated a significant amount of low-income housing tax credits to third-party investors by sponsoring LIHTC funds. In a LIHTC fund, investors acquire direct limited partner interests in an upper-tier investment partnership, which in turn invests as a limited partner in one or more lower-tier partnerships that own and operate multifamily properties. Investors in our LIHTC funds are most often corporations seeking to benefit from tax credits and tax losses that are generated by a lower-tier partnership's multifamily properties. We have historically acquired interests in new lower-tier partnerships in contemplation of transferring those interests to a new LIHTC fund following its capitalization. This "warehousing" of interests in lower-tier partnerships requires external funding, which gives rise to financing costs.

        As a sponsor of LIHTC funds, we receive structuring fees and investment syndication income for organizing the fund, coordinating the fund's capital raising and arranging investments by the upper-tier partnership in one or more lower-tier partnerships, and we generally are paid asset management fees for the ongoing administration of a fund. We recognize this income when related services are completed and collection is reasonably assured. We provide investment yield guarantees to investors in many of the LIHTC funds we sponsor and in exchange we receive guarantee fees. Guarantee fees are deferred when received, and are amortized into income in each reporting period in proportion to the amounts of tax benefits and other returns delivered to investors in satisfaction of the yield guarantees in each period. If a guaranteed LIHTC fund is unable to generate the yield required under the guarantee agreement, we are obligated to pay the shortfall to the investors, or otherwise to bear the costs to improve the performance of the fund and enable it to generate the guaranteed yield. On a fund-by-fund basis, when those payments and costs become probable and estimable, and when they exceed the amounts of unamortized deferred guarantee fees recorded as liabilities on our consolidated balance sheet in addition to available working capital reserves, we recognize the excess as an additional liability under the provisions of SFAS No. 5, "Accounting for Contingencies," or "SFAS No. 5." When we recognize an additional liability under SFAS No. 5, we make a corresponding charge to structuring fees and investment syndication income in our consolidated income statement. The liability is reduced for actual costs that we incur to deliver the guaranteed yield. If cumulative actual costs exceed the amount of the liability, we recognize additional charges in our consolidated income statement as the costs become probable and estimable. As of December 31, 2007, our maximum loss exposure under yield guarantees was determined to be approximately $1.7 billion, after giving effect to the funding of all committed amounts. For more information regarding our estimation of yield guarantee exposure, see "—Critical Accounting Estimates—Liability for Affordable Housing Guarantees."

        Our LIHTC operations have experienced difficulties in 2005 and 2006 that have negatively impacted the performance of our North American Affordable Housing segment and adversely affected our overall results in those periods.

        In particular:

  •
  Some of the multifamily properties that are owned by the lower-tier partnerships in our guaranteed LIHTC funds have not generated, or are expected to be unable to generate, sufficient cash flows to fund their operating expenses or debt service obligations. We have advanced, and expect in the future we will need to advance, funds to cover some or all of these shortfalls in order to avoid foreclosure on these properties and a loss of tax benefits to fund investors.

  •
  Some of the multifamily properties that are owned by the lower-tier partnerships in our guaranteed LIHTC funds are in various stages of construction or are undergoing substantial rehabilitation. Due to construction delays, construction cost increases, construction cost overruns and other problems, some of these properties have been unable, or are expected to be unable, to obtain sufficient permanent financing to repay their construction related debt. To avoid foreclosure on these properties and a loss of tax benefits to investors, we have advanced, and expect in the future we will need to advance, funds to cover some or all of these shortfalls.

  •
  Some of the multifamily properties that are owned by the lower-tier partnerships in our guaranteed LIHTC funds have not qualified for tax credits, and may never qualify for tax credits, under LIHTC program rules. In addition, some of our guaranteed LIHTC funds have had adjustments to losses following audits by the Internal Revenue Service. The adverse tax consequences have reduced yields provided to investors and, as a result, will require us to advance funds to affected investors in order to provide them with their guaranteed yield. We may be required to make additional advances in the future if audits result in an adverse change to a guaranteed LIHTC fund's tax positions.

  •
  We have experienced higher costs of warehousing interests in lower-tier partnerships on our balance sheet pending a transfer of those interests to LIHTC funds. In addition, we have been required to provide additional collateral to secure our obligations under some of our yield guarantees, which has increased the funding costs for our LIHTC operations. We may incur similar costs in the future.

  •
  We have removed the general partners of a number of lower-tier partnerships in our guaranteed and non-guaranteed LIHTC funds due to operational or performance issues. Following these removals, we have had to devote resources to managing the affected partnerships or finding suitable replacement general partners to conduct those activities.

  •
  The expenses associated with managing our LIHTC funds and inventories of lower-tier partnerships, including additional accounting, consulting, legal, and other professional fees we have incurred in connection with the difficulties described above, have exceeded the amount of asset management fees that we have collected in recent periods and may continue to exceed the amount of asset management fees collected in future periods.

        Structuring fees and investment syndication income totaled $49.5 million for the year ended December 31, 2007 compared to a loss of $37.9 million for the year ended December 31, 2006. Structuring fees and investment syndication income decreased by $47.2 for the year ended December 31, 2006 compared to income of $9.3 million for the year ended December 31, 2005. As a result of the adverse developments in our LIHTC business, in 2005, we also recorded an impairment to goodwill associated with the business totaling $64.1 million.

        In connection with the application of push down accounting to our consolidated financial statements, we increased the carrying value of the liability associated with our guaranteed LIHTC funds (which is recorded on our consolidated balance sheet as real estate syndication proceeds) to its fair value as of the closing of the Sponsor Transactions, which resulted in a $401.7 million increase in the aggregate carrying value of this liability to $664.5 million as of March 23, 2006. To the extent this liability exceeds the estimated costs associated with our LIHTC guarantees, it will be amortized to income over the expected life of the LIHTC funds to which the liability relates, with the remaining amount used to offset expected costs relating to performance under the yield guarantees that we would otherwise expense as they become estimable. As of March 23, 2006, we estimated that $454.8 million of the guarantee liability as of that date would be amortized into future income and $209.7 million would be utilized to cover estimated guarantee costs. As of December 31, 2007, we estimated that, of our total LIHTC related guarantee liability of $482.9 million at that date, $264.5 million would be amortized to future income and $218.4 million would be utilized to cover expected costs relating to performance under the yield guarantees. We reevaluate these estimates on a quarterly basis and it is likely that our estimates will continue to change based on changes in the future performance of our LIHTC business. The amortization of this liability resulted in a $31.4 million and $29.0 million benefit for the years ended December 31, 2007 and 2006, respectively. However, the amortization of this liability does not provide us with a source of cash for funding any advances or payments that we may be required to make in connection with our LIHTC operations. The increase in the liabilities associated with our guaranteed LIHTC funds reflects management's estimate of the fair value of those liabilities as of March 23, 2006. Future developments affecting our LIHTC business or other factors may cause us to revise our expectations for our LIHTC operations, which could result in additional charges.

        Since September 30, 2005, we have made significant changes to our business plan for our LIHTC operations in response to the developments described above. These changes are designed to reduce adverse impacts that our LIHTC operations may have on our future results of operations while enabling us to continue to fulfill our obligations to the LIHTC funds for which we serve as the general partner. Our primary focus with respect to our LIHTC operations is now on managing our existing funds and syndicating our inventory of interests in lower-tier partnerships. Other than in connection with syndicating existing LIHTC inventories, we do not expect to sponsor additional LIHTC funds in the future and we may consider opportunities to reduce our liabilities relating to existing guaranteed LIHTC funds by transferring guarantee liabilities in respect of or general partner interests in the funds that we have sponsored or otherwise. See "Business—Our Six Business Segments—North American Affordable Housing—LIHTC Funds." We expect to continue to face challenges in our LIHTC business but believe that the changes in our business plan for our LIHTC operations have reduced the uncertainties in those operations.

Consolidation of LIHTC Partnerships

        When we sponsor a guaranteed LIHTC fund, we account for the syndication as a financing rather than as a sale under the requirements of SFAS No. 66. The requirement to reflect the transaction as a financing is triggered by our continuing involvement in the fund in the form of the yield guarantee. When accounting for a fund syndication as a financing, we retain the assets (generally cash, cash equivalents and equity investments) of the upper-tier partnership on our consolidated balance sheet, and we reflect the syndication proceeds from third-party investors as liabilities on our consolidated balance sheet.

        In certain cases we are required to consolidate lower-tier partnerships and upper-tier partnerships for which we have not guaranteed yields under the requirements of FIN 46(R). This requirement is triggered when we are deemed to be the "primary beneficiary," as defined in FIN 46(R), in a partnership. When we consolidate a partnership under FIN 46(R), we recognize its assets (primarily cash and equity investments for upper-tier partnerships and real estate for lower-tier partnerships) and its liabilities (primarily mortgage debt for lower-tier partnerships) on our consolidated balance sheet, and we reflect the equity interests of third-party investors in the partnership as a minority interest in our consolidated balance sheet. Consolidation of a LIHTC fund under FIN 46(R) generally results in the same amount of net income reported in our consolidated statement of income as would be reported under the equity method of accounting. However, certain line items within the consolidated statement of income include gross amounts of income and expenses recorded at the fund level, the net of which is offset by minority interest expense or income to the extent the economic interests of the partnerships are passed through to third-party investors. These line items would be netted against one another under the equity method of accounting.

        The following tables present the amounts that were included in our consolidated financial statements as a result of the application of the accounting principles described above as of the dates and for the periods indicated. These accounting principles result in a gross-up of our assets and liabilities as well as a gross-up of our revenues, expenses and minority interest income as presented below.

	December 31,
	2007	2006
	(in millions of U.S. dollars)
LIHTC Balance Sheet Data:
Total assets	$1,508.6	$1,964.7
Total borrowings	335.9	323.8
Real estate syndication proceeds	1,123.1	1,537.2
Other liabilities	24.6	(75.9)
Minority interest	25.0	179.6
Stockholders' equity	—	—
	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
LIHTC Income Statement Data:
Net interest income	$(35.1)	$(30.5)	$(26.0)
Noninterest income	35.2	14.0	30.6
Noninterest expense	72.6	55.1	60.3
Minority interest income	72.5	71.6	55.7

Net income	$—	$—	$—

Outlook and Recent Trends

        In early 2007, the subprime residential lending and single family housing markets began to experience significant default rates, declining real estate values and increasing backlog of housing supply, and other lending markets experienced higher volatility and decreased liquidity resulting from the poor credit performance in the residential lending markets. The residential sector capital markets issues quickly spread more broadly into the asset-backed commercial real estate, corporate and other credit and equity markets even though underlying fundamentals outside of the residential real estate sector continued to show strong performance and credit metrics. Although we do not have any direct subprime exposure or direct exposure to the single family mortgage market, the factors described above have resulted in substantially reduced mortgage loan originations, securitizations and syndications, and are precipitating more generalized credit market dislocations and a significant contraction in available credit. As a result, most financial industry participants, including commercial real estate lenders and investors, are finding it difficult to obtain cost-effective debt capital to finance new investment activity or to refinance maturing debt. The U.S. Federal Reserve, or the "Federal Reserve," has responded to these conditions by lowering the federal funds rate from a high of 5.25% in September 2007 to 3.00% currently and providing liquidity to financial institutions through various funding programs.

        Low interest rates are generally good for commercial real estate values because the discount rate applied to underlying cash flows should be lower, and low rates are also good for loan credit because debt service costs are lower while underlying values are supported. Notwithstanding liquidity measures taken by the Federal Reserve, capital markets conditions remain challenging and we believe commercial real estate valuations will be stressed in 2008 from weaker economic conditions and a scarcity of capital.

        Credit spreads on commercial mortgage loans are significantly influenced by: (1) supply and demand for those mortgage loans; (2) perceived risk of the underlying real estate collateral cash flow; and (3) capital markets execution for the sale or financing of those mortgage loans. The number of potential lenders in the marketplace and the amount of funds they are willing to devote to commercial mortgage assets will generally impact credit spreads. As liquidity or "demand" for mortgage loans increases, spreads on equivalent commercial mortgage loans will generally decrease. Conversely, a lack of liquidity will result in credit spreads increasing. During periods of volatility, the number of lenders participating in the market may change at an accelerated pace. Further, many lenders rely on the capital markets to finance their portfolio of commercial loans. Lenders will likely increase the credit spreads they are willing to lend at as liquidity in the capital markets decreases. As the market tightens, many lenders have requested additional collateral or repayments with respect to their loans to maintain loan to value ratios that are acceptable to them.

        In an environment of widening credit spreads, the fair value of existing loans held for sale and investment securities may decrease. As a result, if a lender were to originate a loan, that loan would likely carry a greater credit spread than a similar loan originated in an environment of lower credit spreads. Even though a loan may be performing in accordance with its loan agreement and the underlying collateral has not changed, the fair value of the loan may be negatively affected by the difference between the rate on the loan versus market rates from the spread widening. Accordingly, when a lender wishes to sell or finance a loan, the reduced fair value of the loan will impact the total proceeds and, therefore, the gain that the lender will receive.

        As a result of the current credit market conditions, we have reduced the fair value of our loans and investment securities, including adjusting prices and terms on new loans to better coincide with capital markets conditions, and changing the mix of originations among product types to emphasize products with better liquidity and lower funding costs, including agency and third party originations and commercial mortgage loans funded by Capmark Bank. We may make additional modifications to our businesses to address current and future credit market conditions.

        If current adverse market conditions persist or worsen, we could continue to experience a reduction in our origination volume and we may be constrained in the types of loans that we are able to originate. Further, such adverse conditions could impair our ability to increase our servicing portfolio and assets under management, resulting in a corresponding reduction in our interest and fee income. We may also continue to experience difficulty in executing our distribution strategies, including asset sales such as syndications, participations and securitizations, which could increase the principal risk exposures associated with our lending activities and decrease our ability to generate new loans and related fees. Significant price volatility and reduced liquidity in the capital markets may lead to additional valuation adjustments on our loans held for sale. Finally, we may experience a reduction in our primary sources of funding, which may impair our ability to grow our business.

Results of Operations

Our Company

        The following table summarizes our consolidated results of operations for the periods indicated. To facilitate a discussion of our results of operations for the three years ended December 31, 2007, the information set forth below for the year ended December 31, 2006 represents a mathematical combination of our predecessor consolidated results for the 81 days ended March 22, 2006 and our successor consolidated results for the 284 days ended December 31, 2006. However, our consolidated financial statements for our predecessor and successor periods have been prepared using different bases of accounting, with the successor period reflecting the application of push down accounting. Accordingly, the information set forth below with respect to the three years ended December 31, 2007 is not directly comparable.

        For a description of the impact of push down accounting on our reported results for the period from March 23, 2006 through December 31, 2006 and for the year ended December 31, 2007, see "—Basis of Presentation—Presentation of Our Consolidated Results" above.

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net interest income	$336.7	$323.7	$433.9
Noninterest income	908.1	892.1	1,079.4

Total revenue	1,244.8	1,215.8	1,513.3
Provision for loan losses	32.7	74.5	42.8

Net revenue	1,212.1	1,141.3	1,470.5
Noninterest expense	889.4	991.1	1,120.5

Income before minority interest and income tax provision	322.7	150.2	350.0
Minority interest income	124.4	65.6	57.7

Income before income tax provision	447.1	215.8	407.7
Income tax provision	166.8	59.2	112.9

Net income	$280.3	$156.6	$294.8

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        Our net income totaled $280.3 million for the year ended December 31, 2007 compared to $156.6 million for the year ended December 31, 2006. The $123.7 million increase was primarily driven by an increase in fee and investment income combined with a reduction in our provision for loan losses and noninterest expense. Fee and investment income increased $120.7 million reflecting increased structuring fees and investment syndication income, asset management fees, and trust fees and document custodial income. The reduction in our provision for loan losses was due to a specific non-recurring loan loss provision in 2006 related to a loan to a joint venture that invested in non-performing and under-performing loans in Germany. The reduction in noninterest expense resulted from our expense management initiatives.

        Our net interest income totaled $336.7 million for the year ended December 31, 2007 compared to $323.7 million for the year ended December 31, 2006. The $13.0 million increase was primarily driven by an increase in interest-earning assets.

        Our noninterest income totaled $908.1 million for the year ended December 31, 2007 compared to $892.1 million for the year ended December 31, 2006. The $16.0 million increase was driven by an increase of $120.7 million in fee and investment income, including increases of $87.4 million in structuring fees and investment syndication income due to a reduction in losses relating to LIHTC yield guarantees in our North American Affordable Housing segment, $42.9 million in asset management fees, $27.5 million in trust fees and document custodial income, $7.2 million in mortgage servicing fees and $13.7 million in net real estate investment income.

        The favorable variance in fee and investment income was offset, in part, by a $104.7 million reduction in net gains for the year ended December 31, 2007 compared to the year ended December 31, 2006. Net gains on loans declined $257.3 million primarily due to an increase in valuation adjustments on our loans held for sale caused by adverse market conditions. In addition, net gains on the resolution of acquired non-performing loans declined $13.1 million. These unfavorable variances were partly offset by an increase of $36.3 million of net gains on trading derivatives and investment securities, an increase of $44.6 million of net gains on real estate and equity investments and an increase of $84.8 million of other net gains. The increase in other net gains reflects a $65.3 million gain on the sale of a majority of our affordable housing debt platform in February 2007 and a $7.1 million gain on the sale of our commercial real estate research division, Realpoint, in August 2007.

        Our provision for loan losses totaled $32.7 million for the year ended December 31, 2007 compared to $74.5 million for the year ended December 31, 2006. The $41.8 million reduction was primarily driven by a $45.9 million specific non-recurring loan loss provision in 2006 relating to a loan to a joint venture that invested in non-performing and under-performing loans in Germany.

        Our noninterest expense totaled $889.4 million for the year ended December 31, 2007 compared to $991.1 million for the year ended December 31, 2006. The $101.7 million decrease primarily resulted from the decline in overall headcount and our expense management initiatives. Compensation and benefits declined $81.4 million largely due to a reduction in headcount across our company. Professional fees declined $10.1 million. Other expenses declined $25.4 million due largely to a reduction in data processing and telecommunications expense of $10.9 million and recognition of certain accounts receivable write-offs in 2006 that were non-recurring in 2007. These favorable variances were partially offset by a $9.5 million increase in our amortization of mortgage servicing rights due to a higher carrying amount of mortgage servicing rights on our consolidated balance sheet and a $5.7 million increase in occupancy and equipment.

        Our minority interest income totaled $124.4 million for the year ended December 31, 2007 compared to $65.6 million for the year ended December 31, 2006. The $58.8 million increase was concentrated in our Asian Operations and North American Lending and Mortgage Banking segments. Within our Asian Operations segment, minority interest expense decreased $43.7 million due largely to the sale of certain Japanese real estate investments in 2006 that were held in a 50% owned consolidated joint venture resulting in minority interest expense equal to the joint venture partner's 50% share of the gain. Within our North American Lending and Mortgage Banking segment, minority interest income increased $32.5 million due to an increase in minority interest income associated with certain NMTC partnerships that are consolidated under applicable accounting guidance. These favorable variances were partly offset by $32.1 million reduction in minority interest income required by the application of push down accounting and reported as a component of "Corporate and other."

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Our net income totaled $156.6 million for the year ended December 31, 2006, compared to $294.8 million for the year ended December 31, 2005, a decrease of $138.2 million. Our net income for the year ended December 31, 2006 was adversely affected by acquisition-related expenses that we incurred in connection with the Sponsor Transactions and the impact of push down accounting, which reduced our net income by $33.7 million and $25.5 million, respectively. The remaining $79.1 million decrease in net income was attributable to a decrease in the amount of net interest income and noninterest income that we recognized during the year ended December 31, 2006 and an increase in our provision for loan losses. The impact of these changes was partially offset, however, by a decrease in the amount of noninterest expense that we incurred over the period.

        Our net interest income totaled $323.7 million for the year ended December 31, 2006, compared to $433.9 million for the year ended December 31, 2005, a decrease of $110.2 million. Our net interest income for the year ended December 31, 2006 was adversely impacted by the amortization of acquisition-related debt issuance costs that we capitalized in connection with the Sponsor Transactions and the effects of push down accounting, which reduced our net interest income by $13.1 million and $24.4 million, respectively. The remaining $72.7 million decrease was primarily driven by a decrease in our accretion income, as well as a decrease in the margin earned on our interest earning assets, due to a decrease in the average asset yields as well as an increase in our borrowing costs. Accretion income is derived from both acquired non-performing loans as well as certain originated loans that are carried at a discount to their outstanding principal balance. Originated loans carried at a discount primarily related to a pool of loans that we reclassified on our balance sheet from held for sale to held for investment in December 2004. These loans were transferred at their carrying value at time of transfer, which was determined based on the lower of cost or fair value. The loans were transferred at a discount of $100.4 million, of which $19.9 million was considered to be recoverable based on expected net realizable values of the loans. The discount expected to be recovered on loans held for investment is accreted into interest income over the remaining life of the loans. The transferred loans had relatively short remaining average lives, which resulted in substantial accretion income recognized in 2005 of $15.6 million, compared to accretion income on these loans in 2006 of $1.5 million, resulting in a reduction in net interest income in 2006 of $14.1 million.

        In addition to a decrease of $13.5 million resulting from push down accounting, accretion on acquired non-performing loans also decreased by $25.5 million in 2006 compared to 2005. This decrease was partially driven by a decrease in the average balance outstanding of $78.9 million and a decrease in the average yield of 215 basis points. The remaining deterioration in net interest margin of $26.5 million is due to margin compression on new loan originations in our North American Lending and Mortgage Banking segment as well as an increase in our weighted average borrowing costs under our bridge loan and senior credit facility.

        Our provision for loan losses was $74.5 million for the year ended December 31, 2006, compared to $42.8 million for the year ended December 31, 2005. The $31.7 million increase was driven by specific loss reserves taken on mortgage loans held for investment, including a $45.9 million provision taken with respect to a loan to a joint venture that invested in non-performing and under-performing loans in Germany. Our allowance for loan losses was also impacted by the application of push down accounting, which resulted in higher carrying values of loans and caused our provision for loan losses to be $8.8 million higher than would otherwise have been the case.

        Our noninterest income totaled $892.1 million for the year ended December 31, 2006, compared to $1.1 billion for the year ended December 31, 2005, a decrease of $187.3 million. Our noninterest income for the year ended December 31, 2006 was adversely affected by the application of push down accounting, which caused the amount of noninterest income that we recognized during the period to be $45.1 million lower than would otherwise have been the case due to increases in the carrying values of our mortgage loans, equity investments and real estate investments on our consolidated balance sheet, which reduced the amount of net gains that we recognized on these investments. The impact of these changes was partially offset by an increase in asset management, trust fees and real estate investment income.

        Net gains decreased by $200.4 million to $117.3 million during the year ended December 31, 2006, primarily as a result of the impact of push down accounting, which increased our carrying values in assets that we sold during the period and decreased the amount of gains that we recognized by a corresponding amount. Investment banking and structuring fees and investment syndication income decreased by $46.5 million to $22.4 million during the year ended December 31, 2006 primarily as a result of charges incurred in our LIHTC business. These charges were lower, however, than would otherwise have been the case had push down accounting not been applied, as described under "—Basis of Presentation—Presentation of Our Consolidated Results." Income from equity in income of joint ventures and partnerships decreased by $28.5 million to $67.8 million during the year ended December 31, 2006, reflecting the profitable disposition during the year ended December 31, 2005 of commercial properties owned through real estate joint ventures and partnerships that we accounted for under the equity method. Income from equity in income of joint ventures and partnerships was also negatively impacted by push down accounting, which increased our carrying values in those joint ventures and partnerships and decreased the amount of income that we recognized from the sale of assets by those joint ventures and partnerships. Trust fees and document custodial income increased by $80.0 million to $166.4 million during the year ended December 31, 2006 due primarily to an increase in the amount of escrow balances held in trust accounts at Escrow Bank USA, which we refer to as "Escrow Bank," and an increase in the trust fees from escrow services earned on those balances. Net real estate investment income decreased by $7.1 million to $68.1 million during the year ended December 31, 2006, primarily as a result of a $7.5 million decrease in rental income that was attributable to the consolidation of additional LIHTC partnerships during 2006.

        Our noninterest expense totaled $991.1 million for the year ended December 31, 2006, compared to $1.1 billion for the year ended December 31, 2005. The decrease in noninterest expense was due primarily to a $89.5 million decrease in our compensation and benefits expense and a $17.5 million decrease in occupancy, equipment, data processing and telecommunications expense. These cost reductions were primarily attributable to cost saving measures that we implemented in connection with the Sponsor Transactions. The impact of these cost reductions, however, was partially offset by $41.1 million of acquisition-related expenses that we incurred in connection with the Sponsor Transactions and the impact of push down accounting on our financial statements. The application of push down accounting resulted in an increase in the carrying values of our mortgage servicing rights and other intangible assets, which caused our amortization charges for those assets to increase by $22.9 million to $137.9 million.

        Our minority interest income totaled $65.6 million for the year ended December 31, 2006, compared to $57.7 million for the year ended December 31, 2005.

        Our income tax provision was $59.2 million for the year ended December 31, 2006, compared to $112.9 million for the year ended December 31, 2005. The decrease in our income tax provision was primarily due to the lower level of pretax income that we recorded as a result of the factors described above.

North American Lending and Mortgage Banking Segment

        The following table summarizes the results of operations of our North American Lending and Mortgage Banking segment for the periods indicated.

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net interest income	$287.5	$231.6	$271.7
Noninterest income	155.4	403.4	375.4

Total revenue	442.9	635.0	647.1
Provision for loan losses	18.8	8.6	22.7

Net revenue	424.1	626.4	624.4
Noninterest expense	298.7	295.8	306.1

Income before minority interest and income tax provision	125.4	330.6	318.3
Minority interest income	45.0	12.6	6.7

Income before income tax provision	$170.4	$343.2	$325.0

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        Income before income tax provision totaled $170.4 million for the year ended December 31, 2007 compared to $343.2 million for the year ended December 31, 2006. The $172.8 million decrease was driven largely by higher valuation adjustments on loans held for sale, a component of noninterest income, and a higher provision for loan losses, partially offset by higher net interest income and minority interest income.

        Net interest income totaled $287.5 million for the year ended December 31, 2007 compared to $231.6 million for the year ended December 31, 2006. The $55.9 million increase was primarily the result of an increase in interest-earning assets. Total assets as of December 31, 2007 were $12.2 billion compared to $9.2 billion as of December 31, 2006.

        Noninterest income totaled $155.4 million for the year ended December 31, 2007 compared to $403.4 million for the year ended December 31, 2006. The $248.0 million decrease was driven by lower net gains and placement fees partially offset by higher investment banking fees. Net gains decreased $252.6 million for the year ended December 31, 2007 compared to the same period in 2006. Realized gains recognized from the sale of mortgage loans decreased $60.0 million due primarily to a reduction in fixed-rate securitization profitability and volume driven by widening CMBS bond spreads. Additionally, unrealized losses increased $186.0 million for the year ended December 31, 2007 compared to the same period in 2006, relating to an increase in valuation charges on loans held for sale. All other net gains declined $6.7 million as lower net gains on hedging activities were partially offset by higher net gains attributed to the capitalization of originated mortgage servicing rights. Placement fees decreased $13.2 million due to a decrease in loan origination volume attributed to market volatility in the second half of 2007. Investment banking fees increased $18.0 million primarily due to a $1.3 billion increase in military housing bond placements.

        The provision for loan losses totaled $18.8 million for the year ended December 31, 2007 compared to $8.6 million for the year ended December 31, 2006. The $10.2 million increase was attributed to an increase in mortgage loans held for investment resulting from the transfer of approximately $4.5 billion of mortgage loans from "held for sale" to "held for investment" in the second half of 2007 because of our intent and ability to hold such loans until maturity.

        Noninterest expense totaled $298.7 million for the year ended December 31, 2007 compared to $295.8 million for the year ended December 31, 2006. The $2.9 million increase was driven primarily by a $29.3 million increase in the recognition of deferred costs associated with loan originations that was partially offset by a $23.7 million reduction in compensation and benefits expense attributable to a reduction in total headcount.

        Minority interest income totaled $45.0 million for the year ended December 31, 2007 compared to $12.6 million for the year ended December 31, 2006. The $32.4 million increase was attributed to an increase in the minority interest income associated with certain NMTC partnerships that are consolidated under applicable accounting guidance. The majority of the increase is attributed to valuation adjustments, recognized as a component of net gains (losses), and provision for loan losses in our consolidated statement of income that are allocated to the minority interest holders of such NMTC partnerships. The increase in valuation adjustments and provision for loan losses resulted in an increase to minority interest income equal to the third-party investors' allocation of such valuation adjustments.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Income before income tax provision totaled $343.2 million for the year ended December 31, 2006 compared to $325.0 million for the same period in 2005. The $18.2 million increase was primarily driven by a higher level of noninterest income, a lower level of noninterest expense and a lower provision for loan losses offset by a lower level of net interest income.

        Net interest income totaled $231.6 million for the year ended December 31, 2006 compared to $271.7 million for the year ended December 31, 2005. The $40.1 million decline was largely due to margin compression on new loan originations in an extremely competitive commercial real estate lending market. This competitive market also resulted in an increase in the pay-down of higher yielding assets.

        Noninterest income totaled $403.4 million for the year ended December 31, 2006 compared to $375.4 million for the year ended December 31, 2005. The $28.0 million increase was driven by a higher level of investment banking fees and gains on sale of assets. Investment banking fees increased $10.7 million primarily due to a $6.3 million increase in structured finance advisory fees in our capital markets group and a $4.3 million increase to military housing and NMTC structuring and syndication fees. Net gains increased $12.1 million in 2006 compared to 2005. Due to the flattened yield curve, gains attributed to reduced costs on conduit loan hedges and brokered certificate of deposit hedges increased $24.2 million and $15.9 million respectively. Gains recognized from the sale of loans with capitalized originated mortgage servicing rights increased $9.7 million due to higher securitization volume and higher interest rates increasing the value of escrow deposits associated with the servicing rights. Offsetting these positive variances was a reduction in loan sale gains of $21.3 million due to spread compression on fixed rate securitization executions and other sales and syndication activity. In addition, there was a reduction in gains of $13.3 million realized primarily as a result of full payment received on mortgage loans held for investment that were carried at a discount to their outstanding principal balances. All other gains declined $3.1 million. All other noninterest income increased $5.2 million in 2006 compared to 2005 primarily due to a higher level of exit fees and other miscellaneous income.

        Provision for loan losses declined $14.1 million in 2006 compared to 2005 due to a reduction in held for investment assets and an overall improvement in the credit quality of our North American mortgage loan portfolio as evidenced by actual charge-offs being below our historical loss rates.

        Noninterest expense totaled $295.8 million for the year ended December 31, 2006 compared to $306.1 million for the year ended December 31, 2005. The $10.3 million decline was primarily driven by a lower level of incentive compensation offset by a higher level of salary expense attributed to one-time severance charges. Incentive compensation declined as a result of a reduction in staffing levels of approximately 23% of the segment's employees. Professional fees increased $7.6 million in 2006 compared to 2005 primarily related to expenses associated with NMTC syndication activities and to higher legal expenses in the principal finance lending unit.

North American Investments and Funds Management Segment

        The following table summarizes the results of operations of our North American Investments and Funds Management segment for the periods indicated.

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net interest income	$8.3	$14.2	$1.6
Noninterest income	209.9	236.4	275.1

Total revenue	218.2	250.6	276.7
Provision (credit) for loan losses	0.3	(0.8)	1.6

Net revenue	217.9	251.4	275.1
Noninterest expense	75.9	102.7	94.4

Income before minority interest and income tax provision	142.0	148.7	180.7
Minority interest income (expense)	7.5	(5.1)	—

Income before income tax provision	$149.5	$143.6	$180.7

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        Income before income tax provision totaled $149.5 million for year ended December 31, 2007 compared to $143.6 million for year ended December 31, 2006. The $5.9 million increase resulted primarily from a reduction in noninterest expense and an increase in minority interest income partially offset by a reduction in net interest income and noninterest income.

        Net interest income totaled $8.3 million for the year ended December 31, 2007 compared to $14.2 million for year ended December 31, 2006. The $5.9 million decrease was due to a reduction in the volume of interest-earning assets held in the portfolio.

        Noninterest income totaled $209.9 million for year ended December 31, 2007 compared to $236.4 million for year ended December 31, 2006. The $26.5 million decrease was primarily the result of lower equity in income of joint ventures and partnerships of $66.0 million due to valuation adjustments recognized in a commingled fund that we consolidate and significant gains generated in 2006 from the refinancing of a CDO. This decrease was partially offset by higher placement fee income of $12.9 million due to increased equity placements and an increase in net gains of $26.1 million due to lower valuation adjustments on investment securities year-over-year as well as gains from the sale of Realpoint and a real estate investment property.

        Noninterest expense totaled $75.9 million for year ended December 31, 2007 compared to $102.7 million for year ended December 31, 2006. The $26.8 million decrease was driven by a reduction in professional fees of $23.6 million due to expenses incurred in 2006 to launch a new structured debt fund and a decrease in incentive compensation expense of $3.7 million.

        Minority interest income was $7.5 million for year ended December 31, 2007 compared to minority interest expense of $5.1 million for year ended December 31, 2006. The $12.6 million variance was primarily due to valuation adjustments recognized in a commingled fund that we consolidate. The valuation adjustments that we recognized resulted in minority interest income equal to the third-party investors' share of such losses.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Income before income tax provision totaled $143.6 million for the year ended December 31, 2006, compared to $180.7 million for the year ended December 31, 2005. The $37.1 million decrease resulted primarily from lower gains and other income realized in connection with the equity investments in two CMBS funds and two large real estate equity transactions. A significant portion of the earnings generated by the business segment during each period was attributable to investments on our balance sheet. During the year ended December 31, 2006, approximately 61% of the segment's total revenue was attributable to these investments, compared to 62% for the year ended December 31, 2005.

        Net interest income totaled $14.2 million for the year ended December 31, 2006, compared to $1.6 million for the year ended December 31, 2005. Net interest income during the year ended December 31, 2006 included $2.6 million of earnings from assets warehoused in anticipation of the launch of a whole loan CDO and $2.3 million of earnings generated by the investment in a synthetic CDO. Net interest income from other sources grew by $7.7 million to $9.3 million for the year ended December 31, 2006, primarily due to the receipt of $3.8 million in delinquent interest payments on debt securities and a decrease in real estate related equity investments that reduced the interest expense associated with those assets.

        Noninterest income totaled $236.4 million for the year ended December 31, 2006, compared to $275.1 million for the year ended December 31, 2005. Noninterest income was $38.7 million higher for the year ended December 31, 2005 primarily as a result of $55.2 million in earnings generated during the period as a result of cash distributions received from two commingled debt funds during the year ended December 31, 2005. These earnings consist of $38.8 million of realized gains and $16.4 million of asset management fees on those transactions.

        Noninterest expense totaled $102.7 million for the year ended December 31, 2006, compared to $94.4 million for the year ended December 31, 2005. Noninterest expense during the year ended December 31, 2006 included $27.0 million of fundraising fees that were attributable to the launch of an opportunistic debt fund. The impact of these fees on noninterest expense was partially offset by a $7.0 million decrease in compensation and benefits expenses, office space and equipment costs and professional fees resulting from the divestiture of an asset management group that was responsible for managing separate accounts and the implementation of other cost reduction measures undertaken following the Sponsor Transactions.

        Minority interest expense was $5.1 million for the year ended December 31, 2006. The minority interest expense related to the interest of third-party investors in funds that were required to be consolidated in 2006, under EITF 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights," or "EITF 04-5." No minority interest income or expense was recorded during the year ended December 31, 2005.

North American Servicing Segment

        The following table summarizes the results of operations of our North American Servicing segment for the periods indicated.

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net interest income	$(6.6)	$(7.9)	$28.2
Noninterest income	403.8	406.6	315.4

Total revenue	397.2	398.7	343.6
Provision (credit) for loan losses	(0.1)	1.0	0.1

Net revenue	397.3	397.7	343.5
Noninterest expense	205.2	243.2	220.9

Income before minority interest and income tax provision	192.1	154.5	122.6
Minority interest income	—	—	—

Income before income tax provision	$192.1	$154.5	$122.6

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        Income before income tax provision totaled $192.1 million for the year ended December 31, 2007 compared to $154.5 million for the year ended December 31, 2006. The $37.6 million increase was primarily driven by lower noninterest expense offset, in part, by a reduction in noninterest income.

        The segment recorded negative net interest income of $6.6 million for the year ended December 31, 2007 compared to negative net interest income of $7.9 million for the year ended December 31, 2006. The $1.3 million improvement in net interest income was due to several offsetting factors. Net interest income increased due to a $17.8 million increase in earnings on escrow balances at third party banks, and a $1.2 million increase in interest earned by Escrow Bank on higher cash balances. These favorable variances were partially offset by a $4.7 million increase in interest expense paid to borrowers on their escrow balances, a $2.6 million increase in the segment's interest expense allocation based on higher asset balances, a $3.6 million counterparty interest expense payment in connection with hedging escrow balances, a $2.2 million reduction in payoff interest, and a $4.1 million decrease in interest income on servicing advances.

        Noninterest income totaled $403.8 million for the year ended December 31, 2007 compared to $406.6 million for the year ended December 31, 2006. Noninterest income in our North American Servicing segment is primarily fee-based. The $2.8 million decrease was driven by lower mortgage servicing fees, asset management fees, and the absence of revenues from our former technology subsidiary, EnableUS, Inc., sold in April 2007. The segment experienced a $6.4 million decline in mortgage servicing fees primarily due to reduced assumption activity, a $2.8 million decline in special servicing asset management fees, and a reduction in all other noninterest income of $15.1 million primarily due to the sale of EnableUS, Inc. These unfavorable variances were partially offset by higher net gains and trust fees and document custodial income. In connection with the sale of EnableUS, Inc., we recognized a $6.2 million gain (offset in part in our consolidated results by the impact of push down accounting reflected in "Corporate and other"). Trust fees and document custodial income increased $15.3 million as a result of increased fees earned from escrow services provided and an increase in the amount of escrow balances held at Escrow Bank, a wholly-owned subsidiary of our company.

        Noninterest expense totaled $205.2 million for the year ended December 31, 2007 compared to $243.2 million for the year ended December 31, 2006. The $38.0 million decrease was driven by reductions in compensation and benefits, and all other noninterest expenses. Compensation and benefits expense decreased $19.8 million largely due to headcount reductions. All other noninterest expenses decreased $18.2 million reflecting general reductions in occupancy and equipment, professional fees, data processing and telecommunications, travel and entertainment, and other expenses. The absence of expenses generated by EnableUS, Inc. subsequent to the aforementioned sale and a legal settlement in the prior year contributed to the general expense reductions.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Income before income tax provision totaled $154.5 million for the year ended December 31, 2006, compared to $122.6 million for the year ended December 31, 2005. The $31.9 million increase was primarily driven by higher income from trust fees and document custodial income, mortgage servicing fees and other noninterest income, which were offset in part by a reduction in net interest income and an increase in noninterest expense.

        Our North American Servicing segment recorded negative net interest income of $7.9 million for the year ended December 31, 2006, compared to net interest income of $28.2 million for the year ended December 31, 2005. The $36.1 million difference was due to transfers of bonds and acquired non-performing loans from our special servicing business to the North American Investments and Funds Management segment in early 2006, resulting in a reduction of approximately $19.0 million in our net interest income. Net interest income was also negatively impacted by an increase in interest expense allocated to the segment for management reporting purposes of approximately $17.0 million resulting from the initiation of an interest expense allocation for originated mortgage servicing rights in 2006.

        Noninterest income totaled $406.6 million for the year ended December 31, 2006, compared to $315.4 million for the year ended December 31, 2005. The $91.2 million increase was driven by a growth in trust fees and document custodial income, an increase in gains on sale, and an increase in mortgage servicing fees and other income. Trust fees and document custodial income increased by $78.8 million to $179.7 million during the year ended December 31, 2006 as a result of trust fees earned from escrow services provided and an increase in the amount of escrow balances held at Escrow Bank. Gains on sale increased by $5.0 million to $4.8 million during the year ended December 31, 2006 due to the sale of the Canadian servicing portfolio. Mortgage servicing fees increased by $3.9 million to $159.3 million during the year ended December 31, 2006 primarily as a result of an increase in the size of our North American servicing portfolio. The outstanding principal balance of our North American servicing portfolio grew to $266.5 billion as of December 31, 2006 from $259.2 billion as of December 31, 2005, principally due to increased loan originations and our acquisition of servicing rights. All other noninterest income grew by $3.5 million to $62.8 million for the year ended December 31, 2006, primarily as a result of an increase in special request fees, which relate to services that are provided to borrowers outside the normal course of business.

        Noninterest expense totaled $243.2 million for the year ended December 31, 2006, compared to $220.9 million for the year ended December 31, 2005. The $22.3 million increase was primarily driven by a $17.3 million increase in compensation and benefits expenses that was attributable to severance costs associated with staffing level reductions and the allocation of incentive compensation accruals to the business segment that had previously been unallocated and included as part of "Corporate and Other." Other operating expenses increased by $8.2 million to $14.5 million for the year ended December 31, 2006 due to a write down of goodwill of our servicing technology subsidiary, EnableUs. The increase in noninterest expense over the period was partially offset by a $3.2 million reduction in other noninterest expense.

Asian Operations Segment

        The following table summarizes the results of operations of our Asian Operations segment for the periods indicated.

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net interest income	$55.1	$79.5	$91.8
Noninterest income	156.6	168.9	97.5

Total revenue	211.7	248.4	189.3
Provision for loan losses	11.9	15.6	12.4

Net revenue	199.8	232.8	176.9
Noninterest expense	90.9	82.4	74.2

Income before minority interest and income tax provision	108.9	150.4	102.7
Minority interest expense	(2.5)	(46.1)	(7.7)

Income before income tax provision	$106.4	$104.3	$95.0

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        Income before income tax provision totaled $106.4 million for the year ended December 31, 2007 compared to $104.3 million for the year ended December 31, 2006. The $2.1 million increase was primarily driven by a reduction in minority interest expense.

        Net interest income totaled $55.1 million for the year ended December 31, 2007 compared to $79.5 million for the year ended December 31, 2006. The $24.4 million decrease was attributable to a reduction in the balance of acquired non-performing loans and an increase in real estate investments that are not interest-earning assets. The decrease in the balance of acquired non-performing loans was driven by resolutions or sales of such loans and fewer acquisitions, with certain proceeds reinvested in noninterest-earning real estate investments.

        Noninterest income totaled $156.6 million for the year ended December 31, 2007 compared to $168.9 million for the year ended December 31, 2006. The $12.3 million decrease was driven primarily by lower net gains partially offset by higher net real estate investment income and fee income. Net gains decreased $55.0 million due to the opportunistic sales of certain Japanese real estate investments during the year ended December 31, 2006. Certain of these investments were held in a joint venture and approximately 50% of the gain recorded in connection with these sales was offset by a corresponding increase in minority interest expense. Fee income increased $34.9 million due mainly to a promote fee of $15.1 million from a joint venture partner in a Japanese real estate investment, acquisition fees of $1.0 million from a real estate joint venture established in 2007, an increase of

$5.4 million in loan origination fees and loan exit fees due to higher rates, and income of $8.3 million from a consolidated real estate investment.

        Noninterest expense totaled $90.9 million for the year ended December 31, 2007 compared to $82.4 million for the year ended December 31, 2006. The $8.5 million increase was mainly attributable to expenses of $8.2 million from a consolidated real estate investment. In addition, lower data processing and telecommunications expenses and lower compensation and benefits were partially offset by higher property inspection fees and loan processing fees. Data processing and telecommunications expenses decreased $2.6 million due to lower maintenance and repairs. Compensation and benefits expense decreased $2.9 million primarily due to lower incentive compensation. Property inspection fees increased $3.3 million due to the volume of real estate acquisitions. Loan processing fees increased by $1.7 million due to brokerage fees on real estate and non-performing loan dispositions.

        Provision for loan losses totaled $11.9 million for the year ended December 31, 2007 compared to $15.6 million for the year ended December 31, 2006. The $3.7 million decrease was due to fewer impairment losses recognized on acquired non-performing loans.

        Minority interest expense totaled $2.5 million for the year ended December 31, 2007 compared to $46.1 million for the year ended December 31, 2006. The $43.6 million decrease was due largely to the sale of certain Japanese real estate investments in 2006 that were held in a 50% owned consolidated joint venture resulting in minority interest expense equal to the joint venture partner's 50% share of the gain.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Income before income tax provision totaled $104.3 million for the year ended December 31, 2006, compared to $95.0 million for the year ended December 31, 2005. The $9.3 million increase was primarily driven by an increase in noninterest income, which was partially offset by a decrease in net interest income, an increase in noninterest expense and an increase in minority interest expense.

        Net interest income was $79.5 million for the year ended December 31, 2006, compared to $91.8 million for the year ended December 31, 2005. The decrease in net interest income was attributable to a decrease in the size of our portfolio of acquired non-performing loans resulting from resolutions or sales of the loans in the portfolio.

        Noninterest income totaled $168.9 million for the year ended December 31, 2006, compared to $97.5 million for the year ended December 31, 2005. The $71.4 million increase was driven primarily by a higher level of net gains. Net gains increased by $76.1 million to $129.3 million during the year ended December 31, 2006 due to sales of Japanese real estate investments that were acquired in 2000 and held by a joint venture. Approximately 50% of the gain recorded in connection with this sale was offset by a corresponding change in minority interest expense.

        Provision for loan losses totaled $15.6 million for the year ended December 31, 2006, compared to $12.4 million for the year ended December 31, 2005. The increase in provision for loan losses was due to impairment losses recognized on acquired non-performing loan portfolios.

        Noninterest expense totaled $82.4 million for the year ended December 31, 2006, compared to $74.2 million for the year ended December 31, 2005. The $8.2 million increase was driven primarily by higher incentive compensation and benefit expenses, which increased by $7.2 million to $43.4 million during the year ended December 31, 2006 as a result of improved results of operations.

        Minority interest expense totaled $46.1 million for the year ended December 31, 2006, compared to $7.7 million for the year ended December 31, 2005. The $38.4 million increase was due largely to the allocation to a joint venture partner of net realized gains from sales of Japanese real estate investments as described above.

European Operations Segment

        The following table summarizes the results of operations of our European Operations segment for the periods indicated.

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net interest income	$36.9	$27.6	$36.8
Noninterest income	52.0	64.6	57.7

Total revenue	88.9	92.2	94.5
Provision (credit) for loan losses	(0.4)	46.6	(1.4)

Net revenue	89.3	45.6	95.9
Noninterest expense	53.8	67.5	73.8

Income (loss) before minority interest and income tax provision	35.5	(21.9)	22.1
Minority interest expense	—	(1.3)	—

Income (loss) before income tax provision	$35.5	$(23.2)	$22.1

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        Income before income tax provision totaled $35.5 million for the year ended December 31, 2007 compared to a loss before income tax provision of $23.2 million for the year ended December 31, 2006. The $58.7 million increase was driven primarily by higher net interest income and a lower provision for loan losses reflecting non-recurring charges in 2006, combined with lower noninterest expense due to lower compensation and benefits, partly offset by higher valuation charges on our loans held for sale.

        Net interest income totaled $36.9 million for the year ended December 31, 2007 compared to $27.6 million for the year ended December 31, 2006. The $9.3 million increase was primarily driven by a write-off of accrued interest income in the first quarter of 2006 relating to a loan to a joint venture that invested in non-performing and under-performing loans in Germany. The remainder of the increase was due to an increase in the balance of interest-earning assets in 2007 compared to 2006.

        Noninterest income totaled $52.0 million for the year ended December 31, 2007 compared to $64.6 million for the year ended December 31, 2006. The $12.6 million decrease was primarily due to a reduction in net gains and other income partially offset by increased equity in income of joint ventures and partnerships and increased mortgage servicing fees. Net gains decreased $55.0 million primarily due to valuation adjustments recorded during the year ended December 31, 2007 on our loans held for sale. Consulting fees, placement fees, and other fee income decreased $8.4 million primarily due to the sale of our French technology subsidiary in the fourth quarter of 2006. Equity in income of joint ventures and partnerships increased $42.1 million, primarily due to the sale of two United Kingdom real estate equity investments in the second quarter of 2007, combined with losses incurred in 2006 from a joint venture that invested in non-performing and under-performing loans in Germany. Mortgage servicing fees increased $11.5 million as a result of fee income earned on the resolution of a CMBS investment that we service and an increase in the outstanding principal balance of our European Servicing portfolio from $36.8 billion as of December 31, 2006 to $59.4 billion as of December 31, 2007, due to additional third party servicing contracts.

        The provision for loan losses improved $47.0 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. The favorable variance was driven by a specific non-recurring loan loss provision in 2006 relating to a loan to a joint venture that invested in non-performing and under-performing loans in Germany.

        Noninterest expense totaled $53.8 million for the year ended December 31, 2007 compared to $67.5 million for the year ended December 31, 2006. The $13.7 million decrease was primarily due to lower compensation and benefits expense, decreased operating costs due to the sale of our French technology subsidiary, and a reduction in the recognition of deferred costs associated with new loan originations.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Our European Operations segment recorded a loss before income tax provision of $23.2 million for the year ended December 31, 2006, compared to income before income tax provision of $22.1 million for the year ended December 31, 2005. The $45.3 million reduction in income was primarily due to a write down in 2006 of our equity investment in a joint venture that invested in a pool of non-performing and under-performing loans in Germany and a provision charged in that period in respect of a subordinated loan that we extended to the joint venture.

        Net interest income totaled $27.6 million for the year ended December 31, 2006, compared to $36.8 million for the year ended December 31, 2005. The $9.2 million decrease was primarily driven by a reversal of interest receivable relating to the above-mentioned loan investments in Germany, which we placed on non-accrual status in 2006. This reversal resulted from a review of the expected future cash flows from the underlying investment and an increase in interest expense based on an increase in debt.

        Noninterest income totaled $64.6 million for the year ended December 31, 2006, compared to $57.7 million for the year ended December 31, 2005. The $6.9 million increase was primarily due to increased income from joint venture investments, an increase in servicing fees, and an increase in placement fee income, offset by a decrease in consulting income. Income from joint ventures increased by $5.3 million to $10.6 million during the year ended December 31, 2006, due primarily to an increase in gains from the disposal of real estate investments in the United Kingdom and reduced losses from our equity investment in the above-mentioned joint venture in Germany. Mortgage servicing fees increased by $2.1 million to $7.4 million during the same period, primarily as a result of an increase in the outstanding principal balance of our European servicing portfolio, which grew from $9.9 billion as of December 31, 2005 to $36.8 billion as of December 31, 2006 due to an increase in third-party servicing contracts. Placement fee income increased by $1.5 million to $20.0 million during the year ended December 31, 2006, as a result of an increase in loan originations. Loan originations increased by $2.3 billion to $4.0 billion for the year ended December 31, 2006. The above increases in income were offset in part by a $3.3 million decrease in consulting income, primarily due to a decrease in revenue from a French technology subsidiary, which we sold in October 2006.

        The provision for loan losses was $46.6 million for the year ended December 31, 2006, compared to a credit of $1.4 million for the year ended December 31, 2005. The increase in the provision was primarily driven by a deterioration in the cash flows relating to a loan receivable from the joint venture that invested in non-performing and under-performing loans in Germany.

        Noninterest expense totaled $67.5 million for the year ended December 31, 2006, compared to $73.8 million for the year ended December 31, 2005. The $6.3 million decrease was primarily driven by the early prepayment and distribution of loans during the period, which resulted in a reversal of deferred placement fees that are accounted for as an expense. All other noninterest expense decreased by $2.8 million to $66.1 million during the year ended December 31, 2006 as a result of a reduction in operating costs from the implementation of cost reduction measures.

        Minority interest expense totaled $1.3 million for the year ended December 31, 2006, compared to no minority interest for the year ended December 31, 2005. The expense was attributable to income allocable to minority investors in a United Kingdom real estate equity investment fund that is consolidated on our balance sheet.

North American Affordable Housing Segment

        The following table summarizes the results of operations of our North American Affordable Housing segment for the periods indicated.

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net interest income	$(5.4)	$7.2	$18.0
Noninterest income	51.4	(185.7)	43.2

Total revenue	46.0	(178.5)	61.2
Provision (credit) for loan losses	(2.4)	15.5	3.2

Net revenue	48.4	(194.0)	58.0
Noninterest expense	46.0	78.1	173.9

Income (loss) before minority interest and income tax provision	2.4	(272.1)	(115.9)
Minority interest income	—	—	2.1

Income (loss) before income tax provision	$2.4	$(272.1)	$(113.8)

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

        Income before income tax provision totaled $2.4 million for the year ended December 31, 2007 compared to a loss before income tax provision of $272.1 million for the year ended December 31, 2006. The $274.5 million improvement was driven by a significant increase in noninterest income combined with a decrease in the provision for loan losses and a reduction in noninterest expense.

        The segment recorded negative net interest income of $5.4 million for the year ended December 31, 2007 compared to positive net interest income of $7.2 million for the year ended December 31, 2006. The $12.6 million reduction resulted primarily from increased funding costs associated with carrying an inventory of equity investments in our LIHTC business, as well as a decrease in net interest income due to the sale of a majority of the affordable housing debt platform earlier in the year. In February 2007, approximately $1.0 billion of investment securities and mortgage loans held for sale were sold to an unaffiliated buyer and the buyer assumed approximately $0.7 billion in related financing in connection with the transaction.

        Noninterest income totaled $51.4 million for the year ended December 31, 2007 compared to negative noninterest income of $185.7 million for the year ended December 31, 2006. The $237.1 million improvement was attributable to a gain on the sale of a majority of the affordable housing debt platform of approximately $71.5 million (offset in part in our consolidated financial statements by the impact of push down accounting reflected in "Corporate and other"), a $152.7 million reduction in losses relating to LIHTC yield guarantees and a non-recurring real estate impairment of $24.5 million recorded in 2006. These positive variances were partially offset by the loss of revenue resulting from the sale of a majority of the affordable housing debt platform.

        The provision for loan losses improved $17.9 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. The favorable variance was primarily driven by the repayment of a $4.0 million pre-development loan that was originally reserved for during the year ended December 31, 2006.

        Noninterest expense totaled $46.0 million for the year ended December 31, 2007 compared to $78.1 million for the year ended December 31, 2006. The $32.1 million decrease was driven primarily by a $23.3 million reduction in compensation and benefits due to staff reductions, and an overall reduction in operating expenses due to the sale of a majority of the affordable housing debt platform in February 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        The loss before income tax provision grew to $272.1 million for the year ended December 31, 2006, compared to $113.8 million for the year ended December 31, 2005. The $158.3 million increase was primarily due to a reduction in fee income to recognize costs incurred in connection with yield guarantees provided with respect to certain of our LIHTC funds, which were partially offset by decreases in noninterest expense.

        Net interest income was $7.2 million for the year ended December 31, 2006 compared to $18.0 million for the year ended December 31, 2005. The $10.8 million decrease is primarily due to a reduction in origination of high yield loans as a result of the transfer of that origination function to the North American Lending and Mortgage Banking segment in 2006.

        Noninterest income was a loss of $185.7 million for the year ended December 31, 2006 compared to noninterest income of $43.2 million for the year ended December 31, 2005. The $228.9 million reduction in income was attributable primarily to a reduction in guarantee fee income as a result of additional costs identified that are attributable to yield guarantees on syndicated guaranteed LIHTC funds. In addition, a reduction in the amount of affordable housing debt originations during the period also contributed to the decrease in income. Approximately $192.2 million of the decrease related to losses incurred on LIHTC funds and a reduction in the amount of LIHTC syndication fees recognized during the period. Originations of affordable housing loans and bonds decreased by $1.3 billion to $2.1 billion during the year ended December 31, 2006 primarily as a result of uncertainty in the market concerning our long-term commitment to providing financing for affordable housing.

        Provisions for loan losses were $15.5 million for the year ended December 31, 2006, compared to $3.2 million for the year ended December 31, 2005. The $12.3 million increase resulted from the impairment of loans made by our LIHTC group to properties in the pre-development phase.

        Noninterest expense was $78.1 million for the year ended December 31, 2006, compared to $173.9 million for the year ended December 31, 2005. The $95.8 million decrease primarily resulted from an impairment charge of $64.1 million to goodwill relating to our LIHTC business during 2005. We recorded these charges as a result of a deterioration of certain aspects of the business and our implementation of a new business plan, which resulted in a significant reduction in our expected future cash flows from the business. The remaining decrease was driven primarily by staffing level reductions in our affordable housing platform as a result of a decision to curtail originations, which resulted in a reduction in personnel and associated costs.

        There was no minority interest income for the year ended December 31, 2006, compared to $2.1 million for the year ended December 31, 2005. The $2.1 million decrease relates to one multi-family housing partnership owned by the segment. The minority interest in this partnership was fully absorbed during 2005.

Critical Accounting Estimates

        The preparation of our consolidated financial statements in accordance with GAAP requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of income and expense. Our management regularly evaluates these estimates, judgments and assumptions based on available information and experience. Because the use of estimates, judgments and assumptions is inherent in the financial reporting process, actual results may differ from these estimates under different assumptions or conditions. Certain of our accounting policies require higher degrees of judgment and are more complex than others in their application. We believe that the discussion below addresses our most critical accounting estimates that we believe are most important to the presentation of our financial condition and results of operations.

Business Combinations and Determination of Fair Value

        We were required to adjust our assets and liabilities as of March 23, 2006 to fair value to the extent of the 79% ownership interest exchanged in the Sponsor Transactions. The Sponsor Transactions were accounted for using push down accounting, which is a form of purchase accounting. Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable intangible assets and goodwill. All of our assets and liabilities were revalued so that, as of the acquisition date, 79% of our assets and liabilities were adjusted to fair value and 21% of our assets and liabilities remained at their historical cost basis. See "—Basis of Presentation—Presentation of Our Consolidated Results."

        We used market prices to estimate the fair value of our financial instruments, when available. If market prices were not available, we estimated fair value using models employing techniques such as discounted cash flow analyses. The assumptions used in these models, which typically include assumptions for interest rates, loan losses and prepayments, were independently verified against market observable data where possible. When market observable data was not available, the valuation of financial instruments was more subjective and involved a higher degree of judgment. Considerable judgment was required in interpreting market data to develop estimates of fair value; therefore, these estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. Using different market assumptions or estimation methodologies could have caused our fair value calculations to be materially different, which would have caused the valuation of our assets and liabilities that we performed in connection with the Sponsor Transactions to have been different.

        Identifiable intangible assets primarily include customer relationships and contracts. Goodwill represents the excess of cost over the fair value of assets acquired. The estimated fair value of identified intangible assets are based on many factors including estimates of future cash flows associated with current customer relationships and general assumptions regarding the market that affect the cash flow projections. We obtained independent valuations to use in estimating our intangible (and certain tangible) assets acquired, as well as the valuation of obligations associated with our guaranteed LIHTC funds.

        The valuation adjustments made in push down accounting were accounted for as adjustments to the cost basis of the assets and liabilities. Except for the adjustments to goodwill, the valuation adjustments are amortized into income and expense over the lives of the related assets and liabilities, and affect gains and losses at the time the assets are sold or the liabilities are transferred. Therefore, operating results for periods after the Sponsor Transactions will be impacted by the fair value adjustments recorded through push down accounting, but the effects will diminish over time, especially as they relate to assets held for sale at the date of the Sponsor Transactions.

Valuation of Loans Held for Sale

        The mortgage loans we hold for sale consist of domestic and international, fixed and floating rate loans that are secured by commercial and multifamily real estate properties. We typically classify these mortgage loans as held for sale at the time of origination in accordance with SFAS No. 65 "Accounting for Certain Mortgage Banking Activities," or "SFAS No. 65." Following their origination, these loans remain classified as held for sale unless a change occurs in our ability or intent to hold the loans for the foreseeable future or until maturity. We regularly review the appropriateness of our loan classifications based on a number of factors, including market demand for our loan products, liquidity needs and corporate objectives.

        Our portfolio of mortgage loans held for sale consists primarily of larger balance commercial mortgage loans. For valuation purposes, we divided this portfolio into nine distinct pools, based upon geographic location, loan type (fixed or floating rate), and exit strategy. These pools are consistent with the guidance in SFAS No. 65, which requires that the fair value of a loan should be determined by type of loan, and specifies that either the aggregate or individual loan basis may be used in determining the lower of cost or fair value for each type of loan. We utilize the aggregate basis within each of our nine pools.

        A current fair value for each individual loan is determined with emphasis that the fair value of an asset is a market-based measurement which should be determined based upon the assumptions that market participants would use in pricing the loan. We account for our mortgage loans held for sale at the lower of amortized cost or estimated fair value taking into consideration the aggregate value of each of the nine pools. Therefore, our operating results are negatively affected by changes in the fair value if one or more of our loan pools are valued lower than amortized cost.

        The fair value of our loan portfolio is generally determined using a pricing model based on current market information obtained from external sources, including updated securitization spreads where appropriate, interest rates, whole loan spreads for each property type based on loan-to-value ratios of collateral and other factors, and bids or indications provided by market participants on specific loans that are actively marketed for sale. In addition, the impact of potential extensions, interest-rate floors and unfunded commitments on our floating rate loan portfolio is taken into consideration when determining the fair value for each loan. We also consider adverse changes in borrowers' credit status and the fair value of collateral in estimating the fair value of certain loans. Although we base our loan valuations on observable inputs to the extent possible, the valuations are estimates. Changes in market conditions, borrower credit-worthiness and collateral values between the dates of management's estimates and the dates of disposition of the loans can have a significant impact on the amounts ultimately realized upon disposition. The estimated fair value of our portfolio of mortgage loans held for sale declined substantially in the latter half of 2007.

        Interest income on mortgage loans held for sale is recorded on an accrual basis. Interest income is accrued until the loans become 60 days contractually delinquent at which time accrued but uncollected interest is reversed against interest income.

        During the third and fourth quarters of 2007, we reviewed the "held for sale" and "held for investment" classifications of our mortgage loan portfolio based upon our intent and ability to hold the loans to maturity. As a result, we transferred approximately $4.5 billion of loans from "held for sale" to "held for investment." Each individual loan was valued and transferred at the lower of amortized cost or fair value in these periods.

        During the third and fourth quarters of 2007, the market experienced significant price volatility and reduced liquidity in the capital markets which greatly impacted the fair value of our loan portfolio. Due primarily to adverse market conditions in the third and fourth quarters of 2007, we recorded aggregate valuation charges of $289.7 million related to our portfolio of mortgage loans held for sale for the year ended December 31, 2007. As of December 31, 2007, the valuation allowance on mortgage loans held for sale was $155.4 million.

Loan Sales and Securitizations

        We periodically enter into transactions in which we sell financial assets, principally commercial mortgage loans. Upon a transfer of financial assets, we sometimes retain or acquire subordinated interests in the related assets. In addition, we generally retain servicing rights for all mortgage loans sold or securitized.

        Gains and losses on such transactions are recognized using the guidance in SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125," or "SFAS No. 140," which is based on a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 140 is a complex standard that often requires significant management analysis and judgement.

        We determine the gain or loss on the sale of mortgage loans by allocating the carrying value of the underlying mortgage loans between securities or loans sold and the interests retained, including mortgage servicing rights, based on their relative estimated fair values. The gain or loss on sale is the difference between the cash proceeds from the sale and the amount allocated to the securities or loans sold. Whether we record a gain or loss on sale depends, in part, on the carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the interests retained based on their relative estimated fair values at the date of transfer. Due to recent market developments discussed in "—Outlook and Recent Trends," the volume of loan sales and securitizations declined in the latter half of 2007, significantly decreasing our realized gains compared to historical levels. Realization of gains or losses on future sales is heavily dependent on the extent and timing of recovery of the markets for commercial mortgage products and changes in other market factors. See "Valuation of Loans Held for Sale" above. We recognized a pre-tax loss from the securitization of financial assets of $2.3 million for the year ended December 31, 2007 and a pre-tax gain from the securitization of financial assets of $60.4 million for the year ended December 31, 2006.

Allowance for Loan Losses

        The allowance for loan losses provides for the risk of losses inherent in our portfolio of mortgage loans held for investment. A portion of the allowance for loan losses is used to cover estimated losses on loans that have been specifically identified as being impaired.

        We utilize a risk-rating process for measuring credit exposure that combines quantitative analysis and qualitative judgment in order to measure potential loan losses. We initially allocate a quantitative risk rating to a loan based on modeling, or other objective, fact-based credit criteria that consider key financial data, such as a loan's debt service coverage ratio, loan-to-value ratio and time to maturity, and collateral characteristics, such as a property's location, type and occupancy. We subsequently adjust our initial quantitative rating based on our assessment of qualitative factors, such as quality of sponsorship, financial reporting, quality and stability of cash flow, loan structure, loan documentation and the loan's performance relative to underwriting.

        The estimates and assumptions we use in calculating our allowance for loan losses are based on a number of factors and considerations, which may include our experience and expectations concerning interest rates, credit spreads, rates of delinquencies and defaults on loans and loss recovery rates.

        In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan, an amendment of FASB Statements No. 5 and 15," or "SFAS No. 114," impaired loans typically consist of those loans for which it is probable we will not be able to collect all contractual principal and interest amounts due. An impaired loan is generally valued based on the estimated fair value of the underlying collateral and includes estimated costs of selling or realizing such collateral on a discounted basis. In addition to specific allowances for impaired loans, we also maintain general allowances that are based upon a collective evaluation of the portfolio as a whole and we estimate such losses in accordance with SFAS No. 5. This analysis considers our past loan loss experience, the current credit composition of the total portfolio, historical credit migration, property type diversification, default and loss severity statistics, and other relevant factors.

        The allowance for loan losses is increased as necessary by recording a charge to the provision for loan losses in the consolidated statement of income. Amounts deemed to be uncollectible are charged against the allowance for loan losses. Amounts recovered on previously charged-off loans are added back to the allowance for loan losses. Uncertainties about the economies in our company's primary market areas, including the United States, increase uncertainty about management's estimates of the allowance for loan losses. Increases in unemployment and/or low employment, decreases in corporate profits and adverse trends in other key economic indicators may correlate with increasing loan delinquencies and other factors affecting the timing and amounts we ultimately realize on our portfolio of mortgage loans held for investment. As of December 31, 2007, our allowance for loan losses was $28.8 million.

Income Recognition and Impairments relating to Non-Performing and Under-Performing Loans Acquired

        We acquire non-performing and under-performing loans primarily in Asia, with a strategy of restructuring the loans or entering into workouts with borrowers, which may include foreclosure. We typically purchase these loans at a substantial discount to par, reflecting our determination that it is probable all amounts due under the loans' governing instruments may not be collected. These loans are accounted for in accordance with AICPA Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," or "SOP 03-3." Under SOP 03-3, the excess of the estimated undiscounted principal, interest and other cash flows expected to be collected over the initial investment in the acquired asset is accreted into interest income over the expected life of the asset. These loans are classified as held for investment on our balance sheet.

        We periodically perform detailed reviews of our portfolio of non-performing and under-performing loans to determine whether there has been a change in expected cash flows. We update the estimated cash flows that are expected to be collected and evaluate whether the expected cash flows have changed, based upon the most recent information available. We determine the expected cash flows based on the current business plans relating to the assets. The business plans detail the current plan for disposal of the collateral, including estimates of the amounts and timing of future payments, foreclosures, and sales. These analyses also include anticipated costs to sell or other costs associated with resolving the debt.

        We adjust the amount of accretion for any loans or pools of loans that we acquire when there is an increase or decrease in the expected cash flows. Further, we assess impairment on all loans or pools of loans for which there has been a decrease in expected cash flows in accordance with SOP 03-3 and SFAS No. 114. We measure impairment based on the present value of the expected cash flows from the loan discounted using the loan's effective interest rate or, in specific circumstances, through the estimated fair value of the underlying collateral minus the estimated costs of selling or realizing the underlying collateral. Impairment is recognized as a charge to our provision for loan losses in our consolidated statement of income.

        We have curtailed purchases of non-performing and under-performing loans during 2007, and have been disposing of some of our previously-acquired investments in such loans. As a result, our results of operations and financial condition are becoming less sensitive to changes in estimates of accretion and impairments on these loans than in prior periods. We exercise significant judgment in estimating the amount and timing of these expected cash flows. Differences between actual cash flows and estimated cash flows could have a material impact on our net income. The difference between the carrying value and the expected future cash flows, which we call accretable yield, was $83.0 million and $129.6 million as of December 31, 2007 and 2006, respectively.

Derivative Instruments and Hedging Activities

        We use derivative instruments in connection with our risk management and investment activities. Our primary objective in utilizing derivative instruments is to minimize market risk volatility associated with interest rate and foreign currency risks related to our assets and liabilities. Minimizing this volatility enables us to mitigate the impact of market risk on earnings. Additionally, we use interest rate swaps to more closely match interest rate characteristics of our interest bearing liabilities with our interest earning assets. We also utilize derivative instruments to mitigate foreign currency exposure related to foreign currency denominated transactions and our net investments in foreign operations. At times, we use derivative instruments in lieu of cash transactions for investment purposes.

        The derivative instruments that we use include swaps, caps, forwards, options, swaptions, spread locks, loan commitments, credit derivatives and treasury-related derivative instruments. These instruments may be exchange-traded or contracted in the over-the-counter market.

        In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," or "SFAS No. 133," as amended and interpreted by, among other pronouncements, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133" and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," or "SFAS No. 149," we record derivative instruments at estimated fair value on our consolidated balance sheet. Gains and losses resulting from changes in the estimated fair value of such instruments are accounted for depending on whether or not they qualify for hedge accounting.

        We formally document our risk management objective and strategy for undertaking various hedge transactions. For transactions that qualify for hedge accounting, this process includes linking the derivatives that are designated as fair value, cash flow, or foreign currency hedges to specific assets or pools of similar assets and specific liabilities in our consolidated balance sheet or to forecasted transactions.

        We expect all of our designated hedging relationships to be highly effective in offsetting the designated risk during the hedge period. We also formally assess, both at inception and on an ongoing basis, whether the derivative instruments used in hedging transactions are highly effective in offsetting changes in estimated fair values or cash flows of the hedged items.

        We discontinue hedge accounting prospectively when: (1) it is determined that the derivative is no longer effective in offsetting changes in the estimated fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; or (3) the derivative is no longer designated as a hedge instrument because: a) it is unlikely that a forecasted transaction will occur; b) a hedged firm commitment no longer meets the definition of a firm commitment; or c) management determines that designation of the derivative as a hedge instrument is no longer appropriate. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried in the consolidated balance sheet at its estimated fair value. The hedged asset or liability, if not normally carried at estimated fair value, will no longer be adjusted for changes in estimated fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried in the consolidated balance sheet at its estimated fair value and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the consolidated balance sheet and recognized as a gain or loss in current period earnings. When hedge accounting is discontinued because it is no longer probable that a forecasted transaction will occur, the derivative will continue to be carried in the consolidated balance sheet at its estimated fair value and gains and losses that were accumulated in accumulated other comprehensive income, net of tax, will be recognized immediately in current period earnings. In all situations in which hedge accounting is discontinued, the derivative will be carried at its estimated fair value in the consolidated balance sheet with changes in its estimated fair value recognized in current period earnings.

Classification, Valuation and Impairment of Investment Securities including Retained Interests in Securitized Assets

        When we securitize mortgage loans in transactions accounted for as sales in accordance with SFAS No. 140, we may retain an interest in the assets sold. These retained interests may take the form of interest-only, investment grade, subordinate or unrated securities. The subordinate interests that we retain provide a form of credit enhancement for the more highly-rated securities.

        In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the classification of investment securities is based on management's intent with respect to those securities. Investment securities classified as trading are carried at estimated fair value with unrealized gains and losses recognized in current period earnings. Investment securities classified as available for sale are carried at estimated fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income, net of tax, which is a component of stockholders' equity. Investment securities classified as held to maturity are carried at amortized cost. Realized gains and losses on the sale of investment securities are determined using the specific identification method and recognized in current period earnings. Interest income is recorded using the interest method which is reviewed and adjusted periodically based on changes in estimated cash flows.

        We determine the estimated fair value of an investment security by reference to a published external source, where available. External quotes are not available for a portion of these assets because of their relative lack of liquidity in the market. In these circumstances, we base valuations on internally-developed models that discount the expected cash flows of the security over the anticipated life of the security using an estimated yield adjusted for the risks associated with the investment. Our estimate of the fair value of these securities requires us to exercise significant judgment about the timing and amount of expected cash flows from these assets. In estimating the cash flows and post-loss yield for an investment, we consider various factors including estimated loan losses and defaults, prepayments, current yield curves, dealer quotations, if available, and estimated market yields for similar instruments.

        Investment securities classified as available for sale and held to maturity are periodically reviewed for potential impairment in accordance with EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets," or EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments," depending on the nature of the security. Impairment is measured using a systematic methodology intended to consider all available evidence. If the carrying value of an investment security exceeds its estimated fair value, we evaluate, among other factors, the magnitude and duration of the decline in estimated fair value, the performance of the underlying assets, and our intent and ability to hold the asset until its value recovers. Once a decline in estimated fair value is determined to be other-than-temporary, an impairment charge is recorded in our consolidated statement of income and a new cost basis is established. Significant judgment is involved in some cases to determine whether an other-than-temporary impairment has occurred.

        The recent market developments that have affected mortgage loan valuations, as discussed above in "—Outlook and Recent Trends" and above, similarly affect valuations of investment securities collateralized by mortgage loans.

        Changes in model assumptions can have a significant impact on the estimated fair value of retained interests in securitized assets. Note 16 to our audited consolidated financial statements included elsewhere in this prospectus, summarizes the impact on the fair value of retained interests in securitized assets as of December 31, 2007 and 2006 due to a change in key assumptions. A 10% change in the assumed discount rate could have adversely affected the estimated fair value of our retained interests in taxable investment securities by approximately $4.4 million and $3.0 million as of December 31, 2007 and 2006, respectively. A 20% change could have adversely affected the estimated fair value by approximately $7.2 million and $5.9 million as of December 31, 2007 and 2006, respectively.

Valuation and Impairment of Mortgage Servicing Rights

        In accordance with SFAS No. 140, we capitalize originated mortgage servicing rights based upon their relative estimated fair value when the related loans are sold. We record purchased mortgage servicing rights at their cost at the time of acquisition, which approximates the fair value of such assets. Subsequent to origination or acquisition, we carry our mortgage servicing rights at the lower of amortized cost or estimated fair value. We record amortization expense for each stratum (as described more fully below) in proportion to, and over the period of, the projected net servicing cash flows.

        We determine the estimated fair value of our mortgage servicing rights based upon market transactions for comparable servicing assets or, in the absence of representative market information, based upon other available market evidence and modeled market expectations of the present value of future estimated net cash flows that market participants would expect to be derived from servicing. Because benchmark market transaction data and quoted market prices are generally not available, we estimate the fair value of mortgage servicing rights through a discounted cash flow analysis and evaluation of current market information. We derive cash flows based upon internal operating assumptions that we believe would be used by market participants, such as prepayment rates, defaults, interest rates, required yields, discount rates, costs to service and other assumptions. We consider all available information and exercise significant judgment in estimating and assuming values for key variables in the modeling and discounting process.

        We evaluate mortgage servicing rights for impairment by stratifying our portfolio according to predominant risk characteristics, primarily investor and loan type. To the extent that the carrying value of an individual stratum exceeds its estimated fair value, we consider the mortgage servicing right asset to be impaired. We recognize impairment that is considered to be temporary through the establishment of a valuation allowance, with a corresponding charge to earnings in the period that the impairment is determined to have occurred. If the impairment is determined to be other-than-temporary, the valuation allowance is reduced along with the carrying value of the mortgage servicing right.

        We recognize gains and losses on sales of mortgage servicing rights when the related sales contracts have been executed and legal title and substantially all risks and rewards of ownership of the servicing rights have passed to the buyer. We determine gains and losses to be the difference between the net sales proceeds we receive and the carrying value of the servicing rights sold less our costs to sell the servicing rights.

        As of December 31, 2007, we had not recognized any valuation adjustments on our four principal strata of mortgage servicing rights. Generally, valuations of servicing rights for commercial mortgages are less sensitive to change than valuations of servicing rights for residential mortgages, due to lower levels of prepayments and other factors. Declines in values are most likely to occur in circumstances when both interest rates are declining and commercial real estate credit markets are competitive, or when defaults on underlying loans increase. In the current economic environment, availability of credit has declined thereby slowing prepayments, but there is increasing uncertainty about borrower performance. See "—Allowance for Loan Losses" above.

        Changes in model assumptions can have a significant impact on the estimated fair value of mortgage servicing rights. Note 16 to our audited consolidated financial statements included elsewhere in this prospectus summarizes the impact on the estimated fair value of our retained interests in mortgage servicing rights as of December 31, 2007 and 2006 due to a change in key assumptions. A 10% change in the assumed discount rate could have adversely affected the estimated fair value of our retained interests in mortgage servicing rights by approximately $3.3 million and $3.4 million as of December 31, 2007 and 2006, respectively. A 20% change could have adversely affected the estimated fair value by approximately $6.5 million and $6.6 million, respectively.

Liability for Affordable Housing Guarantees

        We syndicate limited partnership interests in affordable housing partnerships. These investments are in the form of limited partner ownership interests that are pooled into funds ("upper-tier funds"). These funds hold limited partner ownership interests in various operating partnerships that develop, own, and operate affordable housing properties throughout the United States. In certain upper-tier funds, we have guaranteed a specified rate of return to the investors. Returns to investors in the partnerships are principally derived from flow-through low-income housing tax credits and tax losses generated by underlying operating partnership entities ("lower-tier partnerships").

        Syndicated affordable housing partnerships that contain a guarantee are reflected in our consolidated financial statements under the financing method in accordance with SFAS No. 66, "Accounting for Sales of Real Estate," or "SFAS No. 66." More specifically, cash, cash equivalents, restricted cash and equity investments (in the underlying operating partnership entities) of the guaranteed syndicated real estate partnerships are included in our consolidated balance sheet. Liabilities of the guaranteed syndicated real estate partnerships consist primarily of a financing liability, initially equal to the amount of equity contributed by each investor, payable to each tax credit fund investor. The financing liability, included as a component of real estate syndication proceeds in the consolidated balance sheet, is extinguished over the life of the guaranteed syndicated real estate partnerships as annual tax benefits guaranteed to each investor are delivered.

        Returns to investors in the partnerships are principally derived from flow-through low-income housing tax credits and tax losses generated by underlying operating partnership entities. We are exposed to losses based on our limited partnership interests and to the investors in the guaranteed syndicated real estate partnerships for a specific guaranteed rate of return. The loss exposure represents the potential under-delivery of income tax benefits by the syndicated real estate partnership to the investors. In the event of a shortfall in the delivery of tax benefits to the investors, we are required to make cash payments to the investors of the syndicated affordable housing partnerships.

        We initially quantify the costs associated with maintaining our yield guarantees, and then subsequently evaluate those costs on a quarterly basis, in order to ensure that the recorded liability for each guaranteed tax credit fund is sufficient to cover repayment of principal plus the guaranteed yield to the investors. When we identify a deficiency in that liability, the liability is increased to cover the shortfall associated with that tax credit fund. The loss contingency policy is governed by SFAS No. 5, which requires establishment of a liability for losses when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. The SFAS No. 5 liability is reduced as payments are made to settle it. When we applied push down accounting on March 23, 2006 as a result of the Sponsor Transactions, we recorded an estimate of the fair value of the guarantees, which was in excess of the liability determined under SFAS No. 5. We amortize that excess using a systematic and rational method, which approximates straight-line over the period of delivery of the tax benefits to investors, except that amortization of the liability for a particular fund may be accelerated when certain events occur and result in partial settlement of the guarantee, such as the sale of a lower-tier partnership and related settlement with the guaranteed investors.

        The estimates and assumptions we use in determining our cost estimates for providing guaranteed yields on guaranteed LIHTC funds are based upon a number of factors and considerations. These may include operating experience and expectations of projected funding requirements for lower-tier partnerships for negative cash flow, deferred maintenance costs, shortfalls in the permanent loan financing amount as compared to the outstanding construction loan balance or other areas where the lower-tier partnerships require funds to enable them to deliver the tax benefits to the upper-tier partnerships. In addition to the specific loss contingencies for the lower-tier partnerships, we provide for expected losses based upon historical losses also in accordance with SFAS No. 5. These general loss contingencies consider historical losses, lower-tier partnership property operating status, general partner status, geographic segmentation and other relevant factors.

        Significant judgment is involved to estimate the guarantee liability as of any financial reporting date. That judgment is made more difficult by the fact that there is a period of approximately 15 years during which the guarantee is in effect, and it is difficult to estimate the amount of guarantee payments (or other payments to support the performance of the funds) that will be necessary over such a lengthy period. Therefore, the estimate is inherently imprecise.

        The estimate of the fair value of the aforementioned guarantee liability recorded in push down accounting, and periodic estimates of SFAS No. 5 liabilities described above, involve significant estimates with varying degrees of uncertainty. Amounts ultimately realized as income by us as the liability for real estate syndication proceeds is reduced are uncertain as to timing, and the total amount realized over time depends on the operating performance of the lower-tier partnerships and the ability of the upper-tier partnerships to deliver tax credits and, in some cases, guaranteed yields, to investors. We have not originated any new lower-tier partnerships since 2005, and the remaining expected lives of the upper-tier partnerships vary from one to 15 years.

        As of December 31, 2007, the estimated liability for the LIHTC fund guarantees, which included a deferred income component, was $482.9 million. Our future operating results may be significantly affected by the differences between actual expenditures related to the guarantees over time and the amount we have currently estimated and accrued.

Accounting for Income Taxes

        As described above under "—Understanding Our Financial Results—Income Taxes," upon the closing of the Sponsor Transactions, we became deconsolidated from the General Motors Corporation-controlled tax group and are now liable for worldwide taxes based solely on our consolidated operations as a standalone taxpayer.

        We account for income taxes under the asset and liability method in accordance with SFAS No. 109. We determine deferred tax assets and liabilities based on temporary differences between the tax basis of our assets and liabilities and their reported amounts in our consolidated financial statements, and the amounts of operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using the enacted tax rates expected to apply to taxable income in the periods in which we expect the deferred tax asset or liability to be realized or settled. We recognize the effect on our deferred tax assets and liabilities of a change in tax rates in earnings in the period that includes the enactment date. We provide a valuation allowance against our deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with SFAS No. 5, we accrue loss contingencies resulting from tax audits or uncertain tax positions when the potential loss can be reasonably estimated and where the occurrence is probable. On January 1, 2007, we adopted FIN 48, which clarifies SFAS No. 109 by defining the confidence level that an income tax position must meet in order to be recognized in the financial statements. FIN 48 requires that the tax effects of a position be recognized only if it is "more-likely-than-not" to be sustained solely on its technical merits. The "more-likely-than-not" threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered

"more-likely-than-not" to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized. The determination of whether a tax position is "more likely than not" to be sustained can involve a considerable amount of judgement by management.

        As a result of adopting FIN 48, management reviewed the income tax positions it has recorded in the application of push down accounting and has evaluated the impact of Emerging Issues Task Force Issue No. 93-7, "Uncertainties Related to Income Taxes in a Purchase Business Combination," or "EITF 93-7," as it relates to income tax exposures related to periods prior to the Sponsor Transactions. Under the guidance of EITF 93-7, we recorded the impact of adopting FIN 48 on our predecessor period tax liabilities as an increase to goodwill in the consolidated balance sheet. For our successor period tax liabilities, we recorded the impact of adopting FIN 48 as a cumulative effect adjustment to retained earnings in the consolidated balance sheet. Adjustments to tax liabilities subsequent to the adoption of FIN 48 (e.g., through actual or effective settlement) are recorded through income tax expense or through additional adjustments to goodwill depending on whether the liabilities arose from transactions prior to or after the Sponsor Transactions. We classify interest and penalties related to unrecognized tax benefits as income tax expense. See Note 15 to our audited consolidated financial statements included elsewhere in this prospectus for the impact of adopting FIN 48 on our consolidated financial statements.

Recently Issued Accounting Standards

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140" or "SFAS No. 155." Among other things, this standard permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value on an instrument-by-instrument basis. We hold retained interests in securitized financial assets that were previously covered under the exemption provided in Derivatives Implementation Group Issue D-1, "Application of Statement 133 to Interests in Securitized Financial Assets." Because SFAS No. 155 nullified this exemption, we were required to evaluate our positions in these assets to determine whether bifurcation was required. We adopted SFAS No. 155 on January 1, 2007 and the adoption did not have a material impact on our consolidated financial statements.

        In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" or "SFAS No. 156." SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and provides the option to either carry servicing assets and servicing liabilities at fair value with changes in fair value recognized in earnings, or to continue to recognize periodic amortization expense and assess the servicing assets and servicing liabilities for impairment as originally required by SFAS No. 140. This option may be applied by class of servicing asset or liability. We adopted SFAS No. 156 on January 1, 2007. In adopting this statement, we elected to continue recognizing periodic amortization expense and assess our servicing assets and servicing liabilities for impairment as originally required by SFAS No. 140 and, thus, the adoption did not have a material impact on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" or "SFAS No. 157," which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. The statement does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements. The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. Effective January 1, 2008, we adopted SFAS No. 157. Adoption of this statement will not have a material impact as to the manner in which we determine fair value but will require additional disclosures.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115," or "SFAS No. 159." This statement permits an entity to irrevocably elect fair value for the initial and subsequent measurement of certain financial assets and financial liabilities on an instrument-by-instrument basis. Subsequent changes in fair value of these instruments would be recognized in earnings when they occur. When adopted, SFAS No. 159 requires that the difference between the carrying value of financial assets and financial liabilities elected and the fair value of such instruments be recorded as an adjustment to beginning retained earnings in the period of adoption. Effective January 1, 2008, we elected fair value accounting for certain loan assets and deposit liabilities not previously carried at fair value. The after-tax cumulative effect adjustment from electing the fair value option for the selected financial instruments is estimated to decrease retained earnings by approximately $6.6 million.

        In December 2007, the SEC issued SAB No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings," or "SAB No. 109." SAB No. 109 supersedes SAB No. 105, but retains the view expressed in SAB No. 105 that no internally-developed intangible assets, such as customer relationship intangible assets, should be included in the measurement of the estimated fair value of loan commitment derivatives. That view extends to all written loan commitments accounted for at fair value through earnings. The guidance in SAB No. 109 is effective for all written loan commitments recorded at fair value that are entered into, or substantially modified, in fiscal quarters beginning after December 15, 2007. Management does not expect that adoption of SAB No. 109 will have a material impact on our consolidated financial statements.

        In December 2007, the SEC issued SAB No. 110, "Year-End Help for Expensing Employee Stock Options." This SAB expresses the views of the SEC regarding the use of a "simplified" method, as discussed in SAB No. 107, "Share-Based Payment," or "SAB 107," in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123R. The guidance in SAB 110 is effective as of January 1, 2008. Management is currently evaluating the potential impact of SAB 110 on our consolidated financial statements.

        In April 2007, the FASB issued FSP No. FIN 39-1, "Amendment of FASB Interpretation No. 39," or "FSP FIN 39-1." FSP FIN 39-1 modifies FIN No. 39, "Offsetting of Amounts Related to Certain Contracts," and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, although early application is permitted. Management is currently evaluating the potential impact of FSP FIN 39-1 on our consolidated financial statements.

        In June 2007, the AICPA issued Statement of Position No. 07-1, "Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies," or "SOP 07-1." SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide for Investment Companies must be applied by an entity and whether those accounting principles must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. In October 2007, the FASB voted to indefinitely defer the effective date of SOP 07-1.

        In May 2007, the FASB issued FSP No. FIN 46(R)-7, "Application of FASB Interpretation No. 46(R) to Investment Companies," or "FSP FIN 46(R)-7." FSP FIN 46(R)-7 makes permanent the temporary deferral of the application of the provisions of FIN 46(R) to unregistered investment companies, and extends the scope exception from applying FIN 46(R) to include registered investment companies. FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1, the effective date of which has been indefinitely deferred.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations," or "SFAS No. 141R," which improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Prior to the adoption of SFAS No. 141R, any adjustments to the FIN 48 reserve are recorded as an increase to goodwill if an expense and, if a benefit, are applied (a) first to reduce to zero any goodwill related to the acquisition, (b) second to reduce to zero other noncurrent intangible assets related to the acquisition, and (c) third to reduce income tax expense. Subsequent to the adoption of SFAS No. 141R, the above rule will no longer apply and any expense or benefit associated with realizing (or re-measuring) unrecognized tax benefits will be recorded as part of income tax expense. SFAS No. 141R shall be applied prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51," or "SFAS No. 160," which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. In addition, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact of SFAS No. 160 on our consolidated financial statements.

Liquidity and Capital Resources

        We require substantial amounts of capital to support our operations and growth plans. Members of our senior management, in consultation with our board of directors, establish our overall liquidity and capital allocation strategies. A key objective of these strategies is to support the successful execution of our business strategy while ensuring that we have sufficient ongoing liquidity throughout the business cycle to service our financial obligations as they become due. When making funding and capital allocation determinations, our management considers business performance; the availability, costs and benefits associated with different funding sources; current and expected market and general economic conditions; our balance sheet and capital structure; our targeted liquidity profile and risks relating to our funding needs. In carrying out these activities, our management monitors, evaluates and seeks to control the impact that our business activities have on our balance sheet, liquidity and capital structure, thereby helping to ensure that our operations are aligned with our liquidity and capital allocation strategies.

        We require short-term liquidity to fund commercial mortgage loans that we originate and hold on our consolidated balance sheet pending sale, including through syndication, participation or securitization. We generally require longer-term funding to finance the loans, real estate and investment securities that we hold for investment.

        As of December 31, 2007, we had approximately $1.4 billion in cash, of which $232.3 million was restricted under current regulatory and other contractual arrangements. This represented a net increase in cash of approximately $861.5 million from December 31, 2006. We also had approximately $1.6 billion in available unsecured funding from our revolving credit facility as of December 31, 2007.

        Our primary sources of liquidity are (1) proceeds from the sale, syndication or securitization of loans and payments from our loan portfolio, (2) proceeds from the issuance of short-term and long-term borrowings/deposits, (3) proceeds from the sale of real estate equity investments and other real estate related investments and (4) net cash from our operations.

        Our primary uses of liquidity are for (1) the origination and purchases of loans, (2) the repayment of short-term and long-term borrowings and related interest, (3) the purchase of real estate equity and other real estate related investments, and (4) the funding of our operating expenses.

        During the year ended December 31, 2007, we used approximately $2.2 billion for net operating activities, primarily to support the net growth of loans held for sale during the period.

        Within our investing activities, we originated/purchased loans held for investment totaling $2.2 billion; we had net purchases of real estate investments totaling $356.7 million; and we had purchases of equity investments and mortgage servicing rights totaling $264.2 million, which were offset by the receipt of approximately $2.6 billion in proceeds from the repayment of loans held for investment and $240.7 million in proceeds from net sales of investment securities, each during the year ended December 31, 2007.

        Within our financing activities, during 2007 we obtained approximately $3.1 billion in cash primarily from a net increase of $2.6 billion in our deposit liabilities.

        Our principal debt financing sources have consisted of (1) committed unsecured funding provided by banks, including our senior credit facility, our bridge loan and other bank loans; (2) our notes; (3) other committed unsecured debt, including our junior subordinated debentures; (4) secured funding facilities, including borrowings from the Federal Reserve Bank and the Federal Home Loan Bank made through Capmark Bank, repurchase agreements and other secured funding facilities; and (5) other uncommitted funding sources, including time deposits and certificates of deposit maintained with our banking subsidiaries. These financing arrangements provide us with diverse sources of short-term and long-term funding and allow us to borrow amounts on a secured and unsecured basis, in a variety of currencies and at interest rates that are fixed or floating, in the geographical locations in which we operate.

        During the third and fourth quarters of 2007, the markets for real estate related credit experienced a high degree of volatility, and this condition has restricted the availability and increased the costs of debt financing for real estate related assets such as those that we originate and finance. Although these developments have been most acute with regard to subprime residential mortgage assets, the overall reduction in liquidity across all areas of the debt capital markets has continued, including with respect to certain types of financing that we utilize, such as repurchase financing for commercial mortgage loans, CMBS and CDOs, asset-backed commercial paper and unsecured corporate debt. Due to current credit market conditions, we terminated our extendable asset-backed commercial paper program as of year-end 2007.

Asset Sale Capabilities

        We have traditionally generated liquidity and reduced our principal risk associated with loans that we fund by monetizing a significant portion of those assets through asset sales, including syndications, participations and securitizations. As a result of these efforts, we have had a greater degree of control over the risk associated with our commercial mortgage loan portfolio, even during periods of strong origination volume. We have established relationships with banks, insurance companies, GSEs, federal agencies, investment funds, opportunity funds and third-party conduits that provide us with substantial asset sale capabilities, which we believe can provide us with an important source of liquidity. However, our ability to sell loans and other assets has been negatively impacted by the overall disruption in the credit markets. See "—Guarantees and Off-Balance Sheet Transactions—Securitizations."

Credit Ratings

        Our reliance on debt financing to fund a portion of our operations makes access to sources of short-term and long-term unsecured financing important. The cost and availability of unsecured debt financing generally are dependent on our short-term and long-term credit ratings. Factors that are significant to the determination of our credit ratings or that otherwise affect our ability to raise short-term and long-term financing include the level and volatility of our earnings, our relative competitive position, our risk management policies, our access to sources of liquidity, our capital adequacy, our level of leverage, the quality of our balance sheet, our ability to retain key personnel and legal, regulatory and tax developments.

        The following table presents the credit ratings and ratings outlook assigned to our unsecured indebtedness by Moody's, S&P and Fitch as of the date of this prospectus. Credit ratings are opinions of a rated entity's ability to meet its ongoing obligations. Credit ratings are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. Each agency's rating should be evaluated independently of any other agency's rating.

	Short-Term		Long-Term
Rating Agency
	Rating	Outlook	Rating	Outlook
S&P	A3	Stable	BBB-	Stable
Moody's	—	—	Baa3	Stable
Fitch	F3	Stable	BBB	Stable

Financing Arrangements and Other Funding Sources

        We have access to short-term and long-term funding under a broad range of secured and unsecured financing arrangements. These arrangements allow us to borrow funds in U.S. dollars, pounds sterling, euro, Japanese yen, Canadian dollars, Taiwanese dollars and other currencies, depending on our financing requirements. Interest is payable under these financing arrangements primarily at floating rates that are determined by reference to a benchmark rate, such as LIBOR or EURIBOR, and, in some cases, at fixed rates. When making determinations as to which sources of funds to access, we generally seek to finance our assets with borrowings that are denominated in the same currency and that bear interest based on the same benchmark rates. When we are unable to match the currency and interest rates that are applicable to our assets and liabilities, we seek to enter into derivative transactions to achieve a similar result. For a description of our exposure to fluctuations in interest rates and foreign currency exchange rates and additional information concerning our strategy for mitigating those risks, see "—Risk Management—Market Risk Management."

        The availability of financing arrangements and other funding sources has recently been impacted as concerns pertaining to the deterioration of the residential mortgage market have expanded to almost all areas of the debt capital markets, including corporate debt, asset-backed securities and commercial real estate finance. This has resulted in a general reduction of liquidity in the commercial real estate sector. It has also caused a significant widening of the credit spreads on asset sales, including syndications and securitizations, in recent months generating reduced proceeds and a delay in the ability to execute such transactions.

        We will continue to monitor the conditions in the debt capital markets and to adjust the use of our various financing sources according to availability, term and cost, as well as to adjust the level and mix of our loan originations, ownership and real estate investment activities in order to maintain sufficient liquidity in light of market conditions. If adverse conditions in the credit markets continue or worsen, our primary sources of liquidity may be adversely affected.

        The following table presents information concerning the financing arrangements and other funding sources that we had in place as of December 31, 2007.

Financing Arrangements and Funding Sources	Amount Outstanding	Funding Limit (7)	Weighted Average Maturity
	(in millions of U.S. dollars)		(months)
Primary long-term funding:
Senior credit facility
Term loan(1)	$2,768.8	$2,768.8	39
Revolving credit facility(1)	1,146.0	2,730.5	39

Total	3,914.8	5,499.3	39

Bridge loan(2)	1,733.0	1,733.0	15
Notes	2,597.5	2,597.5	56

Total	8,245.3	9,829.8	39

Secured funding(3):
Repurchase agreements	219.0	715.1	0
Other secured funding facilities(4)	2,155.2	4,007.7	6
Bank and third-party funding	82.5	82.5	28

Total	2,456.7	4,805.3	6

Unsecured funding:
Other unsecured funding—uncommitted	247.3	407.7	1
Other bank and third party loans(4)	315.8	366.4	2

Total unsecured funding	563.1	774.1	1

Subtotal	11,265.1	15,409.2	30
Bank deposit liabilities(5)	5,552.6	5,552.6	11

Total funding and bank deposit liabilities	16,817.7	20,961.8	24

Consolidating debt agreements(6)
Secured debt attributable to the consolidation of securitizations	260.5	260.5	N/A
Secured debt attributable to the consolidation of real estate owned	28.8	28.8	N/A
Secured debt attributable to the consolidation of LIHTC partnerships	335.9	335.9	N/A

Total consolidating debt agreements	625.2	625.2	N/A

Junior subordinated debentures	250.0	250.0	459

Total borrowings and deposit liabilities	$17,692.9	$21,837.0	30

Notes:

(1)
Contractual capacity under our term loan is $2.75 billion in U.S. dollar equivalent amounts. Foreign currency fluctuations resulted in amounts outstanding greater than the contractual capacity but less than the 105% excess limitations for foreign currency fluctuations as of December 31, 2007. Our revolving credit facility's maximum facility limit was $18.8 million lower than its contractual capacity as of December 31, 2007, as a result of capacity reductions for the excess amounts outstanding under our term loan described above and amounts reserved in respect of interest payments on certain borrowings.

(2)
Weighted average maturity for our bridge loan reflects the extension of that facility as permitted in accordance with the terms and subject to the conditions of the bridge loan. See "Description of Other Indebtedness—Bridge Loan."

(3)
Issuance of secured funding is subject to limitations under the senior credit facility. Secured funding lenders require a specific amount of eligible assets to be pledged to secure the amount of credit extended.

(4)
Included in funding limit amounts are term loans that have a stated maturity date on which lenders do not have any requirement to extend the borrowings.

(5)
Term to maturity of bank deposits is calculated using the maturity date of callable deposits.

(6)
Represents debt agreements that we consolidate under SFAS No. 140, SFAS No. 66 and FIN 46(R). See "—Understanding Our Financial Results—Consolidation of LIHTC Partnerships."

(7)
For funding sources that do not, by their terms, have a limit on the amount that may be drawn, we have calculated the funding limit as the amount drawn as of December 31, 2007.

        In addition to the outstanding funding reflected in the above table, at December 31, 2007, we had $2.5 billion of stockholders' equity and $102.4 million of common stock classified as mezzanine equity. As of December 31, 2007, approximately $1.1 billion was outstanding under our revolving credit facility and approximately $1.6 billion remained available and we held $1.4 billion of total cash, including $861.0 million of cash held at Capmark Bank.

        Of the total deposit liabilities reflected in the above table, $5.6 billion consisted of federally insured brokered certificates of deposit (CDs) issued by Capmark Bank, as compared to $2.4 billion outstanding as of December 31, 2006. Proceeds from the increase in CDs issued during the period were utilized to fund growth in the loan portfolio of Capmark Bank.

        Capmark Bank also has access to funding in the form of escrow deposits provided by our U.S. servicing operations. Although undrawn as of December 31, 2007, the amount of mortgage related servicing deposits available to Capmark Bank was $1.0 billion.

        Management believes that our company's current financing sources and cash flows are adequate to meet our liquidity needs for a reasonable period including the next 12 months.

        As of December 31, 2007, we also maintained a number of other committed and uncommitted secured and other unsecured funding programs sponsored by a variety of lenders with an aggregate principal amount totaling $3.1 billion. Of that amount, $2.4 billion is considered to be uncommitted and/or is maturing in the near term.

Primary Long-Term Funding

Senior Credit Facility

        In connection with the Sponsor Transactions, on March 23, 2006, we and a number of our subsidiaries entered into our senior credit facility with a syndicate of lenders. Our senior credit facility is unsecured and consists of a $2.75 billion multi-currency revolving credit facility and a $2.75 billion multi-currency term loan facility. The revolving credit facility is divided into a U.S. sub-facility, a Canadian sub-facility, an Irish sub-facility and a Japanese sub-facility. The U.S. sub-facility only permits borrowings to be denominated in U.S. dollars. All other sub-facilities allow for borrowings that are denominated in euros, pounds sterling, Japanese yen or U.S. dollars and, in the case of the Canadian sub-facility, borrowings that are also denominated in Canadian dollars. In addition, the revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same day notice, which are commonly referred to as swing lines. We believe that these sub-facilities provide us with a stable and important source of liquidity for funding our international operations and have reduced our dependence on secured financing.

        Principal amounts outstanding under both the revolving credit facility and the term loan facility are due and payable in full, at maturity, on March 23, 2011. We are permitted to borrow, repay and re-borrow amounts under the revolving credit facility from time to time. The term loan may be prepaid prior to maturity but may not be redrawn. As of December 31, 2007, we had $1.1 billion of indebtedness outstanding under the revolving credit facility (with $1.6 billion of availability for future borrowings) and $2.8 billion of indebtedness outstanding under the term loan. These borrowings were used to refinance indebtedness owed to GMAC at the time of the Sponsor Transactions and to fund subsequent investments and operating activities. These amounts bear interest at rates equal to short-term index rates appropriate for the currencies borrowed (such as LIBOR) plus a margin that is based on the credit ratings assigned to our long-term senior unsecured indebtedness. In addition, we pay to the lenders a facility fee based on the committed amount of the facility. See "—Credit Ratings" and "Description of Other Indebtedness—Senior Credit Facility—Interest Rates and Fees."

Bridge Loan

        In connection with the Sponsor Transactions, on March 23, 2006, we entered into a $5.25 billion unsecured bridge loan agreement with a syndicate of lenders. We borrowed the full amount available under the bridge loan in connection with the Sponsor Transactions to refinance a portion of the indebtedness that we owed to GMAC at the time. In December 2006, we repaid $1.5 billion of the bridge loan and in May 2007 we repaid approximately $2.0 billion of the bridge loan with a portion of the proceeds of the issuance of our outstanding notes leaving an outstanding balance as of December 31, 2007 of $1.7 billion. These amounts bear interest at a rate that is equal to a specified LIBOR rate plus a margin that is based on the credit ratings that are assigned to our long-term senior unsecured indebtedness. In addition, we pay a facility fee based on the amount of bridge loan financing outstanding. See "—Liquidity and Capital Resources—Credit Ratings" and "Description of Other Indebtedness—Senior Credit Facility—Interest Rates and Fees."

        On February 21, 2008, we formally communicated our intent to extend the maturity date of the bridge loan to March 23, 2009 in accordance with the terms of the facility. The bridge loan contains financial and other covenants that are substantially similar to those contained in our senior credit facility.

Outstanding Notes

        On May 10, 2007, we issued $2.55 billion aggregate principal amount of outstanding notes, consisting of $850 million of outstanding 2010 floating rate notes, $1.2 billion of outstanding 2012 fixed rate notes and $500 million of outstanding 2017 fixed rate notes. A portion of the net proceeds of the issuance of our outstanding notes was used to repay approximately $2.0 billion due under our bridge loan and the remainder was used for general corporate purposes. The outstanding 2010 floating rate notes will mature on May 10, 2010, the outstanding 2012 fixed rate notes will mature on May 10, 2012 and the outstanding 2017 fixed rate notes will mature on May 10, 2017 and are subject to earlier optional or mandatory redemption under specified circumstances. The interest rate payable on the outstanding notes is subject to adjustment from time to time if either Moody's or Standard & Poor's modifies the debt rating assigned to our notes. In the fourth quarter of 2007, we purchased $20.0 million of our outstanding 2010 floating rate notes in a privately negotiated transaction with a third party.

Secured Funding

Repurchase Agreements

        We are a party to several repurchase agreements with financial institutions located in the United States, which we typically use to fund loans and investment securities. Under a repurchase agreement, we sell loans or investment securities that we hold on our consolidated balance sheet to a counterparty subject to an agreement by the counterparty to sell the same loans or securities back to us at a later date. The repurchase price is generally equal to the original sale price plus an interest factor that is typically based on a benchmark plus a margin. We account for these agreements as indebtedness that is secured by the loans or securities that are sold to the counterparty.

        As of December 31, 2007, approximately $219.0 million of our indebtedness was attributable to repurchase agreements. Our obligations under these agreements were denominated in U.S. dollars and typically had a term of one month or less. Because we borrow under repurchase agreements based on the estimated fair value of the pledged loans and securities, and because changes in interest rates can negatively impact the values of the pledged loans and securities, our ongoing ability to borrow under our existing repurchase facilities may be limited and our lenders may initiate margin calls in the event the value of the pledged instruments declines as a result of adverse changes in interest rates or credit spreads.

        The following table presents information concerning our obligations under repurchase agreements as of December 31, 2007.

Counterparty(1)	Facility Limit	Amount Drawn
	(in millions of U.S. dollars)
Credit Suisse(2)	$350.0	$20.0
Natixis Corporate & Investment Bank(3)	150.0	145.5
JPMorgan	38.8	38.8
Morgan Stanley(4)	150.0	0.1
The Bank of New York	26.3	14.6

Total	$715.1	$219.0

Notes:

(1)
The counterparty includes subsidiaries and affiliates of the counterparty named in the table.

(2)
This facility is scheduled to terminate on March 20, 2008.

(3)
Effective as of February 1, 2008, $350 million of availability under the Natixis Corporate & Investment Bank financing arrangement was re-allocated to this repurchase agreement. See "—Other Secured Funding Facilities."

(4)
This facility is scheduled to terminate on April 2, 2008.

Other Secured Funding Facilities

        We have established other uncommitted secured funding facilities with financial institutions located in the United States, Asia and Europe, which we currently use to fund loans and for other operating and investing activities. The facilities typically provide for the transfer of loans and investment securities to one or more special purpose entities, some of which issue debt securities against those assets. As of December 31, 2007, approximately $2.2 billion of our indebtedness was attributable to indebtedness incurred under these other uncommitted secured facilities. This indebtedness was denominated in U.S. dollars, pounds sterling and Japanese yen. The balance of these facilities had an aggregate limit of $4.0 billion as of December 31, 2007, of which $1.8 billion was available as of that date on an uncommitted basis and subject to compliance with collateral requirements. Issuance of secured indebtedness is subject to limitations under the various facilities. The lenders of these secured funding facilities require a specific amount of eligible assets as collateral for the amounts borrowed.

        The following table presents information concerning our other secured funding facilities as of December 31, 2007.

Financing Arrangement	Facility Limit	Amount Drawn
	(in millions of U.S. dollars)
SMBC asset-backed facility	$179.1	$85.6
Federal Home Loan Bank of Seattle(1)	1,600.0	350.0
Federal Reserve Bank of San Francisco(2)	200.0	200.0
Société Générale sponsored asset-backed facility(3)	300.0	239.1
Natixis Corporate & Investment Bank(4)	1,489.4	1,041.3
Merrill Lynch "P-Float" facility	49.9	49.9
Merrill Lynch "Roaring Fork" facility	189.3	189.3

Total	$4,007.7	$2,155.2

Notes:

(1)
Our subsidiary Capmark Bank's financing arrangement with the Federal Home Loan Bank of Seattle was amended in the fourth quarter of 2007 to increase the facility's capacity to $1.6 billion.

(2)
The Board of Governors of the Federal Reserve System established a temporary term auction facility in December 2007 to provide cash after interest rate cuts failed to break banks' reluctance to lend amid concerns relating to current market conditions. The funding is available to our wholly-owned subsidiary, Capmark Bank.

(3)
This facility is scheduled to terminate on March 31, 2008. We are currently working with Société Générale on a replacement facility.

(4)
Effective as of February 1, 2008, $350 million of the availability under this facility was re-allocated to the repurchase agreement with Natixis Corporate & Investment Bank. See "—Repurchase Agreements."

Secured Bank and Third-Party Funding

        We utilize committed secured funding to finance our ownership of certain real estate investments in the United States, Taiwan and the Philippines. As of December 31, 2007, approximately $82.5 million of our outstanding indebtedness was attributable to indebtedness incurred under committed secured financing arrangements with a number of lenders. This indebtedness was denominated in U.S. dollars, Philippine pesos and Taiwanese dollars and had a weighted average maturity of 28 months.

Unsecured Funding

Other Unsecured Funding—Uncommitted

        We have several Federal Funds relationships with financial institutions in the United States that provide an additional uncommitted source of short-term unsecured funding to Capmark Bank. We also have $307.7 million of uncommitted revolving credit line capacity with several institutions in United States, Ireland, Canada, the Philippines and China that similarly provide us with an uncommitted source of short-term unsecured funding. As of December 31, 2007, approximately $247.3 million of our outstanding indebtedness was attributable to funding provided under these arrangements.

Other Bank and Third-Party Loans

        We have entered into term loans and committed credit lines with a number of banks and non-bank finance companies in North America and Asia. We use these loans to fund our short-term liquidity needs in connection with our lending and real estate related investment activities. As of December 31, 2007, we had $315.8 million of indebtedness outstanding under these financing arrangements. These borrowings are denominated in U.S. dollars, Japanese yen and Taiwanese dollars and bear interest at either fixed or floating rates. As of December 31, 2007, our borrowings under these financing arrangements had a weighted average maturity of two months.

Bank Deposit Liabilities

        Our subsidiaries include Capmark Bank and Escrow Bank, which are industrial banks that are chartered by the State of Utah, and Capmark Bank Europe, an Irish bank. Capmark Bank accepts deposits in the form of time and money market deposits and issues non-callable certificates of deposit in the brokered deposit market. Most of the non-callable certificates of deposit issued by Capmark Bank have terms of one year or less. Escrow Bank accepts deposits of principal, interest, escrow and reserve balances that borrowers maintain in custodial accounts for the purposes of paying principal and interest on their loans and funding repairs, tenant improvements, taxes and insurance on the properties that are financed with their loans. A portion of these deposits are eligible for investment as money market deposits at Capmark Bank, and these deposits also provide Capmark Bank with an alternative form of financing. Deposits that are made with Capmark Bank and Escrow Bank are insured by the FDIC, subject to applicable limitations. Capmark Bank Europe accepts time deposits from other financial institutions.

        The following table presents information concerning the deposit liabilities of Capmark Bank, Escrow Bank and Capmark Bank Europe as of December 31, 2007.

Type of Deposit	Aggregate Deposit Liability
(in millions of U.S. dollars)
Time deposits and certificates of deposit	$5,550.3
Money market deposit accounts (servicing deposits)	2.3

Total deposits	$5,552.6

Other Consolidated Debt Agreements

        As described under "—Understanding Our Financial Results—Consolidation of LIHTC Partnerships," we are required under GAAP to consolidate the assets and liabilities of certain upper-tier and lower-tier partnerships that form part of our LIHTC funds. These partnerships generally have amounts of secured indebtedness outstanding. As of December 31, 2007, approximately $335.9 million of our outstanding indebtedness was attributable to indebtedness of these partnerships that were required to be included in our consolidated balance sheet under GAAP. We account for certain securitizations as on-balance sheet borrowings secured by a pledge of collateral, due to the structure of the transactions. As of December 31, 2007, balances under these collateralized borrowings totaled $260.5 million. The remaining debt in this category is comprised of $28.8 million in the form of an unaffiliated mortgage loan on a property on which we had foreclosed.

Junior Subordinated Debentures

        We issued $250.0 million in aggregate principal amount of our junior subordinated debentures to Capmark Trust, a Delaware statutory trust, which in turn issued $250.0 million in aggregate liquidation amount of floating rate trust preferred securities to GMAC in exchange for the reduction of an equivalent amount of indebtedness that we owed GMAC at the time. The trust preferred securities entitle GMAC to receive, on a quarterly basis, cumulative cash distributions of amounts actually received by the trust in respect of our junior subordinated debentures, including upon redemption of the junior subordinated debentures. Interest accrues and is payable on the junior subordinated debentures on a quarterly basis at an annual rate equal to three-month LIBOR plus an applicable margin.

        The junior subordinated debentures mature on March 23, 2046. Prior to March 23, 2011, the junior subordinated debentures are redeemable upon the occurrence of certain events. From and after March 23, 2011, we may redeem the junior subordinated debentures, at our option, at any time at a price equal to 100% of their principal amount plus accrued interest. We have agreed, however, for the benefit of certain holders of our senior indebtedness, that we will not redeem the junior subordinated debentures prior to maturity except with the proceeds from the sale of certain qualifying securities.

Debt Refinanced, Repaid or Assumed by GMAC in connection with the Sponsor Transactions

        Prior to the Sponsor Transactions, we obtained debt financing under a number of financial instruments with GMAC. GMAC provided credit support for a significant amount of our financial obligations. In connection with the Sponsor Transactions, on March 23, 2006 we refinanced $7.1 billion of unsecured indebtedness and $603.7 million of secured indebtedness that we owed GMAC with borrowings under our senior credit facility, our bridge loan and with trust preferred securities issued to GMAC that are funded with our junior subordinated debentures. In addition, other than with respect to legacy guarantees of some of our outstanding obligations, the credit support provided by GMAC was terminated. Other than with respect to the legacy guarantees of some of our outstanding obligations and the contractual arrangements entered into by us, our Sponsor stockholder and GMAC in connection with the Sponsor Transactions as described below under "Certain Relationships and Related Person Transactions," GMAC's only remaining financial involvement in our company consists of its ownership of approximately 21% of our outstanding common stock and all of the trust preferred securities of Capmark Trust that are funded with our junior subordinated debentures. We have agreed to use commercially reasonable efforts to cause any remaining guarantees issued by GMAC prior to the Sponsor Transactions to be terminated and to reimburse and indemnify GMAC for any liabilities incurred with respect to those legacy guarantees. See "Certain Relationships and Related Person Transactions—Termination of Guarantees Provided by GMAC; Indemnification."

Commitments and Contractual Obligations

Commitments

        In connection with our business activities, we enter into commitments that may give rise to future cash funding requirements. As of December 31, 2007, these commitments consisted of commitments to originate or purchase mortgage loans or securities, commitments to fund loans and commitments to provide equity to equity method investees. The future cash payments that were associated with these obligations as of December 31, 2007 are summarized in the table below. Because these commitments may expire unused, the amounts shown do not necessarily reflect our actual future cash funding requirements.

	Years to Maturity
Type of Commitment	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(in millions of U.S. dollars)
Commitments to originate or purchase mortgage loans or securities	$415.4	$68.1	$54.9	$—	$538.4
Commitments to fund construction and other mortgage loans	285.9	2,071.8	876.5	318.6	3,552.8
Commitments to provide equity to equity method investees	81.0	27.8	4.4	129.1	242.3

Total	$782.3	$2,167.7	$935.8	$447.7	$4,333.5

Commitments to sell mortgage loans or securities	$219.6	$—	$—	$—	$219.6

        As an approved multifamily seller/servicer under Fannie Mae's DUS™ program, we are responsible for assuming a portion of the losses that may result from a borrower's payment default on the loans that we have sold to Fannie Mae. Our loss sharing obligations are determined based on agreed loss sharing formulas. We generally are required to assume responsibility for the first 5% of the unpaid principal and a portion of any additional losses up to a maximum of 20% of the original principal balance. Any significant losses under this program would have an adverse effect on our results of operations and financial condition.

Contractual Obligations

        In the ordinary course of our business, we enter into contractual arrangements that may require future cash payments. As of December 31, 2007, our contractual obligations consisted of long-term borrowings, deposit liabilities and operating leases. The future cash payments that were associated with these obligations as of December 31, 2007 are summarized in the table below.

	Payments due by Period
Type of Obligation	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(in millions of U.S. dollars)
Borrowings and deposit liabilities(1)	$4,768.3	$1,627.5	$4,810.5	$2,437.4	$13,643.7
Derivative instruments(2)	449.1	714.9	556.0	411.6	2,131.6
FIN 48 obligations(3)	61.0	135.1	—	—	196.1
Operating leases and other(4)	39.5	76.9	69.6	14.3	200.3

Total	$5,317.9	$2,554.4	$5,436.1	$2,863.3	$16,171.7

Notes:

(1)
Includes the scheduled maturity of long-term borrowings and the scheduled maturity of time deposits and certificates of deposit with an original maturity of one year or more, including interest. Interest was calculated for fixed-rate obligations using the contractual fixed interest rate, and for floating-rate obligations, using the appropriate forward-yield curve. Excluded from this table are our short-term borrowings ($3.8 billion), time deposits and certificates of deposit with an original maturity of less than one year ($2.5 billion), and our demand deposits and money market deposit accounts ($2.3 million), and interest thereon.

(2)
Represents the contractual payments due on our derivative instruments but excludes the anticipated amounts that would be contractually received on such instruments, totaling $507.1 million in less than one year, $762.4 million in one to three years, $608.5 million in three to five years, and $479.7 million in more than five years, and aggregating to $2.4 billion in total.

(3)
Represents uncertain tax positions related to permanent and temporary tax differences, including interest and penalties. The years for which the differences related to the uncertain tax positions will be resolved have been estimated. As discussed in Note 15 to our audited consolidated financial statements included elsewhere in this prospectus, pursuant to the legal agreements entered into in connection with the Sponsor Transactions, GMAC has agreed to indemnify our company for any and all taxes with respect to our company and our subsidiaries relating to pre-closing tax periods to the extent the aggregate of such taxes exceed a specified amount. Under these agreements, we have agreed to indemnify GMAC for any and all tax liabilities of our company and our subsidiaries related to pre-closing tax periods in an amount not to exceed the specified amount, which specified amount has been accrued in our consolidated financial statements.

(4)
Represents the future minimum rental payments under operating leases having initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2007. Also represents payments due to GMAC and our Sponsors and their affiliates under the management agreement which has no contractual term and, for purposes of this table, is presumed to be outstanding for a period of five years. For a description of the management agreement, see "Certain Relationships and Related Person Transactions—Management Agreement."

Guarantees and Off-Balance Sheet Transactions

Guarantees

        We enter into guarantees in the ordinary course of our business, including, among others, guarantees in support of some of our securitization transactions and guarantees of payment of certain agency and construction loans that we originate. For more information on the carrying value of, and maximum liability under, our guarantees as of December 31, 2007 and December 31, 2006, see Note 21 to our audited consolidated financial statements included elsewhere in this prospectus.

Securitizations

        We are involved in several types of off-balance sheet arrangements including securitization activities. The primary purposes of these transactions are to:

  •
  allow us to take advantage of the pricing benefits and value creation associated with selling loans in a diversified pool;

  •
  permit us to realize gains from our loan originations and reallocate capital to new lending opportunities;

  •
  provide us with a source of master servicing rights that allow us to earn recurring servicing fees;

  •
  create various classes of real estate related investment securities that may be offered to investors in the capital markets; and

  •
  provide us with an additional source of liquidity.

        Securitization activities have been important to the success of our company. A termination or a decrease of our securitization activities would reduce the distribution channels for our lending operations and disrupt our mortgage banking and servicing activities, which in turn would adversely impact our operating profit. In light of the recent disruption in the securitization and capital markets, the volume and profitability of our securitizations has declined as compared with prior periods.

        Information regarding our securitization activities is included in Note 16 to our audited consolidated financial statements included elsewhere in this prospectus. As part of our securitization activities, we generally sell assets to bankruptcy-remote subsidiaries. These bankruptcy-remote subsidiaries are separate legal entities that assume the risks and rewards of owning the loan receivables. Securitizations are structured to provide a means of monetizing investments through the use of a bankruptcy-remote subsidiary. Upon acquiring assets that are to be securitized, our bankruptcy-remote subsidiaries establish separate trusts to which they transfer the assets in exchange for the proceeds from the sale of asset- or mortgage-backed securities issued by the trust. The trusts' activities are generally limited to acquiring the assets, issuing asset-backed or mortgage-backed securities, making payments on the securities issued by them and furnishing periodic reports to investors. Due to the nature of the assets held by the trusts and the limited nature of each trust's activities, most trusts qualify as QSPEs under SFAS No. 140 and, accordingly, are not consolidated in our financial statements.

        As part of our securitization activities, we generally agree to service the transferred assets for a fee and may earn other related ongoing income. We may also retain an interest in the securitization trust as partial payment for the assets transferred to it or make an equity investment in a fund that purchases interests in one of our securitization trusts. A retained interest in a securitization trust may consist of senior or subordinated interests, may be investment grade, below investment grade or unrated and may include principal-only or interest-only securities. A subordinated interest, sometimes referred to as a "B-piece" or a "first loss position," typically entitles its holder to receive payments only after all investors holding more senior interests are paid in full. We record our retained interests in unconsolidated securitization trusts as investment securities on our balance sheet. We also purchase derivative financial instruments in order to facilitate securitization activities, as further described in Note 18 to our audited consolidated financial statements included elsewhere in this prospectus.

        The following table presents the fair values of our retained interests from securitization transactions as of the dates indicated.

	December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Commercial mortgage loans	$65.1	$111.0	$219.4
Taxable investment securities	66.9	97.5	90.6
Tax-exempt investment securities	—	79.4	68.0
Mortgage servicing rights	101.8	102.7	64.7

Total	$233.8	$390.6	$442.7

Purchase Obligations

        The instruments governing some of our securitization transactions and other off-balance sheet transactions contain customary provisions that require us to purchase specific assets from our securitization trusts. In connection with certain asset sales and securitization transactions, we typically make customary representations and warranties to the purchaser of our assets that relate to the characteristics of the assets transferred. These clauses are intended to ensure that the terms and conditions of the sales contracts are met upon transfer of the assets. Prior to any sale or securitization transaction, we perform due diligence with respect to the assets to be included in the sale to ensure that they meet the purchaser's requirements, as described in the representations and warranties. Due to these procedures, we believe that the potential for loss under these arrangements is remote. Accordingly, we have not recorded a liability in our consolidated balance sheet relating to these potential obligations. The maximum potential amount of future payments that we could be required to make would be equal to the current balances of all assets subject to these securitization or sale activities. We do not monitor the total value of assets historically transferred to securitization vehicles or through other asset sales and, as a result, we are unable to develop an estimate of the maximum payout under these representations and warranties. As of December 31, 2007, we had not been required to repurchase any assets under these provisions.

Interests in NMTC Funds

        We sponsor NMTC funds that make investments in qualifying CDEs that receive new markets tax credit allocations under a federal program that is designed to increase the availability of investment capital in low-income communities. We have determined that our NMTC funds are variable interest entities under FIN 46(R) and that we were the primary beneficiary of all but ten of the NMTC funds that we had sponsored as of December 31, 2007. The NMTC funds of which we were not the primary beneficiary had total assets of $222.4 million as of December 31, 2007. Our exposure to a loss relating to those NMTC funds was $205.4 million as of that date, representing the amount of financing we have provided to the funds. See Note 13 to our audited consolidated financial statements included elsewhere in this prospectus for a further description of our interests in NMTC funds.

Interests in Collateralized Debt Obligations

        We sponsor CDOs in which we may retain a subordinated or equity interest and for which we serve as the collateral manager. When we sponsor a CDO, we establish a bankruptcy-remote special purpose entity that purchases a portfolio of assets that may consist of commercial mortgage loans and other real estate related securities and issues debt and equity certificates, representing interests in the special purpose entity. Certain of the CDOs that we have sponsored were initially structured, or have been restructured, as QSPEs under SFAS No. 140 and, accordingly, are not consolidated in our financial statements.

        The CDOs that we have sponsored that have not been structured as QSPEs are variable interest entities under FIN 46(R). We have determined that we were not the primary beneficiary of any of these entities as of December 31, 2007 and, accordingly, have not consolidated them in our financial statements. These CDOs had total assets of $4.5 billion as of December 31, 2007. Our exposure to a loss relating to those CDOs was $9.4 million as of that date, representing the value of our retained interests in those entities.

Risk Management

        Our business activities involve various elements of risk. We consider market risk, liquidity risk, credit risk and operational risk to be the principal risks that we face in conducting our business. Our ability to properly and effectively manage these and other risks is critical to both our financial condition and results of operations.

Risk Management Approach

        We have developed a company-wide risk management framework and governance structure that is designed to identify, evaluate, monitor, report and control risks in accordance with defined policies and procedures. Our risk management approach focuses on establishing, on a company-wide basis, defined risk limits and tolerances, management oversight and accountability, regular communication, reporting and control systems and informed decision-making processes. Because of the complex and varied nature of our business, our risk management approach and the policies, procedures and control structures that we employ in our risk management activities are subject to ongoing review and modification.

        Our board of directors plays an active role in our risk management function and has established two committees, a Risk, Controls and Finance Committee and an Audit Committee, whose functions include advising our board with respect to matters relating to risk management. The Risk, Controls and Finance Committee's responsibilities include recommending policies and actions to our board of directors with respect to our capital structure, our funding and investment strategies, our specific risk management policies and our hedging activities. In carrying out these activities, the Risk, Controls and Finance Committee assists our board of directors in establishing credit approval limits and making determinations as to types of lending and investment activities that require specific board approval. The Audit Committee's responsibilities include assisting our board of directors in overseeing the internal accounting and financial control systems and reporting processes that we use to identify, evaluate, monitor, report and control risks and in monitoring our compliance with our ethics policies and legal and regulatory requirements.

        Accountability for risk management resides with our business units and is subject to the independent oversight of our Management Executive Committee and our Investment Committee, as well as our credit, market risk management, treasury, accounting, internal audit and law departments and various other management level committees and risk managers. Our Management Executive Committee is comprised of the most senior business leaders in our company, which includes our Chief Executive Officer, our Chief Financial Officer, our General Counsel, our Executive Vice President of Human Resources and Administration and the executives responsible for our primary business units. This committee defines our company's strategic objectives.

        Our Investment Committee is responsible for the review, oversight and approval of credit granting activities within our company. The committee is chaired by our Chief Credit Officer and consists of our Chairman of Credit Policy, our Chief Financial Officer, our General Counsel, the Executive Vice

Presidents of Lending and Mortgage Banking, Investments and Funds Management and Asian Operations.

        Our credit department is comprised of professionals who report to our Chief Credit Officer and who are regionally located and functionally independent of the specific business segments whose investing activity they oversee. These include Credit Officers located in Tokyo, Japan who are dedicated to our Asian Operations segment and Credit Officers located in Dublin, Ireland who are dedicated to our European Operations segment. Our Credit Officers are supported by a surveillance team that consists of our Chief Surveillance Officer and analysts, who specialize in risk measurement and portfolio analytics. In March 2007, we created the position of Chairman of Credit Policy, which position reports to our Chief Executive Officer. The Chairman of Credit Policy consults with the Chief Executive Officer on issues with respect to credit risk and provides guidance and leadership to the Chief Credit Officer and his team.

        Our Asset/Liability Management Committee is responsible for oversight of asset and liability risk management, including currency risk, interest rate risk and liquidity risk. The committee oversees hedging, asset/liability matching and funding activities for our company generally. The committee is chaired by our Chief Financial Officer, and includes our Enterprise Controller, Treasurer, Chief Credit Officer, General Counsel and head of our market risk management department.

        Our global market risk management activities are centrally managed by our market risk management department, which consists of seven professionals who report to our Chief Market Risk Manager. Our market risk management department works in partnership with our business segments to identify market risks throughout our company and to develop risk mitigation strategies consistent with our overall business strategy. The department is responsible for the identification, quantification and mitigation of interest rate, credit spread and foreign currency risks associated with our global business activity. The department's staff is located in Horsham, Pennsylvania and in Tokyo, Japan. Our market risk managers are supported by persons in the pricing and analytics group who are responsible for pricing our assets and their corresponding hedges. The department is also responsible for preparation of our value-at-risk profile as well as net interest income sensitivity reporting, which are described below.

        The executives that oversee our credit, market risk management, treasury, accounting and internal audit departments report to our Chief Financial Officer and are independent of the business units that they oversee. Our General Counsel reports to our Chief Executive Officer.

Credit Risk Management

        Credit risk represents the risk that a financial loss will result from the failure of a borrower, obligor or counterparty to perform its obligations. We have developed and implemented formal, systematic credit risk management policies and processes for our lending activities that are designed to preserve the independence and integrity of credit-related decisions and to ensure that credit risks are accurately assessed, properly approved, monitored and actively managed at both the transaction and portfolio levels. These policies and processes employ specific limits on credit approval authorities, the use of a programmatic risk-rating methodology, certain concentration limitations and independent credit risk monitoring and asset management procedures. In order to meet our credit risk management objectives, we seek to maintain a risk profile that is diverse in terms of asset class, geographical location and single asset exposure. We manage this diversification through the use of asset sales, including syndications, participations and securitizations and other risk reduction techniques.

Credit Approval Authority

        Our board of directors has established initial allocations and delegations of lending and investment authority based on allocations of economic capital. The approval of our board of directors or our Risk, Controls and Finance Committee is required for any transactions in which the amount of credit extended exceeds $150 million or consumes more than $25 million of our economic capital. Our board has also established allocations of economic capital by product and program, and these allocations are further sub-divided by country. Transactions in which the amount of credit to be extended does not exceed these thresholds are subject to loan and investment policies that are established by our Investment Committee. These policies provide for increasing levels of scrutiny and oversight by our lending, investment and credit personnel based on the size and risks associated with a particular transaction. The largest and highest risk transactions that do not require the approval of our board of directors or our Risk, Controls and Finance Committee are subject to review and approval by the Investment Committee.

Asset Class Diversification of Our Loan Portfolio

        The following table summarizes the composition of our loan portfolio by property type as of the dates indicated.

	December 31,
	2007		2006
	Amount	Percentage	Amount	Percentage
	(in millions of U.S. dollars, except percentages)
Office	$3,052.1	20.8%	$2,960.3	25.3%
Multifamily	2,828.3	19.2	2,552.6	21.8
Retail	2,808.7	19.1	1,823.3	15.6
Healthcare	1,611.7	11.0	1,114.9	9.5
Hospitality	1,558.2	10.6	1,387.3	11.8
Mixed-use and other(1)	2,845.2	19.3	1,868.8	16.0

Total	$14,704.2	100.0%	$11,707.2	100.0%

Note:

(1)
As of December 31, 2007, mixed-use and other consisted of loans secured by properties with more than one commercial real estate property type, loans secured by pools of mixed property types, plus loans secured by various other property types including, but not limited to, undeveloped land ($413.2 million), industrial properties ($210.9 million), condominiums ($233.9 million), and golf courses ($285.2 million).

        The above table sets forth our exposure to these property types in the loan portfolio. We maintain additional direct and indirect exposure to these property types through our interests in funds, securities, equity investments and other non-loan exposures.

        Our loan portfolio is distributed across the major classes of real estate commercial properties shown above. These property type concentrations are diversified by geographic location. The largest multifamily concentration resides within Southern California, which represented 19.2% of our total multifamily loan exposure as of December 31, 2007. The average size of our multifamily loans is relatively small when compared to loans used to finance other asset classes. For example, as of December 31, 2007, our multifamily loan portfolio consisted of approximately 451 loans with an average outstanding principal balance of approximately $6.3 million that were used to finance properties in more than 80 different metropolitan statistical areas.

Geographical Diversification of Our Loan Portfolio

        The following table summarizes the composition of our loan portfolio by geographical location as of the dates indicated.

December 31, 2007			December 31, 2006
Location	Amount	Percentage	Location	Amount	Percentage
(in millions of U.S. dollars, except percentages)
Southern California	$1,166.2	7.9%	Southern California	$1,175.9	10.0%
Metropolitan NY	671.0	4.6	Metropolitan NY	421.0	3.6
Phoenix	573.8	3.9	Washington, DC	347.5	3.0
Washington, DC	543.3	3.7	Boston	291.4	2.5
Dallas	467.3	3.2	London	276.1	2.4
Atlanta	411.5	2.8	Phoenix	286.4	2.4
Philadelphia	385.5	2.6	Dallas	258.6	2.2
Other—North America	6,639.1	45.2	Other—North America	5,191.2	44.3
Europe	3,036.4	20.6	Europe	2,547.3	21.8
Asia	810.1	5.5	Asia	911.8	7.8

Total balance sheet loans(1)	$14,704.2	100.0%	Total balance sheet loans(1)	$11,707.2	100.0%

Note:

(1)
The table sets forth our exposure to these locations in the loan portfolio. We maintain additional direct and indirect exposure to these locations through loans secured by pools of assets spanning multiple locations, and our interests in funds, securities, equity investments and other non-loan exposures.

        Our loan portfolio consists of loans used to finance properties in more than 130 markets, including all of the major metropolitan areas in the United States and major markets in the United Kingdom, Germany and Japan. Our Southern California concentration (primarily concentrated in the Los Angeles/Riverside/Orange County metropolitan statistical area) currently represents our largest geographic concentration at 7.9% of our geographical exposure as of December 31, 2007. This concentration is spread across 123 loans and eight property types, with no one property type within any market comprising more than 3.7% of our total exposure. We believe that our lending in Southern California is consistent with the size of the region's economy and represents an appropriate allocation of our capital. This exposure, however, is subject to the risk that the performance of these loans could be harmed by an economic slowdown or the occurrence of a catastrophe in the region.

Single Risk Exposures in Our Loan Portfolio

        We seek to minimize the size of our exposure to losses on a single loan by using credit approval limits and by developing loan distribution strategies before we commit to provide financing. As of December 31, 2007, we had 58 loan commitments that exceeded $50.0 million. Our aggregate commitments with respect to these 58 loans amounted to $5.4 billion, of which $4.4 billion had been funded as of December 31, 2007. Two of these loans are non-performing assets and are maintained on non-accrual status. The gross commitment and funded amount related to these non-performing loans totaled $117.0 million as of December 31, 2007. The remaining 56 loans are performing loans.

Credit Risk Monitoring, Asset Management and Non-Performing Assets

        We actively monitor and evaluate our loan portfolio with the objective of identifying under-performing and non-performing loans, expediting collection of past due amounts and maintaining appropriate levels of reserves. To facilitate this process, we employ a risk-rating process for measuring credit exposure that combines quantitative analysis and qualitative judgment in order to measure potential loan losses. We initially allocate a quantitative risk rating to a loan based on modeling or other objective fact-based credit criteria that consider key financial data, such as a loan's debt service coverage ratio, loan-to-value ratio and time to maturity, and collateral characteristics, such as a property's location, type and occupancy. We adjust the initial quantitative rating that we assign to a loan based on an assessment of qualitative factors, such as quality of sponsorship, financial reporting, quality and stability of cash flow, loan structure, loan documentation and the loan's performance relative to underwriting.

        Our credit officers independently verify the initial risk ratings for each loan at the time of origination based on established risk rating criteria. Each loan is independently reviewed and re-rated quarterly based on the underlying property's current financial performance, market conditions and trends and collateral value. When credit issues arise with respect to a loan, we subject the loan to additional scrutiny by members of our credit and accounting departments, our special servicing personnel (who conduct asset management activities with respect to non-performing and under-performing loans) and the lending platform that originated the loan. The responsibilities of our special servicing and asset management functions include the ongoing communication with the borrower and property managers, with a heightened focus on repayment strategies and collateral.

        Our non-performing assets include all loans on non-accrual status and foreclosed real estate collateral. We transfer loans to non-accrual status when (1) management determines that the borrower is incapable of or has ceased efforts toward curing the cause of an impairment, (2) the loan becomes greater than 60 days delinquent for payments of principal or interest or (3) we believe that the net realizable value of the assets collateralizing the loan is equivalent to or is less than the then-current carrying value for the loan. Our classification of a loan as a non-performing asset does not necessarily indicate that the principal amount of the loan will ultimately be uncollectible in whole or in part. In certain cases, borrowers may pay all past due amounts on non-performing loans or we may be able to restructure the loans or enter into workouts that result in payments being made.

        The following table presents information concerning our originated non-performing assets as of the dates indicated.

	December 31,
	2007	2006
	(in millions of U.S. dollars, except percentages)
Gross principal balance	$259.3	$214.5
Basis adjustments before allowance for loan losses(1)	(50.9)	(52.6)
Specifically assigned allowance for loan losses	(6.9)	(55.5)

Carrying value	$201.5	$106.4

Carrying value as a percentage of total assets	0.9%	0.5%

Note:

(1)
Basis adjustments include valuation allowances and other discounts to carrying value, before deducting our allowance for loan losses. In addition, figures as of December 31, 2007 and 2006 include the impact of push down accounting.

Allowance for Loan Losses

        We maintain an allowance for loan losses in order to provide for the risks of loan losses relating to mortgage loans that we hold for investment. Our allowance for loan losses is used to cover estimated losses on loans that we have specifically identified as being impaired and a general "portfolio reserve" for incurred, but not specifically identified, losses based on periodic reviews and analysis of our loan portfolio. We increase our allowance for loan losses as necessary by making a charge to our provision for loan losses. Amounts deemed to be uncollectible are charged against the allowance for loan losses.

We credit our allowance for loan losses when we recover previously written down amounts on an impaired loan that is held for investment.

        The following table summarizes the activity in our allowance for loan losses relating to our mortgage loan portfolio held for investment for the periods indicated.

	Year Ended December 31,
Allowance Activity
	2007	2006	2005
	(in millions of U.S. dollars)
Beginning allowance for loan losses	$61.7	$31.3	$7.5
Initial impact of push down adjustments	—	(27.6)	—
Provisions charged to income	32.7	74.6	42.8
Loans charged off	(70.9)	(18.1)	(15.2)
Foreign currency translation adjustment	4.9	1.2	(0.3)
Transfers and other(1)	0.4	0.3	(3.5)

Ending allowance for loan losses	$28.8	$61.7	$31.3

Note:

(1)
"Other" includes the impact of transfers of our loans from "held for investment" to "held for sale" on our consolidated balance sheet. In addition, figures for the years ended December 31, 2007 and 2006 include the impact of push down accounting.

Portfolio of Investment Securities

        Our portfolio of investment securities consists primarily of CMBS, ABS and CDOs; tax-exempt securities; securities backed by Ginnie Mae, Fannie Mae and Freddie Mac; and other investment securities. We acquire these securities from time to time in connection with our lending, securitization and capital markets activities and for short-term trading purposes. We classify these investment securities on our consolidated balance sheet as held for sale, trading or held for maturity. For a description of the policies that we apply when valuing our investment securities, see "—Critical Accounting Estimates."

        The following table summarizes the composition of our total investment securities portfolio by category of credit rating as of the dates indicated.

	December 31,
	2007		2006
	Carrying Value	Percentage of Total Investment Securities	Carrying Value	Percentage of Total Investment Securities
	(in millions of U.S. dollars, except percentages)
Beneficial interests in CMBS, ABS and CDOs:
Investment grade	$34.4	3.0%	$44.3	2.2%
Interest only	30.0	2.6	37.2	1.8
Non-investment grade	123.6	10.9	259.2	12.7
Tax-exempt securities:
Investment grade	21.3	1.9	809.9	39.7
Unrated	254.4	22.4	241.5	11.8
TMK securities, unrated	312.2	27.5	268.7	13.2
GSE securities, investment grade	309.0	27.2	307.7	15.1
U.S. Treasury and other securities
Investment grade	45.1	4.0	65.9	3.2
Unrated	5.4	0.5	5.9	0.3

Total	$1,135.4	100.0%	$2,040.3	100.0%

        Historically, our consolidated balance sheet included significant amounts of subordinated interests in securitization transactions that have either been unrated or rated below investment grade. In 2004, we began reducing our holdings of these subordinated interests on an opportunistic basis with the objective of further increasing the liquidity and quality of our assets and reducing the amount of economic capital required by our business. As a result of these reductions, the amount of non-investment grade and unrated CMBS, ABS and CDOs in our investment portfolio decreased to $123.6 million, or 0.5%, of our total assets as of December 31, 2007, compared to $259.2 million, or 1.2% of our total assets, as of December 31, 2006.

        The allocation of collateral between different types of asset classes has remained relatively consistent from period to period, with multifamily properties generally comprising between 30% and 50% of the collateral underlying our securities. The predominance of multifamily properties in the pools of collateral underlying our investment securities has been due, in part, to the fact that a significant percentage of our investment securities have been generated through the securitization and tax-exempt financing activities carried out by our North American Affordable Housing segment. Given the diversified nature of the pool of loans underlying securitization transactions and the fact that many of the tax-exempt bonds that we acquired in connection with our affordable housing operations are credit enhanced by GSEs or federal agencies, we do not believe that this concentration has materially impacted our credit exposure. As a result of the sale of the majority of the assets of our affordable debt platform and most of the related bond portfolio in early 2007, tax-exempt bonds comprise and will continue to comprise a smaller portion of our investment portfolio than in recent periods.

Market Risk Management

        Market risk represents the risk that a change in the level of one or more market prices, rates, indices, implied volatilities, correlations or other market factors will result in a financial loss. The primary market risks that we face are interest rate risk, credit spread risk and foreign currency risk. These risks include the risks that changes in prevailing interest rates, credit spreads or foreign currency exchange rates will impact the fair value of our assets and liabilities, decrease our levels of revenue or increase our expenses. We seek to control these risks by selling United States Treasury securities and entering into a number of derivative instruments, including total rate of return swaps, CMBS index swaps, interest rate or foreign exchange swaps, interest rate caps and floors, and options to purchase the foregoing instruments. We seek to further control our exposure to fluctuations in foreign currency exchange rates by securing multi-currency funding sources that we may use when funding foreign currency denominated assets.

        We have implemented centralized risk management policies and processes that are intended to ensure that our market risk exposure is accurately measured, regularly monitored and appropriately managed on a company-wide basis and within individual market positions. Our market risk limits are established by our market risk management department. These limits are approved by our Asset/Liability Management Committee. Our market risk exposure is measured using a variety of quantitative and qualitative risk measures and analyses, performed either daily or monthly, including value-at-risk measurements and sensitivity analyses. Price sensitivity metrics, portfolio valuations and correlation analyses are performed on a daily basis, while stress testing is performed on a monthly basis using the value-at-risk methodology explained below. Value-at-risk measures the impact on the value of existing portfolios of specified changes in market factors for all of our interest rate sensitive assets and liabilities. We also conduct a net interest income analysis, which estimates our net interest income sensitivity to immediate increases or decreases in interest rates of 100 and 200 basis points.

Interest Rate and CMBS Spread Risk

        The predominant type of interest rate risk that we face is the risk that the value of our assets and liabilities (including the value of our loans, debt obligations and investment portfolios) will change due to changes in interest rates, shape of the yield curve or interest rate spreads between two different financial instruments. We are also exposed to the risk that changes in interest rates will impact the levels of revenue that are generated by our lending, servicing and investments and funds management businesses, including trust fees that we earn on escrow balances, or give rise to mismatches between the values of our assets and the liabilities that we incur when funding those assets. Because we have floating rate debt outstanding, changes in interest rates may impact our debt servicing costs, which may lead to changes in the levels of net income and cash flows that we report from time to time.

        As part of our effort to manage interest rate exposure in our lending business, we also enter into forward rate lock commitments that guarantee the interest rates that will be charged on the loans that we originate from time to time. During the guaranteed rate period, a forward rate lock commitment exposes us to the possibility that the value of the forward rate lock commitment and related loan will decrease due to a rise in interest rates. To protect against this risk, we generally enter into a hedging transaction when we enter into a forward rate lock commitment and require the borrower to reimburse any costs to us of unwinding the related hedge in the event that the related loan fails to close. While this risk management strategy helps protect us against risks associated with movements in interest rates, it exposes us to the risk that a borrower will be unable to reimburse us for our costs if we are required to unwind the related hedge. To limit our exposure to this risk, when entering into a hedging transaction for a forward rate lock commitment, we require a borrower to collateralize its obligations to us with cash collateral maintained in a margin account. We monitor our exposure under forward rate commitments and related hedging transactions on a daily basis. If our collateralized coverage falls below a specified level, we require a borrower to post additional cash collateral.

        Because we securitize a significant amount of our loans, we are also exposed to the risk that CMBS spreads will widen between the time that we commit to extend a loan at a specified rate and the time the loan is securitized. If not hedged against, a widening of CMBS spreads would result in our company receiving lower proceeds upon the sale of a loan. We actively monitor our exposure to changes in CMBS spreads and, when appropriate, enter into CMBS total return swaps to protect us against losses associated with a widening of CMBS spreads, although such swaps may not prevent losses in certain instances. However, by entering into the swaps, we eliminate the potential to benefit from gains associated with the narrowing of CMBS spreads. The use of CMBS total return swaps to manage our exposure to CMBS spread risks also exposes us to risks that our swap counterparties will default on their obligations to us.

Foreign Currency Risk

        We are exposed to market risks associated with changes in foreign currency exchange rates because we generate a portion of our revenue and incur a portion of our expenses in currencies other than the U.S. dollar. We are also exposed to risks associated with foreign currency exchange rates because we have various assets and liabilities that are denominated in foreign currencies, including borrowings under our senior credit facility and other borrowing facilities, and because we have subsidiaries and investments in other entities with retained earnings that are denominated in foreign currencies. As of December 31, 2007, our foreign currency exposure consisted primarily of exposure to changes in exchange rates between the U.S. dollar and the Euro in addition to the Japanese yen. We were to a lesser extent subject to risks associated with movements in exchange rates between the U.S. dollar and pounds sterling, Taiwanese dollars, Chinese renminbi, Indian rupees and Filipino pesos.

        To manage foreign currency exposure in our business, we seek to finance assets that are denominated in foreign currencies with funding sources denominated in the same currency. When assets denominated in foreign currencies are not funded with liabilities denominated in the same currencies, we actively use foreign exchange swaps and forward transactions that are designed to mitigate the risks associated with adverse movements in the applicable foreign currency exchange rates. We similarly use foreign exchange forward contracts to manage our foreign currency exposure related to income streams and expenses that are denominated in foreign currencies when the amount and timing of the income streams and expenses are known. To manage the effect that fluctuations in exchange rates may have on the value of foreign currency denominated retained earnings in our subsidiaries and the entities in which we have made investments, we have developed an active hedging policy that manages and adjusts our exposure using one-month foreign exchange swaps and forward contracts.

Derivative Counterparty Exposure

        The use of derivative instruments to manage and mitigate our exposure to market risks exposes us to the risk that a counterparty to a derivative transaction will fail to perform its obligations under the derivative instrument. Because obligations under our derivative instruments are determined by reference to interest rates, CMBS spreads and foreign currency exchange rates, our exposure to a risk of loss from defaults by counterparties to our derivative transactions is impacted by movements in interest rates, CMBS spreads and foreign currency exchange rates. To manage our credit exposures to counterparties to our derivative transactions, before we enter into a derivative transaction, we negotiate and execute industry standard agreements that govern the maximum credit exposure that we will assume with respect to a counterparty in a derivative transaction. We measure our credit exposure to counterparties under our derivative instruments on a daily basis. If an exposure with respect to a counterparty exceeds an agreed threshold, we make a margin call under which the counterparty is required to post collateral in order to bring our credit exposure to it within the agreed-upon range.

Value-at-Risk Analysis

        We use a statistical methodology known as value-at-risk, which we refer to as "VaR," as one of our tools for measuring, monitoring and reviewing our market risk exposure. VaR measures the dollar amount of potential losses in fair value from adverse movements in interest rates and credit spreads in an ordinary market. Our VaR model uses a distribution of historical changes in key market indices or other market factors to assess the potential for future losses. Our VaR model also takes into account correlations between risks and the potential for movements in one portfolio to offset movements in another. We measure VaR using a 95% confidence interval and an assumed one-month holding period, meaning that we would expect to incur changes in fair value greater than those predicted by our VaR model in only one out of every 20 months. We believe that our VaR analysis captures all of our significant market risk exposures resulting from our interest rate and credit spread sensitive positions. The following table represents the maximum, average and minimum potential VaR losses measured for the periods indicated. This analysis has been presented for illustrative purposes only and does not represent our current views as to future movements in interest rates and credit spreads. The table shows a greater variation in our potential VaR losses for the year ended December 31, 2007 compared to the year ended December 31, 2006 as a result of adverse market conditions experienced during the third and fourth quarters of 2007. In addition, the unwinding of a mortgage escrow balance hedging strategy further increased this disparity.

	Year Ended December 31,
Value-at-Risk
	2007	2006	2005
	(in millions of U.S. dollars)
Maximum	$72.3	$37.3	$37.2
Average	33.4	27.8	32.4
Minimum	12.0	13.6	29.2

        A VaR analysis permits an estimation of a portfolio's aggregate market risk exposure based on a range of varied market risks, reflects risk reduction due to portfolio diversification or hedging activities and is capable of covering a wide range of portfolio assets. However, VaR measures should be interpreted carefully in light of the methodology's limitations, which include the following:

  •
  past changes in market risk factors may not always yield accurate predictions of the distributions and correlations of future market movements;

  •
  changes in portfolio value in response to market movements may differ from the responses calculated by a VaR model;

  •
  the historical market risk factor data used for VaR estimation may provide only limited insight into losses that could be incurred under market conditions that are unusual relative to the historical period used in estimating the VaR; and

  •
  published VaR results reflect past trading positions while future risk depends on future positions.

        We are aware of the foregoing limitations on the use of VaR models for measuring and monitoring risks and, accordingly, employ VaR analysis as only one tool for identifying, measuring, monitoring and reporting our exposure to market risks.

Net Interest Income Sensitivity Analysis

        While VaR measures the risk of loss due to unlikely events in an ordinary market, a sensitivity analysis measures exposure to an isolated hypothetical movement in one or more specific market prices, rates or indices. To measure our exposure to volatility in net interest income, we perform a sensitivity analysis on a monthly basis that considers isolated hypothetical movements in specific market rates for each currency in which we transact business. The first table reflects our sensitivity to sudden shifts in short-term rates in all currencies in which we transact business, taking into consideration our asset and liability positions on our consolidated balance sheet and the derivative instruments that we use to mitigate market risk as of December 31, 2007. The second table reflects our sensitivity to similar movements in U.S. interest rates on the trust fee income earned on escrow balances as of December 31, 2007. Both tables measure the impact on net interest income over the next 12 months.

These analyses have been presented for illustrative purposes only and do not represent our current views as to future interest rate movements.

	Annualized Impact on Net Interest Income
Currency	200 Basis Point Decrease	100 Basis Point Decrease	100 Basis Point Increase	200 Basis Point Increase
	(in millions of U.S. dollars)
U.S. dollars	$(8.5)	$(4.3)	$4.3	$8.5
Japanese yen(1)	5.1	2.5	(10.1)	(20.2)
Pounds sterling	1.0	0.5	(0.5)	(1.0)
Euro	(5.8)	(2.9)	2.9	5.8
Canadian dollars	(0.8)	(0.4)	0.4	0.8
Mexican pesos	1.1	0.6	(0.6)	(1.1)
Taiwanese dollars	0.9	0.5	(0.5)	(0.9)
Filipino pesos	0.1	—	—	(0.1)
Chinese renminbi	(0.3)	(0.1)	0.1	0.3
Indian rupees	—	—	—	—
Swiss Francs	0.1	—	—	(0.1)

All currencies	$(7.1)	$(3.6)	$(4.0)	$(8.0)

Note:

(1)
Due to the current Japanese yen LIBOR rates being at or below 1%, the decreases used in the table above were 25 basis points and 50 basis points instead of 100 basis points and 200 basis points, respectively.

	Annualized Impact on Net Interest Income
	200 Basis Point Decrease	100 Basis Point Decrease	100 Basis Point Increase	200 Basis Point Increase
	(in millions of U.S. dollars)
Escrow Balances	$(88.1)	$(44.1)	$44.1	$88.1

        Although we believe that the above sensitivity data measurements provide an estimate of interest rate sensitivity, there are limitations inherent in those measurements. For example, they do not take into account potential changes in credit quality, size or composition of our asset portfolios, potential changes in our funding mix or other possible business developments. They are also limited in that they are performed at a particular point in time and only contemplate certain movements in market rates or indices. Accordingly, we can give no assurance that our actual results would not differ materially from the estimated outcomes of the above simulations. We are aware of the foregoing limitations on the use of sensitivity analyses for measuring and monitoring risks and, accordingly, employ our sensitivity analysis as only one tool for identifying, measuring, monitoring, managing and reporting our exposure market risks.

Operational Risk

        Operational risk refers to the risk of direct losses resulting from inadequate or failed internal processes, people, systems, facilities or from external events such as governance risk, business continuity issues, legal or regulatory compliance issues, fraud or sabotage (internal or external), data entry or bookkeeping errors, information technology system failure, vendor failures or mismanagement, and human resources concerns. We are exposed to operational risk across all of our business activities, including our income generating activities and our administrative and support functions.

        Primary responsibility for the management of operational risk lies with our business segments and support functions, which are required to maintain controls designed to identify, assess and mitigate operational risks for their existing activities. These controls include systems and processes that relate to theft and fraud, our general business practices, our technology, the safeguarding of assets and data security, our personnel, our customers, our financial reporting and our external service providers. In addition, we have developed and continue to enhance specific policies and procedures that are designed to ensure that transactions are properly approved, processed, recorded, reported, monitored/updated and reconciled on a timely basis and that we have adequate business continuity and disaster recovery plans for critical facilities and resources. The operational risk management activities of our business segments are overseen by our Senior Vice President, Internal Audit with the assistance of our human resources, law, information technology, treasury, accounting and risk management departments.

        We seek to limit our exposure to legal risks through the use of company-wide procedures and requirements that are designed to foster compliance with applicable statutory and regulatory regimes. These procedures address matters relating to regulatory capital requirements, sales and trading practices, new products, potential conflicts of interest, structured transactions, the use and safekeeping of customer funds and securities, the extension of credit, debt collection activities, money-laundering, privacy, recordkeeping and reporting. The increased legal and regulatory focus that has been applied to the financial services sector in recent periods has increased the importance of our legal and regulatory compliance procedures for our operational risk management activities.

Internal Control Weaknesses and Management's Remediation Plan for Identified Internal Control Deficiencies

        Although at the date of this prospectus we are not yet required to report on our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, both we and our independent registered public accounting firm identified material weaknesses as well as significant deficiencies with respect to our internal controls over financial reporting in connection with the audits of our consolidated financial statements for the years ended December 31, 2007 and 2006. We have taken, and continue to take, actions to remediate these deficiencies. During the year ended December 31, 2007, we remediated certain material weaknesses that existed as of December 31, 2006.

        As previously announced, Mr. James R. Baio resigned as our Executive Vice President and Chief Financial Officer to pursue other interests. Mr. Gregory J. McManus was appointed to the additional position of Chief Financial Officer on October 10, 2007. Mr. McManus has served as our Executive Vice President Capital Markets since January 2005 and assumed responsibility for our Affordable Housing operations in September 2006. Mr. McManus also serves as Chairman of Capmark Bank. In May 2007, we hired an Enterprise Controller who is responsible for overseeing the global operations for corporate accounting and finance and information technology and implementing critical finance initiatives. Among the immediate priorities of our company and the Enterprise Controller are improving financial processes, information flows and internal controls. In 2007, we also hired a Director of Corporate Tax to lead our global tax operations and a Director of Accounting Policy to lead our enterprise for accounting policy initiatives. Other seasoned professionals are being recruited to assist us in developing improved accounting policies designed to ensure company-wide compliance with interpretation of accounting rules.

        We intend to hire additional accounting and tax resources as needed. We have also taken specific actions and continue to develop plans to address previously identified internal control deficiencies.

        If this exchange offer is completed in 2008, we will be required to comply with Section 404 of the Sarbanes-Oxley Act beginning with our fiscal year ending December 31, 2009. We are committed to completing the above actions and initiatives and implementing other policies and procedures as we may determine are necessary to ensure that effective internal controls over financial reporting exist.

Economic Capital

        We define "economic capital" as the amount of equity capital that we believe is required by our business units to absorb unexpected losses that may arise from credit, market and operational risks and to protect our company from insolvency. We use internal risk-assessment methodologies in making determinations relating to our economic capital and calculate and allocate the amount of economic capital that is required for each category of risk. We consider these amounts in determining the amount of economic capital that is required for a particular business unit or our company as a whole. Economic capital is used as an internal benchmark that we compare to our adjusted equity (a non-GAAP financial measure).

        We calculated our economic capital requirements to be $2,319.7 million and $2,051.6 million as of December 31, 2007 and 2006, respectively. Both our adjusted equity and our stockholders' equity exceeded these requirements as of each reporting date. A reconciliation of our stockholders' equity to our adjusted equity is presented below.

	December 31,
Adjusted Equity(1)
	2007	2006
	(in millions of U.S. dollars)
Stockholders' equity	$2,506.6	$2,229.2
Junior subordinated debentures	250.0	250.0
Mezzanine equity	102.4	102.3

Adjusted equity	$2,859.0	$2,581.5

Note:

(1)
Adjusted equity is a non-GAAP financial measure. In calculating adjusted equity, we adjust GAAP total stockholders' equity to reflect the inclusion of the trust preferred securities issued by Capmark Trust and the mezzanine equity we issued to our employees and directors, which are commonly considered by investors and rating agencies to be components of equity. This financial measure may not be comparable to financial measures used by other companies, including other finance companies, and should not be considered as a substitute for, or an alternative to, total stockholders' equity.

        When we make economic capital determinations with respect to our loans, consideration is given to the risk rating and remaining term of the underlying asset. Our risk rating methodology uses quantitative modeling techniques to support our calculations of expected losses, reserves and economic capital. Critical components of this methodology include our ability to:

  •
  develop a quantitative model that estimates, where applicable, a loss distribution, which is used to calculate expected losses and economic capital;

  •
  integrate the quantitative results of our model with additional qualitative criteria, such as loan structures, strength of a sponsor and the quality and stability of cash flows, which aspects are not directly quantifiable; and

  •
  segment the qualitatively-adjusted model results into risk ratings at an appropriate level of granularity.

        When we make economic capital determinations with respect to our equity investments, our economic capital methodology uses a simulation model that builds on data collected by the National Council of Real Estate Investment Fiduciaries to simulate potential losses to the gross amount of the investment and our net equity in the investment. Economic capital risk measurements are assessed and developed for all risk exposures.

BUSINESS

Our Company

        We are a leading commercial real estate finance company that operates in North America, Asia and Europe in three core business lines: commercial real estate lending and mortgage banking; investments and funds management; and servicing. As commercial real estate finance specialists, we provide our borrowers, investors and other customers with a broad range of commercial real estate financial products and services, which we strive to tailor to our customers' particular needs. As of December 31, 2007, we had over 2,000 employees located in 57 offices worldwide.

        We originated $29.2 billion and $29.9 billion in aggregate principal amount of financing during the years ended December 31, 2007 and 2006, respectively. Our global primary, master and special servicing portfolio included over 55,000 loans with an aggregate outstanding principal balance of $371.7 billion as of December 31, 2007 compared to $310.9 billion as of December 31, 2006. Real estate related assets under management grew to approximately $10.3 billion as of December 31, 2007 compared to $9.8 billion as of December 31, 2006. During the years ended December 31, 2007 and 2006, we earned net revenue of $1.2 billion and $1.1 billion, respectively, and net income of $280.3 million and $156.6 million, respectively. As of December 31, 2007, our total assets were $23.3 billion and our stockholders' equity was $2.5 billion. Non-performing assets were 0.9% and 0.5% of total assets as of December 31, 2007 and 2006, respectively.

Our Competitive Strengths and Our Strategy

        We believe that we possess a number of strengths that differentiate us from other commercial real estate finance companies and provide us with significant competitive advantages. We intend to profitably grow our business and to strengthen our position as a leading commercial real estate finance company by capitalizing on these strengths and implementing the various strategies that we have adopted in furtherance of these objectives. See "Summary—Our Competitive Strengths" and "Summary—Our Strategy."

History and Development of Our Company

        We began operating in the commercial real estate market in 1994 in connection with the separation of GMAC's residential and commercial real estate finance operations and, until the Sponsor Transactions, operated under the name "GMAC Commercial Holding Corp." In 1995, our first full year of operating separately from GMAC's residential real estate business, we originated approximately $2.1 billion in aggregate principal amount of loans and serviced a $15 billion loan portfolio. Through a series of acquisitions and internal growth and product development initiatives, we have significantly grown each of our core lines of business since the commencement of our operations.

        As our experience and capabilities in the commercial real estate finance sector have grown, we have sought to take advantage of business opportunities outside the United States. In 1997, we expanded our operations to include the Japanese market, and in 1999 we expanded our capital markets and servicing activities to include the Canadian market. In 2001, we entered the European real estate finance market through our establishment of Capmark Bank Europe. Our expansion in Europe and elsewhere overseas has also permitted us to take advantage of the lower costs associated with offshore servicing platforms in connection with our servicing operations.

        In 1999, we sought to leverage our ability to distribute real estate related investments and acquired a boutique real estate investment banking operation that included a registered broker-dealer specializing in the tax-exempt bond market. Our experience with investment banking operations provided us with an opportunity to further expand our investment and distribution capabilities through the acquisition of a sponsor of LIHTC funds in 2001, through which we have originated and continue to syndicate LIHTC funds. This experience provided us with a foundation for sponsoring NMTC funds.

        In 2000, we formed Capmark Investments LP, an SEC-registered investment adviser, to provide real estate investment advisory services. Through our expansion into the real estate investment advisory business, we have been able to attract clients interested in investing their capital in a wide range of commercial real estate debt and equity investments, which has led to our development of a fund-based investment platform. We have since significantly increased the amount of third-party capital that we manage by sponsoring commingled investment funds and CDOs, and our assets under management were approximately $10.3 billion as of December 31, 2007.

        On March 23, 2006, as part of the Sponsor Transactions, an entity formed by our Sponsor stockholder acquired a controlling stake in our company from GMAC. In connection with the Sponsor Transactions, our employees purchased shares of our common stock for cash and we granted some of our employees time-based and performance-based stock options. We also obtained $10.75 billion of senior unsecured debt financing which was assigned investment grade ratings by Moody's, S&P and Fitch, refinanced all indebtedness that we owed to GMAC and changed our name to Capmark Financial Group Inc. As a result of the Sponsor Transactions and subsequent issuances of our common stock, our Sponsor stockholder now holds approximately 74% of our outstanding common stock, our employees and directors now own approximately 5% of our outstanding common stock and GMAC now owns approximately 21% of our outstanding common stock, and we now conduct our business under the "Capmark" brand name. Other than with respect to legacy guarantees of some of our outstanding obligations and the contractual arrangements entered into by us, our Sponsors and GMAC, in connection with the Sponsor Transactions as described under "Certain Relationships and Related Person Transactions," GMAC's remaining financial involvement in our company consists of its ownership of approximately 21% of our outstanding common stock and all of the trust preferred securities that are funded with our junior subordinated debentures.

        Beginning in late 2006, in connection with our efforts to focus our resources on those businesses and markets that offer opportunities for growth and attractive risk adjusted returns on equity, we have exited and deemphasized certain of our businesses and products that do not meet our performance thresholds or that are not important to our strategy. In February 2007, we sold the majority of the assets of our affordable housing debt financing operations for cash proceeds of approximately $500 million and the assumption by the buyers of approximately $700 million of secured indebtedness. In March 2007, we discontinued our "tender option bond program," a securitization program utilizing fixed rate tax-exempt municipal bonds, and liquidated the tax-exempt bond portfolio underlying the program. As described elsewhere in this prospectus, we also completed a number of additional transactions pursuant to which we transferred LIHTC partnership interests and related management obligations for several of our non-guaranteed LIHTC funds and disposed of other non-core businesses. As of year-end 2007, we ceased originating loans in Canada and are in the process of winding down our Canadian lending operations to focus our North American Lending and Mortgage Banking business on opportunities in the U.S. markets.

Our Three Core Business Lines

Lending and Mortgage Banking

        We provide financing for commercial properties through our North American Lending and Mortgage Banking, Asian Operations and European Operations segments. We previously provided financing through our North American Affordable Housing segment until February 2007, when we sold the majority of the assets of that business. We also plan to significantly reduce our proprietary Asian and European lending activities in 2008. These segments operate lending platforms that provide a broad range of financial products that may be used by real estate owners and developers to finance most types of commercial property, including properties in both traditional asset classes and specialized asset classes. Our financial products, which include permanent loans, interim and bridge loans, mezzanine loans, secured and unsecured lines of credit, construction loans and tax credit syndications, may be tailored and combined with other products and services that we offer to meet a borrower's specific financing needs.

        We source new lending opportunities through our commercial mortgage banking network in the United States and through our existing relationships with property owners and developers and other third parties located across the United States, Asia and Europe.

        We have established significant distribution channels for the loans and other financial products that we originate or acquire in connection with our commercial real estate lending and mortgage banking activities. Our distribution strategies include using asset sales, including syndications, participations and securitizations, to transfer some or all of the interests in our loans and other financial products to third parties, including banks, GSEs, insurance companies, investment funds, opportunity funds, third-party conduits and other investors.

        We believe that the asset sale capabilities that we have developed, and the opportunities that those capabilities provide for financing loans and other financial products, provide us with an important tool for managing our balance sheet. We have used these capabilities to increase the amount of loans and other financial products we originate and distribute in order to generate recurring fee- and spread-based income and to redeploy our capital to new lending opportunities that have the potential to generate attractive risk-adjusted returns.

Investments and Funds Management

        Our North American Investments and Funds Management segment focuses upon the sponsorship and management of real estate debt and equity funds, as well as the management of our own real estate debt and equity investments. We conduct our investments and funds management business through our North American Investments and Funds Management, Asian Operations and European Operations segments. The investments that we make consist of a broad range of debt and real estate equity investments, including mortgage loans and securities, mezzanine loans, CMBS, RMBS, REIT securities and synthetic securities. The investment structures that we use for these investments include commingled investment funds and CDOs; direct investments that we make with our own capital; and joint ventures and similar arrangements with other investors in Europe and Asia.

        Our investments and funds management business provides us with a recurring source of management fees that are based, in part, on the amount of assets under management or in the case of certain funds that we manage, on the amount of capital commitments from fund investors during the commitment period. In addition, we have the opportunity to earn incentive fees that are calculated based on investment returns and earned when certain thresholds are achieved. These activities also provide us with an additional channel for distributing the loans and other financial products that we originate in connection with our commercial real estate lending and mortgage banking business. In addition, these investment activities provide us with a means of directly investing in real estate debt and equity investments and create opportunities for our company to realize gains from investments that we make for our own account.

        We believe that our investments and funds management business benefits from the significant number of investment opportunities that are generated by our commercial real estate lending and mortgage banking activities, including the large number of investment opportunities that are sourced by our North American commercial mortgage banking network and the relationships that our lending platforms have with property owners and developers and other third parties throughout North America, Asia and Europe. In addition, the size of our warehousing capabilities allows us to acquire and hold real estate related assets that may be sold to a commingled fund or a CDO upon the closing of the fund or the CDO. We believe that this capability allows third parties who invest their capital with us to deploy their capital more quickly than would be possible with a sponsor or investment manager that does not have similar warehousing capabilities.

Servicing

        Our servicing activities involve acting as a master and special servicer of pools of loans that we securitize or that are securitized by third parties. We also act as a primary servicer of commercial real estate loans that we originate as a proprietary or correspondent lender and commercial real estate loans that are originated by third parties who seek to outsource the servicing of loans that they originate. When we retain or acquire a subordinated residual interest in a securitization transaction, we also act as the special servicer for the securitized pool of loans. We conduct our servicing activities across North America, Asia and Europe through our North American Servicing, Asian Operations and European Operations segments.

        We conduct our primary and master servicing business through three central processing centers that are located in Horsham, Pennsylvania, Hyderabad, India and Mullingar, Ireland and regional client relations offices that are located in important markets in North America, the United Kingdom, Ireland, Japan and the Philippines. Our special servicing activities are carried out in offices that are located in North America, Europe and Asia. Our servicing locations are staffed with dedicated teams of professionals who have significant experience in loan servicing and asset administration and are connected to integrated information technology systems that are designed to enhance the efficiency of our servicing operations. We believe that our international servicing platform, which enables us to provide servicing customers and borrowers with full business day coverage in each time zone in which we operate, differentiates us from our competitors, while allowing us to take advantage of the cost savings and other efficiencies associated with employing highly skilled, lower-cost workers in offshore locations.

        Our servicing activities provide us with recurring primary and master servicing fees that are paid throughout the term of a securitization transaction or loan as well as special servicing and asset administration fees (generally associated with defaulted loans). Our North American servicing activities also generate interest income and trust fees and other forms of economic value that we earn or realize on the escrow balances that borrowers maintain for loans that we service.

        Given the benefits associated with our servicing activities, we have developed three distinct channels for obtaining new servicing rights. These channels, which also provide us with opportunities to expand other parts of our business, consist of:

  •
  Origination of Servicing Rights.    We generally retain the right to act as the primary servicer of loans that we originate (even after those loans are distributed) and the master servicer of pools of loans that we securitize. Our loan origination and securitization activities provide us with a significant source of new servicing business and over time have led to a substantial increase in the size of our servicing portfolio.

  •
  Acquisition of Servicing Rights.    We look for opportunities to acquire servicing rights that are for sale in the open market. Our acquisition strategy involves positioning our business in a manner that permits us to absorb new servicing portfolios from third parties and integrate our servicing operations with the operations of new customers with minimal additional overhead cost.

  •
  Provision of Services on a Contracted Basis.    In addition to originating and acquiring loan servicing rights, we service loans on a contracted basis for customers under the customer's brand name. Generally, these customers consist of insurance companies, banks and financial institutions who seek to take advantage of our experience and the economies of scale that we offer, while continuing to be associated with the servicing of their loans.

Our Six Business Segments

        For management reporting purposes, we conduct our three core lines of business through six business segments. These business segments, which are organized based on geography and the type of business conducted, consist of: North American Lending and Mortgage Banking; North American Investments and Funds Management; North American Servicing; Asian Operations; European Operations and North American Affordable Housing.

        The following table summarizes the principal business activities that are carried out by each of these segments.

Three Core Business Lines
Business Segment	Commercial Real Estate Lending and Mortgage Banking		Investments and Funds Management		Servicing
North American Lending and Mortgage Banking	• • • •	Commercial mortgage banking. Loan origination. Capital markets activities. NMTC syndication.
North American Investments and Funds Management			• •	Real estate related debt investments. Real estate related equity investments.
North American Servicing					• • •	Primary servicing. Master servicing. Special servicing.
Asian Operations	• •	Loan origination. Capital markets activities.	• •	Real estate related equity investments. Distressed debt investments.	• • •	Primary servicing. Master servicing capability. Special servicing.
European Operations	• •	Loan origination. Capital markets activities.	•	Real estate related equity investments.	• • •	Primary servicing. Master servicing. Special servicing.
North American Affordable Housing	•	LIHTC.

North American Lending and Mortgage Banking

        Our North American Lending and Mortgage Banking segment operates primarily through our subsidiaries Capmark Finance Inc. and Capmark Bank and provides borrowers with a broad range of financial products that may be used to finance most types of commercial properties in the United States. We source new lending opportunities through our commercial mortgage banking network in North America and through our existing relationships with property owners and developers and other third parties in the United States. We ceased originating loans in Canada and are in the process of winding down our Canadian lending operations as of year-end 2007. Historically, we have reduced the principal risk associated with our North American proprietary lending activities by monetizing a significant portion of the financing that we originate in the United States through direct sales to GSEs and through asset sales, including syndications, participations and securitizations, that are carried out by our capital markets team.

        The following table presents summary financial information for our North American Lending and Mortgage Banking segment for the periods indicated. You should read this summary financial information in conjunction with the information included in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Segment Results."

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net revenue	$424.1	$626.4	$624.4
Income before income tax provision	170.4	343.2	325.0
Total assets (period end)	12,159.8	9,223.8	10,432.6

Mortgage Banking Network

        Our North American commercial mortgage banking network is one of the largest commercial mortgage banking networks in North America, with offices located in key markets throughout the United States. Our mortgage bankers have access to many different sources for financing real estate transactions, including our lending platforms, GSEs, federal agencies and other third-party capital sources, such as insurance companies, and third-party conduit lenders. Our North American commercial mortgage banking network arranged $25.6 billion and $22.9 billion of new financing in the United States and Canada during the years ended December 31, 2007 and 2006, respectively.

        Our mortgage bankers advise our borrower clients on the different commercial real estate financial products available through our company and third-party capital sources and assist our borrowers in selecting the financial products that best meet their particular needs and financial circumstances. Our mortgage bankers collect and analyze financial and property performance information to pre-screen borrower qualifications for suitable financial products, assist borrowers in submitting all information required to complete loan applications and generally serve as a liaison between borrowers and lenders throughout the lending process. In exchange for providing these services, we earn placement fees that typically are based on a percentage of the principal amount of the financing that is arranged. These fees generally are paid by the borrower at closing. We also earn investment banking fees through our lending and capital markets activities. We earned $94.3 million and $113.7 million in fees from our commercial mortgage banking network during the years ended December 31, 2007 and 2006, respectively.

Lending Platforms

        Our North American Lending and Mortgage Banking segment originates loans through seven lending platforms. These lending platforms, which are organized based on loan product, property type and location and lending relationship, consist of the following:

  •
  Principal Finance.    Our principal finance group provides debt financing primarily for traditional commercial real estate asset classes, such as multifamily housing, office, retail and industrial properties, that do not fall within the more specialized lending platforms described below. In addition, this group finances non-traditional asset types such as land, student housing, industrial and parking facilities. The loans that we originate through this platform consist primarily of permanent loans, floating rate interim loans and mezzanine loans. Our principal finance group also extends secured and unsecured lines of credit to real estate development companies and REITs on a limited basis.

  •
  Agency.    Our agency lending group originates loans that are secured by multifamily properties, manufactured housing communities, student housing and healthcare properties (other than affordable housing properties) as an approved multifamily seller/servicer for Fannie Mae's

    DUS™ program and as a Multifamily Program Plus seller/servicer for Freddie Mac. Loans originated under these programs generally consist of permanent loans that satisfy the sale eligibility criteria established from time to time by Fannie Mae and Freddie Mac, respectively, and are sold to the respective GSE shortly after closing.

  •
  Hospitality.    Our hospitality lending group originates construction, interim, permanent, forward commitments and mezzanine loans in connection with the financing of commercial properties in the hospitality industry. Properties financed by our hospitality lending group include a broad range of full service, focused and limited service properties and, since 2003, golf course financing on an interim and permanent basis.

  •
  FHA/HUD.    Our FHA/HUD lending group provides permanent loans and construction loans for owners and developers of multifamily housing, senior housing, healthcare facilities and manufactured housing communities that benefit from mortgage insurance provided by the FHA and qualify as collateral for the issuance of Ginnie Mae mortgage-backed securities, or "Ginnie Mae securities."

  •
  Military Housing.    Our military housing group specializes in arranging financing for United States government public-private venture related projects, including the privatization of military housing. Financing of these projects involves the use of structured loans and securitization facilities for properties and assets that typically are subject to long-term ground leases with the United States government.

  •
  Construction.    Our construction lending group arranges construction loans that are used to finance most types of commercial properties in North America, including market rate and affordable multifamily housing, condominiums, retail, industrial, office, hospitality and healthcare. Typically, these loans have a maturity that covers the construction period and, if necessary, an agreed-upon period to achieve stabilized occupancy. The group also provides construction loan administration services for our company and, as a participant in the market-rate forward financing programs offered by Fannie Mae or Freddie Mac, guarantees that construction of a project receiving bond credit enhancement or permanent financing from Fannie Mae or Freddie Mae will be completed.

  •
  Healthcare.    Our healthcare lending group originates loans to finance most types of healthcare facilities in North America, including independent and assisted living facilities, skilled nursing facilities and continuing care retirement communities.

        The following table presents information concerning the volume of loans originated (other than on a correspondent basis) by our North American Lending and Mortgage Banking segment during the periods indicated, including loans originated by us but funded by third parties or other business segments.

	Year Ended December 31,
	2007		2006		2005
Lending Platform	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Principal Finance	491	$6,779.7	473	$6,047.6	416	$6,293.8
Conventional Agency	444	4,946.2	244	2,524.6	252	2,636.9
Hospitality	93	2,048.8	75	1,316.7	60	1,359.1
Construction	64	1,775.7	31	647.1	31	1,553.1
Healthcare	43	969.9	51	511.3	62	407.8
Canadian Lending	27	574.5	35	419.5	31	248.9
FHA/HUD	113	588.9	165	791.9	152	710.4
Other(1)	52	742.8	52	924.6	54	675.4

Total	1,327	$18,426.5	1,126	$13,183.3	1,058	$13,885.4

Note:

(1)
"Other" includes loans that are originated by our North American Lending and Mortgage Banking segment but funded with capital allocated to our other business segments, such as our North American Affordable Housing and North American Investments and Funds Management segments.

        The lending platforms in our North American Lending and Mortgage Banking segment originate financing for most types of commercial property, including properties in both traditional and specialized real estate related asset classes. The following table presents the volumes of loans originated by the segment by property type for the periods presented.

	Year Ended December 31,
	2007		2006		2005
Property Type	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Multifamily	626	$7,222.8	485	$5,159.5	467	$5,342.6
Office	170	2,713.8	126	1,939.1	116	2,137.0
Retail	105	1,398.8	143	1,565.3	142	1,768.7
Healthcare	181	2,193.0	156	1,598.6	154	1,314.9
Hospitality	87	2,173.0	70	1,230.0	55	1,485.7
Mixed-Use(1)	27	1,301.8	29	470.8	19	417.7
Other(2)	131	1,423.3	117	1,220.0	105	1,418.8

Total	1,327	$18,426.5	1,126	$13,183.3	1,058	$13,885.4

Note:

(1)
"Mixed-use" consists of loans secured by properties with more than one commercial real estate property type and loans secured by pools of mixed property types.

(2)
"Other" consists of loans used to finance industrial/warehouse, manufactured housing communities, self storage, condominiums, undeveloped land and other miscellaneous property types as well as lines of credit extended to real estate investment and development companies.

Loan Products

        We offer borrowers in the United States a broad range of loan products that may be tailored to meet their specific financing needs. While we structure our lending arrangements to satisfy a borrower's particular requirements, loans originated by our North American Lending and Mortgage Banking segment generally fall within one of the following four categories:

  •
  Permanent Loans.    Permanent loans typically consist of non-recourse fixed rate loans that are used to acquire or refinance commercial properties that generally have achieved stabilized occupancy. Our permanent loans generally are secured by a first mortgage lien on the financed property and are senior to any mezzanine financing extended to the borrower and to the borrower's equity in the mortgaged property. A significant majority of our permanent loans are securitized or placed with GSEs.

  •
  Interim and Bridge Loans.    Interim and bridge loans consist primarily of non-recourse floating rate loans (and some recourse floating rate loans) that are used to provide short- or medium-term financing for commercial properties that are being repositioned, that have not achieved stabilized occupancy or that require a more complex long-term financing arrangement. Given the temporary nature of the financing that they provide, our interim and bridge loans often create opportunities for us to provide permanent financing when the loans reach maturity. Our interim or bridge loans generally are secured by a first mortgage lien on the financed property and are senior to any mezzanine financing extended to the borrower and to the borrower's equity in the mortgaged property.

  •
  Construction Loans.    Construction loans consist primarily of loans that are used to finance the construction or improvement of commercial properties and generally are subject to completion guarantees. In some cases, construction loans may provide for recourse against the obligor, although recourse construction loans have become less common in recent years. Our construction loans generally are secured by a first mortgage lien on the financed property and are senior to any mezzanine financing extended to the borrower and to the borrower's equity in the mortgaged property. Typically, our construction loans are drawn down over time as a project reaches various stages of completion, bear interest at a floating rate and have a maturity that covers the construction period and, if necessary, an agreed-upon period to achieve stabilized occupancy.

  •
  Mezzanine Loans.    Mezzanine loans generally consist of non-recourse fixed and floating rate loans that are used, in tandem with interim or permanent senior financing secured by first mortgage debt, to acquire or refinance commercial properties. Our mezzanine loans are secured by a pledge of the borrower's equity interests in the entity that owns the financed property (rather than a mortgage lien on the property itself), but may also have the benefit of additional security through a subordinated mortgage lien on the property. If an event of default occurs, a mezzanine lender generally may foreclose on the pledged equity interests and becomes the indirect owner of the property, subject to any first mortgage debt.

Proprietary and Correspondent Lending

        We are both a proprietary lender and a correspondent lender for North American commercial real estate financing transactions. Our proprietary lending activities consist of:

  •
  originating and funding loans with our own capital that are not purchased by GSEs or credit enhanced by agencies, which we refer to as "direct lending"; and

  •
  originating and funding loans that are purchased by GSEs, such as Freddie Mac and Fannie Mae, or credit enhanced by agencies, such as the FHA and Ginnie Mae, shortly after closing, which we refer to as "GSE and agency lending."

        We are one of approximately 26 approved seller/servicers who participate in Fannie Mae's DUS™ program for multifamily, manufactured housing, student housing and certain healthcare properties. Under the DUS™ program, Fannie Mae has delegated to us responsibility for ensuring that the loans we sell to Fannie Mae satisfy the underwriting and other eligibility requirements from time to time established by Fannie Mae. In exchange for this delegation of authority, we assume the risk for a portion of losses that may result from a borrower's default. For more information regarding our risk-sharing agreements with Fannie Mae, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Guarantees and Off-Balance Sheet Transactions." We also are retained by Fannie Mae to service all loans that we sell to Fannie Mae. Our North American lending platforms originated $1.2 billion and $576.8 million in principal amount of market-rate multi-family loans for Fannie Mae under its DUS™ program during the years ended December 31, 2007 and 2006, respectively, making us one of the largest originators of loans for the program during those periods.

        We are one of approximately 31 lenders approved as a seller/servicer by Freddie Mac under its Multifamily Program Plus under which we originate and sell to Freddie Mac multifamily and healthcare loans that satisfy Freddie Mac's underwriting and other eligibility requirements. Under the program, we submit our completed loan underwriting package to Freddie Mac and obtain Freddie Mac's commitment to purchase the loan at a specified price after closing. Since Freddie Mac is actively involved in the credit approval process, we do not have any risk sharing obligations on loans that we sell to Freddie Mac under its Multifamily Program Plus. We also are retained by Freddie Mac to service all loans that we sell to Freddie Mac. We originated $3.8 billion and $1.9 billion in principal amount of loans for Freddie Mac during the years ended December 31, 2007 and 2006, respectively, and we were the largest originator of loans as a Multifamily Program Plus seller/servicer during the year ended December 31, 2007.

        As an approved FHA mortgagee and Ginnie Mae issuer, we provide FHA-insured construction and permanent loans to developers and owners of multifamily housing, senior housing, healthcare facilities and manufactured housing communities. As a condition to our issuance of Ginnie Mae securities backed by our FHA-insured mortgages, we guarantee to Ginnie Mae that investors who purchase the Ginnie Mae securities will receive timely payments of principal and interest associated with the security even if the mortgage loan payments are not received on time from the borrower. Often, we execute delivery contracts on a "when and if issued basis" with an identified purchaser of the Ginnie Mae securities in advance of our funding the FHA-insured mortgage that will back the security, which, in turn, sets the interest rate, principal, maturity and other key financial terms for that FHA-insured mortgage.

        Our correspondent lending activities consist primarily of originating (but not funding) loans as a correspondent lender for insurance companies, banks, third-party conduit lenders and other third parties in connection with our military housing financing. When we act as a correspondent lender, we typically perform a variety of services for the lender that assist the lender in evaluating the loan, including pre-screening the borrower and mortgaged property collateral for program eligibility, accepting the loan application and borrower deposits for the lender, coordinating due diligence investigations by licensed appraisers and engineers and generally providing market intelligence about the markets in which the loan collateral is located. We generally do not retain any interest in the loans that we originate as a correspondent lender, although we are often contracted by the lenders to service the loans for them. We have established correspondent lending relationships with more than 100 lenders in North America that provide us with an ongoing source of correspondent lending opportunities. We originated $7.2 billion and $9.7 billion in principal amount of loans as a correspondent lender during the years ended December 31, 2007 and 2006, respectively.

        The following table presents information concerning the volume of loans originated by our North American Lending and Mortgage Banking segment by type of lending during the periods indicated.

	Year Ended December 31,
	2007		2006		2005
Lending Type	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Proprietary lending
Direct lending	770	$12,891.3	717	$9,866.8	654	$10,538.1
GSE and agency lending	557	5,535.2	409	3,316.5	404	3,347.3

Total	1,327	18,426.5	1,126	13,183.3	1,058	13,885.4

Correspondent lending	606	7,208.2	1,052	9,681.2	1,059	10,094.3

Total lending	1,933	$25,634.7	2,178	$22,864.5	2,117	$23,979.7

Capital Markets Activities

        Our capital markets activities in North America include arranging asset sales, including syndication, participation or securitization. We generally securitize our North American loans in the secondary market only after we have accumulated a sufficient volume of loans (usually between $600.0 million and $1.5 billion in principal amount) with similar characteristics to permit an efficient distribution. In recent years, the length of time from the origination of our loans to their securitization typically has ranged from 90 to 120 days, depending on a number of factors, including the volume of loans that we originate by product type, prevailing interest rates and market conditions. To reduce the aggregation period for our loans, we often partner with other loan originators and pool our loans together in securitization transactions. When we pool our loans with other lenders, we generally retain the related primary servicing rights and, in most cases, obtain the master servicing rights for the related pool of loans.

        The following table presents information concerning the capital markets distribution activities of our North American Lending and Mortgage Banking segment for the periods presented.

	Year Ended December 31,
	2007		2006		2005
Activity	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Securitizations	24	$3,623.6	18	$4,919.7	8	$3,066.4
Other distributions(1)	39	841.4	41	743.6	25	724.1

Total	63	$4,465.0	59	$5,663.3	33	$3,790.5

Note:

(1)
"Other distributions" consist of syndications, participations and other sales of loans in connection with capital markets activities. These do not include sales of loans to GSEs or distributions of loans through correspondent lending arrangements.

NMTC Funds

        Our North American Lending and Mortgage Banking segment is a sponsor of NMTC funds. NMTC funds are special purpose entities that make investments in qualifying community development entities, or "CDEs," that receive new markets tax credit allocations under a federal program that is designed to increase the availability of investment capital in low-income communities. The NMTC program was enacted in 2000 and is administered by an arm of the United States Treasury Department

known as the Community Development Financial Institutions Fund, which allocates new markets tax credits through a competitive application process to qualifying CDEs on an annual basis. These tax credits allow investors in CDEs to claim a 39% tax credit against federal tax liabilities over a seven-year compliance period. We administer NMTC funds that have invested, or committed to invest, in over $1.0 billion of new markets tax credit allocations, consisting of $227.0 million for CDEs that we sponsor and over $782.0 million for CDEs sponsored by third parties.

        Our NMTC funds have employed a leveraged model that is designed to separate the cash flows from the tax benefits that are generated by the CDE's activities. Under this model, fund investors contributed equity to our fund, and we provided the fund with debt financing and typically served as the fund's manager. The fund used this debt and equity capital to make an equity investment in a qualifying CDE, which in turn extended financing to eligible real estate projects. Fund investors receive their return almost exclusively from the tax credits that are generated by our fund's investment in the CDE. When we sponsor NMTC funds, we generally receive interest income and fees that are generated by the CDE's financing activities; structuring fees and investment syndication income for forming and managing the fund; and/or a residual interest in the equity capital contributed to the fund by fund investors. When we administer and manage CDEs sponsored by third parties we generally earn various fees depending on the type of services that we perform.

North American Investments and Funds Management

        Our North American Investments and Funds Management segment makes investments on behalf of its sponsored funds and with our own capital. As of December 31, 2007, the segment had approximately $10.3 billion of assets under management, of which approximately $9.3 billion consisted of investments that were managed on behalf of a multitude of investors including pension plans, investment funds, insurance companies, other institutions and high net worth individuals.

        Our North American Investments and Funds Management segment conducts its investment business through our subsidiary Capmark Investments LP, an SEC-registered investment adviser, and its levered finance group and real estate equity group. The investment professionals in each investment group oversee our third-party investments and funds management process, including integrating research, conducting due diligence, and making and managing investments on an ongoing basis.

        The following table presents summary financial information for our North American Investments and Funds Management segment for the periods indicated. You should read this summary financial information in conjunction with the information included in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Segment Results."

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net revenue	$217.9	$251.4	$275.1
Income before income tax provision	149.5	143.6	180.7
Total assets (period end)	1,050.6	870.9	866.2

Investment Approach

        Our investment approach focuses on finding "relative value" for investors across a broad range of investment opportunities that arise in an increasingly diverse real estate investment market. Relative value measures the attractiveness in terms of risk, liquidity and return of one investment against another and is a primary factor in our decision-making process. We make investment decisions based on research and local market knowledge that is generated by our North American commercial real estate lending and mortgage banking network, capital markets activities and other real estate operations. We supplement this market awareness with experienced investment professionals who have extensive knowledge of major property types (multifamily housing, office, retail and industrial) and who specialize in acquisition, disposal and management of investments.

Investment Funds

        We make investments on behalf of investors using various investment structures, principally commingled investment funds that we manage pursuant to investment management agreements. The private investment funds that we sponsor consist of limited partnerships or limited liability companies in which third-party investors hold limited partner or similar interests. We hold general partner or similar interests in these funds and provide them with investment management and advisory services. Investors are required to contribute capital for investments that we make in defined real estate asset classes in accordance with pre-agreed investment strategies. We have sponsored more than 30 private funds, including CDOs and resecuritization transactions.

        We frequently invest our own capital in our investment funds. Our portfolio managers may also make similar investments with their own personal capital in accordance with our internal policies with respect to those investments. These investments are intended to align our interests and the interests of our portfolio managers with the interests of investors whose assets we manage.

Levered Finance Group

        Our levered finance group provides a range of investment advisory and management services that are focused on achieving high yield and opportunistic returns through investments in real estate debt instruments. The group's current investment strategies focus on mortgage loans and securities, mezzanine loans, CMBS, RMBS, REIT securities and synthetic securities.

        Our levered finance group earns both recurring and non-recurring fees that vary depending on the type of investment structure that is employed for making investments. The fee structure currently used by the group provides for the payment of the following types of fees:

  •
  Commingled Funds. We receive recurring management fees with respect to commingled funds that our levered finance group sponsors. These fees are generally calculated based on a percentage of the capital committed to the fund or a percentage of the face value of positions held by the fund. If the net income of a fund meets certain prescribed targets, we may also be entitled to receive an incentive fee that is calculated based on the returns generated.

  •
  CDO Sponsorship. We receive one-time structuring fees and recurring collateral management fees that are payable during the term of the CDO program. These fees generally are calculated as a percentage of the face value of the collateral. If the net income from a CDO program meets certain prescribed targets, we may also be entitled to receive an incentive fee that is calculated based on the returns generated.

Real Estate Equity Group

        Our real estate equity group provides a range of investment advisory and management services that are focused on North American real estate equity transactions and, more recently, real estate equity transactions in the United Kingdom and certain countries in the European Union that are sourced by our European Operations segment. Real estate equity investments involve making an equity investment in an owner of real property rather than extending debt financing. Our real estate equity group has forged relationships with leading operating partners in major markets and has investment expertise in all the major property types, including office, apartment, industrial and retail. Our real estate equity group distributes its real estate related investments and generates additional equity investment opportunities by sponsoring investment funds that invest in joint ventures with owners of various property types (primarily multifamily, office, retail and industrial).

        Our real estate equity group earns both recurring and non-recurring fees in connection with investments that are made by our real estate equity funds. In connection with these funds, we receive recurring management fees that are based on a fixed amount, a percentage of the net operating income generated by the fund, a percentage of the capital committed to the fund and/or a percentage of the capital invested in the fund. In addition, if the amount of net income generated by the fund or account exceeds prescribed targets, we may also be entitled to receive an incentive fee that is calculated based on the returns generated.

Real Estate Related Assets Under Management

        We sponsor real estate funds and investment programs that span the risk/return spectrum. The following table presents information concerning the real estate related assets that were under the management of our North American Investments and Funds Management segment as of the dates indicated.

	December 31,
Type of Investment
	2007	2006	2005
	(in millions of U.S. dollars)
Proprietary Investments:
Real estate equity	$191.8	$232.1	$398.8
CMBS: below investment grade	76.4	224.7	192.0
CMBS: investment grade	8.8	19.3	22.4
ABS	2.6	34.4	—
Whole loans	47.5	48.2	122.0
Mezzanine debt	64.4	—	—
Commercial discount loans	5.5	—	—
CDOs	66.9	65.9	124.6
Funds invested in real estate equity	422.2	286.1	191.3
Funds invested in real estate debt instruments	100.1	78.9	39.9

Total	$986.2	$989.6	$1,091.0

Third-Party Investments:
CDOs	$5,629.6	$5,550.1	$4,050.7
Funds invested in real estate equity	1,306.2	788.4	224.1
Funds invested in real estate debt instruments	2,392.4	2,460.8	4,349.3

Total	$9,328.2	$8,799.3	$8,624.1

Total Investments:
Real estate equity	$191.8	$232.1	$398.8
CMBS: below investment grade	76.4	224.7	192.0
CMBS: investment grade	8.8	19.3	22.4
ABS	2.6	34.4	—
Whole loans	47.5	48.2	122.0
Mezzanine debt	64.4	—	—
Commercial discount loans	5.5	—	—
CDOs	5,696.5	5,616.0	4,175.3
Funds invested in real estate equity	1,728.4	1,074.5	415.4
Funds invested in real estate debt instruments	2,492.5	2,539.7	4,389.2

Total	$10,314.4	$9,788.9	$9,715.1

Realpoint

        In August 2007, we sold substantially all of the assets and transferred substantially all of the liabilities related to our research division, Realpoint. Realpoint provided research, surveillance, risk analysis and data management services for the real estate industry. We sold those assets to a company formed by former Realpoint employees for approximately $9.7 million, for which we recorded a gain on sale of approximately $7.1 million related to the transaction.

North American Servicing

        Our North American Servicing segment carries out primary, master and special servicing activities for commercial real estate securitized loans and loan pools that are originated by us or by third parties in North America. We are an approved servicer of loans for Fannie Mae, Freddie Mac, Ginnie Mae and the FHA. We are one of the largest servicers of commercial real estate loans in North America. As of December 31, 2007, our North American Servicing segment had a primary, master and special servicing portfolio that included over 42,400 loans with an outstanding principal balance of $293.9 billion. Our average servicing escrow balance during the year ended December 31, 2007 was $5.1 billion.

        The following table presents summary financial information for our North American Servicing segment for the periods indicated. You should read this summary financial information in conjunction with the information included in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Segment Results."

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net revenue	$397.3	$397.7	$343.5
Income before income tax provision	192.1	154.5	122.6
Total assets (period end)	894.3	854.7	924.2

Primary and Master Servicing

        We provide primary servicing for both loans that we originate and loans that are originated by others. When we act as the primary servicer of a loan, we are the primary contact with the borrower and generally are responsible for:

  •
  carrying out all cash management functions relating to the loan, including providing monthly billing statements to the borrower and collecting and applying payments on the loan;

  •
  administering reserve and escrow funds for repairs, tenant improvements, taxes and insurance;

  •
  obtaining and analyzing operating and financial statements of the borrower and performing periodic property inspections;

  •
  preparing and providing periodic reports and remittances to the master servicer or other designated persons;

  •
  administering lien filings; and

  •
  performing other tasks and obligations that are delegated to us.

        A master servicer is responsible for administration of a pool of loans that is transferred to a trust or other special purpose entity in connection with a securitization transaction unless and until a servicing transfer event (generally a default or imminent default) occurs, in which case the affected loans are transferred to a special servicer. When we act as a master servicer, we enter into a pooling and servicing agreement that generally requires us to assume ultimate responsibility for administering all pooled loans and ensuring that primary servicers act in a diligent manner when carrying out their collection and administration activities. We are also required to handle all remittance and reporting activities required by the pooling and servicing agreement, which generally requires that we make remittances of loan payments to the trustee or agent and provide periodic reports concerning the pooled loans to the trustee or agent and rating agencies. While some of these functions may be delegated and performed by a primary servicer pursuant to a sub-servicing agreement, when we act as a master servicer, we are ultimately responsible for the performance by any primary servicer of any functions that we delegate to them.

        When we act as a master servicer, we generally are required under the applicable pooling and servicing agreement to advance funds to cover any delinquent payments on the securitized loans and any taxes and insurance premiums not covered by borrowers' escrow funds if it is determined that the advances will be recoverable in the future. These "servicing advances" are treated as having priority over the rights of certificate holders in the pool. Servicing advances may be recovered as a priority from related loan proceeds or may be recovered from general collections as well. We are entitled to have any servicing advances that we extend, plus accrued interest, paid from future cash flows from the serviced loans. In certain circumstances, we may have similar obligations to advance funds in connection with loans under which we are a primary servicer.

        In return for performing primary and master servicing functions, we receive servicing fees that are generally equal to a specified percentage of the outstanding principal balance of the loans being serviced. We may also be entitled to other forms of servicing compensation, such as late fees and fees for additional services that we are requested to perform, including loan modifications, lease reviews and defeasance.

Special Servicing

        A special servicer is a specialist in dealing with defaulted loans and is usually selected by the holder of the subordinated interest in a securitization vehicle. Under most pooling and servicing agreements, only loans that are subject to a servicing transfer event may be transferred from the master servicer to the special servicer. The definition of a servicing transfer event typically includes a loan becoming more than 60 days delinquent, a borrower bankruptcy or an imminent default as determined by the master servicer. Once a loan is transferred to us for special servicing, our asset managers take measures to collect all sums due and payable on each defaulted loan and to bring the account to a current status in accordance with the terms of the loan documents and in a manner that is consistent with the provisions of the applicable pooling and servicing agreement. Possible resolution strategies may include loan modification, foreclosure, a negotiated pay-off or a sale of the defaulted loan.

        Special servicers are generally paid both servicing fees and resolution fees in connection with the loans that they service. Servicing fees generally are paid monthly at a rate based on the outstanding principal balance of the affected loans, and resolution fees are generally based on the net proceeds or cash flows realized in connection with the resolution of the affected loans. In certain instances, pooling and servicing agreements provide for the payment of additional fees for workouts, modifications or assumptions of a defaulted or performing loan or the payment of late fees or defaulted interest.

        Our current portfolio of special servicing rights consists of servicing rights that we acquired as a result of our retention of subordinated interests in our securitization transactions prior to 2004. Beginning in 2004, we implemented a loan distribution strategy that focuses on selling subordinated interests created by new securitization transactions. As a result, while we continue to engage in special servicing on a contracted basis, we are not actively engaged in acquiring new special servicing rights.

Ratings

        Rating agencies publish servicer ratings for primary, master and special servicers of commercial real estate loans. A servicer rating is an indication of a servicer's ability to effectively service real estate finance transactions. These ratings are generally based on an analysis of the servicer's experience in the servicing business, financial condition, management, staff, training programs, procedures, controls and systems and other factors. The following table presents information concerning the ratings accorded our U.S. primary, master and special servicing operations by S&P, Fitch and DBRS as of the date of this prospectus. Each rating agency's rating should be evaluated independently of any other agency's rating.

Ratings
Servicing Operations
	S&P(1)	Fitch(2)	DBRS(3)
U.S. primary servicing	Strong	CPS1-	Superior
U.S. master servicing	Strong	CMS1-	Superior
U.S. special servicing	Strong	CSS1	Not Rated

Notes:

(1)
"Strong" is the highest of five ratings given servicing companies by S&P. A rating of "Strong" demonstrates a "very high degree of ability, efficiency and competence in servicing when compared to other servicers."

(2)
Companies with a level "1" rating, the highest category of rating given a servicer of a commercial real estate transaction by Fitch, are expected to have all areas of their company operating at "top efficiency and productivity" and must have "proven abilities and performance of the highest standards." "CSS1" is the highest rating given special servicers and "CPS1-" and "CMS1-" are the second highest ratings given primary and master servicers, respectively. Fitch maintains 14 rating levels ranging from the highest, CPS1, to the lowest, CPS5-.

(3)
"Superior" is the highest of four ratings given servicing companies by DBRS.

Our Servicing Portfolio

        Our North American Servicing segment generally acts as the primary servicer of loans that are originated by our North American lending platforms (even after those loans have been distributed) and the master servicer of the pools of loans that we securitize in connection with our North American capital markets activities. In addition, our North American Servicing segment acquires the rights to service loans and pools of loans in securitization transactions that have been arranged by third parties and carries out servicing activities on a contracted basis for third parties (such as insurance companies, banks and financial institutions) who engage us to carry out servicing functions under their own brand name.

        The following table summarizes the composition of our North American servicing portfolio by the source of the related servicing rights as of the dates indicated.

	December 31,
	2007		2006		2005
Source of Rights	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Originated	9,292	$83,900.1	9,371	$74,947.1	8,890	$65,693.8
Acquired	25,268	166,084.6	26,555	152,280.9	28,511	154,972.1
Contracted	7,922	43,915.0	7,902	39,256.9	7,858	38,499.1

Total	42,482	$293,899.7	43,828	$266,484.9	45,259	$259,165.0

        The following table summarizes the composition of our North American servicing portfolio by the type of the related servicing right as of the dates indicated.

	December 31,
	2007		2006		2005
Type of Rights	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Primary/Master/ Special(1)	7,663	$34,012.5	8,679	$37,110.2	11,067	$53,477.3
Primary/Master(2)	29,853	227,786.6	29,656	194,929.7	28,095	162,409.0
Special(3)	4,966	32,100.6	5,493	34,445.0	6,097	43,278.7

Total	42,482	$293,899.7	43,828	$266,484.9	45,259	$259,165.0

Notes:

(1)
"Primary/Master/Special" consists of loans with respect to which we act as the master or primary servicer (or both the primary and master servicer) and have been named as the special servicer.

(2)
"Primary/Master" consists of loans with respect to which we act as the master or primary servicer (or both the primary and master servicer) but do not act as special servicer.

(3)
"Special" consists of loans with respect to which we have been named as the special servicer and do not act in any other servicing capacity.

Escrow Deposits

        As a servicer, we are frequently responsible for managing the escrow balances that are maintained in custodial accounts for the purposes of paying principal and interest on loans that we service and funding repairs, tenant improvements, taxes and insurance due on the properties that have been financed. When these amounts are maintained with banks that are not affiliated with our company, we typically generate interest income from favorable financing arrangements provided by those banks. When these amounts are maintained with Escrow Bank, our subsidiary, we generally receive trust fees for our escrow related trust services. The amount of trust fees that we receive in connection with our North American servicing activities can be significant.

Asian Operations

        Our Asian Operations segment carries out a range of commercial real estate activities in Japan, and selected activities in Taiwan, the Philippines and China. The segment's operations have focused on making real estate equity investments, acquiring portfolios of non-performing and under-performing commercial real estate loans and originating and servicing commercial real estate loans. To reduce the balance sheet risk associated with the segment's lending activities, we have actively managed our loan portfolio exposure through loan sales, including participations and securitizations.

        Beginning with the commencement of our operations in Japan, we have historically used acquisitions of non-performing and under-performing loans as a means of entering commercial real estate finance markets in Asia. While this strategy has allowed us to broaden our operations to include Taiwan, the Philippines and China, Japan remains the primary focus of our Asian operations. We intend to continue to emphasize Japan as the focal point of our Asian business activities. As of December 31, 2007, approximately 87% of the segment's assets were located in Japan and the segment's Japanese operations accounted for approximately 81% and 84% of the segment's total revenue during the years ended December 31, 2007 and 2006, respectively.

        The following table presents summary financial information for our Asian Operations segment for the periods indicated. You should read this summary financial information in conjunction with the information included in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Segment Results."

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net revenue	$199.8	$232.8	$176.9
Income before income tax provision	106.4	104.3	95.0
Total assets (period end)	2,789.0	1,972.7	1,279.3

Acquisition of Non-Performing and Under-Performing Loans

        Our distressed debt acquisition activities involve acquiring non-performing and under-performing loans for investment and restructuring the loans or entering into workouts with borrowers, which may include a sale of underlying collateral, discounted payoff, debt restructuring or foreclosure. These activities are carried out by employees located in Japan and Taiwan who are supported by specialized asset managers who have experience in administering, managing and resolving non-performing and under-performing loans. We believe that our in-house special servicing capabilities and experience provide us with a significant advantage when pricing non-performing and under-performing loans and developing resolution strategies.

        As of December 31, 2007, we had invested more than $2.2 billion in non-performing and under-performing loans generally secured by real estate collateral since December 1997.

        The following table presents the volumes of non-performing and under-performing loans acquired by our Asian Operations segment by country during the periods presented.

	Year Ended December 31,
	2007		2006		2005
Country	Number	Book Value(1)	Number	Book Value(1)	Number	Book Value(1)
	(book value in millions of U.S. dollars)
Japan	7	$57.9	24	$211.5	25	$340.1
Taiwan	1	9.8	2	10.8	1	83.1

Total	8	$67.7	26	$222.3	26	$423.2

Note:

(1)
Because we acquire non-performing and under-performing loans at a substantial discount to their face amount, we have presented the information in the table above based on each acquired loan's book value as of the date of acquisition rather than the loan's outstanding principal balance.

Real Estate Equity Investments

        While we expect to continue to pursue distressed debt investment opportunities, we believe that opportunities to acquire attractive portfolios of non-performing and under-performing loans in Asia will likely decline over time, as local economies and financial services sectors continue to improve. We intend to increase our focus on making non-proprietary real estate related equity investments in Japan, Taiwan, China and elsewhere in Asia, as we believe that those investments will be more likely to present opportunities to generate higher risk-adjusted returns.

        Our Asian real estate equity investments have focused primarily on the commercial real estate market in Japan. In Japan we had made an aggregate of $1.5 billion in real estate equity investments as of December 31, 2007. The property types in which we have invested range from traditional asset classes, such as multifamily and office, to more specialized asset classes, such as hospitality. Using a similar approach as we have in Japan, we have leveraged our real estate experience gained from non-performing loan investments in our Asian markets outside of Japan to acquire real estate equity investments in those markets. As of December 31, 2007, we made real estate equity investments in Taiwan of $205.6 million, in China of $64.9 million and in the Philippines of $7.0 million. We believe that these investments have the potential to generate returns through capital improvements, re-leasing, intensive management, repositioning and financial restructuring. We intend to leverage our company-wide experience in making real estate equity investments for third parties.

        We have made certain real estate equity investments through a joint venture with a client of our North American Investments and Funds Management business and are working to develop real estate funds management opportunities in our Asia business.

Loan Origination and Receivables Purchases

        Our Asian Operations segment sources new lending opportunities through our Asian lending group's existing relationships with property owners and developers and other third parties rather than through a mortgage banking network. To date, our loan originations in Asia have focused on the Japanese market, where the securitization market is more developed. Our lending activities in that country have involved originating permanent, interim and bridge, mezzanine and construction loans for Japanese borrowers in connection with financings of most types of commercial property, including office, multifamily housing, retail space and hospitality properties. In addition, our Japanese lending activities have included originating mortgage loans through tax-efficient structures that are classified as investment securities on our consolidated balance sheet. These loans generally have maturities that range from one to five years. We manage balance sheet exposure by engaging in loan participations, syndications and securitizations. As of December 31, 2007, we had originated an aggregate of $3.3 billion in principal amount of loans and securitized an aggregate of $847.2 million of loans in Japan since the commencement of our Asian operations. We plan to significantly reduce our proprietary Asian lending to concentrate on building an Asian investment management platform and expanding our servicing business.

        The following table presents the volumes of loans described above originated by our Asian Operations segment in Japan during the periods presented.

	Year Ended December 31,
	2007		2006		2005
	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Japan	32	$702.8	28	$848.1	20	$141.2

        In the Philippines, the majority of our activities currently involve purchasing receivables from developers of single and multifamily housing in the form of contracts to sell, or "CTS." A CTS is a common form of developer financing in the Philippines whereby the developer sells a home to a buyer under a contract of future payment obligations typically in the range of three to 10 years. The developer transfers title to the underlying property only upon full payment by the buyer. We intend to hold these receivables for a "seasoning" period after which we expect to sell the receivables to banks. As of December 31, 2007 we had closed 9 CTS transactions for $64.2 million.

Servicing

        Our Asian Operations segment carries out servicing activities in Japan, where we were one of the first servicers authorized by the Japanese Ministry of Justice to perform primary and special servicing activities. We are also authorized to perform master servicing and have a master servicer rating.

        The following table summarizes the composition of our Asian servicing portfolio by the source of the related servicing rights as of the dates indicated.

	December 31,
	2007		2006		2005
Source of Rights	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Originated	65	$1,422.2	60	$1,224.0	46	$600.7
Acquired	1,506	16,392.1	1,840	5,740.9	678	5,445.5
Contracted	10,216	631.2	11,516	697.5	13,082	817.8

Total	11,787	$18,445.5	13,416	$7,662.4	13,806	$6,864.0

        The following table summarizes the composition of our Asian servicing portfolio by the type of the related servicing rights as of the dates indicated.

	December 31,
	2007		2006		2005
Type of Rights	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Primary/Master/Special(1)	4,907	$10,926.9	5,120	$4,013.4	4,350	$4,660.6
Primary/Master(2)	6,880	7,518.6	8,296	3,649.0	9,456	2,203.4
Special(3)	—	—	—	—	—	—

Total	11,787	$18,445.5	13,416	$7,662.4	13,806	$6,864.0

Notes:

(1)
"Primary/Master/Special" consists of loans with respect to which we act as the master or primary servicer (or both the primary and master servicer) and have been named as the special servicer.

(2)
"Primary/Master" consists of loans with respect to which we act as the master or primary servicer (or both the primary and master servicer) but do not act as special servicer.

(3)
"Special" consists of loans with respect to which we have been named as the special servicer and do not act in any other servicing capacity.

        S&P currently rates our primary and master servicing operations in Japan as "Above Average" with a stable outlook with a "Strong" rating for Loan/Asset Administration, which is a component of the primary servicing rating. Currently, "Above Average" is the highest rating accorded in the primary servicer category by S&P in Japan and indicates a "high degree" of ability, efficiency and competence in servicing when compared to others. We are also listed on S&P's "Select Servicer List." Fitch has rated our Japanese special servicing operations "CSS2+." A rating in the CSS2 indicates that a servicer demonstrates high performance in relevant categories, including the effective management of a diverse portfolio, a seasoned management team with a history of working together, a stable employee base, strong, stable financial resources, well documented and complete policies and procedures and strong systems and reporting capabilities. While our servicing operation in Japan is rated as a primary, master and special servicer, to date we have not carried out any master servicer functions; however, under certain circumstances, including where we are contractually obligated to make servicer advances to preserve the integrity of a CMBS transaction, our Japanese servicing operation would be carrying out what is typically a master servicer function.

European Operations

        Our European Operations segment has conducted a range of commercial real estate activities in the United Kingdom, Ireland and selected countries in Continental Europe. The segment's operations have focused on originating and servicing commercial real estate loans and making real estate equity investments. As a result of the current credit market conditions, we have curtailed our European lending activities. To reduce the principal risk associated with our lending activities, we distribute a significant portion of the loans that the segment originates or acquires through asset sales, including, syndications, participations and securitizations.

        The following table presents summary financial information for our European Operations segment for the periods indicated. You should read this summary financial information in conjunction with the information included in this prospectus under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Segment Results."

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net revenue	$89.3	$45.6	$95.9
Income (loss) before income tax provision	35.5	(23.2)	22.1
Total assets (period end)	3,068.1	2,904.6	2,189.4

Loan Origination

        In Europe, we have sourced new lending opportunities through our European lending group's existing relationships with borrowers rather than through a mortgage banking network. Historically, our European lending operations have focused on the commercial real estate market in the United Kingdom where we have well-developed relationships with a number of borrowers. During the fourth quarter of 2007, as a result of the curtailment of our European lending activities we have significantly reduced our European lending team. Most of the loans that we have originated in Europe consisted of first mortgage loans, interim and bridge loans, mezzanine debt and construction loans and are used to finance retail, office, mixed use, industrial and hospitality properties.

        The following table presents the volumes of loans originated by our European Operations segment by country during the periods presented.

	Year Ended December 31,
	2007		2006		2005
Country	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
United Kingdom	10	$181.7	22	$1,300.2	32	$1,370.2
Germany	48	2,346.4	32	2,733.8	13	358.3
Other	1	76.2	2	13.6	—	—

Total	59	$2,604.3	56	$4,047.6	45	$1,728.5

        In addition to originating loans, our European Operations segment has in the past invested $139.0 million in non-performing and under-performing loans. Most of these investments have been made in Germany.

Capital Markets Activities

        Our capital markets activities in Europe have included asset sales, including syndications, participations and securitizations of the loans that we originated or acquired in Europe and have not transferred to our investments and funds management platform or are not held for investment. When we securitize loans in Europe, we generally pool our loans with loans originated by others with the goal of reducing the aggregation periods or increasing the size and liquidity of our securitization transactions. When we pool our loans with other lenders, we generally retain primary and master servicing rights. Compared to North American securitization transactions, our European securitization transactions typically are characterized by longer aggregation periods and involve smaller pools of loans. Due to the longer aggregation periods for our European securitization transactions, we generally are required to bear the principal risk associated with our European lending operations for a comparatively longer period of time. As a result of disruptions in the European CMBS markets in the second half of 2007, we are in the process of syndicating the loans in our European loan portfolio.

        The following table presents information concerning the capital markets distribution activities of our European Operations segment for the periods presented.

	Year Ended December 31,
	2007		2006		2005
Activity	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Securitizations	2	$748.2	—	$—	2	$297.8
Other distributions(1)	16	1,220.7	10	1,883.4	3	138.9

Total	18	$1,968.9	10	$1,883.4	5	$436.7

Note:

(1)
"Other distributions" consist of syndications, participations and other sales of loans.

Real Estate Equity Investments

        Our European real estate equity investment activities are carried out by our European real estate equity group, which commenced operations in 2003. These activities historically have focused on making investments through joint ventures with developers and sponsors of commercial real estate properties who act as operators and managers of the properties being financed. A number of these investments have been made in connection with transactions in which we have also provided debt financing. We believe that our ability to offer both debt and equity financing for a single transaction provides us with a competitive advantage in sourcing new business opportunities in Europe.

        As of December 31, 2007, we had made an aggregate of $390.8 million of real estate equity investments in Europe, most of which had been made in retail, industrial and office properties in the United Kingdom that require repositioning or occupancy stabilization. More recently, we have extended the focus of our real estate equity investments to include selected countries in Continental Europe and, in particular, Germany.

Servicing

        Our European Operations segment generally acts as the primary servicer of loans that are originated by our European lending platform (even after those loans have been distributed) and the master servicer of the pools of loans that we securitize in connection with our European capital markets activities. In addition, our European Operations segment competitively bids to service European loans and securitization transactions that have been arranged by third parties. This segment also carries out servicing activities in Europe on a contracted basis for third parties (such as insurance companies, banks and financial institutions) who engage us to carry out servicing functions under their own brand name. When we retain or acquire a subordinated residual interest in a European securitization transaction, we are generally designated as the special servicer for the securitized pool of loans. The loans that we service in Europe include loans used to finance properties in the United Kingdom, Germany, the Netherlands, France, Italy, Belgium, Portugal, Sweden and Switzerland.

        The following table summarizes the composition of our European servicing portfolio by the source of the related servicing rights as of the dates indicated.

	December 31,
	2007		2006		2005
Source of Rights	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Originated	157	$6,604.5	120	$4,119.1	51	$2,043.4
Acquired	326	51,686.9	145	29,514.0	118	6,284.8
Contracted	420	1,094.1	617	3,127.5	760	1,613.2

Total	903	$59,385.5	882	$36,760.6	929	$9,941.4

        The following table summarizes the composition of our European servicing portfolio by the type of the related servicing rights as of the dates indicated.

	December 31,
	2007		2006		2005
Type of Rights	Number	Principal Amount	Number	Principal Amount	Number	Principal Amount
	(principal amount in millions of U.S. dollars)
Primary/Master/Special(1)	227	$30,839.7	82	$16,764.9	98	$4,180.1
Primary/Master(2)	648	25,870.0	764	16,821.2	825	3,730.3
Special(3)	28	2,675.8	36	3,174.5	6	2,031.0

Total	903	$59,385.5	882	$36,760.6	929	$9,941.4

Notes:

(1)
"Primary/Master/Special" consists of loans with respect to which we act as the master or primary servicer (or both the primary and master servicer) and have been named as the special servicer.

(2)
"Primary/Master" consists of loans with respect to which we act as the master or primary servicer (or both the primary and master servicer) but do not act as special servicer.

(3)
"Special" consists of loans with respect to which we have been named as the special servicer and do not act in any other servicing capacity.

        The following table presents information concerning the ratings accorded our European master/primary and special loan servicing operations by S&P, Fitch and DBRS as of the date of this prospectus.

Ratings
Servicing Operations
	S&P	Fitch	DBRS
United Kingdom/Ireland primary/master servicing	Strong	CPS1-	Superior
United Kingdom/Ireland special servicing	Strong	CSS2	Not Rated

North American Affordable Housing

        Our North American Affordable Housing segment syndicates and manages LIHTC funds. In late 2005, we ceased originating new LIHTC investments and the primary focus for our LIHTC operations is now on the management of our existing funds and our inventory of interests in partnerships that own multifamily properties expected to generate low-income housing tax credits. Historically, this segment has also arranged debt financing for multifamily properties that qualify for certain types of income-based occupancy requirements, rent restrictions or similar limitations. In February 2007, we sold the majority of the assets of our affordable housing debt platform to affiliates of Citigroup Inc. and agreed not to engage in that business for a two-year period.

        The following table presents summary financial information for our North American Affordable Housing segment for the periods indicated. You should read this summary financial information in conjunction with the information included in this prospectus under "Management's Discussion and

Analysis of Financial Condition and Results of Operations—Basis of Presentation—Presentation of Our Segment Results."

	Year Ended December 31,
	2007	2006	2005
	(in millions of U.S. dollars)
Net revenue	$48.4	$(194.0)	$58.0
Income (loss) before income tax provision	2.4	(272.1)	(113.8)
Total assets (period end)	1,084.8	2,285.3	2,967.7

LIHTC Funds

        Through our North American Affordable Housing segment, we have sponsored and syndicated more than 100 LIHTC funds, which have raised over $3 billion in equity from institutional investors and provided capital for the development of approximately 1,000 low-income housing projects since 1988. The LIHTC program is offered pursuant to a federal program that was created by the Tax Reform Act of 1986. The Tax Reform Act created a program of tax credits for the development of rental housing targeted to lower income households. Under the LIHTC program, states are authorized to issue federal tax credits for the acquisition, rehabilitation or new construction of affordable rental housing. The credits can be used by property owners to offset taxes on other income, are transferable to those who provide financing under the terms of the program and are generally sold to unaffiliated investors to raise initial development funds for a project. To qualify for credits, a rental housing development project must have a specific proportion of its rental units set aside for lower income households with the rents on these units subject to restrictions. The amount of the credit that can be provided for a project is a function of the development cost (excluding land), the proportion of units that are set aside for low-income households and the tax credit rate (which varies based on interest rates, the type of development and financing sources). Credits are generally delivered over a period of ten years.

        In a LIHTC fund, investors acquire direct limited partner interests in an upper-tier investment partnership, which in turn invests as a limited partner in one or more lower-tier LIHTC partnerships that own and operate multifamily properties. Investors in our LIHTC funds are most often corporations seeking to benefit from low-income housing tax credits and tax losses that are generated by a lower-tier partnership's multifamily properties.

        Our LIHTC operations have involved acquiring or making arrangements to acquire interests in lower-tier partnerships that are developing multifamily properties that are expected to generate low-income housing tax credits; organizing an upper-tier partnership to hold the investments in the lower-tier partnerships; making arrangements for the upper-tier partnership to purchase interests in the lower-tier partnerships; syndicating interests in the upper-tier partnerships to third-party investors; and providing ongoing asset management services during the term of the fund. As a fund sponsor, we receive syndication fees for organizing the fund, coordinating the capital raising and arranging the fund's investments in lower-tier partnerships. In some cases, we have provided investment yield guarantees to fund investors, for which we are paid additional fees. We also receive asset management fees associated with the ongoing administration of a fund. As of December 31, 2007, we managed LIHTC funds with total invested equity of over $2.6 billion, of which $1.9 billion was invested in LIHTC funds for which we have provided yield guarantees. The LIHTC funds that we manage have invested in approximately 795 lower-tier partnerships. As of December 31, 2007 we held $157.1 million of investments in projects that have not yet been syndicated.

        Our LIHTC operations have experienced difficulties in recent years that have negatively impacted the performance of our North American Affordable Housing segment and adversely affected our overall results. See "Management's Discussion and Analysis of Financial Condition and Results of

Operations—Understanding Our Financial Results—Impact of LIHTC Operations." In response to these developments, since September 30, 2005, we have made significant changes to our business plan for our LIHTC operations that are designed to reduce adverse impacts that our LIHTC operations may have on our future results of operations while enabling us to continue to fulfill our obligations to the funds for which we serve as the general partner. These changes have included:

  •
  appointing a new head of our LIHTC operations and making significant personnel changes in our LIHTC operations, including in our LIHTC asset management, investor reporting, accounting and legal staff;

  •
  ceasing new acquisitions of interests in lower-tier partnerships;

  •
  substantially reducing our inventories of interests in lower-tier partnerships;

  •
  terminating operations relating to the development of multifamily properties for LIHTC funds;

  •
  implementing a more detailed and comprehensive property risk rating process;

  •
  terminating our financial support of properties held by lower-tier partnerships in our guaranteed LIHTC funds where we have determined that continued support of the properties is not cost-effective; and

  •
  transferring general partnership interests and management responsibilities relating to certain non-guaranteed LIHTC funds to the fund investor or a third party.

        Our primary focus with respect to our LIHTC operations is now on managing our existing funds and syndicating inventories of interests in lower-tier partnerships. Other than in connection with syndicating existing LIHTC inventories, we do not expect to sponsor additional LIHTC funds in the future. In the fourth quarter 2007, we transferred the managing member and LIHTC partnerships and related management obligations for four non-guaranteed LIHTC funds to investors in those funds. In December 2007 and January 2008, we transferred LIHTC partnerships and related management obligations for an additional thirteen non-guaranteed LIHTC funds to a third party. We will continue to consider opportunities to transfer our management obligations or reduce our liabilities under existing guaranteed LIHTC funds by transferring our yield guarantee obligations to third parties, by transferring our general partner interests in the funds that we have sponsored or otherwise.

Lending Platform

        Prior to its disposition in February 2007, our North American Affordable Housing segment operated a single lending platform that offered borrowers alternative forms of debt financing, including taxable and tax-exempt bond financing and loans, to finance the acquisition, construction, rehabilitation or refinancing of qualifying affordable housing projects.

        On February 7, 2007, we sold the majority of the assets of our affordable housing debt financing operations to affiliates of Citigroup Inc. The assets sold included most of our affordable housing bond portfolio, residual interests in securitizations related to affordable housing bonds, the common stock of certain subsidiaries engaged in the business, including Capmark Municipal Mortgage Inc., certain mortgage servicing rights related to our affordable housing debt financing business, remarketing agreements, office leases and tangible property and equipment. In connection with the sale, we retained approximately $300 million in bonds issued by our North American Affordable Housing segment. Except for activities relating to the retained bonds and certain services we are providing on a transitional basis, we have ceased the affordable housing debt financing and securitization activities previously conducted by this segment. Approximately 60 Capmark employees involved in the business joined affiliates of Citigroup Inc. in connection with the transaction.

        The total purchase price for the assets sold was approximately $500 million in cash plus the buyers' assumption of financing obligations associated with the business. In connection with the sale we agreed not to engage for two years following the closing in the affordable housing debt financing business, subject to certain exceptions. In addition, our seller/servicer agreement with Fannie Mae was revised so that we may not originate affordable housing debt under our DUS™ seller/servicer agreement without Fannie Mae's approval.

        In connection with the transaction, we entered into a sub-servicing agreement under which we continue to service the mortgage loans and bond transactions in the portfolio sold to the buyer.

Other Business Activities

        Our business segments do not include certain business operations that are not material to our company as a whole. The business operations that have been excluded from our segment reporting include commercial real estate finance activities that we conducted in Mexico, which included investing in Mexican real estate related investments. In December 2007, we sold all of the stock of our two Mexican subsidiaries that comprised our Mexican asset management and servicing business to a newly-formed company owned by our former Mexico operations management team. We have engaged this newly-formed company to manage our Mexican assets.

Competition

        We compete across a variety of business lines within the real estate finance sector, including lending and mortgage banking, investments and funds management and servicing. In carrying out our lending and mortgage banking business, we compete primarily with mortgage companies and other financial services companies specializing in commercial real estate, including Holliday Fenoglio Fowler, L.P., CBRE/Melody, NorthMarq Capital and Wells Fargo, as well as with commercial banks, investment banks, insurance companies and other financial services firms. In carrying out our investments and funds management business, we compete primarily with REITs and other investment advisers and sponsors of investment funds, including NorthStar Realty Finance, Newcastle Investment Corp., Rockpoint, iStar Financial, and Anthracite Capital, Inc., in our levered finance investment activities, and CB Richard Ellis Investors, LLC and AEW Capital Management in our real estate equity investment activities. In carrying out our servicing business, we compete primarily with other mortgage servicing companies, including Wachovia Bank, Midland Loan Services, Inc., Wells Fargo, KeyBank Real Estate Capital, Bank of America, Hatfield Philips International, LNR partners, Inc., CWCapital LLC and Centerline Servicing Inc.

        We compete in each of our business lines based on pricing, terms, structure and service. Our competitors seek to compete aggressively on the basis of these factors and we could lose market share to the extent we are unwilling to match our competitors' pricing, terms and structure due to our desire to maintain interest margins, credit standards, the economic capital analysis we apply to our business or any combination of the foregoing. To the extent that we match competitors' pricing, terms or structure, we might experience decreased profit margins and increased risks of loss. Some of our competitors are large companies that have substantial capital and technological and marketing resources, and some of these competitors are larger than us and may have access to capital at a lower cost than we do.

Regulation

        Our core business lines are subject to regulation and supervision in a number of jurisdictions. The level of regulation and supervision to which we are subject varies from jurisdiction to jurisdiction and is based on the type of business activities involved. The regulatory and legal requirements that apply to our activities are subject to change from time to time and may become more restrictive, making our compliance with applicable requirements more difficult or expensive or otherwise restricting our ability to conduct our businesses in the manner that they are now conducted. Changes in applicable regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition and results of operations.

United States

Federal and State Regulation of Commercial Lending Activities

        Our commercial real estate lending and mortgage banking and servicing businesses are subject, in certain instances, to supervision and regulation by federal and state governmental authorities in the United States and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things, regulate lending activities, regulate conduct with borrowers, establish maximum interest rates, finance charges and other charges and require disclosures to borrowers. Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies and require licensing of lenders and adequate disclosure of certain contract terms. We are also required to comply with certain provisions of the following laws and regulations that are applicable to commercial loans: the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Gramm-Leach-Bliley Act, the Flood Disaster Protection Act, the USA PATRIOT Act, regulations promulgated by the Office of Foreign Asset Control, the Employee Retirement Income Security Act of 1974, as amended, which we refer to as "ERISA," and federal and state securities laws and regulations.

Requirements of GSEs and Federal Agencies

        To maintain our status as approved seller/servicer for Fannie Mae and Freddie Mac and as an FHA-approved mortgagee and issuer of Ginnie Mae securities, we are required to meet and maintain entity-level eligibility criteria from time to time established by each GSE and agency, such as minimum net worth and capital requirements and compliance with reporting requirements. For our loans to remain eligible for sale to Fannie Mae or Freddie Mac or to qualify for FHA insurance or for us to remain an approved Ginnie Mae issuer, we are required to originate our loans and perform our loan servicing functions in accordance with the applicable program requirements and guidelines from time to time established by the respective GSE or agency. If we fail to comply with the requirements of any of these programs, the relevant GSE or agency may terminate or withdraw our approval. In addition, Fannie Mae and Freddie Mac have the authority under their guidelines to terminate a lender's authority to sell loans to it and service their loans. The loss of one or more of these approvals would have a material adverse impact on our operations and could result in further disqualification with other counterparties. In addition, to the extent we are exempt from licensing because of our status as an approved Fannie Mae or Freddie Mac lender or approved FHA mortgagee, we may be required to obtain additional state lender or mortgage banker licensing to originate loans if that status is revoked.

Banking Regulation

        Our subsidiaries include Capmark Bank and Escrow Bank, which are industrial banks that are chartered by the State of Utah. Each bank has deposits that are eligible for insurance by the FDIC in accordance with FDIC rules and each bank is subject to comprehensive regulation and periodic examination by the Utah Department of Financial Institutions and the FDIC. Regulatory restrictions require that our U.S. banking subsidiaries comply with capital rules of the FDIC, commonly known as the "prompt corrective action" rules, which set forth a five-tier scheme for measuring the capital adequacy of a bank, with the highest tier designated as "well-capitalized." The prompt corrective action rules restrict the ability of banks that fail to maintain well-capitalized status to accept brokered deposits.

        The following table summarizes the banks' regulatory capital ratios as of December 31, 2007 and 2006.

		December 31,
	Minimum Percentage of Capital to be Well- Capitalized	2007		2006
Ratio		Capmark Bank	Escrow Bank USA	Capmark Bank	Escrow Bank USA
Tier 1 capital/average total assets	5.0%	11.6%	61.9%	14.8%	61.3%
Tier 1 capital/risk weighted assets	6.0	12.4	387.5	12.8	358.8
Total capital/risk weighted assets	10.0	14.8	387.5	16.9	358.8

        In addition, in connection with the Sponsor Transactions, we entered into a capital maintenance agreement with the FDIC that would require us to contribute cash or other assets acceptable to the FDIC to each of our relevant U.S. banking subsidiaries if it falls below "well capitalized" status or its Tier 1 leverage ratio falls below 8%.

        Capmark Bank and Escrow Bank are also subject to certain restrictions imposed by federal law on their extensions of credit to, and certain other transactions with, our company and other affiliates and on investments in stock or securities of our company and those affiliates. These restrictions prevent us and our affiliates from borrowing from Capmark Bank or Escrow Bank unless the loans are secured in specified amounts.

        As FDIC-insured depository institutions, our U.S. bank subsidiaries may be held liable for any loss incurred or expected to be incurred by the FDIC in connection with another FDIC-insured institution under common control with the institution in "default" or "in danger of default." This liability is commonly referred to as "cross-guarantee" liability. A "default" is generally defined as the appointment of a conservator or receiver and "in danger of default" is defined as certain conditions indicating that a default is likely to occur absent regulatory assistance. An FDIC cross-guarantee claim against a depository institution is generally senior in right of payment to claims of the holding company and its affiliates against the depository institution.

        If the FDIC is appointed the conservator or receiver of an insured depository institution, upon its insolvency or in certain other events, the FDIC has the power: (1) to transfer any of the depository institution's assets and liabilities to a new obligor without the approval of the depository institution's creditors; (2) to enforce the terms of the depository institution's contracts pursuant to their terms; or (3) to repudiate or disaffirm any contract or lease to which the depository institution is a party, the performance of which is determined by the FDIC to be burdensome and the disaffirmance or repudiation of which is determined by the FDIC to promote the orderly administration of the depository institution.

        Capmark Bank and Escrow Bank are also subject to regulation under the Bank Secrecy Act, the USA PATRIOT Act and Regulation O of the Federal Reserve. Neither bank, however, is considered a "bank" for the purposes of the Bank Holding Company Act of 1956, as amended.

        In May 2007, the U.S. House of Representatives passed a bill that would subject companies, such as us, that own industrial banks, referred to as "industrial bank holding companies" to regulation by the FDIC. The U.S. Senate Banking Committee has recently considered a similar bill. In addition, the Utah Department of Financial Institutions has notified all industrial banks chartered in Utah that it has implemented a holding company supervision program intended to assess the degree to which the holding company serves as a source of financial and managerial strength to the Utah bank. See "Risk Factors—Our business may be adversely affected by the regulated environment in which we operate and by governmental policies."

Regulation as a Broker-Dealer

        We conduct capital markets activities in the United States through Capmark Securities Inc., which is registered as a broker-dealer with the SEC under the Exchange Act and with state securities commissions in the United States under state securities laws. Capmark Securities Inc. is also a member of FINRA and, accordingly, is subject to its rules and regulations. A registered broker-dealer is subject to laws and regulations covering all aspects of the securities business, including sales and trading practices, public offerings, use of customers' funds and securities, capital structure, record-keeping and retention and the conduct of its directors, officers, employees and other associated persons. A broker-dealer is also regulated by securities administrators in those states where it does business. Violations of the laws and regulations governing a broker-dealer's actions could result in censures, fines, the issuance of cease-and-desist orders, revocation of licenses or registrations, the suspension or expulsion from the securities industry of the broker-dealer or its officers or employees or other similar consequences by both federal and state securities administrators. Imposition of any of these sanctions on us could impair our ability to distribute our real estate securities in the United States and to promote a secondary market in those securities.

Regulation as an Investment Adviser

        We conduct our investments and funds management business in the United States through Capmark Investments LP, which is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940. A registered investment adviser is subject to federal and state laws and regulations primarily intended to benefit the investor or client of the adviser. These laws and regulations include requirements relating to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, record keeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an investment adviser and its advisory clients and general anti-fraud prohibitions. In addition, these laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict us from conducting our advisory activities in the event we fail to comply with those laws and regulations. Sanctions that may be imposed for a failure to comply with applicable legal requirements include the suspension of individual employees, limitations on our engaging in various advisory activities for specified periods of time, the revocation of registrations, other censures and fines.

Japan

        We conduct the majority of our operations in Asia principally through our offices in Japan. Our business in Japan is subject to extensive laws, rules and regulations and judicial and administrative decisions that impose requirements and restrictions on our activities. We are in the process of obtaining an investment management registration for one of our Japanese subsidiaries to comply with the requirements of the FIEL, which came into effect on September 30, 2007. FIEL expands the scope of regulated products and services and requires registration for, among other activities, investment advisory and investment management services. These laws, rules and regulations include money laundering laws, laws concerning the regulation of receiving capital subscriptions, deposits and interest on deposits, laws restricting interest rates that may be charged on borrowings, laws protecting personal information, laws concerning building lots and buildings, securities laws, laws relating to business trusts, laws regulating real estate syndication businesses, laws governing the servicing of loans and various rules and regulations issued thereunder. Among other things, these laws, rules and regulations impose licensing obligations and financial requirements on us, limit the interest rates, finance charges and other fees that we may charge or pay, regulate the use of credit reports and the reporting of credit information, prohibit discrimination, mandate disclosures and notices to consumers, mandate the collection and reporting of statistical data regarding our customers, regulate our marketing techniques and practices, require us to safeguard non-public information about our customers and regulate our servicing practices, including the assessment, collection, foreclosure, claims handling and investment and interest payments on escrow accounts.

Ireland and the European Union

        We originate and fund substantially all of our commercial real estate loans in Europe through our subsidiary Capmark Bank Europe. Capmark Bank Europe is licensed and regulated by the Irish Financial Regulator in Ireland as an Irish bank and is permitted to conduct banking activities in most European jurisdictions under European Union "passporting" rules. These rules permit financial institutions that are regulated in one member state to conduct banking activities in another member state without obtaining a local license provided that certain notification procedures are followed. We have provided authorities in fourteen countries in Europe with appropriate passporting notifications and are permitted to engage in lending activities in those countries under our Irish banking license. We are also permitted to carry out lending activities in the United Kingdom.

        As an Irish bank, Capmark Bank Europe is required to comply with various laws, rules and regulations in Ireland, including administrative notices implementing European Union Directives relating to business activities carried out by credit institutions and supplementary requirements and standards that are from time to time established by financial regulators. These requirements, among other things, require us to ensure that Capmark Bank Europe maintains certain capital adequacy and liquidity ratios and to file regulatory returns with the Irish Financial Regulator evidencing compliance with those ratios on a monthly, quarterly, semi-annual and annual basis. We are also required to ensure that Capmark Bank Europe complies with the Irish Financial Regulator's interpretation of the Basel II accord, which sets forth the recommendations of the Basel Committee on Banking Supervision for establishing international standards for measuring the capital adequacy of banks. The Basel II accord addresses, among other things, the manner in which capital adequacy requirements should be measured, enforced and disclosed.

        The following table summarizes Capmark Bank Europe's regulatory capital ratios as of December 31, 2007 and 2006.

		December 31,
Ratio
	Ratio Threshold	2007	2006
Capital Adequacy	15% Minimum(1)	63.5%	53.3%
Liquidity	25% Minimum/100% Minimum in 2007(2)	113.0	28.8
Large Exposure Limit	25% Maximum(3)	12.8	21.9

Notes:

(1)
Capmark Bank Europe is required to maintain capital at a minimum of 15% of its risk weighted assets (as defined by the Irish Financial Regulator).

(2)
Capmark Bank Europe was required to hold a minimum of 25% of its debt (as defined by the Irish Financial Regulator) on its balance sheet in liquid instruments for periods prior to December 31, 2006. The Irish Financial Regulator has subsequently revised the liquidity ratio calculation. As of December 31, 2007, the new requirement is to ensure that there are sufficient cash inflows to meet 100% of cash outflows within an eight day period.

(3)
Capmark Bank Europe cannot lend more than 25% of its capital to any one counterparty.

        In connection with the Sponsor Transactions, on March 23, 2006, we provided the Irish Financial Regulator with a letter of comfort with respect to Capmark Bank Europe replacing the letter of comfort provided by GMAC. Our comfort letter advised the Irish Financial Regulator that it is our policy to ensure, and that we will ensure, the ability of Capmark Bank Europe to meet all of its liabilities as they become due for so long as we continue to be the majority equity holder of Capmark Bank Europe.

Facilities

        Our principal headquarters are located in San Mateo, California. As of December 31, 2007, we maintained 57 offices. Below we have described our executive office and those offices with more than 20,000 square feet of rentable space being used by our employees as of January 1, 2008.

Location	Principal Activities	Area	Lease Expiration
		(approximate sq. ft.)
San Mateo, California	Executive Office	8,400	February 29, 2012
Horsham, Pennsylvania (Four Buildings)	North American Lending and Mortgage Banking; North American Investments and Funds Management North American Servicing; Corporate and Other	159,600	Owned
Granville, Ohio	North American Affordable Housing	95,300	September 1, 2012
Atlanta, Georgia	North American Lending and Mortgage Banking; North American Investments and Funds Management; North American Servicing	47,200	December 31, 2014
Denver, Colorado	North American Lending and Mortgage Banking; North American Affordable Housing; Corporate and Other	29,600	June 30, 2012
Chicago, Illinois	North American Lending and Mortgage Banking; Corporate and Other	25,800	December 31, 2017
Tokyo, Japan	Asian Operations; Corporate and Other	39,100	February 28, 2010
New York, New York	North American Lending and Mortgage Banking; North American Investments and Funds Management	37,400	July 31, 2011
San Francisco, California	North American Lending and Mortgage Banking; North American Servicing; North American Affordable Housing	26,600	May 31, 2013
Mullingar, Ireland	European Operations	23,800	February 4, 2018

        In addition to the properties described above, as of December 31, 2007 we lease space for our branch offices throughout the United States and for our operations in Canada, Germany, Japan, Taiwan, China, India, the Philippines, Ireland and the United Kingdom. We believe that our facilities are adequate for us to conduct our present business activities.

        Except for our offices in Horsham, Pennsylvania, all of our office space is leased. The most significant terms of the lease arrangements for our office space are the length of the lease and the amount of the rent. Our leases have terms varying in duration and rent as a result of differences in prevailing market conditions in different geographic locations. We do not believe that any single office lease is material to our business, results of operations or financial condition. In addition, we believe there is adequate alternative office space available at acceptable rental rates to meet our needs, although adverse movements in rental rates in some markets may negatively affect our results of operations when we enter into new leases.

Intellectual Property

        We hold various service marks, trademarks and trade names including the "Capmark" name and we have developed proprietary technology to service our customers. In connection with the sale of all of the stock of EnableUs, Inc. in April 2007, we entered into an agreement under which EnableUs, Inc. will provide us hosted information technology services for our servicing operations. The agreement has an initial term of three years with a right to renew for up to two additional years. Under the agreement, we also received an irrevocable, perpetual, royalty-free license to use, modify and support the current EnableUs servicing software for internal purposes. The EnableUs software is an important component of the information technology platform for our servicing operations. We also license other software products to support our businesses. Other than the servicing software that we license from EnableUs, Inc. and the "Capmark" service mark, we believe that our other intellectual property rights could be replaced with commercially available alternatives in the event of the termination, expiration or loss of such rights. However, any such loss could result in higher costs related to purchasing, licensing or deploying replacement intellectual property rights.

Employees

        As of December 31, 2007, we had over 2,000 employees worldwide. None of our employees is represented by a union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Legal Proceedings

        We may be subject to potential liability under various legal actions that are pending or that may be asserted against us in our ordinary course of business. Our management believes that any liability that could be imposed on us in connection with the disposition of any pending lawsuits would not have a material effect on our business, results of operations, financial condition or cash flow.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information concerning our executive officers and directors as of December 31, 2007.

Name	Age	Position
William F. Aldinger III	60	President, Chief Executive Officer and Director
Brian R. DiDonato	41	Executive Vice President, Investments and Funds Management
Morgan G. Earnest, II	51	Executive Vice President, North American Lending and Mortgage Banking and European Operations
Thomas L. Fairfield	49	Executive Vice President, Secretary and General Counsel
Barry S. Gersten	44	Executive Vice President, North American Lending and Mortgage Banking and European Operations
Paul W. Kopsky, Jr.	43	Executive Vice President, Enterprise Controller
D. Steven Lin	39	Executive Vice President, Asian Operations
Michael I. Lipson	57	Executive Vice President, Servicing
Gregory J. McManus	44	Chief Financial Officer and Executive Vice President, Capital Markets & Affordable Housing
Linda A. Pickles	37	Executive Vice President and Chief Administrative Officer
Dennis D. Dammerman	62	Chairman
Steven P. Baum	55	Director
Peter F. Bechen	60	Director
Saturnino S. Fanlo	47	Director
Eric A. Feldstein	48	Director
Edward A. Fox	71	Director
John F. Grundhofer	68	Director
Robert Glenn Hubbard	49	Director
Stuart A. Katz	38	Director
Thomas A. Kendall	52	Director
Konrad R. Kruger	55	Director
Daniel M. Neidich	57	Director
Scott C. Nuttall	35	Director
Tagar C. Olson	30	Director
David C. Walker	47	Director

        The present principal occupations and recent employment history of each of the executive officers and directors listed above are as follows:

        William F. Aldinger III has served as our President and Chief Executive Officer and as a director of our company since June 2006 and was appointed Chairman of our board in March 2008. On April 29, 2005, he retired from HSBC North America Holdings Inc., a consumer finance company, where he had served as Chairman and Chief Executive Officer since January 2004. Mr. Aldinger served as Chairman and Chief Executive Officer of HSBC Finance Corporation, formerly known as Household International, Inc., a consumer finance company, from May 1996 to January 2004. Mr. Aldinger served as President and Chief Executive Officer of Household International, Inc. from September 1994 to May 1996. Prior to joining Household International, Mr. Aldinger served in various positions at Wells Fargo Bank, including Vice-Chairman. Mr. Aldinger is currently a director of AT&T, Inc., The Charles Schwab Co., KKR Financial Corp. and Illinois Tool Works Inc. Mr. Aldinger is currently Chairman of our Management Executive Committee.

        Brian R. DiDonato has served as Executive Vice President, Investments and Funds Management since November 2005. In his current position, Mr. DiDonato serves as the President and Chief Investment Officer of Capmark Investments LP, our registered investment adviser. Prior to assuming his current position, Mr. DiDonato served as Executive Vice President, Levered Finance. Prior to joining our company in January 2002, Mr. DiDonato was an Executive Director in Morgan Stanley's Securitized Products Group and a Vice President in UBS's fixed income syndicate desk. Mr. DiDonato is currently a member of our Management Executive Committee and our Investment Committee.

        Morgan G. Earnest, II has served as Executive Vice President, Lending and Mortgage Banking and European Operations since November 2005. In his current position, Mr. Earnest is responsible for the co-management of our lending and origination operations in North America and Europe. Prior to assuming his current position, Mr. Earnest served as the head of our specialty lending group from February 2003 to October 2005. Mr. Earnest served as head of our hospitality lending group from September 2000 to January 2003. Mr. Earnest is currently serving on the Board of Trustees of Entertainment Properties Trust. Mr. Earnest is currently a member of our Management Executive Committee and our Investment Committee.

        Thomas L. Fairfield has served as Executive Vice President, Secretary and General Counsel since March 2006, when he joined our company. Prior to joining our company, Mr. Fairfield was a partner at the law firm of Reed Smith LLP from September 2005 to March 2006 and prior to that at Paul, Hastings, Janofsky & Walker LLP from February 2000 to August 2005 and LeBoeuf, Lamb, Greene & MacRae, LLP, from January 1991 to February 2000, where his practice focused primarily on general corporate and securities law, mergers and acquisitions, corporate finance and financial services. He is a member of the Connecticut Bar Association, the District of Columbia Bar Association, the Pennsylvania Bar Association, the New York State Bar Association, the American Bar Association and the National Association of Stock Plan Professionals. Mr. Fairfield is currently a member of our Management Executive Committee, our Investment Committee and Asset/Liability Management Committee.

        Barry S. Gersten has served as Executive Vice President, Lending and Mortgage Banking and European Operations since November 2005. In his current position, Mr. Gersten is responsible for the co-management of our lending and origination operations in North America and Europe. Prior to assuming his current position, Mr. Gersten was responsible for the co-management of our principal finance group and our Canadian lending operations. Prior to joining our company in 1996, Mr. Gersten was a Vice President at Lehman Brothers, Inc. where he was a member of the firm's real estate and mortgage industries group. Mr. Gersten is currently a member of our Management Executive Committee and our Investment Committee.

        Paul W. Kopsky, Jr. has served as Executive Vice President and Enterprise Controller since May 2007, when he joined our company. Mr. Kopsky is responsible for our company's accounting and technology operations. Prior to joining our company, Mr. Kopsky has served in various senior finance leadership positions with financial institutions including, Reinsurance Group of America, Nationwide, MetLife Inc. and Conning/Swiss Re. Mr. Kopsky began his career in public accounting with KPMG in 1986 and earned his CPA. Mr. Kopsky is currently a member of our Asset/Liability Management Committee.

        D. Steven Lin has served as Executive Vice President, Asian Operations since November 2002. Mr. Lin is responsible for managing our investment, lending and servicing activities in Asia. Mr. Lin was a member of the board of directors of Global Alliance Realty Co., Ltd., the asset manager for Global One Realty, a Japanese REIT from June 2004 to June 2007. Prior to joining our company in 2002, Mr. Lin served as an Executive Director at Goldman Sachs in the firm's merchant banking division, focusing on real estate, distressed debt and private equity investment opportunities in Asia. Mr. Lin is currently a member of our Management Executive Committee and our Investment Committee.

        Michael I. Lipson has served as Executive Vice President, Servicing since August 2000. In his current position, Mr. Lipson is responsible for the global management of our primary, master and special servicing operations. Prior to assuming his current position, Mr. Lipson held several positions with our company including Senior Vice President and Position Manager for the Hospitality Industry Division and Asset-Backed Lending Division as well as the Southeastern Regional Manager in the Mortgage Banking unit. Mr. Lipson joined our company in 1996, when we acquired Lexington Mortgage Company, a company that he founded in 1991 and that grew to become one of the thirty largest mortgage companies in the United States based on total loans serviced as compiled by the Mortgage Banker's Association. Mr. Lipson is a Certified Mortgage Banker. He is currently a member of our Management Executive Committee.

        Gregory J. McManus has served as Executive Vice President, Capital Markets since January 2004 and assumed responsibility for our Affordable Housing operations in September 2006. In addition, in October 2007 Mr. McManus was appointed as our Chief Financial Officer. In his current position, Mr. McManus is responsible for accounting, treasury, credit and market risk management and managing the Affordable Housing group. Mr. McManus also serves as Chairman of Capmark Bank. Mr. McManus joined our company in 1999 and served as senior vice president and managing director of the Mortgage Loan Sale and Trading Group. Prior to joining our company, Mr. McManus was a vice president, team leader and commercial real estate lender at PNC Bank, N.A. Mr. McManus is currently a member of our Management Executive Committee, our Investment Committee and Chairman of our Asset/Liability Management Committee.

        Linda A. Pickles has served as Executive Vice President and Chief Administrative Officer, since March 2007. In her current position, Ms. Pickles is responsible for our human resources, communications, facilities and community initiatives activities worldwide. Prior to assuming her current position, Ms. Pickles was appointed Executive Vice President, Human Resources in July 2003, with responsibilities for certain other administrative functions and before then served as Senior Vice President, Human Resources. Ms. Pickles is a former director of Montgomery County Community College. Ms. Pickles is currently a member of our Management Executive Committee.

        Dennis D. Dammerman has served as a director of our company since March 2006. Mr. Dammerman was Chairman of our board from March 2006 until March 2008, when he was appointed Lead Independent Director. On December 31, 2005, Mr. Dammerman retired as the Vice Chairman and Executive Officer of the General Electric Company and the Chairman of General Electric Capital Services, Inc., positions he had held since 1998. Mr. Dammerman joined the General Electric Company after graduating from the University of Dubuque in 1967. He had financial assignments in several of that company's businesses before being named Vice President and Controller of GE Capital Corporation, formerly known as General Electric Credit Corporation, in 1979. In 1981, he became Vice President and General Manager of GE Capital's Commercial Financial Services Department and, later that year, of GE Capital's Real Estate Financial Services Division. He was appointed Senior Vice President for Finance of General Electric Company in 1984 and became a director of the company in 1994. He is currently a director of BlackRock Inc. and Discover Financial Services LLC.

        Steven P. Baum has served as a director of our company since March 2006. Mr. Baum is a founding member of Five Mile Capital Partners, where he has been employed since 2003. Prior to founding Five Mile Capital Partners, Mr. Baum was an Executive Vice President with Paine Webber Inc. in New York City for approximately six years.

        Peter F. Bechen has served as a director of our company since March 2006. Mr. Bechen is the President and Chief Executive Officer of Pacific Realty Associates, L.P., formerly known as Pacific Realty Trust, positions that he has held since 1979. Prior to joining Pacific Realty Trust in 1979, Mr. Bechen was employed by Bancorp Management Advisors, Inc. where he served as President from

1975 to 1979. Mr. Bechen is currently a director of ESCO Corporation and a member of the Industrial and Office Park Development Council of the Urban Land Institute.

        Saturnino S. Fanlo has served as a director of our company since March 2006. Mr. Fanlo is the Chief Executive Officer of KKR Financial Advisors LLC, the manager of KKR Financial Holdings LLC, a position he has held since KKR Financial Holdings LLC's predecessor, KKR Financial Corp. was founded in 2004. Prior to joining KKR Financial Advisors LLC, Mr. Fanlo held various positions with Wells Fargo & Company, which he joined in 1995. These positions included serving as Executive Vice President and Treasurer of Wells Fargo & Company from 2000 to 2004, during which time he founded the bank's high yield and structured products investments groups. Mr. Fanlo also founded Sutter Advisors LLC, a registered investment adviser formed in 2001 and a wholly-owned subsidiary of Wells Fargo, where he served as President from August 2001 to June 2004. Mr. Fanlo is currently a director of KKR Financial Holdings LLC.

        Eric A. Feldstein has served as a director of our company since March 2006. He was named Chief Executive Officer of GMAC in December 2006 and is responsible for overseeing its worldwide auto finance, insurance, real estate finance and commercial finance operations. Mr. Feldstein had been General Motors Group Vice President and served as the Chairman of GMAC since November 2002. Mr. Feldstein has held various positions with General Motors Corporation and its affiliates since 1981, including positions as Vice President, Finance and Treasurer of General Motors Corporation and Chief Financial Officer of GMAC. He is currently a director of a number of companies within GMAC.

        Edward A. Fox has served as a director of our company since March 2006. Mr. Fox served as Chairman of SLM Corporation from August 1997 until May 2005. Since 1990, Mr. Fox has served as a director of Delphi Financial Group. From 1992 until March 2007, Mr. Fox served as a director of Greenwich Capital Holdings, a subsidiary of The Royal Bank of Scotland plc. From May 1990 until September 1994, Mr. Fox was the Dean of the Amos Tuck School of Business Administration at Dartmouth College and from April 1973 until May 1990, he was President and Chief Executive Officer of the Student Loan Marketing Association.

        John F. Grundhofer has served as a director of our company since April 2006. Mr. Grundhofer has served as Chairman Emeritus of U.S. Bancorp since January 2003. Mr. Grundhofer served as Chairman of U.S. Bancorp from the merger of U.S. Bancorp and Firstar Corporation in February 2001 until December 2002. Prior to the merger of U.S. Bancorp and Firstar Corporation, Mr. Grundhofer served as the Chairman, President and Chief Executive Officer of U.S. Bancorp. Mr. Grundhofer also serves as a director of The Donaldson Company, Inc., Securian Financial Group, Inc. and BJ's Restaurants, Inc.

        Robert Glenn Hubbard has served as a director of our company since March 2006. He was named the Dean of Columbia University's Graduate School of Business in 2004. From 1994 until the present, Mr. Hubbard has been the Russell L. Carson Professor of Finance and Economics in Columbia University's Department of Economics and Graduate School of Business. From February 2001 until March 2003, he took a leave of absence from his teaching post to serve as Chairman of the United States Council of Economic Advisers. He was Deputy Assistant Secretary of the United States Treasury Department for Tax Policy from 1991 to 1993. Mr. Hubbard is a research associate at the National Bureau of Economic Research and a visiting scholar at the American Enterprise Institute in Washington, D.C. He is currently a director of ADP, Black Rock Closed End Funds, Information Services Group, Inc., Metlife, Inc., Duke Realty, KKR Financial Corp. and Ripplewood Holdings.

        Stuart A. Katz has served as a director of our company since October 2006. Mr. Katz is a Managing Director of Goldman, Sachs & Co. in the Principal Investment Area and responsible for the financial services investment activities in North America for the GS Capital Partners funds. Mr. Katz joined Goldman Sachs in 1996 and worked in the London office of the Principal Investment Area from 1997 to 1999. Mr. Katz is a member of the board of directors of Triad Financial Corporation and Validus

Holdings LTD. Mr. Katz received a B.A. from Dartmouth College and an M.B.A. from the Harvard Graduate School of Business.

        Thomas A. Kendall has served as a director of our company since March 2006. Mr. Kendall is a founding member of Five Mile Capital Partners, where he has been employed since 2003. Prior to founding Five Mile Capital Partners, Mr. Kendall served as Managing Director of Asset Management of Financial Security Assurance Inc. from November 1999 to February 2003. Mr. Kendall also served as a member of the board of directors of the First Litchfield Financial Corporation from April 1999 until March 2006. He is currently a member of the board of directors of Aviation Facilities Company.

        Konrad R. Kruger has served as a director of our company since March 2006. Mr. Kruger is a founding member of Five Mile Capital Partners, where he has been employed since 2003. Prior to founding Five Mile Capital Partners, Mr. Kruger served as the Chief Executive Officer of the Corporate Bank for NatWest Bank and as a member of the NatWest Bank Management Committee. He served as a Co-Chief Executive Officer of Greenwich NatWest, the predecessor of Greenwich Capital, for a period of more than twelve years.

        Daniel M. Neidich has served as a director of our company since March 2006. He is the Chairman and Co-Chief Executive Officer of Dune Capital Management, an investment firm he co-founded in October 2004. In December 2003, Mr. Neidich retired from his position as a Managing Director of Goldman, Sachs & Co., where he served as a member of the firm's management committee, co-head of the merchant banking division and Chairman of the investment committee of Whitehall Fund, a real estate investment fund. Mr. Neidich joined Goldman Sachs in 1978 in the real estate banking department. In 1984, Mr. Neidich became a partner of Goldman Sachs and in 1990 he became head of Goldman Sachs's real estate department. In 1991, Goldman Sachs, under Mr. Neidich's direction, raised the first Whitehall Fund to invest in real estate opportunities. Mr. Neidich is currently a Trustee of the Urban Land Institute, a member of the Board of Directors of General American Investors Company, Inc., a member of the Board of Directors and Secretary of the Real Estate Roundtable and serves on the International Advisory Board of the Real Estate Academic Initiative at Harvard University (where he was formerly Chairman) and the Columbia Business School's MBA Real Estate Program Advisory Board. Mr. Neidich also serves on the boards of Prep for Prep and the New York University Child Study Center.

        Scott C. Nuttall has served as a director of our company since March 2006. Mr. Nuttall has been a member of KKR's general partner since 2005, having been employed by that firm since 1996. While a member of KKR, Mr. Nuttall's primary responsibilities have been identifying potential acquisition opportunities for private equity funds sponsored by KKR, negotiating and implementing these acquisitions and providing monitoring and consulting advice to portfolio companies following acquisitions. Mr. Nuttall was an executive at The Blackstone Group from 1995 to November 1996. He is currently a director of Masonite International Corporation, KKR Financial Holdings LLC, First Data Corporation and Legg Mason, Inc.

        Tagar C. Olson has served as a director of our company since March 2006. Mr. Olson is currently an executive of KKR, where he has been employed since 2002. Prior to joining KKR, Mr. Olson was employed by Evercore Partners Inc., where he was involved in a number of private equity transactions and mergers and acquisitions. He is currently a director of Visant Corporation, KSL Holdings, First Data Corporation and Masonite International Corporation.

        David C. Walker has served as a director of our company since December 1999. Mr. Walker is a Group Vice President of GMAC and responsible for its global borrowings program. Mr. Walker previously served as the Chief Financial Officer of GMAC Mortgage Group LLC and held a number of positions with GMAC, including Director of Liability Management (1992 to 1999), Director of United States Funding and Securitizations (1992 to 1999), Manager of Bank Relations (1987 to 1990), Manager of Corporate Finance (1990 to 1992) and Senior Financial Analyst for Liability Management (1985 to 1987). He is currently a director of a number of companies within GMAC.

Board Composition

        Our board of directors consists of sixteen directors, each of whom holds office until the earlier of our next annual meeting of stockholders when a successor is elected and duly qualified and the director's death, resignation or removal from office. Under the Stockholders Agreement we entered into with our Sponsor stockholder and GMAC in connection with the Sponsor Transactions, our Sponsor stockholder has the right to designate a specified number of directors (constituting a majority of our board of directors) and GMAC has the right to designate two persons to serve on our board of directors. See "Certain Relationships and Related Person Transactions—Stockholders Agreement."

Board Committees

Audit Committee

        Our audit committee currently consists of Messrs. Fox, Grundhofer, Kendall, Olson and Walker. Mr. Fox serves as the Chairman of the committee. We believe that Messrs. Fox and Grundhofer meet the independence requirements of Rule 10A-3 of the Exchange Act and New York Stock Exchange listing standards.

        The Audit Committee is responsible for, among other things, assisting our board of directors with its oversight of (1) the integrity of our financial statements; (2) the qualifications and independence of our independent accountants; (3) the performance of our disclosure controls and procedures, our internal audit function and our independent accountants; (4) our accounting and financial reporting processes, audits of our financial statements and the adequacy of our internal accounting and financial control systems and reporting processes; and (5) our compliance with our ethics policies and certain legal and regulatory requirements.

Risk, Controls and Finance Committee

        We have established a Risk, Controls and Finance Committee that consists of Messrs. Baum, Dammerman, Aldinger, Grundhofer, Katz, Neidich, Nuttall and Walker. Messrs. Kruger and Olson serve as alternate members of the committee and may participate in lieu of any permanent member as and when the need arises. Mr. Baum serves as the Chairman of the committee. The Risk, Controls and Finance Committee is responsible for, among other things, recommending policies and actions to our board of directors with respect to (1) our capital structure; (2) our funding and investment strategies; (3) our dividend policy; and (4) our policies concerning risks and hedging activities, including the establishment and monitoring of lending approval limits and lending and investment characteristics that require board approval.

Executive Development and Compensation Committee

        We have established an Executive Development and Compensation Committee that consists of Messrs. Nuttall, Dammerman, Feldstein, Hubbard, Katz and Kruger. Mr. Nuttall serves as the Chairman of the committee. The Executive Development and Compensation Committee is responsible for, among other things, (1) reviewing and approving our corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of those goals and objectives and determining and approving our Chief Executive Officer's compensation; (2) making recommendations to our board of directors with respect to the cash and non-cash compensation of our other executive officers; and (3) acting on behalf of our board of directors in connection with satisfying obligations to stockholders and others concerning our compensation programs and executive compensation generally.

Nominating and Corporate Governance Committee

        We have established a Nominating and Corporate Governance Committee that consists of Messrs. Grundhofer, Bechen, Dammerman, Fanlo, Feldstein, Fox and Neidich. Mr. Grundhofer serves as the Chairman of the committee. The Nominating and Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors; (2) identifying and recommending to our board of directors individuals who are qualified to become directors or members of board committees in accordance with criteria approved by our board of directors; (3) receiving communications from stockholders that are directed to our board of directors; (4) developing and recommending to our board of directors corporate governance guidelines that are applicable to our company; and (5) overseeing evaluations of our full board of directors, individual directors and our board committees.

Executive Committee

        We have established an Executive Committee of our board of directors that consists of Messrs. Aldinger, Dammerman, Feldstein, Fox, Katz, Kruger and Nuttall. Messrs. Dammerman and Aldinger serve as Co-Chairmen of the committee. The primary purpose of the Executive Committee is to act, when necessary, in place of our full board of directors during periods in which our board is not in session. The committee is authorized and empowered to carry out the management and affairs of our business as if it was the full board of directors, except that it is not authorized or empowered to take actions that have been specifically delegated to other board committees or to take actions with respect to (1) the declaration of dividends; (2) the issuance of debt securities or the borrowing of money in excess of limits that have been approved by the full board of directors; (3) amendments to our bylaws; (4) the appointment or removal of directors; (5) a merger or consolidation of our company with or into another company; (6) a sale, lease or exchange of all or substantially all of our assets; (7) a dissolution of our company; (8) any action that must be submitted to a vote of our stockholders; or (9) any action that may not be delegated to a board committee under Nevada law.

Lead Independent Director

        On March 6, 2008, our board of directors established the position of Lead Independent Director and appointed Mr. Dammerman to serve in that position. The Lead Independent Director's responsibilities include: (1) advising the Chairman and Chief Executive Officer as to the information, agenda and meeting schedules for our board and board committee meetings, seeking to ensure that the independent directors can perform their duties responsibly; (2) advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the information submitted by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; (3) recommending to the Chairman the retention of advisors and consultants who report directly to our board; (4) assisting our board, our board's Nominating and Corporate Governance Committee and our officers in better ensuring compliance with and implementation of our board's corporate governance guidelines; (5) calling meetings of the independent directors; (6) developing the agendas for and serving as chairman of the executive sessions of our board's independent directors; (7) being available for consultation and direct communication at the request of major stockholders; and (8) performing such other duties as our board may from time to time delegate.

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are determined by our Executive Development and Compensation Committee as described above. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is a member of our Executive Development and Compensation Committee.

Director Compensation

Overview

        We use a combination of cash and stock-based compensation to attract and retain highly-qualified individuals to serve on our board. Our non-employee directors are paid an annual fee of $50,000 each for their board service, and non-employee directors who chair a board committee are paid a supplemental fee for each committee chaired. The supplemental fee is $50,000 per year in the case of the Audit Committee chairmanship ($25,000 per year in the year ended December 31, 2007) and $15,000 per year in the case of each of the other committee chairmanships. We have implemented a deferred compensation and stock award plan for our non-employee directors under which they may elect to defer receipt of any portion of their fees and to receive any portion of their fees in cash or in shares of our common stock. See "—Non-Employee Directors' Deferred Compensation and Stock Award Plan."

Non-Employee Director Compensation for 2007

        Only directors who are not our full-time employees receive additional compensation for services as directors. The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors, as of December 31, 2007, for services rendered to us during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)(2)	Option Awards(3) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dennis D. Dammerman	—	—	556,808	(4)	—	—	—	556,808
Steven P. Baum	65,000	—	—		—	—	—	65,000
Peter F. Bechen	50,000	—	—		—	—	—	50,000
Saturnino S. Fanlo	50,000	—	—		—	—	—	50,000
Eric A. Feldstein	50,000	—	—		—	—	—	50,000
Edward A. Fox	75,000	—	—		—	—	—	75,000
John F. Grundhofer	65,000	—	—		—	—	—	65,000
Robert Glenn Hubbard	50,000	—	—		—	—	—	50,000
Stuart A. Katz	50,000	—	—		—	—	—	50,000
Thomas A. Kendall	50,000	—	—		—	—	—	50,000
Konrad R. Kruger	50,000	—	—		—	—	—	50,000
Daniel M. Neidich	50,000	—	—		—	—	—	50,000
Scott C. Nuttall	65,000	—	—		—	—	—	65,000
Tagar C. Olson	50,000	—	—		—	—	—	50,000
David C. Walker	50,000	—	—		—	—	—	50,000

Notes:

(1)
Our non-employee directors may elect to receive fees in cash, deferred or hypothetical shares of our common stock or current shares of our common stock. Upon his election as Chairman, Mr. Dammerman elected to accept no fees for his service as one of our directors; however, options to purchase one million shares of our common stock were granted to Mr. Dammerman in connection with his retention as our Chairman in March 2006. If a non-employee director elects to receive hypothetical shares, they are held by our company in a separate account for the director. Each hypothetical share is valued to be equal to the fair value of a share of our common stock as determined by our board of directors. During the year ended December 31, 2007, our board of directors determined that the fair values of each share of our common stock during certain periods of the year were as follows:

January 1 to March 19	$5.00
March 20 to July 31	$5.39
August 1 to October 23	$7.98
October 24 to December 4	$7.43
December 5 to December 31	$6.56

        The hypothetical shares are paid out to each director upon his termination as a director or in the event of a change in control of our company; at that time, we may elect to pay to the director the fair market value of his hypothetical shares either in cash or current shares. The amounts shown in the table above reflect the aggregate dollar value of fees earned in fiscal year 2007 without regard to each individual director's election. The following table reflects the mix of 2007 fees each non-employee director elected to receive in cash, hypothetical shares and current shares. See "—Non-Employee Directors' Deferred Compensation and Stock Award Plan."

	Cash ($)	Number of Hypothetical Shares	Number of Current Shares	Total Cash and Shares ($)
Dennis D. Dammerman	—	—	—	—
Steven P. Baum	—	9,891	—	65,000
Peter F. Bechen	—	7,608	—	50,000
Saturnino S. Fanlo	12,510	3,804	1,939	50,000
Eric A. Feldstein	50,000	—	—	50,000
Edward A. Fox	—	11,412	—	75,000
John F. Grundhofer	—	9,891	—	65,000
Robert Glenn Hubbard	—	7,608	—	50,000
Stuart A. Katz	50,000	—	—	50,000
Thomas A. Kendall	—	7,608	—	50,000
Konrad R. Kruger	—	7,608	—	50,000
Daniel M. Neidich	50,000	—	—	50,000
Scott C. Nuttall	—	9,891	—	65,000
Tagar C. Olson	—	7,608	—	50,000
David C. Walker	50,000	—	—	50,000
(2)
We did not award any grants of our common stock to any of our non-employee directors in the year ended December 31, 2007. However, in 2006, each of our independent directors was given the opportunity to purchase shares of our common stock for $5.00 per share at the time of their appointment as directors. As of December 31, 2007, our independent directors had purchased and held the following numbers of shares of our common stock:

Number of Shares:
Dennis D. Dammerman	1,000,000
Edward A. Fox	600,000
John F. Grundhofer	150,000
Robert Glenn Hubbard	20,000
(3)
Dollar amounts in this column reflect the compensation expense recognized by our company in 2007 for financial statement reporting purposes with respect to outstanding stock options under SFAS No. 123(R), "Share-Based Payment," or "SFAS No. 123R." These values have been determined based on the assumptions set forth in Note 19 to our audited consolidated financial statements for the year ended December 31, 2007 included elsewhere in this prospectus.

(4)
Options to purchase one million shares of our common stock at an exercise price of $5.00 per share were granted to Mr. Dammerman in connection with his retention as our Chairman in March 2006. One third of Mr. Dammerman's options vest on each of the first three anniversaries of the grant date, September 1, 2006.

Reimbursement of Business Expenses

        Non-employee directors are also entitled to reimbursement for their travel, lodging and other out-of-pocket expenses relating to their board service.

Director and Officer Liability Insurance

        We obtain director and officer liability insurance to insure our directors and officers against certain losses they may incur as a result of performing their duties on our behalf as directors and officers.

Non-Employee Directors' Deferred Compensation and Stock Award Plan

        Our Non-Employee Directors' Deferred Compensation and Stock Award Plan, which we refer to as our "Directors' Deferred Award Plan," is designed for the benefit of individuals who are not employees of our company or our subsidiaries and who serve as members of our board. The Directors' Deferred Award Plan provides each participant with an opportunity to defer receipt of all or a portion of his earned amounts (including any annual retainer, which is generally payable in quarterly installments in cash or, upon the election of a participant, in hypothetical or actual shares of our common stock), or "Fees," for serving as a member of our board or any committee of our board. The Directors' Deferred Award Plan was adopted in 2006. The Executive Development and Compensation Committee of our board (or such other committee as our board may appoint) administers the Directors' Deferred Award Plan.

        Under the Directors' Deferred Award Plan, a participant may annually elect to irrevocably defer payment of all or a specified part of all Fees earned during the following year and in all succeeding years (until the participant ceases to be a non-employee director or elects to change such election). If a participant changes his election to defer Fees in order to receive Fees on a current basis, the Directors' Deferred Award Plan provides that he is not permitted to subsequently re-elect to defer payment of Fees for at least one calendar year.

        The Directors' Deferred Award Plan requires us to maintain separate accounts on our books and records for the Fees deferred by each participant. In such an account, we must credit a number of hypothetical shares of common stock equal to (x) the deferred Fees otherwise payable to the participant in the fiscal quarter as to which an election to receive share-related deferred compensation has been made, divided by (y) the fair market value of the shares of our common stock as determined by our board at the first meeting after the end of the applicable fiscal quarter. The Directors' Deferred Award Plan provides that we will also credit those accounts with respect to any dividends paid on the hypothetical shares of our common stock, as well as adjust the hypothetical shares of our common stock in the accounts as a result of any split-ups, recapitalizations, mergers, consolidations or other corporate events in connection with the authorized or issued share capital of our company. If our board does not determine the fair market value of our shares of common stock at the first meeting after the end of the fiscal quarter, all Fees otherwise intended to be deferred and reflected in a hypothetical share account shall instead be credited to a hypothetical cash account for the benefit of each participant. If our board makes a determination of the fair market value of our shares of common stock at any subsequent meeting, the amount of Fees credited to the participant's hypothetical cash account shall be converted into a number of hypothetical shares of common stock equal to (x) the amount of Fees in the hypothetical cash account, divided by (y) our board's fair market value determination.

        Under the Directors' Deferred Award Plan, the amount in a participant's hypothetical account will be distributed beginning upon the earlier to occur of (1) the first day of the calendar year following any removal or separation from our board and (2) the date that a participant designates in his written request as the date of distribution. The Directors' Deferred Award Plan provides that the total amount credited to a hypothetical share account will be paid in shares of our common stock (equal to the number of hypothetical shares of our common stock that have accumulated, as noted above), unless we elect to pay the amount in cash, in which case the cash payment will be equal to (x) the number of shares of our common stock credited to the account, multiplied by (y) the fair market value of the shares of our common stock on the cash payment date.

        The Directors' Deferred Award Plan also permits participants to annually elect to irrevocably receive current payment in our common stock of all or a specified part of all Fees earned during the following year and succeeding years (until the participant ceases to be a non-employee director or changes that election). The Directors' Deferred Award Plan further provides that if a participant elects to receive any of his Fees in shares of our common stock, then we will issue to the participant, or purchase in the open market on the behalf of the participant, our common stock equal to (x) the Fees otherwise payable to the participant in the applicable fiscal quarter as to which an election to receive shares of our common stock currently has been made, divided by (y) the fair market value of the shares of our common stock as determined by our board at the first meeting after the end of the applicable fiscal quarter. If our board does not determine the fair market value of our shares of common stock at the first meeting after the end of the fiscal quarter, all Fees otherwise intended to be paid in the form of common stock shall be paid in the form of cash within ten business days following that meeting.

        Our board may amend, suspend or terminate the Directors' Deferred Award Plan, in whole or in part, from time to time. However, no amendment, suspension, or termination will apply to the payment to any participant or beneficiary of a deceased participant of any amounts previously credited to such participant's accounts.

        In the event of a change in control of our company, all amounts contained in each participant's accounts under the Directors' Deferred Award Plan will be distributed (in a lump sum cash payment or in our common stock, as the participant must elect in writing) on the date of the change in control. If the participant elects to receive the payment in cash, the cash payment will be equal to (x) the number of shares of our common stock credited to the participant's account, multiplied by (y) the fair market value of the shares of our common stock on the date of the change in control.

Executive Compensation

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis describes our compensation philosophy, objectives and methodologies for achieving our objectives, including the determination of compensation for our executive officers, which group includes our named executive officers, in 2007. Although the general economic and market conditions, including conditions in the debt capital markets, challenged and resulted in certain adverse effects on our business in 2007, our overall compensation philosophy has remained substantially the same as it was in the previous year. See "—Executive Compensation—Summary Compensation Table" for a list of our named executive officers and additional information concerning their compensation for 2007 and 2006.

Overall Compensation Philosophy

        Our executive compensation program is designed to attract, retain and motivate top executive talent in each of our three lines of business while aligning the interests of such executives with the interests of our stockholders. To that end, compensation packages we provide include both cash and stock-based compensation that recognize and reward individual contributions as measured against our financial and operational goals. Our executive compensation packages are intended to reward achievement of both short- and long-term business goals. Our executive compensation packages include salary and annual bonuses, equity incentive compensation consisting of stock options and the right to purchase our common stock or, in certain cases, other specifically-tailored cash incentive programs.

Role of Executive Development and Compensation Committee

        The Executive Development and Compensation Committee is responsible for establishing and overseeing our executive compensation program. In connection with its duties, the Executive Development and Compensation Committee periodically reviews and evaluates the relationship between our executive compensation program and our performance. The Executive Development and Compensation Committee considers, among other things, the following factors in making decisions regarding executive compensation:

  •
  our compensation philosophy;

  •
  our financial and operational performance relative to peers, such as several of those referenced in "Business—Competition" and industry standards;

  •
  alignment of executive interests with stockholder interests;

  •
  total compensation and the combination of compensation elements; and

  •
  ability to attract, retain and motivate executives.

        The Executive Development and Compensation Committee also develops the individual and corporate goals and objectives relevant to the compensation of our Chief Executive Officer. Furthermore, to ensure consistency with our compensation philosophy, the interests of our stockholders and our business goals, the Executive Development and Compensation Committee, together with our Chief Executive Officer, reviews, determines and approves the compensation for our executive officers.

Role of Management

        Our management assists the Executive Development and Compensation Committee in making compensation determinations in various ways. Our Chief Executive Officer, Mr. Aldinger, assesses the performance of the other executive officers, including the other named executive officers, and recommends their compensation to the Executive Development and Compensation Committee. In addition, Mr. Aldinger and Ms. Pickles, our Chief Executive Officer and Executive Vice President and Chief Administrative Officer, respectively, develop proposals regarding changes in compensation for review and approval by the Executive Development and Compensation Committee. They also assist the Executive Development and Compensation Committee by providing data which are helpful in the evaluation and implemention of compensation proposals and programs. Our Executive Vice President and Chief Administrative Officer often attends Executive Development and Compensation Committee meetings to provide recommendations and insights regarding market practices, analyses and other considerations related to executive compensation.

        The Executive Development and Compensation Committee established a pool consisting of 1,500,000 shares of our common stock and options to purchase an additional 3,000,000 shares of our common stock that may be awarded to our employees other than our executive officers under our 2006 Equity Plan for Key Employees. From time to time, our Chief Executive Officer makes recommendations to the Executive Development and Compensation Committee regarding the award of our common stock and options to our employees and our executive officers. The Executive Development and Compensation Committee must approve any award of our common stock or options from the designated pool or to any executive officer. The purchase price of our common stock and the exercise price of our company's options awarded to our employees, including executive officers, are each equal to the fair market value of our common stock as of the date of the award as determined by our board of directors.

Role of Compensation Consultant and Other Advisors

        Neither our company nor the Executive Development and Compensation Committee has any contractual relationship with any compensation consultant. Periodically, however, our company, through our Human Resources department, engages professional compensation consultants to assist with specific requests regarding compensation. In particular, in 2007, we obtained advice relating to market-based compensation practices in our industry and relevant to our businesses. In addition, we from time to time seek advice from legal counsel regarding specific legal issues and current developments in laws and regulations relating to compensation matters.

2007 Executive Compensation Components

        During 2007, our compensation program included the following components:

  •
  base salary;

  •
  discretionary cash bonuses;

  •
  our 2006 Equity Plan for Key Employees (see "—Equity Plan for Key Employees");

  •
  the Executive Stock Program and Deferred Compensation and Stock Award Plan (see "—Executive Stock Programs");

  •
  the 401(k) Plan; and

  •
  perquisites and personal benefits.

        Collectively, the variety of the types of compensation we can provide to our executive officers gives us the tools and flexibility to reward and retain the talent and experience needed to be competitive in each of the three lines of business we conduct.

Base Salary

        Base salaries for our named executive officers depend on the level of responsibility of the position, experience of the executive, performance of the executive and our objectives. In addition, we evaluate salaries paid in the competitive marketplace for executive talent and compare base salaries for comparable positions at other companies.

        We monitor base salaries and make adjustments from time to time based upon the performance of our company, the executive and the lines of business for which the executive has responsibility. Both financial and non-financial performance measures are considered when determining whether any adjustment is warranted. If a named executive officer has responsibility for a particular business unit, the financial results of that unit are also considered. In addition, some of our named executive officers have employment agreements which specify the executive's base salary and certain other compensation. See "—Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements."

Discretionary Cash Bonuses

        For 2007, our Executive Development and Compensation Committee authorized a discretionary cash bonus pool for all of our employees, including our executive officers. The discretionary cash bonuses paid to our executive officers, which group includes our named executive officers, and all other employees were paid out of the same bonus pool but administered separately.

        For our employees other than executive officers, each of our executive officers submitted to Mr. Aldinger and Ms. Pickles a request and recommendation regarding discretionary bonuses for employees within their respective business units. Mr. Aldinger reviewed and approved the final allocation of the discretionary bonus pool to each of our business units for distribution by their respective executives to eligible employees for 2007. In approving the final allocation, Mr. Aldinger took into account the following considerations: (1) the portion of our net income and return on equity attributable to each business unit, (2) cost-saving, performance-enhancing contributions attributable to business units not expected to generate revenue, (3) regulatory and risk-related factors, (4) comparative data and other information about the markets in which each business unit operates and (5) such other facts and circumstances as he determined to be relevant in his business judgment.

        For our executive officers, including our named executive officers, Mr. Aldinger recommended to the Executive Development and Compensation Committee individual discretionary cash bonuses for each executive officer other than himself. Mr. Aldinger neither requested nor received a cash bonus for his services as Chief Executive Officer in 2007. In making his recommendations, Mr. Aldinger considered individual and business unit performances, historical compensation data, market-based compensation practices and other financial variables with respect to each of our lines of business. However, there were no prescribed targets, thresholds or formulaic criteria guiding Mr. Aldinger's recommendations. Taking Mr. Aldinger's recommendations into account and separately evaluating the same factors considered by him, the Executive Development and Compensation Committee determined the amount of the discretionary cash bonus paid to each executive officer, including our named executive officers.

Equity Plan for Key Employees

        Our 2006 Equity Plan for Key Employees, which we refer to as our "2006 Equity Plan," was adopted by our stockholders on March 23, 2006. Our 2006 Equity Plan authorizes the grant of stock-based awards to our employees and non-employee directors. The purposes of our 2006 Equity Plan include:

  •
  promoting our long-term interests and growth by attracting and retaining management and other personnel who have the training, experience and ability to make a substantial contribution to the success of our business;

  •
  motivating members of our management by providing them with growth-related incentives to achieve our long-term goals; and

  •
  further aligning the interests of participants with the interests of our stockholders by creating opportunities for increased stock and stock-based ownership in our company.

See "—Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2006 Equity Plan."

Executive Stock Programs

        Our board of directors authorized a program pursuant to our 2006 Equity Plan whereby our executive officers are permitted to apply bonus compensation payable in 2007 and 2008 to the purchase of our common stock. For each share of common stock purchased under this program, the executive purchasing such share will receive an option to purchase one share of our common stock.

        Our Executive Deferred Compensation and Stock Award Plan, which we refer to as our "Deferred Award Plan," provides our employees with the opportunity to defer receipt of all or a portion of their annual bonus or annual incentive compensation payable in 2008, subject to certain minimum and maximum thresholds. This Deferred Award Plan was adopted in 2006. The Executive Development and Compensation Committee of our board administers the Deferred Award Plan and has authorized participation by our executive officers. Pursuant to the Deferred Award Plan, each executive who elected on or before December 31, 2006 to participate in the Deferred Award Plan was permitted to irrevocably defer payment of all or a specified part of his or her compensation, subject to certain minimum and maximum thresholds, earned during 2007 and payable in 2008. See "—Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Executive Stock Programs."

401(k) Plan

        Our U.S. employees, including the named executive officers, are eligible to participate in the Capmark Financial Group Inc. Savings Incentive Plan, or the "401(k) Plan." The 401(k) Plan is a defined contribution, tax-qualified retirement savings plan. Eligible employees are able to contribute between 1% and 99% of their eligible compensation up to the limits prescribed by the Internal Revenue Service. Our company makes a 3% contribution up to the prescribed Internal Revenue Service limits to all eligible employees, which we make even if the employee does not contribute to the 401(k) Plan. Employees are immediately 100% vested in the employee's contribution as well as our contribution. In addition, after the employee's first year of service with our company, we will match the employee's contribution dollar for dollar, up to a maximum of $3,000 in any one calendar year. This matching contribution vests equally in 20% increments over a period of five years commencing on the employee's hire date. In addition, our company may make a discretionary profit sharing contribution to the 401(k) Plan for a calendar year to eligible employees. Profit sharing contributions, if any, vest equally in 20% increments over a period of five years commencing on the employee's hire date.

        Other than the 401(k) Plan, we do not operate any pension or retirement plan that receives contributions or provides any additional retirement benefits to our named executive officers.

Perquisites and Personal Benefits

        In 2007, we provided perquisites and other personal benefits intended to attract, motivate and retain our executive officers, including the named executive officers. Personal benefits and perquisites constituted only a small percentage of each named executive officer's total compensation except for certain items received by Mr. Lin, a U.S. citizen serving as an expatriate in Japan. See "—Executive Compensation—Summary Compensation Table." Examples of the perquisites and personal benefits we provided in 2007 include: relocation expenses, housing allowance and tax gross-up payments. We do not currently provide any other significant personal benefits or perquisites to any of our named executive officers that are not also provided to all of our employees except for those provided to Mr. Lin in connection with his status as an expatriate and certain other perquisites and personal benefits provided to Mr. Aldinger. The Executive Development and Compensation Committee, with input and recommendations from our Executive Vice President and Chief Administrative Officer, will review future proposals to provide perquisites and personal benefits, if any, for our executive officers.

Stock Ownership Guidelines

        We do not currently have a formal stock ownership requirement for our executive officers. However, each of our named executive officers owns shares of our common stock and options to purchase our common stock.

Summary Compensation Table

        The following table provides summary information concerning compensation paid to or accrued by us on behalf of our Chief Executive Officer, current and former Chief Financial Officers and each of our three other most highly compensated executive officers who served in such capacities on December 31, 2007, collectively known as our named executive officers, for services rendered to us during the years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards(1) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
William F. Aldinger III President, Chief Executive Officer and Director	2007 2006	1,500,000 876,923	— —		— —	6,777,590 3,381,000		— —	— —	6,750 81,758	(2) (3)	8,284,340 4,339,681
Gregory J. McManus Executive Vice President and Chief Financial Officer	2007	500,000	3,000,000		—	172,928		—	—	84,750	(4)	3,757,678
James R. Baio Former Executive Vice President and Chief Financial Officer	2007 2006	484,615 115,385	— 1,350,000	(7)	— —	— 77,300	(5)	— —	— —	1,795,550 —	(6)	2,280,165 1,542,685
Brian R. DiDonato Executive Vice President, Investment and Funds Management	2007 2006	204,500 202,865	5,800,000 5,500,000		— —	274,245 179,000		— —	— —	9,750 7,719	(8)	6,288,495 5,889,584
D. Steven Lin Executive Vice President, Asian Operations	2007 2006	500,000 243,333	2,000,000 2,800,000		— —	274,245 179,000		— —	— —	3,332,933 2,533,498	(9)	6,107,178 5,775,831
Barry S. Gersten Executive Vice President, Lending and Mortgage Banking	2007 2006	500,000 268,462	4,000,000 2,700,000		— —	274,245 179,000		— —	— —	9,750 7,950	(10)	4,783,995 3,155,412

Notes:

(1)
Dollar amounts in this column reflect the compensation expense recognized by our company in 2007 and 2006, respectively, for financial statement reporting purposes with respect to outstanding stock options under SFAS No. 123R. These values have been determined based on the assumptions set forth in Note 19 to our audited consolidated financial statements included elsewhere in this prospectus.

(2)
This amount reflects the portion of our 2007 contributions to the 401(k) Plan benefiting Mr. Aldinger.

(3)
This amount includes approximately $81,000 paid directly to Mr. Aldinger's legal counsel for fees incurred in connection with the negotiation and documentation of Mr. Aldinger's employment agreement with us. See "—Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements."

(4)
This amount includes: a housing allowance of approximately $40,650, approximately $16,400 for family airfare in connection with his relocation during the year ended December 31, 2007, a tax gross-up of approximately $15,650 related to our payments in connection with certain relocation expenses, our 2007 contribution of $9,750 to the 401(k) Plan benefiting Mr. McManus and other moving expenses.

(5)
In connection with the termination of his employment in October 2007, we repurchased all of Mr. Baio's shares of our common stock and his vested stock options. All unvested options that we previously awarded to Mr. Baio terminated in accordance with the terms of his management stock option agreement. Had Mr. Baio remained employed by our company on December 31, 2007, we would have recognized a compensation expense of $210,307 for his stock options in accordance with SFAS No. 123R. See "—Executive Compensation—Potential Payments Upon Termination or Change in Control, James Baio".

(6)
This amount includes the following payments we made to Mr. Baio in connection with the termination of his employment: $1.4 million in severance, $388,800 as fair value for the cancellation of his vested options with an exercise price of $5.00 per option to purchase 160,000 shares of our common stock, and our 2007 contribution to the 401(k) Plan benefiting Mr. Baio. In connection with his termination of employment, we also purchased all of the shares of our common stock previously bought and owned by Mr. Baio for the fair value price of $7.43 per share as determined by our board of directors. Our payment of $2,972,000 to Mr. Baio for his 400,000 shares of our common stock, for which he paid $2,000,000, is not included in the total amount in the column for All Other Compensation. See "—Executive Compensation—Potential Payments Upon Termination or Change in Control, James Baio".

(7)
This amount reflects the cash signing bonus awarded to Mr. Baio in connection with his employment agreement entered into in September 2006.

(8)
This amount reflects the portion of our 2007 contribution to the 401(k) Plan benefiting Mr. DiDonato.

(9)
Mr. Lin received compensation in 2007 attributable to his expatriate status as a U.S. citizen based in Japan. This compensation is reflected in the column for All Other Compensation and includes: a payment of approximately $2,929,000 for non-U.S. taxes, a net housing allowance of approximately $254,100, utilities expenses, one home leave visit, tuition and school fees, tax preparation fees and club membership fees. The total amount in the column for All Other Compensation also includes a gross-up for taxes of approximately $48,400, a cost of living allowance of approximately $35,200 and $9,750 representing the portion of our 2007 contribution to the 401(k) Plan benefiting Mr. Lin.

(10)
This amount reflects the portion of our 2007 contribution to the 401(k) Plan benefiting Mr. Gersten.

Grants of Plan-Based Awards for 2007

        The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in our Summary Compensation Table.

											Grant Date Fair Value of Stock and Option Awards(3) ($)
								All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards(2) ($/Share)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Aldinger III	—	—	—	—	—	—	—	—	—	—	—
Gregory J. McManus	6/5/07	—	—	—	—	—	—	—	200,000	5.39	358,000
James R. Baio(4)	—	—	—	—	—	—	—	—	—	—	—
Brian R. DiDonato(5)	6/1/07	—	—	—	—	—	—	—	200,000	5.39	356,000
D. Steven Lin	6/1/07	—	—	—	—	—	—	—	200,000	5.39	356,000
Barry S. Gersten	6/1/07	—	—	—	—	—	—	—	200,000	5.39	356,000

Notes:

(1)
We did not award any grants of our common stock to any of our named executive officers in the year ended December 31, 2007. However, each named executive officer was given the opportunity to enter into a management stockholder's agreement to purchase shares of our common stock for a per share price equal to the then-current fair value price as determined by our board of directors. See "Certain Relationships and Related Person Transactions." As of December 31, 2007, our named executive officers had purchased and held the following number of shares of our common stock:

Number of Shares
William F. Aldinger III	3,000,000
Gregory J. McManus	440,000
James R. Baio	—
Brian R. DiDonato	700,000
D. Steven Lin	660,000
Barry S. Gersten	700,000

(2)
In each case, the exercise or base price is equal to the fair value of the underlying security on the date of the grant as determined by our board of directors.

(3)
The amounts shown in this column represent the fair value of the awards in accordance with SFAS No. 123R.

(4)
In connection with Mr. Baio's termination of employment in October 2007, shares of our common stock previously purchased by Mr. Baio and vested stock options held by Mr. Baio were repurchased by us as permitted under his management stockholder's agreement. See "Certain Relationships and Related Person Transactions."

(5)
Certain of our employees, including Mr. DiDonato, were granted limited partnership interests under our carried interest program. Although implemented in 2006, no amount was earned or allocated under the carried interest program as of December 31, 2007. Neither the partnership interests nor any earnings or allocations under the carried interest program are treated as compensation. See "Certain Relationships and Related Person Transactions" for additional information about the carried interest program.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Option Grants, Exercises and Holdings

        In connection with the Sponsor Transactions, on March 23, 2006, we adopted our 2006 Equity Plan under which we have granted stock options. As of December 31, 2007, there were approximately 308 employees and directors, including executive officers, participating in our 2006 Equity Plan. The options granted under our 2006 Equity Plan include a combination of time-based options and performance-based options.

        An aggregate of 44,731,051 shares of our common stock underlie the options that we had granted and that remained outstanding as of December 31, 2007, of which approximately 20,617,766 shares of our common stock underlie the outstanding options that were granted to our executive officers as a group. All of these options are subject to the terms of our 2006 Equity Plan, a stock option agreement entered into with the relevant holder, a management stockholder's agreement and a sale participation agreement. The management stockholder's agreements, the stock option agreements and the sale participation agreements that we have entered into with the recipients of the awards are described under "Certain Relationships and Related Person Transactions—Management Stockholder's Agreements; Stock Option Agreements; Sale Participation Agreements."

        The time-based options generally vest and become exercisable ratably on each of the first five anniversaries of the option grant date except as otherwise determined by our board of directors. The performance-based options vest and become exercisable ratably at the end of each of the first five fiscal years occurring after the option grant date, except as otherwise determined by our board of directors, only if we achieve certain return on equity performance targets. If a performance target is missed in any one year, but in a subsequent year the cumulative actual performance for prior years equals or exceeds the annual performance targets for those years, all performance-based options that did not vest will vest and become exercisable, as if all prior annual targets had been met. In addition, subject to certain limitations, the time-based and performance-based options are subject to accelerated vesting upon the occurrence of a change in control. The options generally expire upon the earlier of ten years from the date of issuance and a specified date following the termination of the holder's employment.

2006 Equity Plan

        As discussed under "—Executive Compensation—Compensation Discussion and Analysis," our 2006 Equity Plan authorizes the grant of stock-based awards to our employees and non-employee directors. Our Executive Development and Compensation Committee is responsible for administering our 2006 Equity Plan. In that capacity, that committee is authorized to designate the individuals who may participate in the plan and determine the types, number, terms and conditions of awards granted under the plan, including the timing and the manner in which grants may be made. In addition, that committee is authorized to interpret the plan, establish rules and procedures for administering the plan and make all decisions and determinations that may be required to be made under the plan. Awards permitted under the plan consist of stock options, stock appreciation rights and other stock-based awards as described below. Each award is governed by the terms, conditions and limitations set forth in the plan and a grant agreement between our company and the recipient of the award.

        We have reserved a total of 77,000,000 shares of our common stock for issuance under our 2006 Equity Plan. The number of shares of our common stock that may be issued under the plan is subject to adjustment in the event of a stock split, spin-off, stock dividend, stock combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, changes in control or other events affecting our capital stock. In addition, in those circumstances, our Executive Development and Compensation Committee may make adjustments to outstanding grants, including with respect to the exercise price of the relevant grants, as it deems necessary in light of equitable considerations. Shares of common stock that are covered by awards under the plan that are forfeited, terminated or canceled or that expire unexercised may be the subject of a new grant under the plan following the forfeiture, termination, cancellation or expiration of the previously granted award. As of December 31, 2007, 70,505,138 shares of our common stock were subject to awards granted under the plan, comprised of 25,774,087 shares of our common stock purchased by our employees and directors and 44,731,051 outstanding options, and 6,494,862 shares of our common stock remained available for future grants as of December 31, 2007.

        Our Executive Development and Compensation Committee may grant options under our 2006 Equity Plan to purchase shares of our common stock on terms that the committee may determine. The terms of a stock option grant will include the length of the period during which the options may be exercised (which may not exceed ten years from the date of the grant), the price at which the option may be exercised, applicable vesting requirements and other terms, conditions and restrictions as our Executive Development and Compensation Committee deems appropriate. Subject to applicable legal requirements, the terms of the plan permit holders of options to pay the exercise price for an option with cash or, in some cases with the approval of our Executive Development and Compensation Committee, in exchange for the surrender of outstanding shares of common stock, through a "cashless exercise" or using a combination of the foregoing payment methods.

        Our Executive Development and Compensation Committee may grant stock appreciation rights under our 2006 Equity Plan on terms that the committee may determine. A grant of stock appreciation rights may be made independently or in connection with a grant of stock options. Each stock appreciation right will entitle its holder to receive an amount, with respect to each share of common stock subject to the right, equal to the excess of the fair market value of one share of our common stock on the date of exercise over the per share exercise price that is applicable to the right. The per share exercise price may not be less than the fair market value of a share of our common stock on the date of the grant or, in the case of a stock appreciation right that is granted in tandem with a stock option, the exercise price of the related option. To the extent that a stock appreciation right is granted concurrently with a stock option, the exercise of the stock appreciation right will proportionately reduce the amount of common stock issuable upon exercise of the concurrently granted option. We may make payments in respect of exercised stock appreciation rights with shares of our common stock, cash or a combination of the foregoing, as determined by our Executive Development and Compensation Committee. As of December 31, 2007, we have not issued any stock appreciation rights.

        In addition, under our 2006 Equity Plan, our Executive Development and Compensation Committee may grant or sell awards of shares of our common stock, awards of restricted stock units or other awards that are valued in whole or in part based on the fair market value of our common stock. Grants of these stock-based awards may be made in a form, and subject to such conditions, as our Executive Development and Compensation Committee may determine and may include grants of awards that entitle their holders to receive amounts based on the completion of a period of service to our company, the occurrence of designated events or our attainment of specified performance objectives. We may make payments in respect of these additional awards with shares of our common stock, cash or a combination of the foregoing, as determined by our Executive Development and Compensation Committee.

        Our Executive Development and Compensation Committee may provide that a stock option or a stock appreciation right may not be exercised or settled after the occurrence of a combination, merger or consolidation of our company with or into another entity, an exchange of all or substantially all of our assets for the securities of another entity, an acquisition by another person of more than 80% of our voting stock or a reclassification, recapitalization, liquidation, dissolution, reorganization, merger or other event affecting our capital stock. In those circumstances, all unvested awards will vest and we will be required to provide holders of the affected awards a reasonable opportunity to exercise and settle their awards prior to the occurrence of the event. Subject to applicable limitations, any awards that are not exercised and settled will be terminated. In addition, our Executive Development and Compensation Committee may provide that outstanding awards may be exercised after any of the foregoing events, or cancelled in exchange for new awards that are exercisable after any of the foregoing events, only for securities or property (or the cash equivalent of securities or property) received by holders of our common stock in connection with the event. The committee may also permit holders of outstanding awards to cancel their awards and enter into new grants on such terms and conditions as the committee deems appropriate.

        Our 2006 Equity Plan is scheduled to expire on the tenth anniversary of the date of its adoption. Our board of directors may amend, suspend or terminate our 2006 Equity Plan at any time, provided that, except as described above, no action may be taken without the consent of the holders of a majority of our common stock that would (1) increase the number of shares of our common stock that are available under the plan; (2) decrease the exercise price of any outstanding awards; (3) change the requirements of the plan that are subject to determinations by our Executive Development and Compensation Committee; (4) extend the term of the plan; or (5) materially impair the rights of participants under any outstanding awards. In addition, unless otherwise provided by the plan or the terms of an award, the committee may not amend the terms of any outstanding award in a manner that is materially adverse to the holder of the award without the holder's consent.

Executive Stock Programs

        As discussed under "—Executive Compensation—Compensation Discussion and Analysis—Executive Stock Programs," our executive officers, including our named executive officers, were permitted to apply bonus compensation paid in 2007, and will be permitted to apply bonus compensation payable in 2008, to the purchase of shares of common stock and to receive an option to purchase one share of common stock for each share of common stock purchased. The amount that can be invested is subject to minimum and maximum thresholds. Each share of common stock will be sold by our company to the senior management employee at fair market value on the date of purchase. The option granted to that employee to purchase one share of common stock for each share of common stock purchased will have a per share exercise price equal to the fair market value of the common stock on the date of grant, and will be granted to the applicable employee pursuant to a stock option agreement with our company. The options and all shares of common stock purchased under the program (including those acquired by senior management employees through the exercise of the options), will be held subject to a management stockholder's agreement and option agreement, each with our company, and a sale participation agreement with our Sponsor stockholder. For a description of these agreements, see "Certain Relationships and Related Person Transactions—Management Stockholder's Agreements; Stock Option Agreements; Sale Participation Agreements."

        The Deferred Award Plan requires us to maintain separate accounts on our books and records for the compensation deferred by each participant. In such an account, we must credit, following payment, a number of hypothetical shares of common stock equal to (x) the deferred compensation otherwise payable to the participant in respect of the year as to which an election to receive share-related deferred compensation has been made, divided by (y) the then most recently determined fair market value of a share. The Deferred Award Plan provides that we will also credit those accounts with respect to any dividends paid on the hypothetical shares of our common stock, as well as adjust the hypothetical shares of our common stock in the accounts as a result of any split-ups, recapitalizations, mergers, consolidations, or other corporate events in connection with authorized or issued share capital of our company.

        Under the Deferred Award Plan, the amounts in a participant's account will be distributed no later than the tenth business day following the date the participant designates in his or her written request, but in no event later than the first day of the first January following the participant's separation from service with our company.

        The Deferred Award Plan provides that the total amounts credited to an account will be paid in shares of our common stock (equal to the number of hypothetical shares of our common stock that have accumulated, as noted above), unless we elect to pay the amounts in cash, in which case the cash payment will be equal to (w) the number of shares of our common stock credited to the account, multiplied by (x) the most recently determined fair market value of a share of our common stock. However, any such cash payment made as a result of the participant's separation from service will be equal to (y) the number of shares of our common stock credited to the account, multiplied by (z) the applicable repurchase price otherwise payable for shares of our common stock held by the participant, depending upon the circumstances under which the separation from service occurs as provided in the management stockholder's agreement.

Dividend Equivalent Rights Plan

        Our Dividend Equivalent Rights Plan, which we refer to as our "DER Plan," became effective as of October 25, 2006 and is designed for the benefit of our active employees who are eligible to receive stock options under our 2006 Equity Plan. The DER Plan provides dividend equivalent rights to employees of our company and our subsidiaries and affiliates.

        The DER Plan provides that if we declare and pay an ordinary dividend on issued and outstanding shares of our common stock in the form of cash or other property (other than shares of common stock), then the DER Plan participant's notional account, which we refer to as the participant's "Dividend Equivalent Account," will be credited in an amount equal to the value of the dividend in respect of one share of common stock issued and outstanding on the record date of the dividend, multiplied by the number of the participant's then outstanding and vested, unexercised options under our 2006 Equity Plan on the record date for such dividend.

        If we declare and pay an extraordinary dividend on issued and outstanding shares of our common stock in the form of cash or shares of common stock, we, after consulting the appropriate legal counsel, tax accountants and senior management to determine if a credit would violate applicable tax laws or otherwise give rise to adverse accounting consequences to us, will, in our reasonable judgment, credit to a participant's Dividend Equivalent Account an amount equal to the value of the extraordinary dividend in respect of one share of common stock issued and outstanding on the record date of the dividend, multiplied by the number of a participant's then outstanding but unexercised options under our 2006 Equity Plan (whether vested or unvested) on the record date for such dividend.

        Generally, the DER Plan provides that a participant will vest in his or her Dividend Equivalent Account (including any interest accrued thereon) to the same extent and at the same time as the participant exercises his or her vested options under our 2006 Equity Plan or such options are purchased by us in connection with participant's termination of employment with our company. Unvested portions of the participant's Dividend Equivalent Accounts that relate to vested options are forfeited by the participant on the date that such vested options otherwise expire under our 2006

Equity Plan. Additionally, a participant will vest in a portion of his or her Dividend Equivalent Account upon his or her death or disability or in the event of a change in control of our company.

        Generally, under the DER Plan, distribution of the vested amounts in a participant's Dividend Equivalent Account will be distributed in a lump sum cash payment on the fifteenth business day after the tenth anniversary of the effective date of the DER Plan, unless the distribution is accelerated because of a participant's separation of service from us (other than for cause by our company or not for good reason by the participant). The DER Plan is to be unfunded, and distributions will be paid from our general assets.

        The Executive Development and Compensation Committee may amend or terminate the DER Plan, in whole or in part, from time to time. However, no amendment or termination may materially adversely affect the rights of any DER Plan participant or DER Plan participant's beneficiary in that person's account, except to preserve all applicable laws and/or favorable accounting treatment by our company of the benefits provided under the DER Plan.

Employment Agreements

        We have a written employment agreement with Mr. Aldinger and a letter of understanding with Mr. Lin with respect to his overseas assignment as an expatriate based in Japan. We also had an employment agreement with our former Chief Financial Officer, Mr. Baio. The agreements described below are filed as exhibits to the registration statement of which this prospectus is a part.

        Agreement with Chief Executive Officer.    We entered into an employment agreement with William F. Aldinger III, our Chief Executive Officer, in June 2006. In addition to ascribing customary duties, responsibilities and authorities to Mr. Aldinger, the employment agreement states that his annual starting base salary will be $1,500,000, less applicable taxes. We neither expect nor intend for Mr. Aldinger to receive any annual cash bonus. Mr. Aldinger agreed to purchase 3,000,000 shares of our common stock at $5.00 per share and he received options to purchase 12,000,000 shares of company common stock at the same per share price. We entered into a management stockholder's agreement and stock option agreement covering the terms and conditions of Mr. Aldinger's equity purchase and corresponding option grants. See "Certain Relationships and Related Person Transactions."

        We also agreed to reimburse Mr. Aldinger for certain expenses. These reimbursements included up to $50,000 for reasonable legal and professional fees incurred by Mr. Aldinger in connection with the negotiation and documentation of his employment agreement with us. We subsequently agreed to cover 100% of Mr. Aldinger's legal fees attributable to consummating his employment agreement, which totaled approximately $81,000 for the year ended December 31, 2006.

        Mr. Aldinger owns an airplane that we use for our business purposes. Mr. Aldinger purchased his aircraft prior to becoming our Chief Executive Officer and he bears all operating, personnel and maintenance costs associated with its operation. We agreed to reimburse Mr. Aldinger at a rate of $4,500 per flight hour for the use of his personal aircraft for company business, including his commutes between our offices in Horsham, Pennsylvania and his personal residences near either Chicago, Illinois or San Francisco, California. We believe this rate is less than we would have had to pay an unrelated aircraft leasing business for similar flights on a similar aircraft. We reimbursed Mr. Aldinger approximately $0.8 million for our use of his aircraft during each of the year ended December 31, 2007 and the period from June 1, 2006 to December 31, 2006.

        Letter of Understanding with Executive Vice President, Asian Operations.    We entered into a letter of understanding with D. Steven Lin, our Executive Vice President, Asian Operations, in January 2007 in connection with a three-year extension of his international assignment as an expatriate based in Japan. The letter of understanding anticipates that Mr. Lin's current assignment in Japan will continue until

November 20, 2009 with an annual base salary of $500,000. However, the letter of understanding does not guarantee continued employment or compensation for Mr. Lin. Other provisions described in the letter of understanding include: administrative arrangements regarding payroll, customary benefits, housing allowance, home leave and tax matters.

        Agreement with Former Chief Financial Officer.    We entered into an employment agreement with James R. Baio, our former Chief Financial Officer, in September 2006. In addition to describing his professional responsibilities to our company, the employment agreement stated that Mr. Baio's starting annual base salary was $600,000 and provided for payment of a signing bonus, less applicable taxes, plus a non-binding discretionary bonus target for calendar year 2007 equal to $1.2 million. Mr. Baio also received the opportunity to purchase up to $2 million of our common stock at $5.00 per share, with an agreement that he would receive options covering triple the number of shares of our common stock that he purchased. As called for under his employment agreement, we entered into a management stockholder's agreement and stock option agreement covering the terms and conditions of Mr. Baio's equity purchase and corresponding option grants. See "Certain Relationships and Related Person Transactions." All of these agreements were terminated in October 2007 in connection with Mr. Baio's termination of employment. Upon his resignation, Mr. Baio received certain payments and signed a general release of claims he had or may have had against us. See "—Executive Compensation—Potential Payments Upon Termination or Change in Control" for a discussion of payments made by us to Mr. Baio that were related to his resignation.

Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2007.

Stock Awards
Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
William F. Aldinger III	4,000,000	8,000,000	(3)	—	5.00	6/1/16	—	—	—	—
Gregory J. McManus	96,000 —	384,000 133,333		240,000 66,667	5.00 5.39	3/23/16 6/5/17
James R. Baio(4)	—	—		—	—		—	—	—	—
Brian R. DiDonato	160,000 —	640,000 133,333		400,000 66,667	5.00 5.39	3/23/16 6/1/17	—	—	—	—
D. Steven Lin	160,000 —	640,000 133,333		400,000 66,667	5.00 5.39	3/23/16 6/1/17	—	—	—	—
Barry S. Gersten	160,000 —	640,000 133,333		400,000 66,667	5.00 5.39	3/23/16 6/1/17	—	—	—	—

(1)
Time-based options for each of Messrs. McManus, DiDonato, Lin and Gersten vest in equal installments on each of the first five anniversaries of March 23, 2006.

(2)
Performance-based options for each of Messrs. McManus, DiDonato, Lin and Gersten vest in equal installments at the end of each of the first five fiscal years following the grant date if we achieve certain return on equity performance targets. See

  "—Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Option Grants, Exercises and Holdings."

(3)
Mr. Aldinger's options vest in equal installments on each of the first three anniversaries of June 1, 2006. See "—Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements."

(4)
Mr. Baio's time-based and performance-based options were scheduled to vest in equal installments at the end of the first five fiscal years following the date of the closing of the Sponsor Transactions. On October 26, 2007, we repurchased 160,000 vested options from Mr. Baio in connection with his termination of employment.

Option Exercises and Stock Vested in 2007

        None of our named executive officers exercised any of their options during the year ended December 31, 2007.

Pension Benefits for 2007

        Since the Sponsor Transactions, we have not provided pension benefits. See "—Executive Compensation—Compensation Discussion and Analysis—401(k) Plan."

Non-Qualified Deferred Compensation for 2007

        None of our named executive officers participated in a non-qualified deferred compensation program in 2007.

Potential Payments Upon Termination or Change in Control

        The following is a summary of certain provisions of our agreements with our named executive officers, which are filed as exhibits to the registration statement of which this prospectus is a part.

        Mr. Aldinger.    In connection with his employment agreement with us and his purchase of three million shares of the common stock of our company, Mr. Aldinger received options to purchase twelve million shares of the common stock of our company at a price of $5.00 per share, which we refer to as our "base option grant." The base option grant will vest ratably on each of the first three anniversaries of June 1, 2006, the date on which we hired Mr. Aldinger, subject to his continued employment with our company. The base option grant will vest and become exercisable immediately prior to a change in control of our company. If Mr. Aldinger is terminated by us without cause, by Mr. Aldinger for good reason or due to Mr. Aldinger's death or disability, then a pro rata portion of the base option grant (on a monthly basis) that would have vested on the next succeeding anniversary of his initial hire date after the date of his termination shall vest and become exercisable. In the event that Mr. Aldinger is terminated by us for cause, then all vested and unvested options held by him will be forfeited immediately upon termination.

        Mr. Baio.    In his employment contract, we had agreed to make a payment to Mr. Baio in the event of the termination of his employment within the first twenty four months of his employment by our company, depending upon the circumstances of the termination. In the event of Mr. Baio's termination within the first twelve months of employment, other than for cause by our company or for good reason by Mr. Baio (as defined in our 2006 Equity Plan), Mr. Baio was entitled to a severance payment of $600,000 less applicable taxes in exchange for a release of all employment claims. If Mr. Baio's employment was terminated for a reason other than for cause by our company or for good reason by Mr. Baio during the second twelve-month period of employment, he would be entitled to a severance payment of $300,000 less applicable taxes in exchange for a release of all employment claims. If Mr. Baio's employment had been terminated by us at any time with cause, or if he had voluntarily resigned, we would have been required to pay Mr. Baio his base salary through the date of separation but he would not have been entitled to any other severance payment from us.

        In connection with Mr. Baio's termination of employment in October 2007, we paid to Mr. Baio a cash severance amount of $1,400,000. We also repurchased all of Mr. Baio's shares of our common stock that he had purchased under our 2006 Equity Plan for a cash amount equal to $7.43 per share as well as all of his vested stock options for a cash amount equal to $2.43 per stock option. Mr. Baio signed a general release of claims that he had or may have had against us.

        Hypothetical Severance and Contingent Awards.    The following chart reflects the severance payment and unvested contingent awards to which Messrs. McManus, DiDonato, Gersten and Lin would be entitled if we terminated them on December 31, 2007 without cause. The following chart also reflects amounts that would be paid to Mr. Aldinger under our employment agreement with him assuming he was terminated on December 31, 2007 by us without cause or by him for good reason. The amounts actually paid to Mr. Baio are described above as he was terminated prior to December 31, 2007.

Named Executive Officer:	Severance Payment If Terminated on December 31, 2007:
William F. Aldinger III	$173,077
Gregory J. McManus	506,559
Brian R. DiDonato	1,359,042
D. Steven Lin	1,472,196
Barry S. Gersten	789,294

        In addition, if any of our named executive officers currently employed by us, other than Mr. Aldinger, are terminated by us without cause or by the named executive officer for good reason, all of their unvested options would be forfeited. If there is a change in control of our company, all unvested, time-based options to purchase company stock that are held by our named executive officers will become fully vested and immediately exercisable. All of their unvested, performance-based options will vest if the annual performance targets have been achieved for all completed fiscal years prior to the change of control and one of the following conditions is achieved: the Sponsor stockholder achieves a 20% internal rate of return or earns at least $12.50 per share on our common stock. Alternatively, all of their unvested, performance-based options will vest if, as a result of a change in control, our Sponsor stockholder achieves an internal rate of return on our common stock of at least 20% and our Sponsor stockholder earns at least $12.50 per share on our common stock. See "—Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Option Grants, Exercises and Holdings; Employment Agreements."

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Stock Purchase Agreement

        In connection with the Sponsor Transactions, we, our Sponsor stockholder and GMAC entered into a stock purchase agreement, which we refer to as the "stock purchase agreement." The stock purchase agreement contains customary representations, warranties and covenants by GMAC and our Sponsor stockholder, as well as covenants by our company. The stock purchase agreement provides for indemnification for losses related to specified events, circumstances and matters. GMAC has agreed to indemnify us and our subsidiaries, officers, directors, employees, agents and our Sponsors and their respective affiliates, equityholders, officers, directors, employees and agents from certain liabilities, including losses arising from the breach of any representation, warranty or covenant of GMAC contained in the stock purchase agreement, any losses arising from tax liabilities and other specified liabilities for periods prior to the closing, any losses arising out of the entering into or amendment of existing related party arrangements, certain losses arising out of specified legal proceedings. Some of these indemnities are subject to minimum thresholds and caps specified in the stock purchase agreement.

        Our Sponsor stockholder is required to indemnify GMAC and its affiliates, officers, directors, employees and agents for losses arising from any breach of representation or warranty of our Sponsor stockholder contained in the stock purchase agreement. Our Sponsor stockholder and our company are required to indemnify GMAC and its affiliates, officers, directors, employees and agents for losses arising from any breach of any covenant of our Sponsor stockholder or our company, as the case may be, requiring performance after the closing date of the Sponsor Transactions. We must also indemnify GMAC and its affiliates for losses suffered by them in their capacity as stockholders of our company to the extent those losses arise out of the operation of our company after the closing date of the Sponsor Transactions only to the extent GMAC is not indemnifying our company and only to the extent our Sponsor stockholder is indemnified in its capacity as a stockholder of our company. Some of our Sponsor stockholder's indemnification obligations are also subject to minimum thresholds and caps.

        Our Sponsor stockholder agreed in the stock purchase agreement that, until two years after the Sponsor Transactions, subject to certain exceptions, it will not and it will cause our company and its subsidiaries not to engage or participate in, own, manage, control or participate in the ownership, management or control of, any business engaged in, the financing of motor vehicle dealers licensed or franchised by General Motors Corporation and the motor vehicle dealership activities of such dealers' affiliates.

        GMAC agreed in the stock purchase agreement that, until two years after the Sponsor Transactions, subject to certain exceptions, it will not, and it will cause its subsidiaries not to, engage or participate in, own, manage, control or participate in the ownership, management or control of, any business whose primary source of revenue is mortgage lending, mortgage servicing, mortgage loan syndication or mortgage securitization, in each case, relating to commercial real estate, except for businesses currently conducted, on a scale not materially greater than as currently conducted, and certain other specified businesses.

Management Agreement

        In connection with the Sponsor Transactions, on March 23, 2006, we entered into a management agreement with GMAC and our Sponsors, under which GMAC and our Sponsors or their affiliates have agreed to provide us management and advisory services. Under the management agreement, affiliates of our Sponsors and GMAC are entitled to receive an annual management fee and reimbursement for any reasonable out-of-pocket expenses that they or their affiliates incur in connection with services provided under the agreement. The aggregate annual management fee is equal to $20 million during the first twelve months of the agreement and thereafter increases at a rate of 5%

annually. The management agreement specifically provides that investment banking and other financial advisory services provided in connection with specific acquisition, divesture, refinancing or recapitalization transactions relating to our company are not covered by the agreement and that any of those services will be performed and invoiced separately. The management agreement may be terminated by any of the affiliates of our Sponsors or GMAC with respect to their obligation to provide services to us at any time after the consummation or announcement of a public offering or any transaction which results in any person (other than the Sponsors, GMAC, or any of their respective affiliates) becoming the owner of 50% or more of the voting securities of our company or all or substantially all of our assets. The management agreement includes customary exculpation and indemnification provisions in favor of our Sponsors, GMAC and their affiliates.

Transaction Fees

        In connection with the Sponsor Transactions, we paid an aggregate of $66.2 million of transaction-related fees to affiliates of our Sponsor stockholder.

Issuance of Junior Subordinated Debentures and Sale of Trust Preferred Securities to GMAC

        In connection with the Sponsor Transactions, on March 23, 2006, we issued approximately $250 million in aggregate principal amount of our junior subordinated debentures to Capmark Trust, a Delaware statutory trust that we sponsored. Certain of our officers act as the regular trustees of the trust. At the time of our issuance of the junior subordinated debentures, we and the trust entered into a purchase agreement with GMAC under which GMAC purchased $250 million in aggregate liquidation amount of floating rate trust preferred securities issued by the trust in exchange for the reduction of an equivalent amount of indebtedness that we owed GMAC at the time. We have fully and unconditionally guaranteed payment of amounts due under the trust preferred securities on a subordinated basis to the extent the trust has funds available for payment of those amounts. GMAC may also enforce certain provisions of the indenture governing the junior subordinated debentures as a third-party beneficiary, including the right to declare an event of default upon a failure by us to pay principal or interest when due on the junior subordinated debentures. See "Description of Other Indebtedness." In connection with the sale of the trust preferred securities, we and the trust entered into a registration rights agreement with GMAC under which we granted GMAC a right to require us to make available a shelf registration statement permitting sales of the trust preferred securities or the junior subordinated debentures, as applicable, under certain circumstances. The registration rights agreement includes customary indemnification provisions in favor of GMAC.

Financing Previously Provided by GMAC; Repayment of Amounts

        In connection with the Sponsor Transactions, on March 23, 2006, we used borrowings drawn under our senior credit facility and our bridge loan and the trust preferred securities referred to above to repay an aggregate of approximately $7.1 billion of indebtedness owed to GMAC, representing all indebtedness owed by us as of that date. We had previously incurred the indebtedness owed to GMAC under a number of inter-company loan agreements during a twelve-year period when we were an indirect, wholly-owned subsidiary of GMAC.

Termination of Guarantees Provided by GMAC; Indemnification

        Prior to the Sponsor Transactions, we obtained from GMAC guarantees with respect to obligations that we incurred in connection with some of our securitization transactions, unsecured corporate borrowings, our sponsorship of LIHTC funds and an NMTC fund, the operations of Capmark Bank Europe, our military housing lending activities and our lending activities under programs with Fannie Mae, Freddie Mac and Ginnie Mae. In connection with the Sponsor Transactions, we sought to discharge our obligations that were subject to these guarantees or to negotiate the removal of GMAC as a guarantor of our obligations. We successfully discharged our obligations under a number of arrangements that were guaranteed by GMAC and were able to have GMAC removed as a guarantor of a number of our other obligations. We have agreed with GMAC to use our commercially reasonable efforts to cause any remaining guarantees issued by GMAC prior to the Sponsor Transactions to be terminated and to reimburse and indemnify GMAC for any liabilities incurred with respect to those guarantees. As of December 31, 2007, GMAC had guaranteed obligations in an aggregate amount equal to $210.2 million.

General Motors Dealership Loan Servicing

        We service General Motors franchised car dealership loans on behalf of GMAC. These loans had an outstanding principal balance of $2.9 billion as of December 31, 2007. As a servicer of General Motors franchised dealership loans for GMAC, we were paid $2.5 million, $2.5 million and $3.1 million in servicing fees during the years ended December 31, 2007, 2006 and 2005, respectively.

Stockholders Agreement

        In connection with the Sponsor Transactions, on March 23, 2006, we entered into a stockholders agreement with our Sponsor stockholder and GMAC. The stockholders agreement contains certain agreements with respect to the ownership, voting, registration and transfer of the common stock held by the stockholders party thereto as described below.

Board of Directors

        The stockholders agreement provides that each of GMAC and our Sponsor stockholder is entitled to designate a certain number of directors to our board of directors, depending upon its percentage ownership of our common stock. If GMAC owns at least 20% of our common stock, it is entitled to designate two directors and if it owns at least 5% and less than 20% of our common stock, it is entitled to designate one director. GMAC is not entitled to designate any directors if it holds less than 5% of our common stock. If our Sponsor stockholder owns (together with its affiliates):

  •
  at least 40% of our common stock, it is entitled to designate nine directors;

  •
  at least 20% and less than 40% of our common stock, it is entitled to designate six directors;

  •
  at least 10% and less than 20% of our common stock, it is entitled to designate three directors;

  •
  at least 5% and less than 10% of our common stock it is entitled to designate one director; and

  •
  less than 5% of our common stock, it is not entitled to designate any directors.

        The stockholders agreement permits each party to assign its right to designate directors to any person who acquires more than 50% of the shares of our common stock that were held by the party immediately after the completion of the Sponsor Transactions. We refer to those persons as "permitted assignees." Our Sponsor stockholder, however, has the right to consent to any director nominee that is designated by a permitted assignee of GMAC. The agreement also provides that each party will be required to vote its common stock consistent with the board designation provisions described above, including in connection with any proposal by a party to remove a director designated by the party or upon the filling of any vacancy on our board of directors.

Board Committees

        The stockholders agreement provides that we must establish and maintain an audit committee, an executive compensation committee and a nominating committee. The agreement provides that each of these committees must have at least two members designated by our Sponsor stockholder and at least one member designated by GMAC.

Voting Requirements

        The stockholders agreement provides that, without the approval of the holders of a majority of the outstanding shares of our common stock, which must include the consent of GMAC or, if applicable, its permitted assignee, we may not:

  •
  make any change to our articles of incorporation or bylaws or the organizational documents of any of our significant subsidiaries if the change could have an adverse effect on GMAC;

  •
  decrease the number of directors that GMAC or, if applicable, its permitted assignee may designate to serve as directors of our company;

  •
  declare or pay a dividend, except on a pro rata basis to all holders of our common stock;

  •
  repurchase, exchange or redeem any of our common stock or permit our subsidiaries to repurchase, exchange or redeem any of our common stock other than (1) in connection with satisfying any of our obligations under an employee benefit plan or employment agreement, (2) under the terms of the instrument governing the common stock or (3) on a pro rata basis among the holders of our common stock; or

  •
  enter into any transaction or permit our subsidiaries to enter into any transaction with any of our Sponsors or their affiliates that benefits two of our Sponsors (or affiliates of two of our Sponsors) or the Sponsor or Sponsors (or such Sponsor's or Sponsors' affiliates) who control the election of the managers of our Sponsor stockholder.

        In addition, the agreement provides GMAC with certain additional voting rights during any period in which GMAC has loaned us $250 million or more or have guaranteed $250 million or more of our obligations. See "—Termination of Guarantees Provided by GMAC; Indemnification."

        The stockholders agreement contains additional customary provisions for an agreement of its kind with respect to limitations on transfer of our common stock, "tag along" rights, "drag along" rights, rights of first refusal, preemptive rights, registration rights and indemnification obligations relating to those registration rights.

Management Stockholder's Agreements; Stock Option Agreements; Sale Participation Agreements

        In connection with and since the completion of the Sponsor Transactions, our employees and directors purchased shares of our common stock for cash. We have also granted to some of our employees and our directors options to purchase additional shares of our common stock. Each employee who has been issued common stock or stock options, referred to below as a "management stockholder," was required to enter into a management stockholder's agreement and a sale participation agreement and, if the member received stock options, a stock option agreement. The management stockholder's agreements, stock option agreements and sale participation agreements apply with respect to the common stock and options issued in connection with and since the completion of the Sponsor Transactions and common stock issued upon exercise of the options, in each case pursuant to our 2006 Equity Plan. The terms of these agreements are described below. We have also entered into substantially similar stockholder's agreements with our directors who have acquired our common stock or other equity interests in our company.

Management Stockholder's Agreements

        The management stockholder's agreements generally restrict the ability of the management stockholders to transfer shares of our common stock held by them until the earlier of the fifth anniversary of the Sponsor Transactions and a change of control of our company. We refer to the period during which those transfer restrictions are in effect as the "restricted period." Each management stockholder's agreement also provides the management stockholder or his or her estate with the right during the restricted period to require us to purchase all of the shares of our common stock covered by the management stockholder's agreement and to net settle all of the options issued to him or her (and purchase the shares of our common stock issued upon settlement of the options) covered by the management stockholder's agreement if his or her employment is terminated due to death or disability.

        We have the right under the management stockholder's agreements and the stock option agreements during the restricted period to require a management stockholder to sell to us the shares of our common stock and, in certain cases, the options issued to him or her covered by the management stockholder's agreement in the following circumstances and at a specified price that varies based upon the particular circumstance:

  •
  We may purchase all or a portion of the management stockholder's shares of our common stock if we terminate the management stockholder's employment for cause or if the management stockholder transfers his or her shares in violation of the general prohibition on transfer provided for in the agreement. In that case, all options granted to the management stockholder will terminate.

  •
  We may purchase all or a portion of the management stockholder's shares of our common stock if the management stockholder terminates his or her employment without good reason. In that case, all options granted to the management stockholder will terminate. In those cases, we may also purchase all or a portion of the exercisable options granted to the management stockholder.

  •
  We may purchase all or a portion of the management stockholder's shares of our common stock if we terminate the management stockholder's employment without cause, if the management stockholder terminates his or her employment for good reason or if the management stockholder retires in accordance with the provisions of the agreement. In that case, we may also purchase all of the exercisable options granted to the management stockholder.

  •
  We may purchase all or a portion of the management stockholder's shares of our common stock if the management stockholder's employment is terminated due to death or disability. In those cases, we may also purchase all of the exercisable options granted to the management stockholder.

        Each management stockholder's agreement also provides the management stockholder with certain pre-emptive rights to acquire additional shares of our common stock if we issue additional common stock to our Sponsors and "piggyback" registration rights with respect to the registration and sale of their shares of our common stock.

        Pursuant to the management stockholder's agreements (or, in the case of directors, the director stockholder's agreement), the following directors and executive officers bought the following number of shares of our common stock at $5.00 per share: Mr. Dammerman (1,000,000), Mr. Fox (600,000), Mr. Grundhofer (150,000), Mr. Hubbard (20,000), Mr. Aldinger (3,000,000), Mr. Baio (400,000), Mr. DiDonato (500,000), Mr. Earnest (500,000), Mr. Fairfield (220,000), Mr. Gersten (500,000), Mr. Lin (460,000), Mr. Lipson (400,000), Mr. McManus (240,000), and Ms. Pickles (120,000); the following directors and executive officers bought the following number of shares of our common stock at $5.39 per share: Mr. DiDonato (200,000), Mr. Earnest (200,000), Mr. Fairfield (120,000), Mr. Gersten (200,000), Mr. Kopsky (46,383), Mr. Lin (200,000), Mr. Lipson (200,000), Mr. McManus (200,000), and Ms. Pickles (50,000); and Mr. Kopsky bought 75,000 shares of our common stock at $7.43 per share. In October 2007, in connection with his termination of employment, we purchased Mr. Baio's common stock and his exercisable options. In each case, the purchase price was equal to the fair market value of the shares as determined by our board of directors at the time of purchase.

Sale Participation Agreements

        The sale participation agreements grant management stockholders a right to participate in any private sale of shares of common stock by our Sponsor stockholder (other than sales to affiliates) occurring prior to the fifth anniversary of the Sponsor Transactions. The sale participation agreements also require management stockholders to participate in any private sale during that period if required by our Sponsor stockholder or its affiliates provided that it is proposing to sell at least 50% of our outstanding common stock. In order to participate in any sale, management stockholders may be required, among other things, to become a party to an agreement under which the common stock is to be sold and to grant certain powers with respect to the proposed sale of common stock to custodians and attorneys-in-fact.

Stock Option Agreements

        The stock option agreements provide for the granting of non-qualified time-based options and performance-based options. The time-based options vest and become exercisable over time with respect to 20% of the common stock subject to the time-based options on each of the first five anniversaries of the option grant date, except as otherwise determined by our board of directors. The performance-based options vest and become exercisable over time with respect to 20% of the common stock subject to the performance-based options on the end of each of the first five fiscal years occurring after the option grant date, except as otherwise determined by our board of directors, if we achieve certain return on equity performance targets. If a performance target is missed in any one year, but in a subsequent year the cumulative actual performance for prior years equals or exceeds the annual performance targets for those years, all performance-based options that did not vest will vest and become exercisable, as if all prior annual targets had been met. In addition to the termination of the options under the circumstances described above under "—Management Stockholder's Agreements," the stock option agreements provide for additional events upon which the options will expire.

Side-By-Side and Other Investment Transactions

        Brian R. DiDonato, one of our named executive officers, is permitted to invest his own capital in co-investments with certain private funds and CDOs that we manage. Co-investments are investments in these private funds and CDOs upon the same terms and conditions as those made by third party investors.

Purchase of Investment Securities

        On November 15, 2006, we bought a residential loan residual from an affiliate of GMAC at an aggregate price of $22.8 million. We believe that the consideration that we paid in connection with the transaction was comparable to the amount that would be paid in an arm's length transactions.

Bond Acquisitions by Certain Officers

        On March 11, 2005, Robert D. Feller, our former Chief Executive Officer, purchased a tax exempt bond from our company at par, for a purchase price of $300,000. Additionally on May 11, 2005, Mr. Feller purchased two tax exempt bonds from our company at par, for an aggregate amount of $500,000.

Loan to Affiliate of Our Sponsor Stockholder

        In connection with our ordinary course lending activities, we made a $59.0 million, 24-month construction loan to a borrower owned in part by an entity that is indirectly owned by KKR. While the loan was non-recourse, we received a completion guaranty and standard recourse carve-outs provided by certain affiliates of the borrower. The loan was made in connection with the construction of 35 beachfront condo-hotel units in Southern California and was fully repaid in August 2007.

Carried Interest

        Certain investment funds sponsored by our company allocate a portion of the income generated by these sponsored funds, refered to as "carried interest," generally to the fund's general partner. The carried interest is generally equal to 20% of the profits generated by these sponsored funds after return of the investors' capital and achievement of a required return to the investors, as specified in the sponsored funds' governing agreements. Limited partners in the general partner may participate in the carried interest, through what we refer to as "incentive vehicles."

        Brian R. DiDonato, one of our named executive officers, was granted limited partnership interests in the incentive vehicles and, as a result, will be entitled to distributions of a portion of the carried interest as a limited partner of the incentive vehicles. We currently expect that the participation of Mr. DiDonato and other participating employees will range from 25% to 50% of the total carried interest generated from third party investments in the sponsored investment funds for which incentive vehicles have been or will be established in the future. These grants of participation in the carried interest are intended to align the interests of participating employees with the interests of the investors in those funds. Although the program was implemented in 2006, the incentive vehicles have not made any earnings distribution to Mr. DiDonato as of December 31, 2007.

Statement of Policy Regarding Transactions with Related Persons

        Our policy requires that "related person transactions" (as defined in accordance with SFAS No. 57, "Related Party Disclosures") must be disclosed quarterly. We expect to update this policy in accordance with Item 404(b) of Regulation S-K.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of January 31, 2008 by each person who is known by us to beneficially own more than 5% of our common stock, by each of our directors, by each named executive officer, and by all of our directors and executive officers as a group. The amounts and percentages of common stock beneficially owned by each stockholder in the table below are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities and include, for any stockholder, shares of our common stock that the holder has the right to acquire within 60 days. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the relevant security, or "investment power," which includes the power to dispose of or to direct the disposition of the relevant security. As a consequence, more than one person may be deemed to be the beneficial owner of the same shares of our common stock. The percentage of outstanding shares of our common stock is based on the 433,025,539 shares of our common stock outstanding as of January 31, 2008. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.

	Common Stock Beneficially Owned
	Number	%
Name and Address of Beneficial Holder
5% Stockholders:
GMAC Mortgage Group LLC(1)	90,816,738	21.0%
GMACCH Investor LLC(2)	321,986,610	74.4
KKR Millennium GP LLC(3)	321,986,610	74.4
Directors and Executive Officers:
Dennis D. Dammerman(4)	1,333,333	*
William F. Aldinger III(4)	7,000,000	1.6%
James R. Baio	—	*
Brian R. DiDonato(4)	1,020,000	*
Barry S. Gersten(4)	1,020,000	*
D. Steven Lin(4)	980,000	*
Gregory J. McManus	632,000	*
Steven P. Baum	—	—
Peter F. Bechen	—	—
Saturnino S. Fanlo	2,464	*
Eric A. Feldstein(1)	—	—
Edward A. Fox	600,000	*
John F. Grundhofer	150,000	*
Robert Glenn Hubbard	20,000	*
Stuart A. Katz	—	—
Thomas A. Kendall	—	—
Konrad R. Kruger	—	—
Daniel M. Neidich	—	—
Scott C. Nuttall(2)(3)	321,986,610	74.4
Tagar C. Olson(2)(3)	321,986,610	74.4
David C. Walker(1)	—	—
All directors and executive officers as a group (25 persons)	337,411,790	76.8%

Note:

(*)
Less than 1%.

(1)
GMAC Mortgage Group LLC is a wholly-owned subsidiary of GMAC. Messrs. Feldstein and Walker are directors of our company and directors or employees of GMAC or GMAC Mortgage Group LLC. Messrs. Feldstein and Walker do not exercise voting or investment power over the shares of common stock that are beneficially owned by GMAC and held of record by GMAC Mortgage Group LLC and therefore do not have beneficial ownership of such shares of our common stock. The address of GMAC and the individuals named above is 200 Renaissance Center, P.O. Box 200, Detroit, Michigan 48265.

(2)
Shares of our common stock shown as beneficially owned by our Sponsor stockholder, GMACCH Investor LLC, are held of record. The address of GMACCH Investor LLC is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Shares of our common stock shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock owned of record by our Sponsor stockholder, GMACCH Investor LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of KKR Millennium Fund L.P. KKR Millennium Fund L.P. and FMCP CH Investors LLC, GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P. and Dune Real Estate Parallel Fund LP, affiliates of Five Mile Capital Partners, Goldman, Sachs & Co. and Dune Capital Management LP, respectively, hold all of the voting membership interests in GMACCH Investor LLC. KKR Millennium Fund L.P., however, is the only person that is deemed to exercise voting or investment power over the shares of common stock that are owned of record by GMACCH Investor LLC. KKR Millennium GP LLC disclaims beneficial ownership of any shares of our common stock in which it does not have a pecuniary interest. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Jacques Garaialde, Michael M. Calbert and Scott C. Nuttall, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares of our common stock beneficially owned by KKR Millennium GP LLC, but disclaim that beneficial ownership except to the extent of their pecuniary interest in those shares of our common stock. Messrs. Nuttall and Olson are directors of our company and executives of KKR. They disclaim beneficial ownership of any shares of our common stock that may be deemed to be beneficially owned by KKR except to the extent of their pecuniary interest in those shares of our common stock. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(4)
Includes the following shares the beneficial owner has the right to acquire within 60 days after January 31, 2008 by exercising options:

Beneficial owner	Shares of common stock
Dennis D. Dammerman	333,333
William F. Aldinger III	4,000,000
Brian R. DiDonato	320,000
Barry S. Gersten	320,000
D. Steven Lin	320,000
Gregory J. McManus	192,000
All directors and executive officers as a group (25 persons)	6,221,333

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

        In connection with the Sponsor Transactions, we entered into a new $5.5 billion senior credit facility, consisting of a revolving credit facility and a term loan facility, with Citigroup Global Markets Inc., Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P., J.P. Morgan Securities Inc. and The Royal Bank of Scotland plc, as joint lead arrangers and joint bookrunners, and other lenders. Citibank, N.A. serves as the administrative agent for the senior credit facility and J.P. Morgan Securities Inc. serves as the syndication agent. Each of Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc serves as a documentation agent. We and certain of our U.S. (Capmark Finance Inc., SJM Cap, LLC and Capmark Bank), Canadian (Capmark Canada Limited), Irish (Capmark Bank Europe, Capmark EI Ireland Limited, Capmark Ireland Limited and Capmark AB No. 2 Limited) and Japanese (Capmark Funding Asia KK and Capmark Japan KK) subsidiaries are borrowers under the senior credit facility and are severally and not jointly liable for their respective obligations under the facility. We have guaranteed the obligations of each other borrower under the senior credit facility and our subsidiaries that have guaranteed our obligations under our bridge loan and our notes have guaranteed our company's obligations under the senior credit facility, as described below.

Revolving Credit Facility Borrowings

        The revolving credit facility consists of a $2.75 billion multi-currency revolving credit facility that is divided into four sub-facilities: a U.S. sub-facility, a Canadian sub-facility, an Irish sub-facility and a Japanese sub-facility. The U.S. sub-facility only permits loans to be denominated in U.S. dollars. All other sub-facilities allow for loans that are denominated in euros, pounds sterling, Japanese yen or U.S. dollars and, in the case of the Canadian sub-facility, Canadian dollars. The U.S. borrowers and our Irish banking subsidiaries are permitted to borrow funds under any sub-facility in any available currency under the sub-facility. The Canadian, Irish and Japanese borrowers are permitted to borrow funds only under the Canadian, Irish (other than Capmark Bank Europe) and Japanese sub-facilities, respectively. The foreign-domiciled borrowers are permitted to borrow amounts in most currencies under the applicable sub-facility. In addition, the revolving credit facility includes borrowing capacity available for letters of credit and swing line borrowings. We believe that these sub-facilities provide us with a stable and important source of liquidity for funding our operations and have reduced our dependence on secured financing. We may, at our option and to the extent lenders agree to participate, increase the revolving credit facility or any subfacilities by an aggregate amount not to exceed $1.0 billion.

Term Loan Facility Borrowings

        The term loan facility consists of a $2.75 billion term loan facility. We borrowed the full amount of the term loan on March 23, 2006 in connection with the Sponsor Transactions. A portion of the term loan was borrowed by one of the Japanese borrowers.

Interest Rates and Fees

        Borrowings under our senior credit facility bear interest at rates that vary according to the denomination of the loan. In particular:

  •
  U.S. Dollar Denominated Borrowings. Borrowings that are denominated in U.S. dollars bear interest at a rate equal to either (1) a base rate determined by reference to the higher of (a) the prime rate of Citibank, N.A. and (b) the federal funds rate plus 1/2 of 1% or (2) an applicable margin plus a LIBOR rate determined by reference to the cost of funds for deposits of U.S. dollars for the interest period relevant to the borrowing adjusted for certain additional costs. We have the option to select which rate applies to a particular borrowing.

  •
  Euro Denominated Borrowings. Borrowings that are denominated in euros bear interest at a rate equal to an applicable margin plus a EURIBOR rate determined by reference to the cost of funds for deposits in euros for the interest period relevant to the borrowing adjusted for certain additional costs.

  •
  Pounds Sterling and Japanese Yen Denominated Borrowings. Borrowings that are denominated in pounds sterling or Japanese yen bear interest at a rate equal to an applicable margin plus a LIBOR rate determined by reference to the cost of funds for deposits in the currency of the borrowings for the interest period relevant to the borrowings adjusted for certain additional costs.

  •
  Canadian Denominated Borrowings. Borrowings that are denominated in Canadian dollars bear interest at different rates depending on whether the funds are borrowed by a Canadian borrower or a U.S. borrower. In the case of a Canadian borrower, we may elect to have interest calculated at a rate equal to a base rate determined by reference to the higher of (1) the annual rate of interest established by Citibank Canada as the reference rate of interest then in effect for determining interest rates on commercial loans denominated in Canadian dollars made by it in Canada and (2) the sum of 1/2 of 1% plus the one-month CDOR Rate for that day. Alternatively, we may treat the loan as a bankers' acceptance purchased by the lender at a discount rate determined by reference to the average of the annual discount rates for Canadian Dollar bankers' acceptances having a comparable term and face amount appearing on the Reuters Screen CDOR Page. In the case of a U.S. borrower, interest is payable at a rate equal to an applicable margin plus a LIBOR rate determined by reference to the cost of funds for deposits in Canadian dollars for the interest period relevant to the borrowing adjusted for certain additional costs.

        The applicable margins for LIBOR and EURIBOR borrowings drawn under our senior credit facility may vary from 0.600% to 0.925% and are based on the credit ratings that are given to our long-term senior unsecured indebtedness by nationally recognized ratings agencies.

        In addition to paying interest on outstanding principal under our senior credit facility, we are also required to pay a facility fee to the lenders in respect of any outstanding loans and unutilized commitments. The facility fee rate may vary from 0.100% to 0.175%, depending on the credit ratings that are given to our long-term senior unsecured indebtedness by nationally recognized ratings agencies that is used to determine the applicable margin for LIBOR and EURIBOR borrowings. In addition, we must also pay customary letter of credit fees.

Guarantees; Unsecured Obligations

        All obligations of our company under the senior credit facility have been unconditionally and irrevocably guaranteed by certain of our wholly-owned domestic subsidiaries and one of our Bermudian subsidiaries. As of the date of this prospectus, the guarantors consisted of the following companies: Capmark Capital Inc., Capmark Finance Inc., Capmark Investments LP, Commercial Equity Investments, Inc., Mortgage Investments, LLC, Net Lease Acquisition LLC and SJM Cap, LLC and Crystal Ball Holding of Bermuda Limited. The guarantees are senior obligations of the guarantors.

        The borrowers' obligations under the senior credit facility and the guarantees of those obligations by the guarantors are general unsecured obligations. Subject to several important exceptions, however, the senior credit facility contains a customary restriction on the ability of the borrowers or guarantors to pledge their property or assets or otherwise subject their property or assets to a lien unless the obligations under the senior credit facility are secured on an equal and ratable basis.

No Amortization; Mandatory Prepayments

        Principal amounts outstanding under both the revolving credit facility and the term loan facility are due and payable in full, at maturity, on March 23, 2011. We are not required to make mandatory prepayments of amounts borrowed. However, if as a result of any negative fluctuations in foreign currency exchange rates, the aggregate amount of debt outstanding under any facility or sub-facility exceeds 105% of the aggregate amount of the commitments under the facility as then in effect, we may be required by notice from the holders of a majority of the aggregate principal amount of debt outstanding under the facility to prepay an amount of indebtedness so as to cause the aggregate principal amount of indebtedness outstanding not to exceed the applicable commitments.

Voluntary Prepayments

        We may prepay amounts outstanding under the revolving credit facility or the term loan facility, in whole or in part, without premium or penalty other than customary "breakage" costs with respect to LIBOR or EURIBOR loans. Amounts repaid under the term loan may not be reborrowed.

Covenants and Events of Default

        Our senior credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for similar senior credit facilities. The covenants in the senior credit facilities include limitations (each of which is subject to customary exceptions) on our consolidated leverage ratio as well as our ability and the ability of our current and future subsidiaries to incur additional indebtedness, grant liens, merge, consolidate or engage in asset sales, engage in transactions with affiliates and change the nature of the business conducted by us and our subsidiaries. In addition, the senior credit facility requires us to maintain a total debt to total capitalization ratio (as defined in the senior credit facility) of no more than 0.87 to 1.0. Compliance with this covenant is measured without giving effect to the consolidation of our LIHTC partnerships or other entities under SFAS No. 66 or FIN 46(R). We are in compliance with our covenants under the senior credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Understanding Our Financial Results—Consolidation of LIHTC Partnerships."

        Our senior credit facility also contains certain customary events of default, including a failure to pay principal, interest, fees or other amounts when due, a failure of a representation or warranty to be true in all material respects when made or deemed made, a breach of a covenant, a cross-default, the entry of a material judgment against us, bankruptcy or insolvency events, certain ERISA violations or a "change of control" or "ownership" as defined in the credit agreement. These events of default may allow for certain grace periods and materiality limitations.

Bridge Loan

        In connection with the Sponsor Transactions, we entered into a $5.25 billion bridge loan agreement with Citigroup Global Markets Inc., Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P., J.P. Morgan Securities Inc. and The Royal Bank of Scotland plc, as joint lead arrangers and joint bookrunners. Citicorp North America, Inc. serves as the administrative agent under the bridge loan agreement and J.P. Morgan Securities Inc. serves as the syndication agent. Each of Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc serves as a documentation agent. We are the only borrower under the bridge loan agreement. Our subsidiaries that have guaranteed our obligations under our senior credit facility and our notes have guaranteed our company's obligations under the bridge loan, as described below.

Borrowings

        We borrowed the full amount of the bridge loan on March 23, 2006 in connection with the Sponsor Transactions. In December 2006, we repaid $1.5 billion of the bridge loan. In May 2007, we repaid approximately $2.0 billion under the bridge loan and as of December 31, 2007, approximately $2.8 billion remained outstanding.

Interest Rates and Fees

        Borrowings under our bridge loan bear interest at a rate equal to either (1) a base rate determined by reference to the higher of (a) prime rate of Citibank, N.A. and (b) the federal funds rate plus 1/2 of 1% or (2) an applicable margin plus a LIBOR rate determined by reference to the cost of funds for deposits of U.S. dollars for the interest period relevant to the borrowing adjusted for certain additional costs. We have the option, subject to certain conditions, to convert a particular borrowing from one interest rate to the other during the term of the bridge loan.

        The applicable margins for LIBOR borrowings drawn under our bridge loan agreement may vary from 0.500% to 0.825% and are based on the credit ratings that are given to our long-term senior unsecured indebtedness by nationally recognized ratings agencies.

        In addition to paying interest on outstanding principal under our bridge loan agreement, we are also required to pay a facility fee to the lenders in respect of outstanding principal. The facility fee rate may vary from 0.100% to 0.175%, depending on the credit ratings that are given to our long-term senior unsecured indebtedness by nationally recognized rating agencies.

Guarantees; Unsecured Obligations

        All obligations of our company under the bridge loan have been unconditionally and irrevocably guaranteed by our wholly-owned subsidiaries that have guaranteed our obligations under the senior credit facility. The guarantees are senior obligations of the guarantors.

        Our obligations under the bridge loan agreement and the guarantees of those obligations by the guarantors are general unsecured obligations. Subject to several important exceptions, however, the bridge loan agreement contains a customary restriction on the ability of the borrowers or guarantors under the bridge loan agreement or our senior credit facility to pledge their property or assets or otherwise subject their property or assets to a lien unless the obligations under the bridge loan agreement are secured on an equal and ratable basis.

Maturity; Mandatory Prepayments

        Principal amounts outstanding under the bridge loan are due and payable in full, at maturity, on March 23, 2008. On March 23, 2008, we may extend the maturity date for the amount then-outstanding under the bridge loan to March 23, 2009 provided that the representations and warranties that we have made in the bridge loan agreement remain true and correct and that no default has occurred and is continuing on that date. On February 21, 2008, we formally communicated our intent to extend the maturity date of the bridge loan to March 23, 2009 in accordance with the terms of the facility. In addition, if we or any of our domestic subsidiaries (other than Capmark Bank, Escrow Bank or any of their subsidiaries) or certain overseas subsidiaries (other than Capmark Bank Europe plc or any of its subsidiaries) issues or places unsecured debt securities having a maturity of two or more years, and the aggregate amount of those issuances or placements exceeds $100 million, we will be required to prepay the bridge loan in an amount equal to 100% of the net cash proceeds of all such issuances and placements until prepayments of $1.5 billion have been made (which amount was prepaid in connection with the offering of our outstanding notes); after prepayments of $1.5 billion, plus an amount to cover accrued interest payable upon such prepayments, are made, we will be required to use 50% of the aggregate net cash proceeds of such issuances and placements until such aggregate proceeds equal $3 billion (of which amount approximately $2.0 billion was prepaid in connection with the offering of our outstanding notes), and 100% of any net cash proceeds of such issuances and placements in excess of $3 billion to further repay any outstanding indebtedness under the bridge loan. See "Use of Proceeds" and "Capitalization."

Voluntary Prepayments

        We may prepay amounts outstanding under the bridge loan agreement, in whole or in part, without premium or penalty other than customary "breakage" costs with respect to LIBOR loans. Amounts repaid under the bridge loan may not be reborrowed.

Covenants and Events of Default

        Our bridge loan agreement contains financial, affirmative and negative covenants that are substantially similar to those contained in our senior credit facility. These covenants include limitations (each of which is subject to customary exceptions) on our consolidated leverage ratio as well as our ability and the ability of our current and future subsidiaries to incur additional indebtedness, grant liens, merge, consolidate or engage in asset sales, engage in transactions with affiliates and change the nature of the business conducted by us and our subsidiaries. In addition, the bridge loan agreement contains a maximum total debt to total capitalization financial covenant that is the same as that contained in our senior credit facility.

        Our bridge loan agreement also contains certain customary events of default that are substantially similar to those contained in our senior credit facility, including a failure to pay principal, interest, fees or other amounts when due, a failure of a representation or warranty to be true in all material respects when made or deemed made, a breach of a covenant, a cross-default, the entry of a material judgment against us, bankruptcy or insolvency events, certain ERISA violations or a "change of control" as defined in the bridge loan agreement. These events of default may allow for certain grace periods and materiality limitations.

Junior Subordinated Debentures and Trust Preferred Securities

        In connection with the Sponsor Transactions, on March 23, 2006, we issued $250 million in aggregate principal amount of our junior subordinated debentures to Capmark Trust, a Delaware statutory trust, under an indenture, dated as of March 23, 2006, among our company, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as agent. Contemporaneously with our issuance of the junior subordinated debentures, we and Capmark Trust entered into a purchase agreement with GMAC under which GMAC purchased $250 million in aggregate liquidation amount of floating rate trust preferred securities issued by the trust in exchange for the reduction of an equivalent amount of indebtedness that we owed GMAC at the time. We hold and are required to continue to hold all of the common securities that have been issued by Capmark Trust and GMAC holds all of the trust preferred securities. Capmark Trust is not permitted to issue any other additional securities in the future.

        The trust preferred securities entitle GMAC to receive, on a quarterly basis, cumulative cash distributions of amounts actually received by the trust in respect of the junior subordinated debentures, including upon redemption of the junior subordinated debentures. We have fully and unconditionally guaranteed the payment of amounts due under the trust preferred securities on a subordinated basis to the extent Capmark Trust has funds available for payment of those amounts. GMAC may also enforce certain provisions of the indenture governing the junior subordinated debentures as a third-party beneficiary, including the right to declare an event of default upon a failure by us to pay principal or interest when due on the junior subordinated debentures.

Interest Rates

        Interest accrues and is payable on the junior subordinated debentures on a quarterly basis at an annual rate equal to three-month LIBOR plus an applicable margin. We have the option to defer interest payments from time to time on the junior subordinated debentures for a period of up to ten years, subject to certain limitations. In addition, interest payments are mandatorily deferred if we do not meet certain financial tests relating to our capital adequacy, interest coverage or adjusted earnings before taxes.

        Upon the occurrence of an optional or mandatory deferral of interest payments, we may not pay dividends on our common stock or make payments of interest or principal on debt securities that rank equal or junior to the subordinated debentures. In addition, upon the occurrence of a mandatory deferral event, we may pay interest on the junior subordinated debentures only with the proceeds of eligible equity offerings. If we are unable to raise sufficient proceeds from eligible equity offerings to pay all accrued interest on the junior subordinated debentures prior to the second anniversary of the mandatory deferral event, the applicable margin for the junior subordinated debentures is reduced until the earlier of our compliance with the financial tests referred to above and the tenth anniversary of the mandatory deferral event. We are required to use our commercially reasonable efforts to complete an eligible equity offering if a mandatory deferral occurs and continues for a period of more than one year, or an optional deferral occurs and continues for a period of more than five years.

Maturity of the Junior Subordinated Debentures; Dissolution of the Trust

        The junior subordinated debentures will mature on March 23, 2046. The trust will be dissolved upon the earlier of the maturity date of the junior subordinated notes and the occurrence of certain specified events, including the redemption of the junior subordinated debentures or a bankruptcy or dissolution of our company.

Optional Redemption

        The junior subordinated debentures are redeemable, at our option, at any time on or after March 23, 2011 at a price equal to 100% of their principal amount plus accrued interest. Prior to March 23, 2011, the junior subordinated debentures are redeemable, at our option, at a price equal to 100% of their principal amount plus accrued interest, upon the occurrence of a change of control of our company (or as a result of customary redemption provisions relating to changes in tax or Investment Company Act treatment), and at a premium of up to 101% of their principal amount plus accrued interest upon an initial public offering of our common stock. We have agreed, however, for the benefit of the lenders under our bridge loan and the holders of other debt that may be designated by us that we will not redeem prior to maturity all or any part of the junior subordinated debentures (and accordingly will not permit Capmark Trust to redeem any of the trust preferred securities) except to the extent that, during the 180 calendar days prior to the date of that redemption, we have received proceeds from the sale of certain qualifying securities and complied with certain other terms and conditions. To the extent that we redeem any junior subordinated debentures, Capmark Trust will be required to use the proceeds from the redemption that it receives to redeem a corresponding amount of outstanding trust preferred securities.

Asset-Backed Financing Arrangements

        We are a party to a number of secured funding facilities that we use to finance inventories of loans and securities. These funding sources consist of repurchase agreements and other asset-backed financing arrangements. The instruments governing these arrangements typically include customary representations and warranties and events of default.

Repurchase Agreements

        We are a party to repurchase agreements with financial institutions located in the United States, Europe and Asia. Under our repurchase agreements with these financial institutions, we sell loans and securities that we own to a counterparty subject to an agreement by the counterparty to sell the same loans or securities back to us at a later date. The repurchase price is generally equal to the original sale price plus an interest factor. The interest factor is typically based on LIBOR or another benchmark plus a margin. We account for these agreements as indebtedness that is secured by the loans or securities that are sold to the counterparty.

        As of December 31, 2007, we had approximately $219.0 million of indebtedness outstanding under these repurchase agreements. Our borrowings under these agreements were denominated in U.S. dollars and pounds sterling and typically have terms of one month or less. Because we borrow under repurchase agreements based on the estimated fair value of the pledged loans and securities, and because changes in interest rates can negatively impact the values of the pledged loans and securities, in the event interest rates change or the value of the pledged instruments decline as a result of adverse changes in interest rates or credit spreads, our ongoing ability to borrow under our repurchase facilities may be limited and our lenders may initiate margin calls.

Other Asset-Backed Financing Arrangements

        We have established other asset-backed funding facilities with financial institutions located in the United States, Europe and Asia. These facilities permit us to sell certain assets such as whole loans, participations in loans and tax-exempt bonds, to special purpose entities, which in turn issue and sell participating interests or puttable tax-exempt bond derivatives. The agreements provide the counterparties with the right to cause us to either repurchase the transferred assets or reimburse the cost if certain circumstances exist. In addition, counterparties may also require us to sell down our outstanding interest in the assets to a third party during liquidation events. We also may have the right to purchase the bonds back from the special purpose entity in certain events, such as a near-term securitization. Our funding cost for these facilities is based on LIBOR or another benchmark plus a margin. As of December 31, 2007, there was $2.2 billion of indebtedness outstanding under these facilities.

Other Indebtedness

        We have entered into term loans and committed and uncommitted unsecured and secured credit lines with a number of banks and non-bank financial companies in North America, Asia and Europe. We use these loans to fund our short-term liquidity needs in connection with our lending and real estate related investment activities. As of December 31, 2007, we had $645.7 million of indebtedness outstanding under these financing arrangements. These borrowings are denominated in U.S. dollars, Japanese yen, Euro and other foreign currencies and bear interest at either fixed or floating rates. In some instances, the interest rate varies based on the amount of deposits that we maintain with the lender, which may include escrow and reserve balances that are deposited with a lender in connection with our servicing operations.

        We have also entered into investment lines and other facilities with banks with whom we deposit escrow and custodial funds from our loan servicing operations. These short-term facilities may be secured by short-term investments purchased with the proceeds of the facilities. The facilities are denominated in U.S. dollars, generally have limits that range between $100 million to $750 million and have a term of thirty days. As of December 31, 2007, we had no indebtedness outstanding under these facilities.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        Capmark and the subsidiary guarantors of the notes have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which they agreed, under certain circumstances, to use their reasonable best efforts to file a registration statement relating to the offer to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 390 days following the closing date of the issuance of the outstanding notes (or, in the case of a shelf registration statement, the date that is 120 days following the request by holders) and to consummate the exchange offer no later than the 420th day following the closing date of the issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on May 10, 2007.

        Under the circumstances set forth below, Capmark and the subsidiary guarantors will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

  •
  if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

  •
  if the exchange offer is not consummated within 420 days after the date of issuance of the outstanding notes;

  •
  if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it within 30 days after the consummation of the exchange offer; or

  •
  if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes.

        Under the registration rights agreement, if (A) we fail to cause the registration statement to be declared effective on or prior to 390 days after the issue date of the outstanding notes, (B) we fail to consummate the exchange offer no later than the 420th day following the closing date of the issuance of the outstanding notes, (C) if we are required to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the later of the date that is 390 days after the issue date or 120 days following the request by holders, or (D) if applicable, a shelf registration statement has been declared effective and the shelf registration statement ceases to be effective at any time during the period set forth in the registration rights agreement, the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period commencing on the 391st day after the issue date in the case of (A) above, the 421st day after the issue date in the case of (B) above, the later of the 391st day after the issue date and the 121st day following the request of holders in the case of (C) above, or the day the shelf registration statement ceases to be effective in the case of (D) above, and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the registration statement (or, shelf registration statement, if required) is declared effective by the SEC or the exchange offer is completed or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. If, after any additional interest ceases to accrue, a different event specified in clauses (A), (B), (C) or (D) above occurs, the additional interest will begin to accrue again pursuant to the above provisions. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

  •
  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

  •
  you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of Distribution."

Resale of Exchange Notes

        Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

  •
  you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        If you are our affiliate or an affiliate of any subsidiary guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

  •
  you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

  •
  in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof. We will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding notes surrendered in the exchange offer.

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange fixed rate notes and the exchange 2010 floating rate notes will be issued under and entitled to the benefits of the same indentures that authorized the issuance of the outstanding fixed rate notes and the outstanding 2010 floating rate notes. For a description of the indentures, see "Description of the Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $830 million aggregate principal amount of the outstanding 2010 floating rate notes are outstanding, $1.2 billion aggregate principal amount of the outstanding 2012 fixed rate notes are outstanding and $500 million aggregate principal amount of the outstanding 2017 fixed rate notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indentures relating to such holders' series of outstanding notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer."

        If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

        As used in this prospectus, the term "expiration date" means 12:00 a.m. midnight, New York City time, on                        , 2008. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

        To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any outstanding notes (if we amend or extend the exchange offer);

  •
  to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

  •
  the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution"; or

  •
  any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to our holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the "TIA").

Procedures for Tendering Outstanding Notes

        To tender your outstanding notes in the exchange offer, you must comply with either of the following:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent" prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes, letter of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

        If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

        DTC is referred to in this prospectus as a "book-entry transfer facility."

Acceptance of Exchange Notes

        In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

  •
  you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

  •
  you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

  •
  you are acquiring the exchange notes in the ordinary course of your business.

        In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

        Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us or them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

        Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC's Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent"; or

  •
  you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or prior to the expiration date.

Exchange Agent

        Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer and also acts as trustee under the indentures governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail: DB Services Tennessee, Inc. Reorganization Unit P.O. Box 305050 Nashville, TN 37230	By Facsimile Transmission: (615) 835-3701	By Overnight Courier or Hand Delivery: DB Services Tennessee, Inc Trust and Securities Services Reorganization Unit 648 Grassmere Park Road Nashville, TN 37211
To Confirm by Telephone: (800) 735-7777

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the costs of the exchange offer over the remaining term of the exchange notes under GAAP.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  as otherwise set forth in the offering circular distributed in connection with the private offerings of the outstanding notes.

        In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

        Participating in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

        The outstanding notes were, and the exchange notes will be, issued under three indentures (as used in this "Description of the Notes," the "Indentures") among our company, the Guarantors referred to below and Deutsche Bank Trust Company Americas, as trustee (as used in this "Description of the Notes," the "Trustee"). The 2010 floating rate notes, the 2012 fixed rate notes and the 2017 fixed rate notes each comprise a separate series of debt securities. The terms of each series of notes include those contained in the applicable Indenture and those made part of each Indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following summaries of certain provisions of the notes and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the terms and conditions of the notes and the Indentures, including the definitions of certain terms included in the Indentures. We urge you to read the Indentures because those documents, and not this "Description of the Notes," define your rights as a holder of notes. Copies of the Indentures are available at our principal executive offices and the offices of the Trustee in New York City, New York.

        You can find the definitions of certain terms used in the Indentures and this "Description of the Notes" under "—Certain Definitions." In this "Description of the Notes," the terms "Capmark," "we," "our" and "our company" refer only to Capmark Financial Group Inc. and do not include any of our subsidiaries. The terms "holder" or "noteholder" mean, with respect to any notes, the person in whose name those notes are registered in the register maintained for those notes. Only registered holders have rights under the Indentures.

General

        The notes of each series:

  •
  are senior unsecured obligations of ours;

  •
  rank equal in right of payment with all of our existing and future senior unsecured Indebtedness;

  •
  rank senior in right of payment to all of our existing and future Indebtedness that is subordinated to the notes;

  •
  are effectively subordinated in right of payment to all of our existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness;

  •
  are effectively subordinated in right of payment to all existing and future Indebtedness or other liabilities of any of our subsidiaries that do not guarantee the notes; and

  •
  are fully and unconditionally guaranteed by the Guarantors on a senior unsecured basis.

        We are entitled, without the consent of the holders, to issue additional notes under the applicable Indenture on the same terms and conditions (except for the issue price and the issue date) and with the same security identification numbers as the notes in an unlimited aggregate principal amount (any such notes being referred to as "additional notes"). Each series of notes is treated as a separate class and the additional notes of each series, if any, will be treated as a single class with the other notes of the relevant series for all purposes, including waivers and amendments. Unless the context otherwise requires, for all purposes of the applicable Indenture and this "Description of the Notes," references to a series of notes include any additional notes of the same series actually issued.

        The notes have been accepted for clearance through the Clearstream, Luxembourg and Euroclear systems with the CUSIP numbers and International Securities Identification Numbers set forth below.

CUSIP
ISIN
Title			Exchange Note
	Rule 144A	Reg. S		Rule 144A	Reg. S	Exchange Note
2010 floating rate notes	140661 AC3	U13626 AB9	140661 AD1	US140661AC34	USU13626AB98	US140661AD17
2012 fixed rate notes	140661 AE9	U13626 AC7	140661 AF6	US140661AE99	USU13626AC71	US140661AF64
2017 fixed rate notes	140661 AA7	U13626 AA1	140661 AB5	US140661AA77	USU13626AA16	US140661AB50

The Guarantees

        Our payment obligations with respect to each series of notes are guaranteed by the Initial Guarantors (each, a "Guarantee"). The Initial Guarantors consist of each of our Domestic Subsidiaries and one of our Foreign Subsidiaries (organized under the laws of Bermuda) that have guaranteed our company's obligations under our senior credit facility and our Bridge Loan. The Initial Guarantors do not, however, include any of our Foreign Subsidiaries that are direct borrowers under our senior credit facility. One or more of our other Domestic Subsidiaries may be required to guarantee the notes pursuant to the provisions of the Indentures that are described under "—Additional Guarantors" and a Guarantee of a Guarantor may be released in the circumstances described under "—Guarantees."

        Each Guarantee of a series of notes:

  •
  are a senior unsecured obligation of the applicable Guarantor;

  •
  rank equal in right of payment with all of the existing and future senior unsecured Indebtedness of the applicable Guarantor;

  •
  rank senior in right of payment to all of the existing and future Indebtedness of the applicable Guarantor that is subordinated to the Guarantee;

  •
  are effectively subordinated in right of payment to all of the applicable Guarantor's existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness; and

  •
  are effectively subordinated in right of payment to all existing and future Indebtedness or other liabilities of any Subsidiaries of our company that do not guarantee the notes.

Fixed Rate Notes

        We issued the following outstanding fixed rate notes:

  •
  $1,200,000,000 in initial aggregate principal amount of outstanding 2012 fixed rate notes. Interest on the 2012 fixed rate notes accrues at the rate of 5.875% per annum from and including the date of initial issuance or, if interest has already been paid on the 2012 fixed rate notes, from the most recent interest payment date to which interest has been paid or provided for. The 2012 fixed rate notes mature on May 10, 2012.

  •
  $500,000,000 in initial aggregate principal amount of outstanding 2017 fixed rate notes. Interest on the 2017 fixed rate notes accrues at the rate of 6.300% per annum from the date of initial issuance or, if interest has already been paid on the 2017 fixed rate notes, from and including the most recent interest payment date to which interest has been paid or provided for. The 2017 fixed rate notes mature on May 10, 2017.

        We make interest payments on each series of fixed rate notes semi-annually, in arrears, on May 10 and November 10 of each year, commencing on November 10, 2007, to the holders of record of such series of notes at the close of business on the preceding April 25 and October 25, respectively, whether or not those dates are business days. Interest on each series of fixed rate notes is computed on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed.

        If any interest payment date, maturity date or redemption date with respect to any series of fixed rate notes falls on a day that is not a business day, the required payment of principal, interest or premium, if any, will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, maturity date or redemption date, as the case may be, to the date of such payment on the next succeeding business day.

        Notwithstanding the foregoing, any interest that is payable, but that is not punctually paid or duly provided for, on an interest payment date for any fixed rate notes ("defaulted interest") will cease to be payable to the holders of record to whom the defaulted interest was originally to have been paid on such interest payment date and will be payable instead, at our election, to the persons in whose name such fixed rate notes are registered at the close of business on a special record date to be fixed by the Trustee not more than 15 nor less than 10 days prior to the date fixed by us for payment of the defaulted interest.

Floating Rate Notes

        We issued $850,000,000 in initial aggregate principal amount of outstanding 2010 floating rate notes. The 2010 floating rate notes mature on May 10, 2010.

        We make interest payments on 2010 floating rate notes quarterly, in arrears, on February 10, May 10, August 10 and November 10 of each year, commencing on August 10, 2007, to the holders of record of the 2010 floating rate notes at the close of business on the preceding January 25, April 25, July 25 and October 25, respectively, whether or not those dates are business days. Interest on the floating rate notes is calculated on the basis of the actual number of days in the applicable interest period and a 360-day year.

        The 2010 floating rate notes bear interest at a variable rate determined by the calculation agent. The interest rate for a particular interest period is an annual rate equal to three-month LIBOR as determined on the applicable interest determination date plus 0.650%. The interest rate is reset on the first day of each interest period other than the initial interest period (each an "interest reset date"). An interest period is the period commencing on an interest payment date (or the date of initial issuance in the case of the initial interest period) and ending on the day immediately preceding the next following interest payment date. The "interest determination date" was May 8, 2007 in the case of the first interest period and the second London banking day preceding the beginning of the interest period in the case of each other interest period.

        On any interest determination date, "LIBOR" is determined by the calculation agent as follows:

  (1)
  LIBOR is the arithmetic mean of the offered rates for deposits in U.S. dollars for the three-month period, that appear on "Reuters Page LIBOR 01" (or if such page by its terms provides for a single rate, such single rate) at approximately 11:00 a.m., London time, on the interest determination date. "Reuters Page LIBOR 01" means the display page designated as "LIBOR 01" on the Reuters service for the purpose of displaying London interbank offered rates of major banks, or any successor page on the Reuters service selected by us with the consent of the calculation agent, or if we determine that no such successor page exists on Reuters, an equivalent page on any successor service selected by us with the consent of the calculation agent.

  (2)
  If the offered rate does not appear on the Reuters Page LIBOR 01 at 11:00 a.m., London time, on the applicable interest determination date, the calculation agent will determine LIBOR as follows, on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., London time, on the interest determination date to prime banks in the London interbank market for a period of three months in principal amounts of at least $1,000,000, which rates are representative for single transactions in that market at that time. In that case, the calculation agent will request the principal London office of each of those major banks to provide a quotation of that rate. If at least two such quotations are provided, LIBOR for the applicable interest reset date will be the arithmetic average of the quotations. If fewer than two quotations are provided as requested, LIBOR for the applicable interest reset date will be the arithmetic average of the rates quoted by three major banks in New York City, New York (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., New York time, on the interest determination date for the applicable interest reset date for loans in U.S. dollars to leading banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000, which rates are representative for single transactions in that market at that time. If fewer than three quotations are provided as requested, LIBOR for the following interest period will be the same as the rate determined for the then-current interest period.

        A "London banking day" is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        All percentages resulting from calculation of the interest rate with respect to the floating rate notes are rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionth of a percentage point rounded upward (e.g., 9.876545% (or .09876545) is rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) is rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation are rounded to the nearest cent (with one-half cent being rounded upward).

        Promptly upon determination, the calculation agent will inform the Trustee and us of the interest rate for the next interest period. The calculation agent will also, upon the request of the holder of any 2010 floating rate notes, provide the interest rate in effect for the then-current interest period and, if it has been determined, the interest rate to be in effect for the next interest period. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error will be conclusive for all purposes and binding on us and the holders of the 2010 floating rate notes.

        Interest on the 2010 floating rate notes accrues from the date of initial issuance or, if interest has already been paid on the 2010 floating rate notes, from and including the most recent interest payment date to which interest has been paid or provided for to but excluding the relevant interest payment date. If an interest payment date (other than the maturity date) falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day, unless such next succeeding business day would fall in the next calendar month, in which case the interest payment date will be the immediately preceding business day. If the maturity date of the 2010 floating rate notes falls on a day that is not a business day, we will make the required payment of principal and interest on the immediately succeeding business day, as if it were made on the date the payment was due. Interest will not accrue as a result of any postponed or delayed payment in accordance with this paragraph.

        The interest rate on the 2010 floating rate notes will in no event be higher than the maximum rate permitted by New York law.

Methods of Receiving Payments on the Notes

        The outstanding notes were, and the exchange notes will be, issued only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Payments on each series of notes may be made at the corporate trust office of the Trustee, or we may choose to pay such amounts by (i) check mailed or delivered to the address of the person entitled at the address appearing in the register maintained for such notes or (ii) wire transfer to an account located in the United States of the person entitled to receive payments as specified in the register maintained for such notes.

        Except as otherwise provided in the applicable Indenture, if any payment in respect of a note is due on a day that is not at the place of payment a business day, the payment at such place of payment need not be made on that day but may be made on the next succeeding day that is a business day at that place of payment, with the same force and effect as if made on the date for such payment, and no interest will accrue during the period of postponement.

Guarantees

        Payment of principal, interest and premium, if any, on each series of notes are fully and unconditionally guaranteed, on a joint and several basis, by the Initial Guarantors and any of our wholly-owned Domestic Subsidiaries that becomes a New Guarantor in accordance with the provisions of the applicable Indenture described below under "—Additional Guarantors." The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to the Notes and the Offering—Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of the notes to return payments received from our subsidiary guarantors."

        Each Indenture provides that a Guarantor will not consolidate or merge into another person or convey or transfer or lease substantially all of its properties and assets to any person (other than Capmark or another Guarantor), unless, among other things:

  •
  the person acquiring the assets of a Guarantor in any such sale or other disposition or the person formed by or surviving any such consolidation or merger is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or a state thereof and (if such a person is not the Guarantor) expressly assumes pursuant to a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Guarantor under the Guarantee and the applicable Indenture; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

        Notwithstanding the foregoing, any Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another person so long as each Guarantee of the Guarantor would be released in connection with such transaction in accordance with the provisions of the applicable Indenture as described below.

        Each Indenture provides, with respect to each series of notes, that a Guarantor will be automatically and unconditionally released from all its obligations under its Guarantee of the notes of the series and all its obligations under the applicable Indenture with respect to the notes of the series:

  •
  in the case of the Foreign Initial Guarantor, if the Foreign Initial Guarantor ceases to guarantee the obligations of our company under our Bridge Loan;

  •
  in the case of any other Guarantor, if the Guarantor ceases to guarantee the obligations of our company under our Credit Agreement and our Bridge Loan; and

  •
  in the case of all Guarantors, upon the legal defeasance or covenant defeasance of the series of notes in accordance with the provisions of the applicable Indenture described under "—Legal

    Defeasance and Covenant Defeasance" or the satisfaction and discharge of the applicable Indenture with respect to the series of notes as described under "—Satisfaction and Discharge."

        The Trustee will be required, at our expense, to execute and deliver such instruments as we or a Guarantor may reasonably request to evidence the release of the Guarantor's obligations under any Guarantee and the applicable Indenture with respect to any series of notes.

Paying Agent, Transfer Agent, Registrar and Calculation Agent

        The Trustee initially acts as paying agent, transfer agent and registrar for each series of notes and as the calculation agent for the 2010 floating rate notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of notes represented by any global notes representing notes issued under the applicable Indenture and accepting notes for exchange and registration of transfer, (ii) ensuring that payments of principal, interest and premium, if any, in respect of the notes received by the Trustee from us are duly paid to the registered holder, (iii) transmitting to us any notices from noteholders and (iv) calculating the interest rate for the 2010 floating rate notes.

        We may change each of the paying agent, transfer agent and registrar for any series of notes and may change the calculation agent for the 2010 floating rate notes at any time at our discretion and without notice, and we or any of our Subsidiaries may act as paying agent, transfer agent, registrar or calculation agent with respect to any notes issued under the Indentures.

Interest Rate Adjustment

        The interest rate payable on the notes of each series is subject to adjustment from time to time if either Moody's or S&P downgrades (or subsequently upgrades) the debt rating assigned to the notes of such series (a "rating") as set forth below.

        If the rating from Moody's is decreased to a rating set forth in the immediately following table, the interest rate on the notes of each series to which such rating decrease applies will increase from the applicable initial interest rate set forth on the cover page of this prospectus (or, in the case of the 2010 floating rate notes, as set forth under "—General—Floating Rate Notes" above) by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

        If the rating from S&P is decreased to a rating set forth in the immediately following table, the interest rate on the notes of each series to which such rating decrease applies will increase from the applicable initial interest rate set forth on the cover page of this prospectus (or, in the case of the 2010 floating rate notes, as set forth under "—General—Floating Rate Notes" above) by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

        If Moody's or S&P subsequently increases its rating of such series of notes to any of the ratings set forth above, the interest rate on the series of notes will be decreased such that the interest rate for the notes equals the applicable initial interest rate set forth on the cover page of this prospectus (or, in the case of the 2010 floating rate notes, as set forth under "—General—Floating Rate Notes" above) plus (if applicable) the percentage set forth opposite the ratings from the tables above in effect immediately following the increase. Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody's or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes of any series be reduced to below the applicable initial interest rate set forth on the cover page of this prospectus (or, in the case of the 2010 floating rate notes, as set forth under "—General—Floating Rate Notes" above), or (2) the total increase in the interest rate on the notes of any series exceed 2.00% above the applicable initial interest rate set forth on the cover page of this prospectus (or, in the case of the 2010 floating rate notes, as set forth under "—General—Floating Rate Notes" above).

        The interest rates on the notes of a series will permanently cease to be subject to any adjustment described above if the notes of that series become rated Baa2 or higher by Moody's and BBB or higher by S&P, with a stable or positive or equivalent outlook by each.

        If either Moody's or S&P ceases to provide a rating for any series of notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes of any series shall be made solely as a result of either Moody's or S&P ceasing to provide a rating. If both Moody's and S&P cease to provide a rating, the interest rate on each series of notes will increase to, or remain at, as the case may be, 2.00% above the applicable initial interest rates set forth on the cover page of this prospectus (or, in the case of the 2010 floating rate notes, as set forth under "—General—Floating Rate Notes" above).

        Any interest rate increase or decrease, as described above, will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

Optional Redemption

        We may redeem the 2010 floating rate notes on any quarterly interest payment date on or after November 10, 2008 in whole or in part, on any interest payment date, at our option, at a redemption price equal to 100% of the principal amount of the 2010 floating rate notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed.

        We may redeem each series of the fixed rate notes, in whole or in part, at any time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the fixed rate notes to be redeemed, and (2) the sum of the present values (as determined by the Independent Investment Banker and as notified to the Trustee) of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points, in the case of the 2012 fixed rate notes, and at the applicable Treasury Rate plus 25 basis points, in the case of the 2017 fixed rate notes; in each case plus accrued and unpaid interest on the principal amount being redeemed.

        As used in this "Description of the Notes":

        "Treasury Rate" means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the

Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the redemption date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date. The Treasury Rate will be calculated by the Independent Investment Banker on the third Business Day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such fixed rate notes.

        "Comparable Treasury Price" means, with respect to the redemption date, (l) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means a primary U.S. government securities dealer in New York City, New York.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City, New York time, on the third Business Day preceding such redemption date.

        Notice of a redemption of any notes must be mailed to each holder of notes to be redeemed in accordance with the provisions set out under "—Notices," not less than 30 days nor more than 60 days prior to the redemption date. If fewer than all of the notes of a series are to be redeemed, the Trustee will, not more than 60 days prior to the redemption date, select the particular notes to be redeemed in part by such method as the Trustee deems fair and appropriate; provided that no notes of $2,000 or less may be redeemed in part. Any redemption and notice of redemption pursuant to the applicable Indenture may, in our discretion, be subject to the satisfaction of one or more conditions precedent.

        If we have given notice of a redemption of any series of notes as provided in the applicable Indenture and made funds available for the redemption of the particular notes called for redemption on the redemption date referred to in the notice, interest will cease to accrue on the notes called for redemption and the only right of the holders of those notes will be to receive payment of the redemption price.

        We may at any time purchase notes in the open market or otherwise at any price.

Mandatory Redemptions

        We are not required to make mandatory redemption payments or maintain any sinking fund with respect to the notes.

Covenants

        Each Indenture provides that the following restrictive covenants are applicable to us and to the extent set forth below, certain of our Subsidiaries.

Change of Control

        Upon the occurrence of a Change of Control Triggering Event with respect to any series of notes, each holder will have the right to require that our company purchase all or a portion of such holder's notes of the series pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control Triggering Event occurs, our company must send, by first class mail, a notice to each holder of the applicable series, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event our company is required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing.

        Neither our board of directors nor the Trustee may waive the covenant relating to a holder's right to redemption upon the occurrence of a Change of Control Triggering Event. The covenant may, in certain circumstances, make more difficult or discourage any future leveraged buyout of our company. However, the Indentures may not afford the holders of the notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the "Change of Control" provisions of the applicable Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Change of Control" provisions of that Indenture by virtue of that compliance.

Limitation on Liens

        As long as the notes remain outstanding, we shall not, and shall not permit any Guarantor to, issue or assume any Indebtedness if such Indebtedness is secured by any Lien upon any property or assets of Capmark or such Guarantor, unless all principal of and interest on the notes are secured by such Lien, equally and ratably with any and all other Indebtedness secured thereby, so long as any such other Indebtedness shall be so secured; provided, however, that this covenant shall not apply in the case of:

  (1)
  Liens in favor of Capmark or any Guarantor;

  (2)
  any deposit of assets of Capmark or any Guarantor with any surety company or clerk of any court, or escrow, as collateral in connection with, or in lieu of, any bond on appeal by Capmark or such Guarantor from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Capmark or such Guarantor;

  (3)
  any Lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

  (4)
  any Liens existing on the date of original issuance of the notes;

  (5)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of the Liens, charges or pledges referred to in clauses (1) to (4) above in this "Limitation on Liens" covenant, provided that the amount of any and all Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement; and

  (6)
  Liens (i) evidencing the sale, securitization, syndication or financing of any real estate receivables and mortgage notes and related security in connection with Permitted Receivables Financings, in each case so long as such Liens extend solely to the assets being sold, securitized or syndicated thereunder or (ii) on any assets that (A) fall within any Specified Asset Category or (B) are owned by any Specified Subsidiary.

        Notwithstanding the foregoing, the restrictions set forth in this "Limitation on Liens" covenant does not apply to the incurrence of any Liens securing Indebtedness which, together with other outstanding Indebtedness of ours or our Guarantors secured by Liens (not including Indebtedness secured by Liens otherwise permitted under the foregoing numbered exceptions), does not exceed the greater of (i) 10% of Consolidated Net Tangible Assets and (ii) $1.5 billion.

        This "Limitation on Liens" covenant will permanently cease to apply and will be of no further force and effect with respect to a particular series of notes if at any time the rating of such series of notes becomes A1 or higher by Moody's and A+ or higher by S&P, in each case with a stable or positive outlook.

Additional Guarantors

        Each Indenture provides that any of our wholly-owned Domestic Subsidiaries that guarantees the obligations of our company under the Credit Agreement or our Bridge Loan will, if such Domestic Subsidiary is not already a Guarantor, be required to become a Guarantor with respect to each series of notes outstanding at that time (in that capacity, a "New Guarantor") within 30 days of guaranteeing the obligations of our company under the Credit Agreement or our Bridge Loan, as the case may be, by executing and delivering to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee.

Consolidation, Merger, Sale or Conveyance

        Each Indenture provides that we will not consolidate with or merge into any other person or convey or transfer or lease substantially all of our properties and assets to any person, unless, among other things:

  (1)
  the person acquiring our assets in any such sale or other disposition or the person formed by or surviving any such consolidation or merger is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or a state thereof and (if such is person is not our company) expressly assumes pursuant to a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, all the obligations of our company under the notes and the applicable Indenture; provided, that if such person is not a corporation, a corporate co-issuer that is organized and existing under the laws of the United States or a state thereof shall be added to the applicable Indenture by executing and delivering a supplemental indenture, in form and substance reasonably satisfactory to the Trustee; and

  (2)
  immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

        Any sale or conveyance of assets of one or more Significant Subsidiaries (other than to us or any Guarantor), which, if such assets were owned by us, would constitute all or substantially all of our consolidated assets, will be deemed to be the transfer of all or substantially all of our consolidated assets for purposes of the provisions described above. After assuming our obligations as set forth above, the person acquiring our assets in any such sale or other disposition or the person formed by or surviving any such consolidation or merger will have all our rights, powers and obligations under the applicable Indenture.

Maintenance of Corporate Existence

        Subject to the provisions of each Indenture described above under "—Consolidation, Merger, Sale or Conveyance," we will do or cause to be done all things necessary to preserve and keep in full force and effect (i) our corporate or other existence in accordance with our organizational documents (as the same may be amended from time to time) and (ii) the rights (charter and statutory), licenses and franchises of our company and the Guarantors; provided, however, that we will not be required to preserve any such right, license or franchise if our board of directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of our company and our Subsidiaries, taken as a whole.

Certain Definitions

        The following terms have the following definitions in each Indenture:

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Below Investment Grade Rating Event" means the applicable series of notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

        "Bridge Loan" means that certain Bridge Loan Agreement, dated as of March 23, 2006, among our company, the several lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent, J.P. Morgan Securities Inc., as syndication agent, Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc, as documentation agents, and Citigroup Global Markets Inc., Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P., J.P. Morgan Securities Inc. and The Royal Bank of Scotland plc, as joint lead arrangers and joint bookrunners, as amended, restated, supplemented or otherwise modified from time to time.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of our company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indentures), other than any Person or Group that is controlled by Kohlberg Kravis Roberts & Co. L.P.;

  (2)
  the approval by the holders of capital stock of our company of any plan or proposal for the liquidation or dissolution of our company (whether or not otherwise in compliance with the provisions of the Indentures);

  (3)
  any Person or Group, other than any Person or Group that is controlled by Kohlberg Kravis Roberts & Co. L.P., shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of our company; or

  (4)
  the replacement of a majority of the board of directors of our company over a two-year period from the directors who constituted the board of directors of our company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of our company then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, if at any time after the execution of the applicable Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Consolidated Net Tangible Assets" means, as of any determination date, the total of all of the assets appearing on our most recent consolidated balance sheet delivered to the Trustee or filed with the Commission pursuant to the applicable Indenture less the following (i) current liabilities, other than (A) bank-issued certificates of deposit, (B) the amount of current liabilities which by their terms are either (1) automatically extendable or renewable or (2) renewable at the option of the obligor to a date that is no less than 363 days following such determination date and (C) intercompany obligations among us and any of our Subsidiaries or among our Subsidiaries, (ii) reserves for depreciation and other asset valuation reserves, (iii) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on such balance sheet and (iv) appropriate adjustments on account of minority interests of other persons.

        "Credit Agreement" means (i) the Existing Credit Agreement and (ii) any successor credit agreement to the Existing Credit Agreement or to any such successor credit agreement, including any related notes, guarantees, instruments and agreements executed in connection therewith, that has terms and characteristics that are substantially similar to the Existing Credit Agreement and is entered into by our company, as borrower, with a syndicate of two or more banks to renew, refund, replace, refinance or extend the Existing Credit Agreement or any such successor credit agreement, as amended, restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, the term "Credit Agreement" does not include the Bridge Loan.

        "Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.

        "Existing Credit Agreement" means that certain Credit Agreement, dated as of March 23, 2006, among our company, the designated borrowers named therein, the several lenders from time to time party thereto, Citibank, N.A., as administrative agent, J.P. Morgan Securities Inc., as syndication agent, Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P., and The Royal Bank of Scotland plc, as documentation agents, and Citigroup Global Markets Inc., Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P., J.P. Morgan Securities Inc. and The Royal Bank of Scotland plc, as joint lead arrangers and joint bookrunners, including any related notes, guarantees, instruments and agreements executed in connection therewith, as amended, restated, supplemented or otherwise modified from time to time.

        "Foreign Initial Guarantor" means Crystal Ball Holding of Bermuda Limited.

        "Foreign Subsidiary" means any Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States as applied by us in the preparation of our consolidated financial statements delivered to the Trustee or filed with the Commission in accordance with the provisions of the applicable Indenture; provided, however, that for purposes of the "Limitation on Liens" provision of the Indentures, GAAP shall mean generally accepted accounting principles in effect on the date of the original issuance of the notes and without giving effect to any changes thereto or the interpretation or application of SFAS No. 140 or FIN 66(R) after such date in the preparation of the foregoing financial statements.

        "Guarantee" means, as to any Person, any financial obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of Indebtedness of any other Person; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantee" shall not apply to a guarantee of intercompany indebtedness among us and our Subsidiaries or among our Subsidiaries. The value of any Guarantee of any Person will be deemed to be the carrying value of such Guarantee, with such carrying value being determined in a manner consistent with the carrying value of Guarantees as reflected in our financial statements most recently delivered to the Trustee or filed with the Commission in accordance with the Indentures.

        "Guarantor" means each Initial Guarantor and any Domestic Subsidiary that becomes a New Guarantor in accordance with the provisions described under the caption "—Additional Guarantors" above; provided that a Person released from its guarantee obligations as described under the caption "Guarantees" above shall not be deemed a Guarantor.

        "Indebtedness" means, with respect to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (but excluding any such items to the extent accounted for under Accounting Research Bulletin No. 51, "Consolidated Financial Statements", SFAS No. 66 or FIN 46(R) in each case in relation to our affordable housing tax credit syndication business): (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, convertible securities (to the extent that they have put provisions that are exercisable during the period the notes are outstanding) or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties and surety bonds; (c) capitalized leases; and (d)  all Guarantees of such Person in respect of any of the foregoing. For the purpose of determining any particular amount of Indebtedness under this definition, Guarantees of Indebtedness (or obligations with respect to letters of credit) otherwise included in the determination of such amount shall not be included. For the avoidance of any doubt, any obligation that is non-recourse to any such Person other than to specified assets of such Person shall not be deemed to be Indebtedness of such Person under this definition.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Lien" means any mortgage, pledge, lien, security interest, encumbrance, lien or charge of any kind.

        "Permitted Receivables Financing" means a limited recourse sale or financing of any real estate receivables and mortgage notes and related security by us or any of our Subsidiaries in connection with the sale, securitization or syndication of those receivables, notes and security (including planned future sales, securitizations and financings), which sale, securitization or syndication is with recourse only to the extent usual and customary in asset securitization transactions for companies with credit characteristics similar to those of us or our relevant Subsidiaries.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Rating Agencies" means (1) each of Fitch, Moody's and S&P; and (2) if any of Fitch, Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody's or S&P, or all of them, as the case may be.

        "Significant Subsidiary" means a Subsidiary of ours which would be a "significant subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the applicable Indenture, assuming we were the registrant referred to in such definition.

        "Specified Asset Categories" means, collectively, all (a) cash and cash equivalents; (b) mortgage loan interests and securities that are not owned by any of our Specified Subsidiaries and are either (i) direct obligations of a GSE or the United States government or any of its agencies and backed by the full faith and credit of the United States, (ii) obligations that a GSE or the United States government or any of its agencies and backed by the full faith and credit of the United States has guaranteed or committed to purchase or (iii) rated at least A- by S&P, A3 by Moody's or A- by Fitch; (c) mortgage loan interests that are not owned by any of our Specified Subsidiaries and either (i) have a debt coverage ratio (as determined in accordance with our credit rating standards) of at least 1.20 to 1.00 and loan to value ratio (as determined in accordance with our underwriting standards) of not greater than 80% and/or (ii) are loan interests that have been targeted for, or are the subject of, a sale, securitization or syndication transaction which has previously closed or which is scheduled for execution within 180 days.

        "Specified Subsidiaries" means, collectively, Capmark Bank, Escrow Bank, Capmark Bank Europe and any Subsidiary of any of the foregoing.

        "Subsidiary" means, as to any Person, any corporation, limited liability company, partnership or other business entity of which such Person owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case, having ordinary voting power (and not merely voting power exercisable upon a contingency) to elect or appoint a majority of the directors, managers or trustees of such corporation, limited liability company, partnership or other business entity (irrespective of whether or not capital stock or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other business entity shall or might have voting power upon the occurrence of any contingency).

Reporting Requirements

        Each Indenture requires us to file with the Trustee, within 15 days after we are required to file the same with the Commission, copies of all annual reports on Form 10-K, all quarterly reports on Form 10-Q and all current reports on Form 8-K that we are required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file the foregoing reports with the Commission pursuant to either of these sections, we will be required to file with the Trustee, within 45 days after the required filing deadline in accordance with the rules and regulations prescribed from time to time by the Commission, such financial information of our company as would be required to be contained in an annual report on Form 10-K and a quarterly report on Form 10-Q, as applicable, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual financial information only, a report on our annual financial statements by our independent registered public accountant, and such current reports on Form 8-K as may be required pursuant to Section 15(d) of the Exchange Act in respect of a security subject to the periodic reporting requirements of such section.

        If at any time a direct or indirect parent of our company is a Guarantor of the notes of any series and has filed with the Trustee and if, applicable, the Commission the reports referred to above with respect to such company (including any financial information required by Regulation S-X promulgated by the Commission), we will be deemed to be in compliance with the provisions of the covenant described under this caption with respect to such series of notes.

        Each Indenture provides that we will be deemed to have filed a report referred to above with the Trustee if we have filed the report with the Commission using its Electronic Data Gathering, Analysis and Retrieval System or any successor system. The subsequent filing with the Trustee and, if applicable, the Commission of any report required by this covenant will be deemed to automatically cure any Default or Event of Default resulting from the failure to file such report within the time period required.

        In addition, for so long as the notes of any series are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, we will, at any time when we are not subject to Section 13 or 15(d) of the Exchange Act, promptly furnish or cause to be furnished to any holder or beneficial owner of those restricted securities or to any prospective purchaser of those restricted securities designated by the holder or beneficial owner, in each case, upon the request of the holder, beneficial owner or prospective purchaser the information required to be delivered under Rule 144A(d)(4) under the Securities Act.

Events of Default

        Each Indenture provides that, with respect to the series of notes covered by that Indenture, that the following events will constitute an Event of Default:

  (i)
  a default in the payment of the principal of any note of the series after any such principal becomes due in accordance with the terms thereof, upon redemption or otherwise; or default in the payment of any interest in respect of any note of the series if such default continues for 30 days after any such interest becomes due in accordance with the terms thereof;

  (ii)
  our failure, or the failure of any Guarantor, to observe or perform any other covenant or agreement contained in the notes of the series or the applicable Indenture, and such failure continues for 90 days after notice, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes of such series issued pursuant to the applicable Indenture, specifying such failure and requiring it to be remedied and stating that such notice constitutes a notice of default under the applicable Indenture (except in the case of a default with respect to the covenant described above under "—Covenants—Change of Control," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (iii)
  our failure, or the failure by any of our Significant Subsidiaries, to perform any term or provision of any evidence of Indebtedness of us or such Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created, or any other condition shall occur, and as a result of the occurrence of which default or condition any Indebtedness of us or any of our Significant Subsidiaries in an amount in excess of $100,000,000 shall become or be declared to be due and payable, or we, or any of our Subsidiaries, shall be obligated to purchase any such Indebtedness of us or any of our Significant Subsidiaries, in each case, prior to the date on which it would otherwise become due and payable, or any Indebtedness of us or any of our Significant Subsidiaries in an amount in excess of $100,000,000 shall not be paid when due at its stated maturity;

  (iv)
  a decree or order by a court having jurisdiction shall have been entered adjudging us, any Guarantor or any of our Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of or by us, any Guarantor or any of our Significant Subsidiaries and such decree or order shall have continued undischarged or unstayed for a period of 60 days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or for the liquidation or dissolution of us, any Guarantor or any of our Significant Subsidiaries, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; provided, however, that any Significant Subsidiary may be liquidated or dissolved if, pursuant to such liquidation or dissolution, all or substantially all of its assets are transferred to us or another of our Significant Subsidiaries;

  (v)
  we, any Guarantor or any of our Significant Subsidiaries shall institute any proceeding to be adjudicated as voluntarily bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or its property; or

  (vi)
  any Guarantee of the applicable series of notes shall cease to be in full force and effect (unless such Guarantee has been released in accordance with the applicable Indenture).

        If an Event of Default specified in clause (iv) or (v) above shall occur, the maturity of all outstanding notes shall automatically be accelerated and the principal amount of the notes, together with accrued interest thereon, shall be immediately due and payable. If any other Event of Default shall occur and be continuing with respect to a series of notes, either the Trustee or the holders of not less than 25% of the aggregate principal amount of the notes of the series may, by written notice to us (and to the Trustee if given by holders), declare the principal amount of the notes of such series, together with accrued interest thereon, immediately due and payable. The right of the holders to give such acceleration notice shall terminate if the event giving rise to such right shall have been cured before such right is exercised. Any such declaration may be annulled and rescinded by written notice from the Trustee or the holders of a majority of the aggregate principal amount of the notes of the affected series to us if all amounts then due with respect to the notes of the series are paid (other than amount due solely because of such declaration) and all other defaults with respect to the notes of the series are cured.

        Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, in case we shall fail to comply with our obligations under the applicable Indenture or any series of notes and such failure shall be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders of the affected notes, unless such holders shall have offered to the Trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding notes of the series affected by an Event of Default will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such notes, to the extent such action does not conflict with the provisions of the applicable Indenture or applicable law.

        No holder or holders of any series of notes will have any right to institute any proceeding with respect to the applicable Indenture or the notes of such series or for any remedy thereunder, unless such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the series of notes and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes of such series shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default, such holder or holders have offered to the Trustee reasonable indemnity, the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding and no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes of such series. However, such limitations will not apply to a suit individually instituted by a holder of a note for enforcement of payment of the principal of, or interest on, such note on or after respective due dates expressed in such note.

Legal Defeasance and Covenant Defeasance

        We may, at our option and at any time, elect to have our obligations with respect to the outstanding notes of any series discharged ("Legal Defeasance"). If we exercise our Legal Defeasance option, payment of the notes of the applicable series may not be accelerated because of an Event of Default with respect to such series. Legal Defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes of the series with respect to which we have exercised our Legal Defeasance option after the deposit specified in clause (1) of the second following paragraph, except for:

  (1)
  our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

  (2)
  the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

  (3)
  the Legal Defeasance provisions of the applicable Indenture.

        In addition, we may, with respect to any series of notes, elect at our option and at any time to terminate our obligations under certain covenants (including the covenants described under "—Covenants—Change of Control," "—Covenants—Limitation on Liens" and "—Covenants—Reporting Requirements") ("Covenant Defeasance") that are described in the applicable Indenture and thereafter any failure to comply with those covenants or with the cross acceleration provision of the applicable Indenture will not constitute a Default or an Event of Default under clauses (ii) and (iii), respectively of the first paragraph under "—Events of Default" with respect to such series of notes. We may exercise our Legal Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of notes:

  (1)
  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the series of notes, cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of an internationally recognized investment bank chosen by us, appraisal firm or firm of independent registered public accountant, to pay the principal of, premium, if any, and interest on the notes of the series on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, we shall have delivered to the Trustee an Opinion of Counsel from counsel in the United States reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) and independent of us to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the issuance of the notes of the series, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that (and based thereon such Opinion of Counsel shall state that) the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, we shall have delivered to the Trustee, among other documents, an Opinion of Counsel in the United States reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this paragraph (other than a Default or Event of Default arising in connection with the grant of any Lien securing a borrowing of funds to be applicable to such deposit).

Satisfaction and Discharge

        The Indenture applicable to each series of notes will be discharged and will cease to be of further effect with respect to the series of notes governed by that Indenture (except with respect to surviving rights or registration of transfer or exchange of the applicable notes as expressly provided for in the applicable Indenture) when:

  (1)
  either:

  (a)
  all the notes of the series that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by our company and thereafter repaid to our company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all notes of the series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the Trustee funds or certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, sufficient without reinvestment to pay and discharge the entire Indebtedness on the notes of such series not delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of redemption or maturity, together with irrevocable instructions from us directing the Trustee to apply such funds to the date of redemption or maturity;

  (2)
  we have paid or caused to be paid all other sums payable by our company under the applicable Indenture and the notes of the series (except for any indemnification obligations thereafter owing to the trustee); and

  (3)
  we have delivered to the Trustee an Officers' Certificate stating that all conditions precedent under the applicable Indenture relating to the satisfaction and discharge of the applicable Indenture have been complied with.

Notices

        Each Indenture provides that all notices will be deemed to have been given to the holders of any series of notes upon the mailing by first class mail, postage prepaid, of such notices to holders at their registered addresses as recorded in the applicable register maintained for the series of notes. The Trustee shall, upon request and at our expense, forward to each registered holder of notes the reports received by the Trustee as described under "—Covenants—Reporting Requirements."

Amendments and Waivers

        Subject to certain exceptions, each Indenture provides that the notes of the series governed by it may be amended or supplemented with the consent of the holders of a majority in principal amount of the outstanding notes of the series (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, those notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the outstanding notes of the series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, those notes). However, without the consent of each holder of the notes of a series affected thereby, no amendment, supplement or waiver may, among other things:

  (1)
  change any installment of interest with respect to any note of the series or reduce the principal amount of or interest with respect to any note of the series;

  (2)
  change cash prices at which the notes of the series may be redeemed by us;

  (3)
  change the currency in which, or change the required place at which, payment with respect to principal of or interest with respect to the notes of the series is payable;

  (4)
  after our obligation to purchase notes arises thereunder, amend, change or modify in any material respect our obligation to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or, after such Change of Control Triggering Event has occurred, modify any of the provisions or definitions with respect thereto;

  (5)
  change the time at which any note of the series may be redeemed; or

  (6)
  reduce the above-stated percentage of the principal amount of notes required to modify or amend the applicable Indenture or the terms or conditions of the notes of the series or to waive any future compliance or past Default or Event of Default.

        Notwithstanding the foregoing, without the consent of any holder, we, the Guarantors and the Trustee may amend the applicable Indenture and the notes of any series to:

  (1)
  cure any ambiguity, omission, defect or inconsistency;

  (2)
  provide for the assumption of the obligations of our company or any Guarantor under the applicable Indenture;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  add a Guarantor or release a Guarantor from its obligations under a Guarantee or the applicable Indenture in accordance with the applicable provisions of the applicable Indenture;

  (5)
  secure any notes;

  (6)
  add to the covenants of our company for the benefit of the holders or surrender any right or power conferred upon our company or a Guarantor;

  (7)
  make any change that does not materially adversely affect the rights of any holder of the series;

  (8)
  comply with any requirement of the Commission in connection with the qualification of the applicable Indenture under the Trust Indenture Act;

  (9)
  provide for the appointment of a successor trustee (provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the applicable Indenture); or

  (10)
  provide for the issuance of exchange notes which shall have terms identical in all material respects to the notes exchanged therefor (except as to additional interest and that the transfer restrictions contained in such notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding notes of the same series, as a single class of securities.

        The consent of the holders is not necessary under the Indentures to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the applicable Indenture by any holder of notes given in connection with a tender of the holder's notes will not be rendered invalid by such tender. After an amendment or supplement under the applicable Indenture becomes effective, we will be required to mail to the holders affected by the amendment or supplement a notice briefly describing such amendment or supplement. However, the failure to give such notice to all of the affected holders or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Governing Law

        The Indentures and the notes provide that they are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

        Deutsche Bank Trust Company Americas is the Trustee under the Indentures and serves as the paying agent and registrar with respect to each series of notes and the calculation agent with respect to the 2010 floating rate notes. We and our affiliates may have normal banking relationships with the Trustee and its affiliates in the ordinary course of business. The address of the Trustee is Deutsche Bank Trust Company Americas, 60 Wall Street, 27th Floor, MS:NYC 60-2710, New York, New York 10005, Attention: Trust & Securities Services.

        Each Indenture contains provisions for the indemnification of the Trustee and for its relief from responsibility. The obligations of the Trustee to any holder of notes are subject to such immunities and rights as are set forth in the applicable Indenture. The Trustee and any of its affiliates may hold notes in their own respective names. The Trustee is not responsible for any of the disclosures contained in this prospectus, other than the description of the Trustee.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition of the outstanding notes and the exchange notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

        Section 406 of ERISA, and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code ("ERISA Plans") from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of the outstanding notes and the exchange notes by an ERISA Plan with respect to which we or the subsidiary guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the Department of Labor has issued prohibited transaction class exemptions or "PTCEs," that may apply to the acquisition and holding of the outstanding notes and the exchange notes, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Governmental plans and certain church and non-United States plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to Similar Laws.

        Accordingly, by acceptance of a outstanding note (or exchange note), you and any of your subsequent transferees of a outstanding note (or exchange note) will be deemed to have represented and warranted that either (1) no portion of the assets used by you or your transferee to acquire and hold the notes constitutes assets of any Plan or (2) the acquisition and holding of the outstanding notes and the exchange notes by you or your transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring and holding the outstanding notes (or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to that investment and whether an exemption would be applicable to the acquisition and holding of the outstanding notes and the exchange notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers. who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the consummation of the registered exchange offer we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of Lionel Sawyer & Collins as to all matters governed by the laws of the State of Nevada, the opinion of Reed Smith LLP as to all matters governed by the laws of the Commonwealth of Pennsylvania, the opinion of Kutak Rock LLP as to all matters governed by the laws of the State of Colorado, the opinion of Allen Matkins Leck Gamble Mallory & Natsis LLP as to all matters governed by the laws of the State of California and the opinion of Appleby as to all matters governed by the laws of the country of Bermuda. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of funds affiliated with KKR, one of our Sponsors.

EXPERTS

        The consolidated financial statements as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and the period from March 23, 2006 to December 31, 2006 (successor) and the period from January 1, 2006 to March 22, 2006 (predecessor) included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of Financial Accounting Standards Board Interpretation No. 48 in 2007 and to a change of basis of accounting in 2006) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Capmark Financial Group Inc. for the year ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        On May 7, 2006, we informed PricewaterhouseCoopers LLP of our decision to dismiss PricewaterhouseCoopers LLP as our independent registered public accounting firm effective as of January 1, 2006. Our decision to dismiss PricewaterhouseCoopers LLP was approved by the audit committee of our board of directors.

        PricewaterhouseCoopers LLP's reports on our financial statements as of and for the year ended December 31, 2005 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

        During the year ended December 31, 2005, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference thereto in its report on our financial statements for such years.

        During the year ended December 31, 2005, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v), except that there were material weaknesses in controls, as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Understanding Our Financial Results—Restatement of Prior Year Financial Statements," because we did not properly interpret and apply various components of accounting literature in relation to certain complex accounting transactions regarding (1) transfer of assets, (2) hedge accounting, (3) incentive compensation, (4) syndication fees and (5) valuation of mortgage loans held for sale.

        We have requested that PricewaterhouseCoopers LLP provide us with a letter to the SEC stating whether or not PricewaterhouseCoopers LLP agrees with the disclosures related to it above. A copy of such letter, dated March 14, 2008, is filed as Exhibit 16 to the registration statement of which this prospectus forms a part.

        On March 23, 2006, with the approval of the audit committee of our board of directors, we engaged Deloitte & Touche LLP to be our independent registered public accounting firm, effective January 1, 2006.

        We did not consult with Deloitte & Touche LLP on any matters described in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K prior to their appointment.

WHERE YOU CAN FIND MORE INFORMATION

        We and our subsidiary guarantors have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us, our subsidiary guarantors and the exchange notes, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Securities and Exchange Commission maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. You may obtain further information about the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the Securities and Exchange Commission. The address of this site is http://www.sec.gov.

        As a result of the exchange offer, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the Securities and Exchange Commission. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the Securities and Exchange Commission at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the Securities and Exchange Commission as described above, or inspect them without charge at the Securities and Exchange Commission's website.

        So long as we and our subsidiary guarantors are subject to the periodic reporting requirements of the Exchange Act, we and our subsidiary guarantors are required to furnish the information required to be filed with the SEC to the trustee and the current holders of the notes, which obligation will be deemed satisfied upon the filing of reports with the SEC via the EDGAR filing system or a successor system. We and our subsidiary guarantors have agreed that, even if we and they are not required under the Exchange Act to furnish such information to the SEC, we and they will nonetheless furnish certain annual and quarterly financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by their certified independent accountants and certain current reports to the trustee and the holders of the outstanding notes or exchange notes.

Annex A

GLOSSARY OF INDUSTRY TERMS

ABS or Asset-Backed Security	A financial security backed by a loan, lease or receivables against assets other than real estate and mortgage-backed securities.
Bridge Loan or Interim Loan
A type of short- or medium-term loan. Bridge loans are often used in the commercial real estate industry to provide short- or medium-term financing for commercial properties that are being repositioned, that have not achieved stabilized occupancy or that require a more complex long-term financing arrangement.
CDE or Community Development Entity
A CDE is a domestic corporation or partnership that is a special purpose entity that provides loans, investments, or financial counseling in low-income communities. Benefits of being certified as a CDE include being able to apply to the Community Development Financial Institutions Fund to receive a new markets tax credit allocation to offer to investors in exchange for equity investments or to receive loans or investments from other CDEs that have received new markets tax credit allocations.
CDO or Collateralized Debt Obligation
A structured financing product that securitizes a pool of variously rated bonds and other debt instruments, including high yield securities, into multiple classes of notes based upon the cash flow of the pool. The notes issued by a CDO are tranched into rated and unrated classes. The rating determines the notes' position in the priority of payments. Payments of principal and interest are generally made sequentially based upon the cash flow of the underlying pool.
CMBS or Commercial Mortgage-Backed Security	A financial security that is backed by principal and interest payments generated by a pool of commercial mortgage loans.
Conduit
A government or private organization that assembles mortgage and other loans into a large pool and issues "pass-through" or "pay-through" securities in its own name to investors. The first mortgage conduits were established by Ginnie Mae and Freddie Mac. Private sector conduits have been organized by financial institutions and mortgage insurance companies to issue securities backed by mortgages and other loans without federal agency guarantee. Mortgage conduits make it easier for a large number of banks and thrifts to sell their loans to secondary market investors, because smaller lenders are not limited by pool size or eligibility restrictions.

Construction Loan
A short-term real estate mortgage loan used to finance building costs. Advances are made under construction loans as needed or in accordance with a prearranged plan. Typically, during the term of the loan, only interest is paid on amounts actually advanced, with the entire borrowing repaid upon completion of the project, usually from the proceeds of permanent financing.
Delegated Underwriting and Servicing, or DUS™ program
A program of Fannie Mae under which Fannie Mae accepts the purchase of loans from approved sellers/servicers who have been delegated authority for ensuring that the loans being sold to Fannie Mae satisfy the underwriting and other eligibility requirements established by Fannie Mae from time to time without Fannie Mae's prior review. In exchange for this delegation of authority and the opportunity to act as servicer of the loan until it is repaid, the loan seller assumes the risk of a portion of losses that may result from a borrower's payment default.
Fannie Mae
The Federal National Mortgage Association, a federally chartered association that was created by the United States Congress in 1938 to assist the housing industry during the Great Depression. Fannie Mae was privatized in 1968.
FHA	The Federal Housing Administration, an agency of HUD.
Freddie Mac	Federal Home Loan Mortgage Corporation, a federally chartered corporation that buys mortgage loans from lenders and resells them as securities in the secondary mortgage market.
Ginnie Mae
The Government National Mortgage Association, a wholly-owned United States government corporation that is an agency of HUD. The main focus of Ginnie Mae is to ensure liquidity for United States government-insured mortgages including those insured by the FHA. Ginnie Mae does not issue, sell or buy mortgage-backed securities, nor does it purchase mortgage loans. Rather, it guarantees to investors who purchase mortgage-backed securities the timely payment of principal and interest on the securities they have purchased. Ginnie Mae securities are the only mortgage-backed securities to carry the full faith and credit guarantee of the United States government.
GSE or Government Sponsored Enterprise
Privately held entities with public purposes that have been created by the United States Congress to reduce the cost of capital for certain borrowing sectors of the economy. Examples of GSEs include Fannie Mae and Freddie Mac.
HUD	The United States Department of Housing and Urban Development.

LIHTC or Low-Income Housing Tax Credit	Tax credits that are provided through a federal program that was created by the Tax Reform Act of 1986 in order to promote the production of low-income housing.
Master Servicing
Master servicers are appointed in connection with securitization transactions. Master servicers are responsible for the oversight of primary servicers and provide liquidity for a securitization transaction by advancing principal and interest, as well as certain property protection expenses, on delinquent loans when certain requirements are met.
Mezzanine Loan
Mezzanine loans are secured by a pledge of the borrower's equity interests in the entity that owns the financed property (rather than a mortgage lien on the property itself.) They also may have as additional security a subordinated mortgage lien on the property. If an event of default occurs, the mezzanine lender generally may foreclose on the pledged equity interests and become the indirect owner of the property, subject to the first mortgage debt.
NMTC or New Markets Tax Credit	Tax credits that are provided through a federal program that is designed to increase the availability of investment capital in low-income communities.
Participation	An interest in a loan owned by a person who becomes a contractual counterparty of the lender, but not the borrower.
Primary Servicing
The responsibilities of a primary servicer typically include: collecting principal, interest and escrow payments from borrowers; remitting and reporting to a master servicer; and monitoring delinquent and problem loans, which may be transferred to the special servicer for direct handling. For commercial properties, which include multifamily properties, primary servicers are also responsible for performing property inspections and collecting and analyzing property financial statements.
Qualifying Special Purpose Entity
An entity that is commonly used in off-balance sheet securitization transactions. A QSPE must have a distinct standing from the seller of securitized assets and may not be dissolved, wound up or terminated by the seller. A QSPE's activities are governed by guidelines set by at least a majority of the beneficial interest holders, other than the seller and its affiliates. This requirement minimizes the seller's control over the entity's activities on an ongoing basis. A QSPE generally is permitted to hold only certain types of assets and there are limitations on a QSPE's ability to sell its assets.
Relative Value	A measurement of the attractiveness of an investment opportunity relative to another investment opportunity based on risk, liquidity and return.

RMBS or Residential Mortgage-Backed Security	A financial security that is backed by principal and interest payments generated by a pool of residential (one-to-four family properties) mortgage loans.
Securitization
The transfer of designated pools of assets with a specific level of credit enhancement to a special purpose entity that issues interests in the entity that are collateralized by the underlying pool of assets and the income stream associated with those assets. Securitizations generally provide liquid markets for illiquid assets and allow sellers of assets to improve pricing terms due to the benefits associated with selling a diversified pool of assets.
Servicing
The performance of contractually specified administrative functions with respect to a loan or a securitization transaction. Duties of a servicer typically include, among other things, collecting monthly payments, maintaining escrow accounts, providing periodic reports and managing insurance. In return for this assistance, a servicer is generally compensated with a specific fee outlined in the contract established prior to the commencement of the servicing activities. Mortgage servicing rights may be bought and sold, resulting in the transfer of administrative obligations.
Special Servicing
Special servicers are responsible for enhancing recoveries on non-performing loans and real estate owned assets. Loans are transferred to a special servicer based on predetermined delinquency or other performance measures.
Syndication	The transfer of a portion of the lender's interest in a loan to a person who becomes a contractual counterparty of the borrower.
Whole Loan Sale	The sale of a full interest in a loan.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements
Report of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	F-2
Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheet as of December 31, 2007 and December 31, 2006	F-4
Consolidated Statement of Income for the Year Ended December 31, 2007, the Periods from March 23, 2006 to December 31, 2006 and from January 1, 2006 to March 22, 2006 and the Year Ended December 31, 2005	F-5
Consolidated Statement of Changes in Stockholders' Equity for the Year Ended December 31, 2007, the Periods from March 23, 2006 to December 31, 2006 and from January 1, 2006 to March 22, 2006 and the Year Ended December 31, 2005	F-6
Consolidated Statement of Cash Flows for the Year Ended December 31, 2007, the Periods from March 23, 2006 to December 31, 2006 and from January 1, 2006 to March 22, 2006 and the Year Ended December 31, 2005	F-7
Notes to Consolidated Financial Statements	F-9

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Capmark Financial Group Inc.
Horsham, Pennsylvania

        We have audited the accompanying consolidated balance sheets of Capmark Financial Group Inc. and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 2007 and for the period from March 23, 2006 to December 31, 2006 (successor) and the period from January 1, 2006 to March 22, 2006 (predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and the period from March 23, 2006 to December 31, 2006 (successor) and for the period from January 1, 2006 to March 22, 2006 (predecessor) in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 3 to the consolidated financial statements, as of January 1, 2007, the Company changed its method of accounting for income taxes to conform to the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.

        As discussed in Note 3 to the consolidated financial statements, as of March 23, 2006, the Company changed its basis of accounting in connection with the business combination in which the Company pushed down the purchase price in accordance with SEC Staff Accounting Bulletin No. 54, Application of "Push Down" Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase.

February 25, 2008
Philadelphia, Pennsylvania

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Capmark Financial Group Inc.:

        In our opinion, the accompanying consolidated statement of income, of changes in stockholders' equity and of cash flows for the year ended December 31, 2005, present fairly, in all material respects, the results of operations and cash flows of Capmark Financial Group Inc. ("Company" and formerly GMAC Commercial Holding Corp.) for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

March 15, 2006, except for
Notes 25, 26 and 29 as to which the date is April 26, 2007
and the disclosure of earnings per share on the Consolidated Statement of Income and
Note 27, and 28, as to which the date is September 20, 2007
New York, NY

 CAPMARK FINANCIAL GROUP INC.

Consolidated Balance Sheet

(in thousands, except share amounts)

	December 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and restricted cash	$1,436,752	$575,265
Accounts and other receivables	470,669	795,547
Investment securities:
Trading	185,692	1,018,908
Available for sale	949,682	1,021,383
Loans held for sale	7,783,769	8,882,612
Loans held for investment, net of allowance for loan losses of $28.8 million as of December 31, 2007 and $61.7 million as of December 31, 2006	6,891,714	2,762,862
Assets related to operations held for sale	—	1,094,185
Real estate investments	1,748,555	1,260,038
Equity investments	1,984,140	2,125,177
Mortgage servicing rights	890,550	829,011
Current taxes receivable	201,916	—
Deferred tax assets	32,029	1,834
Goodwill and other intangible assets, net	182,549	192,340
Other assets	506,379	397,318

Total Assets	$23,264,396	$20,956,480

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$3,832,637	$2,708,299
Collateralized borrowings in securitization trusts	260,524	1,477,430
Other long-term borrowings	8,047,162	7,489,475
Deposit liabilities	5,552,607	2,902,006
Real estate syndication proceeds	1,563,151	1,984,206
Liabilities related to operations held for sale	—	699,769
Accounts payable and other liabilities	1,069,068	878,753
Current taxes payable	—	99,226

Total Liabilities	20,325,149	18,239,164

Commitments and Contingent Liabilities	—	—
Minority Interest	330,196	385,817
Mezzanine Equity	102,418	102,274
Stockholders' Equity:
Preferred stock, $.001 par value, 100,000,000 shares authorized, none issued and outstanding as of December 31, 2007 and 2006	—	—
Common stock, $.001 par value, 650,000,000 shares authorized, 412,898,576 shares issued and outstanding as of December 31, 2007 and 412,803,758 shares issued and outstanding as of December 31, 2006	413	413
Capital paid in excess of par value	2,050,361	2,034,875
Retained earnings	418,876	144,144
Accumulated other comprehensive income, net of tax:
Net unrealized gain on investment securities and derivative instruments	17,536	31,298
Net foreign currency translation adjustment	19,447	18,495

Total accumulated other comprehensive income, net of tax	36,983	49,793

Total Stockholders' Equity	2,506,633	2,229,225

Total Liabilities and Stockholders' Equity	$23,264,396	$20,956,480

The accompanying notes are an integral part of these consolidated financial statements.

 CAPMARK FINANCIAL GROUP INC.

Consolidated Statement of Income

(in thousands, except per share data)

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Net Interest Income
Interest income	$1,251,192	$901,753	$253,691	$1,030,493
Interest expense	914,460	659,514	172,176	596,637

Net Interest Income	336,732	242,239	81,515	433,856
Provision for loan losses	32,666	73,585	1,031	42,826

Net Interest Income after provision for loan losses	304,066	168,654	80,484	391,030

Noninterest Income
Net gains (losses):
Net (losses) gains on loans	(128,413)	95,038	46,941	251,673
Net gains (losses) on investments and real estate	65,104	(27,992)	12,187	86,614
Other gains (losses), net	75,944	1,809	(10,683)	(20,622)
Mortgage servicing fees	206,414	152,401	46,766	195,762
Placement fees	65,756	76,893	11,194	60,351
Investment banking fees and syndication income	111,954	64,596	(42,263)	68,908
Asset management fees	103,266	46,365	14,001	57,946
Trust fees and document custodial income	193,866	134,001	32,398	86,430
Other fees	53,685	55,643	19,533	86,135
Equity in income (loss) of joint ventures and partnerships	56,018	81,040	(13,198)	96,298
Net real estate investment and other income	104,485	75,726	19,790	109,915

Total Noninterest Income	908,079	755,520	136,666	1,079,410

Net Revenue	1,212,145	924,174	217,150	1,470,440

Noninterest Expense
Compensation and benefits	414,479	366,895	129,016	585,362
Amortization of mortgage servicing rights	130,457	97,696	23,312	100,290
Occupancy and equipment	107,203	79,743	21,801	116,099
Professional fees	102,882	96,597	16,439	92,863
Other expenses	134,353	129,250	30,371	225,819

Total Noninterest Expense	889,374	770,181	220,939	1,120,433

Income (loss) before minority interest and income tax provision (benefit)	322,771	153,993	(3,789)	350,007
Minority interest income	124,331	53,308	12,264	57,682

Income before income tax provision (benefit)	447,102	207,301	8,475	407,689
Income tax provision (benefit)	166,778	63,157	(3,972)	112,898

Net Income	$280,324	$144,144	$12,447	$294,791

Basic net income per share
Net income per share	$0.65	$0.33	$0.03	$0.71
Weighted average shares outstanding	433,071	431,899	412,803	412,803
Diluted net income per share
Net income per share	$0.65	$0.33	$0.03	$0.71
Weighted average shares outstanding	434,315	432,037	412,803	412,803

The accompanying notes are an integral part of these consolidated financial statements.

 CAPMARK FINANCIAL GROUP INC.

Consolidated Statement of Changes in Stockholders' Equity

(in thousands)

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Common Stock
Balance at beginning of period	$413	$413	$413	$413

Balance at end of period	413	413	413	413

Capital Paid in Excess of Par Value
Balance at beginning of period	2,034,875	415,146	469,545	469,545
Recapitalization	—	1,613,372	—	—
Capital contribution from parent	—	—	14,698	—
Additional shares issued	512	2	—	—
Dividend paid to parent	—	—	(69,097)	—
Stock-based compensation expense	15,843	6,355	—	—
Other	(869)	—	—	—

Balance at end of period	2,050,361	2,034,875	415,146	469,545

Retained Earnings
Balance at beginning of period	144,144	1,566,276	1,553,829	1,259,038
Cumulative effect of adopting FASB Interpretation No. 48	(9,535)	—	—	—
Recapitalization	—	(1,566,276)	—	—
Net income	280,324	144,144	12,447	294,791
Other	3,943	—	—	—

Balance at end of period	418,876	144,144	1,566,276	1,553,829

Accumulated Other Comprehensive Income (Loss), Net of Tax
Balance at beginning of period	49,793	(9,132)	(27,165)	85,727
Recapitalization	—	9,132	—	—
Net unrealized (loss) gain on investment securities and derivative instruments	(13,762)	31,298	(3,960)	(481)
Net foreign currency translation adjustment	952	18,495	21,993	(112,411)

Balance at end of period	36,983	49,793	(9,132)	(27,165)

Total Stockholders' Equity	$2,506,633	$2,229,225	$1,972,703	$1,996,622

Comprehensive Income
Net income	$280,324	$144,144	$12,447	$294,791
Other comprehensive (loss) income	(12,810)	49,793	18,033	(112,892)

Comprehensive income	$267,514	$193,937	$30,480	$181,899

The accompanying notes are an integral part of these consolidated financial statements.

CAPMARK FINANCIAL GROUP INC.

Consolidated Statement of Cash Flows

(in thousands)

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Operating Activities
Net income	$280,324	$144,144	$12,447	$294,791
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan losses	32,666	73,585	1,031	42,826
Provision (benefit) for deferred income taxes	50,693	20,677	(26,412)	(33,068)
Net gains	(12,635)	(68,855)	(48,445)	(317,665)
Provision for unrecognized benefits under FASB Interpretation No. 48	15,118	—	—	—
Depreciation and amortization of real estate, property and equipment	53,684	37,507	8,498	48,590
Amortization of intangible assets and mortgage servicing rights and goodwill impairment	146,935	110,301	24,729	176,249
Amortization of debt issuance costs	18,786	24,684	—	—
Accretion/amortization on loans and investment securities	(57,972)	(15,141)	(20,279)	(102,909)
Extinguishment of real estate syndication proceeds	(318,433)	(132,609)	(38,519)	(147,969)
Other real estate syndication activities	(16,779)	(4,575)	52,334	19,256
Capitalized interest income/expense, net	(50,474)	(26,723)	(8,691)	(23,836)
Equity in net losses of investees and cash return on investment	350,462	178,321	58,830	166,052
Minority interest income	(124,331)	(53,308)	(12,264)	(57,682)
Stock-based compensation expense	15,843	6,355	—	—
Other adjustments.	2,520	21,979	1,600	10,053
Net change in assets and liabilities which (used) provided cash:
Accounts and other receivables	24,784	(185,831)	43,131	(354,305)
Investment securities classified as trading	922,539	(55,680)	271,589	(136,406)
Other assets	(126,180)	(21,453)	(9,845)	(205,626)
Accounts payable and other liabilities	(62,106)	195,322	(461,376)	324,992
Current taxes payable	(221,857)	(91,690)	(28,572)	78,463
Proceeds from sales of/payments from loans held for sale	15,040,791	11,856,012	4,176,120	11,242,598
Origination/purchase of loans held for sale	(18,193,899)	(12,355,934)	(3,397,485)	(14,150,920)

Net cash (used in) provided by operating activities	(2,229,521)	(342,912)	598,421	(3,126,516)

Investing Activities
Net decrease (increase) in restricted cash	20,690	(74,476)	(29,955)	(1,996)
Proceeds from sales of investment securities classified as available for sale	492,188	152,485	70,611	455,608
Proceeds from repayments of investment securities classified as available for sale	304,622	127,078	33,264	153,034
Purchases of investment securities classified as available for sale	(556,158)	(561,841)	(124,053)	(860,643)
Proceeds from repayments of loans held for investment	2,552,115	2,098,893	695,527	2,801,149
Origination/purchase of loans held for investment	(2,213,284)	(1,480,893)	(441,635)	(2,415,320)
Net (purchases) sales of real estate investments	(356,704)	(92,060)	30,356	(128,351)
Net purchases of property and equipment	(2,500)	(8,367)	(4,552)	(18,653)
Proceeds from repayments of investment securities classified as held to maturity	—	—	442	30,359
Proceeds from sales of/capital distributions from equity investments	1,097,667	361,972	51,939	203,320

Purchases of equity investments	(1,274,559)	(346,499)	(82,022)	(694,013)
Purchases of mortgage servicing rights	(126,838)	(72,156)	(20,116)	(144,361)
Sales of mortgage servicing rights	39,554	21,286	—	—
Other investing activities, net	2,029	27,482	2,308	16,412

Net cash (used in) provided by investing activities	(21,178)	152,904	182,114	(603,455)

Financing Activities
Net increase (decrease) in short-term borrowings	680,334	(6,711,483)	589,092	236,107
Proceeds from issuance of collateralized borrowings in securitization trusts	47,608	517,794	10,385	702,847
Repayments of collateralized borrowings in securitization trusts	(1,275,535)	(327,986)	(33,405)	(264,603)
Proceeds from issuance of other long-term borrowings	4,670,461	8,377,212	113,469	657,011
Repayments of other long-term borrowings	(3,981,157)	(1,912,333)	(393,930)	(738,997)
Net increase (decrease) in deposit liabilities	2,641,650	(310,438)	(832,766)	2,526,566
Real estate syndication proceeds received	262,485	240,387	73,927	505,791
Minority interest proceeds (payments)	48,663	(45,809)	(16,230)	46,388
(Repurchases of)/proceeds from issuance of mezzanine equity and additional common shares	(3,400)	102,277	—	—
Dividend paid to parent	—	—	(69,097)	—
Other financing activities, net	12,543	—	14,698	—

Net cash provided by (used in) financing activities	3,103,652	(70,379)	(543,857)	3,671,110

Effect of Foreign Exchange Rates on Cash	25,720	2,935	1,000	(58,224)

Net Increase (Decrease) in Cash and Cash Equivalents	878,673	(257,452)	237,678	(117,085)
Cash and Cash Equivalents, Beginning of Period	325,804	583,256	345,578	462,663

Cash and Cash Equivalents, End of Period(1)	$1,204,477	$325,804	$583,256	$345,578

Supplemental Disclosures of Cash Flow Information:
Income taxes paid	$304,670	$107,560	$46,273	$202,424
Interest paid	747,787	570,705	142,941	499,476
Non-cash Investing and Financing Activities:
Impact of push down accounting on stockholders' equity	—	56,229	—	—
Cumulative effect of adopting FASB Interpretation No. 48 on retained earnings	(9,535)	—	—	—
Transfer of loans held for sale to loans held for investment	4,509,711	—	—	120,158
Financing obligations assumed by third-party related to sale of operations	677,148	—	—	—
Transfer of investment securities classified as trading to investment securities classified as available for sale	—	—	—	256,852
Transfer of loans to real estate	46,625	2,715	—	15,619
Various non-cash assets and liabilities acquired through consolidation of variable interest and other entities, net	37,985	274,614	88,770	76,587

(1)
December 31, 2006 includes $2.0 million of cash and cash equivalents classified as assets related to operations held for sale. Cash and cash equivalents exclude restricted cash of $232.3 million as of December 31, 2007, $251.4 million as of December 31, 2006, $178.5 million as of March 22, 2006 and $148.5 million as of December 31, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

 CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements

1. Organization and Operations

        Capmark Financial Group Inc. (the "Company") is a leading commercial real estate finance company that operates in North America, Asia and Europe in three core business lines: commercial real estate lending and mortgage banking; investments and funds management; and servicing. As a commercial real estate finance specialist, the Company provides its borrowers, investors and other customers with a broad range of commercial real estate financial products and services which are tailored to its customers' particular needs. As of December 31, 2007, the Company had over 2,000 employees located in 57 offices worldwide.

        The Company, formerly known as GMAC Commercial Holding Corp., was a wholly-owned indirect subsidiary of General Motors Acceptance Corporation ("GMAC"), a former wholly-owned subsidiary of General Motors Corporation ("GM"). On March 23, 2006, a subsidiary of GMAC sold a 78 percent equity interest in the Company to an investor group led by affiliates of Kohlberg Kravis Roberts & Co. LP, Five Mile Capital Partners LLC, Goldman Sachs Capital Partners and Dune Capital Management LP (collectively, the "Investor Group") in exchange for approximately $1.5 billion in cash. Concurrent with the closing of the sale, the percentage ownership interests of both the Investor Group and GMAC were reduced proportionately by the sale of common stock to employees of Capmark who acquired an initial equity interest of approximately four percent. As a result of subsequent issuances of common stock to additional employees and non-employee directors (collectively, "Management Stockholders"), less repurchases of common stock from employees no longer with the Company, the Investor Group owns a majority interest of approximately 74 percent, Management Stockholders own an equity interest of approximately five percent and a subsidiary of GMAC owns an equity interest of approximately 21 percent as of December 31, 2007. The aforementioned changes in ownership will be referred to as the "Sponsor Transactions" in these notes to the consolidated financial statements.

        The Company primarily operates through the following subsidiaries:

        Capmark Finance Inc. ("Capmark Finance"), a wholly-owned subsidiary of the Company, originates and sells commercial mortgage loans primarily in the secondary mortgage market, and services these loans on an ongoing basis. Capmark Finance is an approved national lender and servicer of mortgage loans by the Department of Housing and Urban Development ("HUD"), Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae"), Federal Housing Administration ("FHA") and Government National Mortgage Association ("Ginnie Mae").

        Capmark Capital Inc. ("Capmark Capital"), a wholly-owned subsidiary of the Company, is a holding company for the Company's broker/dealer and affordable housing operations. Capmark Securities Inc., a wholly-owned subsidiary of Capmark Capital, is registered with the Securities and Exchange Commission ("SEC") as a general securities broker-dealer and is a member of the Financial Industry Regulatory Authority. Capmark Affordable Equity Holdings Inc. ("Capmark Affordable Equity"), a wholly-owned subsidiary of Capmark Capital, syndicates affordable housing investment partnerships and specializes in the organization, formation and management of real estate investment partnerships that acquire equity interests in affordable housing projects that generate low-income housing tax credits and historic tax credits provided under Sections 42 and 48 of the Internal Revenue Code. Capmark Affordable Equity derives the majority of its revenue from the syndication of both guaranteed and non-guaranteed real estate tax credit funds and the management of affordable housing tax credit partnerships. Capmark Affordable Equity is no longer originating new affordable housing partnerships and is focused on management of existing affordable housing partnerships and on the syndication to investors of its existing inventory of un-syndicated investments. See Note 3 for disclosure of the sale of a majority of Capmark Capital's affordable housing debt platform.

        Capmark Investments LP ("Capmark Investments"), a wholly-owned subsidiary of Capmark Finance, makes real estate debt and equity investments on behalf of the Company and for pension plans, investment funds, insurance companies, other institutions and high net worth individuals. Capmark Investments is registered with the SEC as an investment adviser pursuant to the Investment Advisers Act of 1940.

        Capmark Bank, Escrow Bank USA ("Escrow Bank") and Capmark Bank Europe, wholly-owned subsidiaries of the Company, engage in commercial banking activities. Capmark Bank and Escrow Bank are industrial banks chartered by the State of Utah. Capmark Bank Europe is an Irish bank. Capmark Bank accepts deposits in the form of time and money market deposits and issues non-callable and callable fixed rate certificates of deposit in the brokered deposit market. Escrow Bank accepts deposits of principal, interest, escrow and reserve balances that borrowers maintain in custodial accounts for the purpose of paying principal and interest on their loans and funding repairs, tenant improvements, taxes and insurance on the properties that are financed with their loans. A portion of these deposits are eligible for investment as deposits at Capmark Bank and these deposits also provide the Company with an alternative form of financing. Capmark Bank Europe also accepts time deposits from other financial institutions. The deposits maintained by Capmark Bank and Escrow Bank are eligible for insurance by the Federal Deposit Insurance Corporation (the "FDIC"). Capmark Bank and Escrow Bank are subject to regulation and periodic examination by the Utah Department of Financial Institutions and the FDIC and must pay applicable FDIC insurance premiums and comply with applicable capital adequacy requirements, limitations on transactions with affiliates, provisions of the Bank Secrecy Act, the USA PATRIOT Act and Regulations of the Federal Reserve. In connection with the Sponsor Transactions, the Company entered into a capital maintenance agreement with the FDIC that requires the Company to maintain the "well capitalized" status of these banks and to maintain the banks' Tier 1 leverage ratio above a prescribed minimum. Capmark Bank Europe is required to comply with various laws, rules and regulations in Ireland, including capital adequacy requirements, administrative notices implementing European Union Directives relating to business activities carried out by credit institutions and supplementary requirements and standards that are from time to time established by financial regulators. See Note 26 for disclosure of certain regulatory matters.

        The Company performs certain lending, real estate investment and servicing activities in Europe and Asia. Due to recent disruptions in the credit markets, the Company has recently curtailed its proprietary lending activities in Europe.

2. Risks and Uncertainties

        The Company's primary business risks include: (i) credit risk, (ii) liquidity risk, (iii) interest rate and other market risks, and (iv) operational risk. Management of these risks affects both the level and stability of the Company's earnings.

        The Company's primary exposure to credit risk arises from its direct and indirect relationships with borrowers who may default and potentially cause the Company to incur a loss if it is unable to collect amounts due through loss mitigation strategies, and from institutional counterparties to the extent they do not fulfill their obligations to the Company under the terms of specific contracts or agreements. Changes in credit risk are evaluated in the context of estimating the allowance for loan losses, as discussed in Notes 3 and 6, and in estimating the fair values of investment securities and mortgage loans held for sale, as discussed in Notes 3, 4 and 5. Negative trends in the financial position of borrowers, values of collateral underlying loans, and delinquencies and defaults on loans may materially adversely affect the Company's results of operations.

        Liquidity risk is the risk the Company will be unable to preserve stable, reliable, and cost-effective funding sources to meet all near-term and projected long-term financial obligations. The Company's external funding sources consist primarily of its unsecured senior notes; committed unsecured funding provided by banks, including a senior credit facility, a bridge loan and other bank loans; committed unsecured debt including junior subordinated debentures; secured funding facilities including repurchase agreements and other secured funding facilities; and other uncommitted funding sources, including time deposits and certificates of deposit issued by the Company's wholly-owned banking subsidiaries and other unsecured funding provided by third-party banks. These financing arrangements provide a diverse source of short-term and long-term funding and allow the Company to borrow on a secured and unsecured basis, in a variety of currencies and at interest rates that are fixed or floating, in various geographic locations. Factors that are significant to the determination of the Company's credit ratings or otherwise affect its ability to raise financing include the level and volatility of earnings, degree of leverage, relative competitive position, risk management policies, cash liquidity, capital adequacy, ability to retain key personnel, and legal, regulatory and tax developments. In the event that any or all of the Company's credit ratings were downgraded, the ability to raise financing could be adversely affected and the cost of capital could increase significantly. In addition, because amounts of interest that are payable on the Company's borrowings under its senior credit facility and bridge loan are determined by, among other factors, reference to its credit ratings, a credit ratings downgrade could adversely impact the Company's financing costs and results of operations. A credit ratings downgrade could also make it more difficult or costly for the Company to enter into hedging transactions and could possibly increase the amount of collateral that the Company would be required to provide counterparties under its secured contractual obligations.

        Developments in the U.S. residential mortgage market, including increased delinquencies on residential mortgage loans and the insolvencies of subprime mortgage companies and hedge funds, have expanded to uncertainties and disruptions in the debt capital markets as a whole. These uncertainties have led to an overall reduction in liquidity in the debt capital markets, including sources of liquidity that the Company utilizes, such as securitizations and other sales of commercial mortgage loans, real estate investments and other assets and unsecured and secured debt financing arrangements. The Company has experienced a decline in the fair value of its mortgage loans and real estate-related investments that has caused the Company to hold such loans and investments for a longer period of time or to sell them at lower values than anticipated. This has resulted in a decrease in the net gains the Company has realized on the sale of these assets and downward valuation adjustments taken on its loan and investment portfolios.

        The Company's primary exposure to interest rate and other market risks is associated with its portfolio of mortgage loans and investment securities. Changes in the level of interest rates or changes in yield curves, as well as basis risk resulting from changes in the interest rate spread between different financial instruments, could adversely affect the estimated fair value of the Company's portfolio of mortgage loans and investment securities and its net income. Changes in foreign currency exchange rates could adversely affect the Company's earnings and the value of certain assets and liabilities. As discussed in Note 18, the Company manages interest rate and other market risks through the use of derivative instruments and other risk mitigation strategies.

        The Company continues to monitor market conditions and manages its mortgage loan origination and real estate investment activities to adapt to the current environment. These actions have included adjusting the prices and terms of newly originated loans, as well as adjusting the mix of originations among geographic regions and product types to emphasize products with better liquidity and lower funding costs, including agency and third party originations and mortgage loans funded by Capmark Bank.

        Due to adverse market conditions in the third and fourth quarters of 2007, the Company recorded aggregate valuation charges of $289.7 million related to its portfolio of mortgage loans held for sale for the year ended December 31, 2007, which includes a lower of cost or market ("LOCOM") valuation adjustment of $222.1 million.

        Operational risk is the risk resulting from inadequate or failed internal processes, systems, facilities, human factors or external events such as information technology and organizational structure issues, weaknesses in internal controls, human error, fraud, and external threats.

3. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expense. The Company's estimates and assumptions are affected by risks and uncertainties associated with credit exposure and interest rate and market spread volatility. Management uses available information in developing estimates and assumptions. Future changes in credit and market trends and conditions may occur which could cause actual results to differ materially from the estimates used in preparing the accompanying consolidated financial statements.

        The Company consolidates all wholly-owned and majority-owned subsidiaries that it controls. In certain cases, economic ownership interests and control do not strictly align and there are other specific consolidation criteria that must be applied under GAAP, and in those cases the Company follows the accounting policies discussed below.

        The Company sells assets to and has involvement with special purpose entities, some of which are variable interest entities ("VIEs"). Under the provisions of FASB Interpretation No. ("FIN") 46 (revised December 2003), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," or "FIN 46R," a VIE is consolidated by the entity holding the variable interest that will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both. The entity that consolidates a VIE is referred to as the "primary beneficiary."

        The identification of the primary beneficiary involves a number of assumptions and estimates about the economics of the VIE and the variable interest holders. Where the Company has determined that it does not have a sufficiently large variable interest to be a potential primary beneficiary or that it is the only variable interest holder with a sufficiently large interest, the Company determines the primary beneficiary using a qualitative approach based on the estimated economics of the VIE. Otherwise, the Company uses a quantitative approach, allocating estimated cash flows to each variable interest holder based on seniority of each of the cash flow scenarios that are probability weighted and used to determine the VIE's expected losses and expected residual returns.

        For investment partnerships and similar entities (e.g., limited liability corporations) in which the Company serves as general partner or managing member through one of its subsidiaries, the Company follows the guidance in Emerging Issues Task Force ("EITF") Issue No. 04-5, "Determining whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity when the Limited Partners have Certain Rights," or "EITF 04-5," to determine whether it needs to consolidate these entities. Generally, if the limited partners or non-managing members of these entities have substantive rights to remove the Company through one of its subsidiaries as the general partner or managing member or to cause the entity to be liquidated, or have other substantive participating rights, the Company does not consolidate these entities. If the limited partners or non-managing members do not have such rights, the Company consolidates the entities.

        All intercompany accounts and transactions have been eliminated in consolidation.

        The financial statements of subsidiaries outside the United States of America are generally measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. Dollars at period-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the reporting period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income, net of tax, a component of stockholders' equity.

        Assets held in a fiduciary capacity are not assets of the Company and, accordingly, are not included in the consolidated balance sheet.

        Certain items in the prior year financial statements have been reclassified to conform to the presentation in the current year financial statements. Such reclassifications had no impact on previously reported net income, stockholders' equity, and cash and cash equivalents.

  Business Combination

        The Sponsor Transactions were accounted for as a purchase as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," or "SFAS No. 141," and the purchase price was pushed down to the Company's consolidated financial statements in accordance with SEC Staff Accounting Bulletin No. 54, "Application of 'Push Down' Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase." Accordingly, the purchase price paid by the Investor Group, plus related purchase accounting adjustments, have been reflected in the Company's consolidated financial statements as of and for the periods beginning March 23, 2006. This resulted in a new basis of accounting that reflects the estimated fair value of the Company's assets and liabilities, to the extent of the combined 79 percent ownership interest acquired by the Investor Group and Management Stockholders. Because of the continuing residual interest retained by GMAC, its 21 percent ownership interest continues to be reflected at its historical basis. Information for all periods prior to March 23, 2006 is presented using the historical basis of accounting.

        As a result of the Sponsor Transactions, the periods prior to March 23, 2006, for which the Company's results of operations and cash flows are presented, are reported as "Predecessor" periods. The periods beginning March 23, 2006, for which the Company's results of operations, financial position, and cash flows are presented, are reported as "Successor" periods.

        The following table summarizes the push down adjustments made to the Company's historical balance sheet in connection with the Sponsor Transactions (in thousands):

	Historical balances as of March 22, 2006	Push down adjustments	Adjusted balances as of March 23, 2006
Cash, cash equivalents and restricted cash, and accounts and other receivables	$1,658,317	$70,357	$1,728,674
Investment securities	2,664,899	422	2,665,321
Loans held for sale and held for investment	11,550,243	71,880	11,622,123
Real estate and equity investments	2,933,035	265,439	3,198,474
Mortgage servicing rights	648,832	216,584	865,416
Goodwill and other intangible assets	75,894	155,775	231,669
Deferred tax assets and other assets	535,766	(137,928)	397,838

Total Assets	$20,066,986	$642,529	$20,709,515

Borrowings	$11,966,280	$1,298	$11,967,578
Deposit liabilities	3,349,472	(20,076)	3,329,396
Real estate syndication proceeds	1,793,854	356,179	2,150,033
Accounts payable and other liabilities, and current taxes payable	660,963	136,577	797,540

Total Liabilities	17,770,569	473,978	18,244,547

Minority Interest	323,714	38,445	362,159
Mezzanine Equity	—	73,877	73,877
Stockholders' Equity	1,972,703	56,229	2,028,932

Total Liabilities and Stockholders' Equity	$20,066,986	$642,529	$20,709,515

  Operations Held for Sale

        In February 2007, the Company sold a majority of its affordable housing debt platform to an unaffiliated buyer for approximately $500 million in cash. The buyer also assumed approximately $700 million of financing obligations associated with the affordable housing debt platform bringing the total sale price to approximately $1.2 billion. The Company recognized a pre-tax gain on sale of approximately $65.3 million and reported the gain as a component of "other net gains" in the consolidated statement of income. The Company retained approximately $300 million of investment securities associated with the affordable housing debt platform that were not included in the sale. Assets totaling $1.1 billion and liabilities totaling $0.7 billion were classified as held for sale in the consolidated balance sheet as of December 31, 2006. The earnings and cash flows of the entire affordable housing debt platform are fully consolidated in the consolidated statement of income and consolidated statement of cash flows for all periods prior to the sale. The affordable housing debt platform was included in the North American Affordable Housing business segment. See Note 25 for segment information.

        In April 2007, the Company sold its wholly-owned technology subsidiary, EnableUS, Inc. to an unaffiliated buyer. The Company recognized a pre-tax gain on sale of approximately $2.1 million. The assets and liabilities of this subsidiary were classified as held for sale in the consolidated balance sheet as of December 31, 2006. The earnings and cash flows of this subsidiary are fully consolidated in the consolidated statement of income and consolidated statement of cash flows for all periods prior to the sale. The subsidiary was included in the North American Servicing business segment. See Note 25 for segment information.

        As of December 31, 2006, these operations were classified as held for sale in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" or "SFAS No. 144." The portion of the affordable housing debt platform classified as held for sale was not classified as a discontinued operation because its operations and cash flows could not be clearly distinguished from the rest of the Company. The EnableUS, Inc. subsidiary was not classified as a discontinued operation because it was considered to be immaterial.

        The following table presents the major classes of assets and liabilities of the portion of the affordable housing debt platform and the wholly-owned technology subsidiary that were classified as held for sale as of December 31, 2006 (in thousands):

	Affordable housing debt platform	Wholly-owned technology subsidiary	Total
Cash, cash equivalents and restricted cash, and accounts and other receivables	$13,401	$2,127	$15,528
Investment securities	995,635	—	995,635
Loans held for sale	13,174	—	13,174
Mortgage servicing rights	39,908	—	39,908
Goodwill and other intangible assets	21,163	3,756	24,919
Deferred tax assets and other assets	4,838	183	5,021

Total assets related to operations held for sale	$1,088,119	$6,066	$1,094,185

Short-term borrowings	$404,140	$—	$404,140
Other long-term borrowings	294,599	—	294,599
Accounts payable and other liabilities, and current taxes payable	7,673	(6,643)	1,030

Total liabilities related to operations held for sale	$706,412	$(6,643)	$699,769

        These operations were assessed for impairment in accordance with SFAS No. 144. As a result, an impairment charge of $0.2 million, related to the EnableUS, Inc. subsidiary, was recognized and reported as goodwill impairment in the consolidated statement of income for the period from March 23, 2006 to December 31, 2006.

Significant Accounting Policies

  Use of Estimates

        The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and judgments in certain circumstances that affect amounts reported as assets, liabilities, revenue and expense. The Company has established detailed policies and control procedures intended to ensure that valuation methods, including any judgments made as part of such methods, are well-controlled, reviewed and applied consistently from period to period. Management bases their estimates on historical corporate and industry experience and various other assumptions they believe are appropriate under the circumstances, including market-based inputs when available. Certain of the Company's critical accounting estimates require higher degrees of judgment and are more complex than others in their application. For all of these estimates, future events rarely develop exactly as forecasted and, therefore, routinely require adjustment.

  Valuation of Loans Held for Sale

        Mortgage loans held for sale consist of domestic and international, fixed and floating rate loans that are secured by commercial and multifamily real estate properties. Mortgage loans are typically classified as held for sale at the time of origination in accordance with SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," or "SFAS No. 65." Following their origination, these loans remain classified as held for sale unless a change occurs in the Company's ability or intent to hold such loans for the foreseeable future or until maturity. The Company regularly reviews the appropriateness of its loan classifications based on a number of factors, including market demand for the Company's loan products, liquidity needs and corporate objectives.

        The Company's portfolio of mortgage loans held for sale consists primarily of larger balance commercial mortgage loans. For valuation purposes this portfolio is divided into nine distinct pools, based upon geographic location, loan type (fixed or floating rate), and exit strategy. These pools are consistent with the guidance in SFAS No. 65, which requires that the fair value of a loan should be determined by type of loan, and specifies that either the aggregate or individual loan basis may be used in determining the lower of cost or fair value for each type of loan. The Company utilizes the aggregate basis within each of its nine pools.

        A current fair value for each individual loan is determined with emphasis that the fair value of an asset is a market-based measurement which should be determined based upon the assumptions that market participants would use in pricing the loan. The Company accounts for its mortgage loans held for sale at the lower of amortized cost or estimated fair value taking into consideration the aggregate value of each of the nine pools. Therefore, the Company's operating results are negatively affected by changes in the fair value if one or more of its loan pools are valued lower than amortized cost.

        The fair value of the Company's loan portfolio is generally determined using a pricing model based on current market information obtained from external sources, including updated securitization spreads where appropriate, interest rates, whole loan spreads for each property type based on loan-to-value ratios of collateral and other factors, and bids or indications provided by market participants on specific loans that are actively marketed for sale. In addition, the impact of potential extensions, interest-rate floors and unfunded commitments on the Company's floating rate loan portfolio is taken into consideration when determining the fair value for each loan. The Company also considers adverse changes in borrowers' credit status and the fair value of collateral in estimating the fair value of certain loans. Although the Company bases its loan valuations on observable inputs to the extent possible, the valuations are estimates. Changes in market conditions, borrower credit-worthiness and collateral values between the dates of management's estimates and the dates of disposition of the loans can have a significant impact on the amounts ultimately realized upon disposition. As discussed in Note 2, the estimated fair value of the Company's portfolio of mortgage loans held for sale declined substantially in the latter half of 2007.

        Interest income on mortgage loans held for sale is recorded on an accrual basis. Interest income is accrued until the loans become 60 days contractually delinquent at which time accrued but uncollected interest is reversed against interest income.

Loan Sales and Securitizations

        The Company periodically enters into transactions in which it sells financial assets, principally commercial mortgage loans. Upon a transfer of financial assets, the Company sometimes retains or acquires subordinated interests in the related assets. In addition, the Company generally retains servicing rights for all mortgage loans sold or securitized.

        Gains and losses on such transactions are recognized using the guidance in SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125," or "SFAS No. 140," which is based on a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

        The gain or loss on sale is determined by allocating the carrying value of the underlying mortgage loans between securities or loans sold and the interests retained, including mortgage servicing rights, based on their relative estimated fair values. The gain or loss on sale is the difference between the cash proceeds from the sale and the amount allocated to the securities or loans sold. Whether the Company records a gain or loss on sale depends, in part, on the carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the interests retained based on their relative estimated fair values at the date of transfer.

        Due to recent market developments summarized in Note 2, the volume of loan sales and securitizations declined in the latter half of 2007, significantly decreasing the Company's realized gains compared to historical norms. Realization of gains or losses on future sales is heavily dependent on the extent and timing of recovery of the markets for commercial mortgage products and changes in other market factors. See "Valuation of Loans Held for Sale" above.

  Allowance for Loan Losses

        The allowance for loan losses provides for the risk of losses inherent in the Company's portfolio of mortgage loans held for investment. A portion of the allowance for loan losses is used to cover estimated losses on loans that have been specifically identified as being impaired.

        In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan, an amendment of FASB Statements No. 5 and 15," or "SFAS No. 114," impaired loans typically consist of those loans for which it is probable the Company will not be able to collect all contractual principal and interest amounts due. An impaired loan is generally valued based on the estimated fair value of the underlying collateral and includes estimated costs of selling or realizing such collateral on a discounted basis. In addition to specific allowances for impaired loans, the Company also maintains general allowances that are based upon a collective evaluation of the portfolio as a whole and estimates such losses in accordance with SFAS No. 5, "Accounting for Contingencies," or "SFAS No. 5." This analysis considers the Company's past loan loss experience, the current credit composition of the total portfolio, historical credit migration, property type diversification, default and loss severity statistics, and other relevant factors.

        The allowance for loan losses is increased as necessary by recording a charge to the provision for loan losses in the consolidated statement of income. Amounts deemed to be uncollectible are charged against the allowance for loan losses. Amounts recovered on previously charged-off loans are added back to the allowance for loan losses.

        Uncertainties about the economies in the Company's primary market areas, including the United States, increase uncertainty about management's estimates of the allowance for loan losses. Increases in unemployment and/or low employment, decreases in corporate profits and adverse trends in other key economic indicators may correlate with increasing loan delinquencies and other factors affecting the timing and amounts the Company ultimately realizes on its portfolio of mortgage loans held for investment.

  Income Recognition and Impairments Relating to Acquired Non-Performing and Under-Performing Loans

        The Company acquires non-performing and under-performing loans, primarily in Asia, with a strategy of restructuring the loans or entering into workouts with borrowers, which may include foreclosure. These loans are typically purchased at a substantial discount to par, reflecting the Company's determination that it is probable all amounts due under the loans' governing instruments may not be collected. These loans are accounted for in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," or "SOP 03-3." Under SOP 03-3, the excess of the estimated undiscounted principal, interest and other cash flows expected to be collected over the initial investment in the acquired asset is accreted into interest income over the expected life of the asset. These loans are classified as held for investment in the consolidated balance sheet.

        The amount of accretion for such loans or pools of loans is adjusted when there is an increase or decrease in the expected cash flows. Further, the Company assesses impairment on such loans or pools of loans for which there has been a decrease in expected cash flows in accordance with SOP 03-3 and SFAS No. 114. Impairment is measured based on the present value of the expected cash flows from the loan discounted using the loan's effective interest rate or, in specific circumstances, through the estimated fair value of the underlying collateral minus the estimated costs of selling or realizing the underlying collateral. Impairment is recognized as a charge to the provision for loan losses in the consolidated statement of income.

        The Company has curtailed purchases of non-performing and under-performing loans during 2007, and has been disposing of some of its previously-acquired investments in such loans. As a result, the Company's results of operations and financial condition are becoming less sensitive to changes in estimates of accretion and impairments on these loans than in prior periods.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

3. Basis of Presentation and Significant Accounting Policies (Continued)

  Derivative Instruments and Hedging Activities

        The Company uses derivative instruments in connection with its risk management and investment activities. The Company's primary objective in utilizing derivative instruments is to minimize market risk volatility associated with interest rate and foreign currency risks related to the assets and liabilities of the Company. Minimizing this volatility enables the Company to mitigate the impact of market risk on earnings. Additionally, the Company uses interest rate swaps to more closely match interest rate characteristics of its interest bearing liabilities with its interest earning assets. The Company also utilizes derivative instruments to mitigate foreign currency exposure related to foreign currency denominated transactions and its net investments in foreign operations. At times, the Company uses derivative instruments in lieu of cash transactions for investment purposes.

        The derivative instruments that the Company uses include swaps, caps, forwards, options, swaptions, spread locks, loan commitments, credit derivatives and treasury-related derivative instruments. These instruments may be exchange-traded or contracted in the over-the-counter market.

        In accordance with SFAS No. 133, as amended and interpreted, among other pronouncements, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133" and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," or "SFAS No. 149," the Company records derivative instruments at estimated fair value on its consolidated balance sheet. Gains and losses resulting from changes in the estimated fair value of such instruments are accounted for depending on whether or not they qualify for hedge accounting.

        The Company formally documents its risk management objective and strategy for undertaking various hedge transactions. For transactions that qualify for hedge accounting, this process includes linking the derivatives that are designated as fair value, cash flow, or foreign currency hedges to specific assets, or pools of similar assets, and specific liabilities in the consolidated balance sheet or to forecasted transactions.

        Each designated hedging relationship is expected to be highly effective in offsetting the designated risk during the hedge period. The Company formally assesses, both at inception and on an ongoing basis, whether the derivative instruments used in hedging transactions are highly effective in offsetting changes in estimated fair values or cash flows of the hedged items.

        The Company discontinues hedge accounting prospectively when: (1) it is determined that the derivative is no longer effective in offsetting changes in the estimated fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; or (3) the derivative is no longer designated as a hedge instrument because: a) it is unlikely that a forecasted transaction will occur; b) a hedged firm commitment no longer meets the definition of a firm commitment; or c) management determines that designation of the derivative as a hedge instrument is no longer appropriate. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried in the consolidated balance sheet at its estimated fair value. The hedged asset or liability, if not normally carried at estimated fair value, will no longer be adjusted for changes in estimated fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried in the consolidated balance sheet at its estimated fair value and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the consolidated balance sheet and recognized as a gain or loss in current period earnings. When hedge accounting is discontinued because it is no longer probable that a forecasted transaction will occur, the derivative will continue to be carried in the consolidated balance sheet at its estimated fair value and gains and losses that were accumulated in accumulated other comprehensive income, net of tax, will be recognized immediately in current period earnings. In all situations in which hedge accounting is discontinued, the derivative will be carried at its estimated fair value in the consolidated balance sheet with changes in its estimated fair value recognized in current period earnings.

  Classification, Valuation, and Impairment of Investment Securities Including Retained Interests in Securitized Assets

        When the Company securitizes mortgage loans in transactions accounted for as a sale in accordance with SFAS No. 140, it may retain an interest in the assets sold. These retained interests may take the form of interest-only, investment grade, subordinate, or unrated securities. The subordinate interests that the Company retains provide a form of credit enhancement for the more highly-rated securities.

        In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," or "SFAS No. 115," the classification of investment securities is based on management's intent with respect to those securities. Investment securities classified as trading are carried at estimated fair value with unrealized gains and losses recognized in current period earnings. Investment securities classified as available for sale are carried at estimated fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income, net of tax, which is a component of stockholders' equity. Investment securities classified as held to maturity are carried at amortized cost. Realized gains and losses on the sale of investment securities are determined using the specific identification method and recognized in current period earnings. Interest income is recorded using the interest method which is reviewed and adjusted periodically based on changes in estimated cash flows.

        Investment securities classified as available for sale and held to maturity are periodically reviewed for potential impairment in accordance with EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets," or EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments," depending on the nature of the security. Impairment is measured using a systematic methodology intended to consider all available evidence. If the carrying value of an investment security exceeds its estimated fair value, the Company evaluates, among other factors, the magnitude and duration of the decline in estimated fair value, the performance of the underlying assets, and the Company's intent and ability to hold the asset until its value recovers. Once a decline in estimated fair value is determined to be other-than-temporary, an impairment charge is recorded in the Company's consolidated statement of income and a new cost basis is established.

        The recent market developments that have affected commercial mortgage valuations, as discussed in Note 2 and above, similarly affect valuations of investment securities collateralized by commercial mortgages.

  Valuation and Impairment of Mortgage Servicing Rights

        In accordance with SFAS No. 140, the Company capitalizes originated mortgage servicing rights based upon their relative estimated fair value when the related loans are sold. Purchased mortgage servicing rights are recorded at their cost at the time of acquisition, which approximates the fair value of such assets. Subsequent to origination or acquisition, mortgage servicing rights are carried at the lower of amortized cost or estimated fair value. Amortization expense is recorded for each stratum (as described more fully below) in proportion to, and over the period of, the projected net servicing cash flows.

        Mortgage servicing rights are evaluated for impairment by stratifying the portfolio according to predominant risk characteristics, primarily investor and loan type. To the extent that the carrying value of an individual stratum exceeds its estimated fair value, the mortgage servicing right asset is considered to be impaired. Impairment that is considered to be temporary is recognized through the establishment of a valuation allowance, with a corresponding charge to earnings in the period that the impairment is determined to have occurred. If the impairment is determined to be other-than-temporary, the valuation allowance is reduced along with the carrying value of the mortgage servicing right.

        Gains and losses on sales of mortgage servicing rights are recognized when the related sales contracts have been executed and legal title and substantially all risks and rewards of ownership of the servicing rights have passed to the buyer. Gains and losses are determined as the difference between the net sales proceeds received and the carrying value of the servicing rights sold less costs to sell.

        As of December 31, 2007, the Company has not recognized any valuation adjustments on its four principal strata of mortgage servicing rights. Generally, valuations of servicing rights for commercial mortgages are less sensitive to change than valuations of servicing rights for residential mortgages, due to lower levels of prepayments and other factors. Declines in values are most likely to occur in circumstances when both interest rates are declining and commercial real estate credit markets are competitive, or when defaults on underlying loans increase. In the current economic environment, availability of credit has declined, slowing prepayments, but there is increasing uncertainty about borrower performance. See "Allowance for Loan Losses" above.

  Liability for Low-Income Housing Tax Credit Guarantees

        The Company syndicates limited partnership interests in affordable housing partnerships. These investments are in the form of limited partner ownership interests that are pooled into funds ("upper-tier funds"). These funds hold limited partner ownership interests in various operating partnerships that develop, own, and operate affordable housing properties throughout the United States. In certain upper-tier funds, the Company has guaranteed a specified rate of return to the investors. Returns to investors in the partnerships are principally derived from flow-through low-income housing tax credits and tax losses generated by underlying operating partnership entities ("lower-tier partnerships").

        Syndicated affordable housing partnerships that contain a guarantee are reflected in the Company's consolidated financial statements under the financing method in accordance with SFAS No. 66, "Accounting for Sales of Real Estate," or "SFAS No. 66." More specifically, cash, cash equivalents, restricted cash and equity investments (in the underlying operating partnership entities) of the guaranteed syndicated real estate partnerships are included in the Company's consolidated balance sheet. Liabilities of the guaranteed syndicated real estate partnerships consist primarily of a financing liability, initially equal to the amount of equity contributed by each investor, payable to each tax credit fund investor. The financing liability, included as a component of real estate syndication proceeds in the consolidated balance sheet, is extinguished over the life of the guaranteed syndicated real estate partnerships as annual tax benefits guaranteed to each investor are delivered.

        Returns to investors in the partnerships are principally derived from flow-through low-income housing tax credits and tax losses generated by underlying operating partnership entities. The Company is exposed to losses based on its limited partnership interests and to the investors in the guaranteed syndicated real estate partnerships for a specific guaranteed rate of return. The loss exposure represents the potential under-delivery of income tax benefits by the syndicated real estate partnership to the investors. In the event of a shortfall in the delivery of tax benefits to the investors, the Company is required to make cash payments to the investors of the syndicated affordable housing partnerships.

        Costs associated with maintaining the guaranteed yield are quantified initially, and then subsequently evaluated on a quarterly basis, in order to ensure that the recorded liability for each guaranteed tax credit fund is sufficient to cover repayment of principal plus the guaranteed yield to the investors. When deficiencies are identified for a tax credit fund, the liability is increased to cover the shortfall associated with that tax credit fund. The loss contingency policy is governed by SFAS No. 5, which requires establishment of a liability for losses when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. The SFAS No. 5 liability is reduced as payments are made to settle it. When the Company applied push down accounting on March 23, 2006 as a result of the Sponsor Transactions, the Company recorded an estimate of the fair value of the guarantees, which was in excess of the liability determined under SFAS No. 5. The Company amortizes that excess using a systematic and rational method, which approximates straight-line over the period of delivery of the tax benefits to investors, except that amortization of the liability for a particular fund may be accelerated when certain events occur and result in partial settlement of the guarantee, such as the sale of a lower-tier partnership and related settlement with the guaranteed investors.

        The estimate of the fair value of the aforementioned guarantee liability recorded in push down accounting, and periodic estimates of SFAS No. 5 liabilities described above, involve significant estimates with varying degrees of uncertainty. Amounts ultimately realized as income by the Company as the liability for real estate syndication proceeds is reduced are uncertain as to timing, and the total amount realized over time depends on the operating performance of the lower-tier partnerships and the ability of the upper-tier partnerships to deliver tax credits and, in some cases, guaranteed yields, to investors. The Company has not originated any new lower-tier partnerships since 2005, and the remaining expected lives of the upper-tier partnerships vary from one to 15 years.

  Accounting for Income Taxes

        Prior to the Sponsor Transactions, the Company had operated within the GM-controlled tax group under the principles of a tax-sharing arrangement. Under this arrangement, the Company was generally treated as a standalone taxpayer, except with regard to foreign tax credits and net operating losses. The Company would receive credit for such attributes only if the GM group as a whole could utilize such benefits.

        Upon the closing of the Sponsor Transactions, the Company became deconsolidated from the GM-controlled tax group. Therefore, the Company is no longer an eligible member of the GM consolidated tax return for any periods after the date of the Sponsor Transactions. Thus, the Company is now liable for worldwide taxes based solely on its consolidated operations as a standalone taxpayer. Moreover, based on applicable tax rules, certain tax attributes represented by net operating losses and foreign tax credits were specifically allocated by GM to the Company in respect to an intercompany receivable due from GM. These amounts were reclassified as deferred tax assets in the consolidated balance sheet as of the Sponsor Transactions date.

        The Company accounts for income taxes under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes," or "SFAS No. 109." On January 1, 2007, the Company adopted FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," or "FIN 48," which clarifies SFAS No. 109 by defining the confidence level that an income tax position must meet in order to be recognized in the financial statements. FIN 48 requires the tax effects of a position to be recognized only if it is "more-likely-than-not" to be sustained solely on its technical merits. The "more-likely-than-not" threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered "more-likely-than-not" to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized.

        As a result of adopting FIN 48, management reviewed the income tax positions it has recorded in the application of push down accounting and has evaluated the impact of EITF Issue No. 93-7, "Uncertainties Related to Income Taxes in a Purchase Business Combination," or "EITF 93-7," as it relates to income tax exposures related to periods prior to the Sponsor Transactions. Under the guidance of EITF 93-7, the Company recorded the impact of adopting FIN 48 on its Predecessor period tax liabilities as an increase to goodwill in the consolidated balance sheet. For its Successor period tax liabilities, the Company recorded the impact of adopting FIN 48 as a cumulative effect adjustment to retained earnings in the consolidated balance sheet. Adjustments to tax liabilities subsequent to the adoption of FIN 48 (e.g., through actual or effective settlement) are recorded through income tax expense or through additional adjustments to goodwill depending on whether the liabilities arose from transactions prior to or after the Sponsor Transactions. The Company classifies interest and penalties related to unrecognized tax benefits as income tax expense. See Note 15 for the impact of adopting FIN 48 on the Company's consolidated financial statements.

  Cash, Cash Equivalents and Restricted Cash

        Cash and cash equivalents include cash in banks and in overnight investments. The Company also considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents are reported at cost, which approximates fair value. Restricted cash represents cash that is restricted as to withdrawal or usage and includes amounts required to be maintained in escrow under certain of the Company's debt obligations, amounts required to meet certain regulatory liquidity ratios, and cash held by the Company's consolidated low-income housing tax credit funds that is required to be held in accordance with third-party investor agreements.

  Loans Held for Investment

        Loans held for investment include domestic and international, fixed and floating rate loans secured by real estate which are not expected to be sold, and construction loans for multifamily projects, affordable housing projects and commercial buildings. Such loans are carried at amortized cost, net of deferred origination fees, costs and any associated premiums or discounts, less an allowance for loan losses.

        Interest income on loans held for investment is accrued as earned. Interest income is generally accrued until the loans become 60 days contractually delinquent at which time accrued but uncollected interest is reversed against interest income and interest income is subsequently recorded when collected. Loans return to an accrual status when principal and interest become current and are anticipated to be fully collected. Loan origination fees and costs are deferred and recognized as yield adjustments over the life of the related loan pursuant to SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases—an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17" or "SFAS No. 91."

  Real Estate Investments

        Real estate investments include real estate held for sale, held for investment and acquired through foreclosure. Real estate held for sale consists primarily of real estate owned by general partnerships that operate affordable housing projects where the Company is the general partner or has consolidated the affordable housing projects when it has been determined the Company is the primary beneficiary of the partnerships under FIN 46R. These partnerships are expected to be disposed of within one year. Real estate held for sale also includes other domestic and international real estate assets that are expected to be disposed of by sale within one year. The designation and carrying value of such assets are determined in accordance with SFAS No. 144. Real estate held for sale is carried at the lower of carrying amount or estimated fair value less costs to sell and is not depreciated. Real estate held for investment consists primarily of domestic and international office buildings, hotels, retail and distribution centers, multifamily properties, vacant land and parking lots. In addition, real estate held for investment consists of real estate owned by general partnerships that operate affordable housing projects where the Company is the general partner or has consolidated the affordable housing projects when it has been determined the Company is the primary beneficiary of the partnerships under FIN 46R. Real estate held for investment is carried at cost less accumulated depreciation and is periodically reviewed for impairment in accordance with SFAS No. 144. Real estate acquired through foreclosure is initially recorded at estimated fair value less costs to sell and subsequently carried at the lower of cost or estimated fair value less costs to sell and any related valuation allowances.

  Equity Investments

        The Company acquires and holds equity positions in certain real estate projects. Such equity positions are in the form of limited partnership and limited liability company investments and are accounted for under the equity method. The Company also holds equity investments in CMBS, mezzanine debt and real estate investment funds accounted for under the equity method. The investments made by certain of these funds are carried by the funds at estimated fair value and, accordingly, the Company's equity in the earnings of the investees includes both net investment income and net realized and unrealized gains and losses. Valuations of the underlying investments in such funds are subject to many of the same risks and uncertainties affecting the valuations of the Company's directly-owned commercial mortgage loans and investment securities, and the Company's operating results are affected to the extent of its equity interests in such funds.

        The Company also holds equity positions in entities that invest in pools of performing, under-performing, and non-performing commercial loans and real estate assets, including under-performing and non-performing commercial and mortgage loans. Under-performing and non-performing investments are purchased at discounts to par at a market yield that is commensurate with the related risk. Resolutions are typically accomplished through sale of the underlying collateral, discounted payoff, debt restructuring or foreclosure. Income is recognized as earned based on the Company's participation interest in the underlying equity method investment.

  Goodwill

        Goodwill represents the excess of the cost of an acquisition over the estimated fair value of identifiable assets and liabilities acquired. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" or "SFAS No. 142," goodwill is reviewed for impairment at the reporting unit level and is not amortized. A reporting unit is an operating segment or one level below an operating segment as that term is defined in SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" or "SFAS No. 131." In the fourth quarter of 2007, the Company reviewed goodwill for impairment as part of its annual review. The Company may also review goodwill for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. An impairment loss is recorded to the extent that the carrying value of goodwill exceeds its implied fair value, which is determined based on a discounted cash flow analysis.

  Intangible Assets

        The Company holds intangible assets which primarily consist of customer relationships and contracts. These intangible assets were initially recorded at estimated fair value. In accordance with SFAS No. 142, these intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from 3 to 12 years.

  Interest Rate Lock Commitments

        The Company enters into interest rate lock commitments ("IRLCs") to make loans whereby the interest rate on the loan is established prior to funding. IRLCs that relate to the origination of mortgage loans that will be classified as held for sale are considered derivative instruments in accordance with SFAS No. 149 and are recognized in the consolidated balance sheet at estimated fair value. In accordance with SEC Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" or "SAB No. 105," the Company does not recognize the estimated fair value of IRLCs at the time of the rate lock. However, subsequent changes in estimated fair value from the time of the rate lock are recognized as assets or liabilities, with a corresponding adjustment recognized in current period earnings as a component of net gains (losses) in the consolidated statement of income. The determination of the change in estimated fair value is based upon the value of the loans underlying the IRLCs and does not include an estimate of the future mortgage servicing rights that will arise when the loans are sold. From the date of rate lock, the Company is exposed to credit, spread and interest rate risk. To mitigate the Company's exposure to these risks, the Company utilizes derivative instruments to economically hedge these risks. The Company expects the changes in estimated fair value of these derivative instruments will offset the changes in estimated fair value of the IRLCs.

  Mezzanine Equity

        In connection with the Sponsor Transactions, the Company issues common stock to Management Stockholders for estimated fair value. The shares are redeemable upon the occurrence of certain events. The Company classifies this equity in accordance with EITF Issue D-98, "Classification and Measurement of Redeemable Securities," which requires that conditionally redeemable securities be classified outside of permanent stockholders' equity. Accordingly, the Company classifies these shares as mezzanine equity. There were 20,126,963 shares and 20,454,705 shares of common stock classified as mezzanine equity as of December 31, 2007 and 2006, respectively.

  Stock-Based Compensation

        In connection with the Sponsor Transactions, the Company implemented a stock option award program which provides Management Stockholders with the option to purchase additional shares of common stock at a specified price, once certain time-based and performance-based vesting conditions are met. The Company accounts for share-based payments issued to employees in accordance with SFAS No. 123 (Revised 2004), "Share-Based Payment" or "SFAS No. 123R." This statement establishes the standards for accounting for transactions in which an enterprise receives goods or employee services in exchange for equity instruments of the enterprise, or incurs liabilities in exchange for goods or employee services that are based on the estimated fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. Accordingly, the Company measures the fair value of its option awards based on the grant date fair value of the award, which is estimated through a Black-Scholes option-pricing model.

        The Company has classified these stock options as equity instruments under the guidelines of SFAS No. 123R. The Company recognizes compensation expense associated with these equity instruments in the consolidated statement of income as a component of compensation and benefits for the portion of outstanding awards which are ultimately expected to vest. These instruments are amortized to expense over the requisite service period, which the Company considers to be the vesting period of the options.

  Earnings per share

        Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

  Guarantees other than Low-Income Housing Tax Credit Guarantees

        For guarantees issued since January 1, 2003, the Company records liabilities equal to the estimated fair value of the guarantee obligations undertaken. For guarantee obligations for which the Company receives fees in exchange for undertaking the obligation, the fees received are considered to be a measure of estimated fair value in accordance with FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," or "FIN 45."

        For mortgage loans originated under the Fannie Mae Delegated Underwriting and Servicing ("DUS") program, the Company accounts for its exposure to loss under the service contract with Fannie Mae as a guarantee under FIN 45, recording a liability that approximates the cash flows deemed to represent compensation for the Company's guarantee or, if greater, the Company's expected loss.

  Financial Instruments

        In accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" or "SFAS No. 107," the Company has provided fair value estimates and information about valuation methodologies in Note 17. The estimated fair value amounts have been determined using available market information or valuation methodologies. Considerable judgment is required in interpreting market data to develop estimates of fair value; therefore, the estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The effect of using different market assumptions or estimation methodologies may materially impact the fair value amounts.

Recently Issued Accounting Standards

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140" or "SFAS No. 155." Among other things, this standard permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 allows an entity to make an irrevocable election to measure such a hybrid financial instrument at fair value on an instrument-by-instrument basis. The Company holds retained interests in securitized financial assets which were previously covered under the exemption provided in Derivatives Implementation Group Issue D-1, "Application of Statement 133 to Interests in Securitized Financial Assets." Because SFAS No. 155 nullified this exemption, the Company was required to evaluate its positions in these assets to determine whether bifurcation was required. The Company adopted SFAS No. 155 on January 1, 2007 and the adoption did not have a material impact on the Company's consolidated financial statements.

        In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" or "SFAS No. 156." SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and provides the option to either carry servicing assets and servicing liabilities at fair value with changes in fair value recognized in earnings, or to continue to recognize periodic amortization expense and assess the servicing assets and servicing liabilities for impairment as originally required by SFAS No. 140. This option may be applied by class of servicing asset or liability. The Company adopted SFAS No. 156 on January 1, 2007. In adopting this statement, the Company elected to continue recognizing periodic amortization expense and assess its servicing assets and servicing liabilities for impairment as originally required by SFAS No. 140 and, thus, the adoption did not have a material impact on the Company's consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" or "SFAS No. 157," which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. The statement does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements. The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. Effective January 1, 2008, the Company adopted SFAS No. 157. Adoption of this statement will not have a material impact as to the manner in which the Company determines fair value but will require additional disclosures.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115," or "SFAS No. 159." This statement permits an entity to irrevocably elect fair value for the initial and subsequent measurement of certain financial assets and financial liabilities on an instrument-by-instrument basis. Subsequent changes in fair value of these instruments would be recognized in earnings when they occur. When adopted, SFAS No. 159 requires that the difference between the carrying value of financial assets and financial liabilities elected and the fair value of such instruments be recorded as an adjustment to beginning retained earnings in the period of adoption. Effective January 1, 2008, the Company elected fair value accounting for certain loan assets and deposit liabilities not previously carried at fair value. The after-tax cumulative effect adjustment from electing the fair value option for the selected financial instruments is estimated to decrease retained earnings by approximately $6.6 million.

        In December 2007, the SEC issued SAB No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings," or "SAB No. 109." SAB No. 109 supersedes SAB No. 105, but retains the view expressed in SAB No. 105 that no internally-developed intangible assets, such as customer relationship intangible assets, should be included in the measurement of the estimated fair value of loan commitment derivatives. That view extends to all written loan commitments accounted for at fair value through earnings. The guidance in SAB No. 109 is effective for all written loan commitments recorded at fair value that are entered into, or substantially modified, in fiscal quarters beginning after December 15, 2007. Management does not expect that adoption of SAB No. 109 will have a material impact on the Company's consolidated financial statements.

        In December 2007, the SEC issued SAB No. 110, "Year-End Help for Expensing Employee Stock Options." This SAB expresses the views of the SEC regarding the use of a "simplified" method, as discussed in SAB No. 107, "Share-Based Payment," or "SAB 107," in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123R. The guidance in SAB 110 is effective as of January 1, 2008. Management is currently evaluating the potential impact of SAB 110 on the Company's consolidated financial statements.

        In April 2007, the FASB issued FASB Staff Position ("FSP") No. FIN 39-1, "Amendment of FASB Interpretation No. 39," or "FSP FIN 39-1." FSP FIN 39-1 modifies FIN No. 39, "Offsetting of Amounts Related to Certain Contracts," and permits companies to offset cash collateral receivables or payables with net derivative positions under certain circumstances. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, although early application is permitted. Management is currently evaluating the potential impact of FSP FIN 39-1 on the Company's consolidated financial statements.

        In June 2007, the AICPA issued Statement of Position No. 07-1, "Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies," or "SOP 07-1." SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide for Investment Companies must be applied by an entity and whether those accounting principles must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. In October 2007, the FASB voted to indefinitely defer the effective date of SOP 07-1.

        In May 2007, the FASB issued FSP No. FIN 46(R)-7, "Application of FASB Interpretation No. 46(R) to Investment Companies," or "FSP FIN 46(R)-7." FSP FIN 46(R)-7 makes permanent the temporary deferral of the application of the provisions of FIN 46R to unregistered investment companies, and extends the scope exception from applying FIN 46R to include registered investment companies. FSP FIN 46(R)-7 is effective upon adoption of SOP 07-1, the effective date of which has been indefinitely deferred.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations," or "SFAS No. 141R," which improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Prior to the adoption of SFAS No. 141R, any adjustments to the FIN 48 reserve are recorded as an increase to goodwill if an expense and, if a benefit, are applied (a) first to reduce to zero any goodwill related to the acquisition, (b) second to reduce to zero other noncurrent intangible assets related to the acquisition, and (c) third to reduce income tax expense. Subsequent to the adoption of SFAS No. 141R, the above rule will no longer apply and any expense or benefit associated with realizing (or re-measuring) unrecognized tax benefits will be recorded as part of income tax expense. SFAS No. 141R shall be applied prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51," or "SFAS No. 160," which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. In addition, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the impact of SFAS No. 160 on the Company's consolidated financial statements.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

4. Investment Securities

        Investment securities include: commercial mortgage-backed securities ("CMBS"); asset-backed securities ("ABS"); collateralized debt obligations ("CDOs") which may be collateralized by CMBS, unsecured real estate investment trust debt and other real estate related investments; tax-exempt securities; securities backed by Ginnie Mae, Fannie Mae and Freddie Mac (Government Sponsored Enterprise or "GSE" securities); certain Japanese bonds ("TMK" securities); U.S. Treasury securities; and other investment securities.

        The following table summarizes the Company's investment securities classified as available for sale as of December 31, 2007, by security type (in thousands):

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Beneficial interests in CMBS, ABS and CDOs	$104,252	$16,265	$(2,646)	$117,871
Tax-exempt securities	247,395	3,162	(58)	250,499
TMK securities	311,827	821	(486)	312,162
GSE securities	235,138	1,404	(417)	236,125
U.S. Treasury and other securities	32,346	679	—	33,025

Total	$930,958	$22,331	$(3,607)	$949,682

        The following table summarizes the Company's investment securities classified as available for sale as of December 31, 2006, by security type (in thousands):

	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Beneficial interests in CMBS, ABS and CDOs	$233,446	$36,219	$(1,086)	$268,579
Tax-exempt securities	238,785	2,639	(49)	241,375
TMK securities	268,744	—	—	268,744
GSE securities	202,741	598	(123)	203,216
U.S. Treasury and other securities	39,502	14	(47)	39,469

Total	$983,218	$39,470	$(1,305)	$1,021,383

        The following table summarizes the gross realized gains and losses recognized by the Company on sales of investment securities classified as available for sale and the related proceeds received on such sales (in thousands):

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Gains recognized	$21,322	$10,706	$—	$6,417
Losses recognized	(6,535)	(1,592)	(630)	(3,269)

Net gains (losses)	$14,787	$9,114	$(630)	$3,148

Proceeds received	$215,322	$152,485	$70,611	$455,608

        The gains and losses were recorded as a component of net gains (losses) on investments and real estate in the consolidated statement of income. The proceeds received for the year ended December 31, 2007 do not include the transfer of investment securities in connection with the Company's sale of a majority of its affordable housing debt platform in February 2007.

        The Company has pledged investment securities classified as available for sale with a carrying amount of $489.1 million and $587.8 million as of December 31, 2007 and 2006, respectively, primarily to support debt obligations.

        In connection with the Sponsor Transactions, the Company evaluated its intent and ability to hold its investment securities classified as held to maturity and determined that an available for sale classification was more appropriate based on the Company's new ownership, objectives and strategy. Therefore, securities with an amortized cost of $76.0 million, which approximated fair value, were transferred from held to maturity to available for sale on March 23, 2006.

        The following table summarizes the maturities of debt securities classified as available for sale as of December 31, 2007 (in thousands):

	Amortized cost	Fair value
Due in one year or less	$147,047	$147,518
Due after one year through five years	255,891	257,283
Due after five years through ten years	32,578	33,376
Due after ten years	494,661	510,494

Total	$930,177	$948,671

        The maturities reported in the above table reflect the instruments' final maturity dates. Actual maturities may differ from the maturities reported above due to periodic payments and prepayments.

        Not included in the table above are equity securities classified as available for sale with an amortized cost of $0.8 million, and an estimated fair value of $1.0 million as of December 31, 2007.

        Investment securities are collateralized by various types of real estate. The concentration of collateral by collateral type for all investment securities as of December 31, 2007 and 2006 were as follows (in thousands):

	December 31, 2007			December 31, 2006
Collateral type	Carrying amount	Percent of Portfolio	Collateral type	Carrying amount	Percent of portfolio
Multifamily	$664,403	59%	Multifamily	$553,944	27%
Office	117,721	10	Office	144,772	7
Industrial	62,531	6	Healthcare	62,910	3
Healthcare	35,103	3	Hospitality	47,189	2
Hospitality	34,316	3	Retail	53,847	3
Retail	28,266	2	Industrial	8,322	<1
Military housing	7,200	1	Military housing	7,787	<1
Mixed-use and other	185,834	16	Mixed-use and other	1,161,520	57

Total	$1,135,374	100%	Total	$2,040,291	100%

        The decline in total investment securities from December 31, 2006 was primarily due to the Company's decision to sell all of its investment securities related to the Tender Option Bond program in March and April 2007 as further discussed in Note 13.

        The Company's subordinated CMBS and CDO securities provide credit support to the more senior classes of the related securitization. Cash flows from the assets underlying the CMBS and CDO investment securities generally are allocated first to the senior classes, with the most senior class having a priority entitlement to cash flow. Then, any remaining cash flows are allocated generally among the other CMBS and CDO security classes in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying investments, resulting in reduced cash flows, the most subordinated CMBS and CDO securities class will bear this loss first. To the extent there are losses in excess of the most subordinated class' entitlement to principal and interest, the remaining CMBS and CDO securities classes will bear such losses in order of their relative subordination level.

        Impairment charges recognized for declines in value of investment securities classified as available for sale and held to maturity considered other-than-temporary were $26.9 million for the year ended December 31, 2007, $1.4 million for the period from March 23, 2006 to December 31, 2006, none for the period from January 1, 2006 to March 22, 2006, and $10.4 million for the year ended December 31, 2005. The impairment charges were recorded as a component of net gains (losses) on investments and real estate in the consolidated statement of income.

        The following table summarizes the fair value and gross unrealized losses of the Company's investment securities classified as available for sale, aggregated by length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2007 (in thousands):

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses
Beneficial interests in CMBS, ABS and CDOs	$33,955	$(1,518)	$20,120	$(1,128)	$54,075	$(2,646)
Tax-exempt securities	—	—	1,991	(58)	1,991	(58)
TMK securities	87,086	(194)	89,748	(292)	176,834	(486)
GSE securities	49,319	(72)	96,851	(345)	146,170	(417)

Total	$170,360	$(1,784)	$208,710	$(1,823)	$379,070	$(3,607)

        The following table summarizes the fair value and gross unrealized losses of the Company's investment securities classified as available for sale, aggregated by length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2006 (in thousands):

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Fair Value	Unrealized losses
Beneficial interests in CMBS, ABS and CDOs	$7,481	$(553)	$15,149	$(533)	$22,630	$(1,086)
Tax-exempt securities	2,270	(49)	—	—	2,270	(49)
TMK securities	—	—	—	—	—	—
GSE securities	120,107	(123)	1,097	—	121,204	(123)
U.S. Treasury and other securities	32,274	(47)	—	—	32,274	(47)

Total	$162,132	$(772)	$16,246	$(533)	$178,378	$(1,305)

        The unrealized losses in the table above were temporary declines in estimated fair value due to unfavorable market conditions and were not reflective of credit deterioration of the securities. The Company performed credit analyses in relation to these investment securities and determined the carrying value is fully recoverable over the expected holding period. Management believes the Company has the ability and intent to hold these securities until they recover in value and therefore concluded the unrealized losses are not other-than-temporary.

5. Loans Held for Sale

        The following table summarizes the Company's loans held for sale as of December 31, 2007 and 2006, by loan type, carried at the lower of amortized cost or estimated fair value (in thousands):

	December 31, 2007	December 31, 2006
Floating rate mortgage loans	$6,602,555	$6,770,744
Fixed rate mortgage loans	1,103,446	1,997,545
Construction loans	12,052	—
Loan participations	65,716	114,323

Total	$7,783,769	$8,882,612

        The Company reviews its loan portfolio to determine whether any changes in classification should be made between "held for sale" and "held for investment." Consideration is given to the Company's intent and ability to hold such loans to maturity. In 2007, approximately $4.5 billion of loans identified through this review process were transferred from "held for sale" to "held for investment" at the lower of amortized cost or fair value. The amortized cost basis of such loans exceeded estimated fair value at the time of transfer by approximately $76.6 million. This amount is reported as a component of net (losses) gains on loans in the consolidated statement of income.

        The Company has pledged loans held for sale with a carrying amount totaling $2.6 billion and $1.2 billion as of December 31, 2007 and 2006, respectively, primarily to support debt obligations.

        The following table summarizes the Company's loans held for sale as of December 31, 2007 and 2006, by collateral type (in thousands):

	December 31, 2007			December 31, 2006
Collateral type	Carrying amount	Percent of portfolio	Collateral type	Carrying amount	Percent of portfolio
Retail	$2,010,241	26%	Office	$2,019,800	23%
Multifamily	1,775,332	23	Multifamily	2,013,557	23
Office	1,745,748	22	Retail	1,593,185	18
Hospitality	517,102	7	Hospitality	1,226,413	14
Healthcare	247,720	3	Healthcare	636,746	7
Mixed-use and other	1,487,626	19	Mixed-use and other	1,392,911	15

Total	$7,783,769	100%	Total	$8,882,612	100%

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

5. Loans Held for Sale (Continued)

        The amount by which the amortized cost basis of loans held for sale exceeds estimated fair value is recorded as a valuation allowance. The following table summarizes activity related to the Company's valuation allowance (in thousands):

	Successor
			Predecessor
		Period from March 23, 2006 to December 31, 2006
	Year ended December 31, 2007		Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Balance at beginning of period	$26,422	$30,167	$27,314	$17,196
Initial impact of push down adjustments	—	(30,167)	—	—
LOCOM valuation adjustment	222,056	26,400	2,782	26,383
Loans charged off	(18,814)	(12)	—	(12,616)
Foreign currency translation adjustment	674	34	71	(2,871)
Transfers and other	(74,951)	—	—	(778)

Balance at end of period	$155,387	$26,422	$30,167	$27,314

        With the implementation of push down accounting in connection with the Sponsor Transactions, the valuation allowance as of March 22, 2006 was transferred to the carrying value of loans held for sale as a basis adjustment to the carrying value of such loans on March 23, 2006.

        The following table summarizes the Company's loans held for sale by location of underlying collateral as of December 31, 2007 and 2006, by geographic region (in thousands):

	December 31, 2007			December 31, 2006
	Amount	Percent of portfolio		Amount	Percent of portfolio
North America	$4,970,429	64%	North America	$6,872,893	77%
Europe	2,603,608	33	Europe	1,767,135	20
Asia	209,732	3	Asia	242,584	3

Total	$7,783,769	100%	Total	$8,882,612	100%

        The collateral underlying the Company's loans held for sale in North America is widely dispersed across many markets and major metropolitan areas in the United States and Canada.

6. Loans Held for Investment

        The following table summarizes the Company's loans held for investment as of December 31, 2007 and 2006, by loan type (in thousands):

	December 31, 2007	December 31, 2006
Floating rate mortgage loans	$5,167,440	$560,532
Fixed rate mortgage loans	579,909	964,725
Acquired non-performing and under-performing loans	358,368	523,833
Construction loans	809,234	770,480
Loan participations	5,515	5,007

Total	6,920,466	2,824,577
Allowance for loan losses	(28,752)	(61,715)

Net	$6,891,714	$2,762,862

        The following table summarizes the Company's loans held for investment as of December 31, 2007 and 2006, by collateral type (in thousands):

	December 31, 2007			December 31, 2006
Collateral type	Amount	Percent of portfolio	Collateral type	Amount	Percent of Portfolio
Healthcare	$1,364,009	20%	Office	$940,535	33%
Office	1,306,374	19	Multifamily	539,005	19
Multifamily	1,052,954	15	Healthcare	478,122	17
Hospitality	1,041,070	15	Retail	230,162	8
Retail	798,413	12	Hospitality	160,885	6
Mixed-use and other	1,357,646	19	Mixed-use and other	475,868	17

Total	$6,920,466	100%	Total	$2,824,577	100%

        The Company has pledged loans held for investment with carrying amounts totaling $1.4 billion and $0.9 billion as of December 31, 2007 and 2006, respectively, primarily to support debt obligations.

        The following table summarizes the Company's loans held for investment by location of underlying collateral as of December 31, 2007 and 2006, by geographic region (in thousands):

	December 31, 2007			December 31, 2006
	Amount	Percent of portfolio		Amount	Percent of portfolio
North America	$5,954,845	86%	North America	$1,099,080	39%
Europe	325,991	5	Europe	1,056,291	37
Asia	639,630	9	Asia	669,206	24

Total	$6,920,466	100%	Total	$2,824,577	100%

        The collateral underlying the Company's loans held for investment in North America is widely dispersed across many markets and major metropolitan areas in the United States and Canada.

        The Company's allowance for loan losses is established, monitored and maintained on the basis of past loan experience, the current composition of the portfolio, historical credit migration, property type diversification, default, loss severity and other relevant factors.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

6. Loans Held for Investment (Continued)

        The following table summarizes activity related to the Company's allowance for loan losses (in thousands):

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Balance at beginning of period	$61,715	$27,594	$31,283	$7,452
Initial impact of push down adjustments	—	(27,594)	—	—
Provision for loan losses	32,666	73,585	1,031	42,826
Loans charged off	(70,880)	(13,323)	(4,756)	(15,178)
Foreign currency translation adjustment	4,898	1,200	36	(275)
Transfers and other	353	253	—	(3,542)

Balance at end of period	$28,752	$61,715	$27,594	$31,283

        With the implementation of push down accounting in connection with the Sponsor Transactions, the allowance for loan losses as of March 22, 2006 was transferred to the carrying value of mortgage loans held for investment as a basis adjustment to the carrying value of such loans on March 23, 2006.

        Exclusive of acquired non-performing and under-performing loans, the following table summarizes information about mortgage loans held for investment which were specifically identified as impaired as of December 31, 2007 and 2006 (in thousands):

	December 31, 2007	December 31, 2006
Impaired loans with an allowance for loan losses	$56,761	$108,651
Impaired loans without an allowance for loan losses	44,474	19,636

Total impaired loans	101,235	128,287
Allowance for loan losses on impaired loans	(6,919)	(55,458)

Net impaired loans	$94,316	$72,829

        The allowance for loan losses on impaired loans is included in the Company's overall allowance for loan losses. The Company does not recognize interest income on impaired loans.

        As discussed in Note 3, the Company acquires non-performing and under-performing loans at substantial discounts to par. At acquisition, these loans had evidence of credit quality deterioration and it was probable that not all contractually required payments would be collected. The carrying amount of such loans totaled $358.4 million and $523.8 million as of December 31, 2007 and 2006, respectively. In accordance with SOP 03-3, the Company recognizes an estimate of the accretable yield on such loans. The accretable yield is limited to the excess of the estimated undiscounted principal, interest and other cash flows expected over the initial investment in the acquired loans.

        The following table summarizes activity related to the accretable yield on such loans (in thousands):

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006
Balance at beginning of period	$129,593	$138,355	$160,923
Additions	35,134	67,609	4,116
Accretion	(61,447)	(47,843)	(23,032)
Disposals	(20,231)	(28,528)	(3,652)

Balance at end of period	$83,049	$129,593	$138,355

        In 2007, the Company acquired such loans with contractually required payments receivable totaling $195.8 million. The acquisition price of these loans totaled $69.6 million, which approximated fair value. At acquisition, the Company estimated it would collect $84.0 million in total cash flow related to such loans. In 2006, the Company acquired such loans with contractually required payments receivable totaling $1.0 billion. The acquisition price of these loans totaled $168.8 million, which approximated fair value. At acquisition, the Company estimated it would collect $199.4 million in total cash flow related to such loans. The timing and amount of the Company's expected cash flows associated with acquired non-performing and under-performing loans are based upon a number of assumptions that are subject to business and economic uncertainties, including the amount and timing of principal payments, collateral disposition activity and other factors. The Company could experience earnings volatility to the extent that the timing and the amount of actual cash flows received differ from management's expected future cash flow projections.

        The Company evaluates whether the expected cash flows of such loans has changed and records an impairment loss if there is a decrease in expected cash flows. Impairment losses are charged to provision for loan losses in the consolidated statement of income. The Company recorded impairment losses of $13.2 million for year ended December 31, 2007, $11.3 million for the period from March 23, 2006 to December 31, 2006, $1.5 million for the period from January 1, 2006 to March 22, 2006 and $12.5 million for the year ended December 31, 2005.

7. Real Estate Investments

        The following table summarizes the Company's real estate investments as of December 31, 2007 and 2006 by classification (in thousands):

	December 31, 2007	December 31, 2006
Held for investment, net of depreciation	$1,606,730	$1,033,628
Held for sale	67,292	138,868
Acquired through foreclosure	74,533	87,542

Total	$1,748,555	$1,260,038

8. Equity Investments

        The following table summarizes the Company's equity investments as of December 31, 2007 and 2006 by investment type (in thousands):

	December 31, 2007		December 31, 2006
	Amount	Percent of portfolio	Amount	Percent of Portfolio
Investments in affordable housing partnerships in the United States	$942,176	48%	$1,330,693	63%
Investments in real estate equity investment funds in the United States	491,941	25	323,102	15
Investments in real estate projects, joint ventures and real estate equity investment funds in Europe	162,487	8	177,568	8
Investments in other real estate ventures in the United States	154,062	8	141,447	7
Investments in non-performing and under-performing commercial loan and real estate joint ventures, principally in Germany, Mexico and Japan	148,239	7	86,732	4
Investments in CMBS and debt investment funds, with collateral principally in the United States	66,095	3	56,542	3
Other	19,140	1	9,093	—

Total	$1,984,140	100%	$2,125,177	100%

        Investments in affordable housing partnerships in the United States—The Company makes investments in and syndicates investments in real estate partnerships to unaffiliated investors in the form of limited partner ownership interests that are pooled into funds ("upper-tier funds"). These funds hold limited partner ownership interests in various operating partnerships that develop, own, and operate affordable housing properties throughout the United States. These entities are considered variable interest entities under FIN 46R and are discussed in further detail in Note 13.

        Investments in real estate equity investment funds in the United States—The Company makes investments in real estate partnerships and limited liability corporations in the form of limited or general partner/member ownership interests. These funds invest in various real estate ventures with real estate developers, the purpose of which is to acquire, maintain and develop improved and unimproved real property located within the United States, either directly or indirectly through equity interests.

        Investments in real estate projects, joint ventures and real estate equity investment funds in Europe—The Company makes investments in real estate partnerships and companies in the form of unit trust or share ownership interests. These investments are focused primarily on underperforming properties in European markets that have the potential to generate returns through capital improvements, re-leasing, intensive management, repositioning and financial restructuring.

        Investments in other real estate ventures in the United States—The Company acquires and holds equity positions in various multi-family real estate projects. Ownership of real estate or real estate development projects may take several forms which differ in legal form and economic substance. Typical structures include equity positions in certain credit-worthy "to-be-built" and rehabilitation commercial and multifamily projects that are expected to meet the investment criteria of a permanent investor upon project completion. Such equity positions are often in the form of limited partnerships and limited liability companies.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

8. Equity Investments (Continued)

        Investments in non-performing and under-performing commercial loan and real estate joint ventures—As discussed in Note 3, income associated with these investments is recognized as earned based on the Company's participation interest in the underlying equity method investment. Generally, the revenue recognition policies applied by these investees are consistent with those applied by the Company with respect to accretion of interest income.

        Other—Primarily includes equity investments accounted for under the cost method.

9. Mortgage Servicing Rights

        The following table summarizes activity related to the Company's mortgage servicing rights (in thousands):

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Balance at beginning of period	$829,011	$648,832	$631,002	$516,033
Initial impact of push down adjustments	—	216,584	—	—
Additions	193,003	122,523	41,142	215,259
Amortization	(130,457)	(97,696)	(23,312)	(100,290)
Portfolio sale	—	(19,809)	—	—
Transfer to assets related to operations held for sale	—	(39,907)	—	—
Other	(1,007)	(1,516)	—	—

Balance at end of period	$890,550	$829,011	$648,832	$631,002

        The Company originated mortgage servicing rights totaling $66.2 million for the year ended December 31, 2007, $50.3 million for the period from March 23, 2006 to December 31, 2006, $21.0 million for the period from January 1, 2006 to March 22, 2006, and $70.9 million for the year ended December 31, 2005. The Company purchased mortgage servicing rights totaling $126.8 million for the year ended December 31, 2007, $72.2 million for the period from March 23, 2006 to December 31, 2006, $20.1 million for the period from January 1, 2006 to March 22, 2006, and $144.4 million for the year ended December 31, 2005.

        Additions to mortgage servicing rights reflected in the above table relate to mortgage loans with an aggregate unpaid principal balance of approximately $74.1 billion in 2007, $55.1 billion in 2006 and $43.5 billion in 2005. Based on the Company's impairment analysis performed in accordance with SFAS No. 140, the Company did not record a valuation allowance related to mortgage servicing rights in any period presented.

10. Mortgage Loans Serviced

        The Company originates, and either sells to or directly places with investors, loans that are secured by commercial and multifamily projects. Investors generally retain the Company to collect the monthly principal and interest payments and perform certain escrow and collection services. The Company also purchases the right to service loans and performs asset management services on behalf of others. Asset management services include debt restructuring and asset disposition through whole loan sales, discounted pay-offs and foreclosure. The Company services loans collateralized by assets located in North America, Europe and Asia.

        The following table summarizes the Company's aggregate servicing portfolio as of December 31, 2007 (dollars in thousands):

	December 31, 2007
	Number of loans	Unpaid principal balance	Weighted average rate	Weighted average remaining maturity
				(in years)
CMBS	21,444	$201,320,149	6.00%	6.3
Fee for service	18,232	49,172,578	6.09	8.0
Special serviced	4,873	33,909,861	6.85	4.4
Agency	5,266	29,158,643	6.00	13.6
Life company	2,124	10,557,207	6.27	9.1
Other	3,233	47,612,273	6.91	3.8

Total	55,172	$371,730,711	6.21%	6.7

        The following table summarizes the Company's aggregate servicing portfolio as of December 31, 2006 (dollars in thousands):

	December 31, 2006
	Number of loans	Unpaid principal balance	Weighted average rate	Weighted average remaining maturity
				(in years)
CMBS	21,558	$157,878,866	6.08%	7.7
Fee for service	19,640	41,008,147	6.09	7.3
Special serviced	5,409	36,699,012	6.88	4.8
Agency	5,603	25,729,417	6.15	16.6
Life company	2,926	13,509,930	6.31	9.5
Other	2,990	36,082,540	6.12	8.3

Total	58,126	$310,907,912	6.20%	8.2

        The following table summarizes the five largest U.S. geographic concentrations of the Company's servicing portfolio as of December 31, 2007 and 2006 (in thousands):

	December 31, 2007			December 31, 2006
	Amount	Percent of Portfolio		Amount	Percent of Portfolio
California	$44,319,764	12%	California	$41,540,070	13%
New York	29,480,287	8	New York	25,468,479	8
Texas	20,646,874	6	Texas	19,437,323	6
Florida	16,619,530	4	Florida	16,315,469	5
Illinois	10,028,610	3	Virginia	9,158,200	3
Other(1)	250,635,646	67	Other(1)	198,988,371	65

Total	$371,730,711	100%	Total	$310,907,912	100%

(1)
Other includes European and Asian servicing portfolios. The European servicing portfolio totaled $59.4 billion and $36.8 billion as of December 31, 2007 and 2006, respectively. The Asian servicing portfolio totaled $18.4 billion and $7.7 billion as of December 31, 2007 and 2006, respectively.

        The Company held escrow funds related to the loans it serviced, aggregating approximately $5.7 billion and $5.0 billion as of December 31, 2007 and 2006, respectively. These funds are not owned by the Company and are held in segregated trust accounts that are not included in the consolidated balance sheet of the Company. Approximately $3.9 billion and $3.6 billion as of December 31, 2007 and 2006, respectively, of such escrow funds were held in segregated trust accounts at Escrow Bank, a wholly-owned subsidiary of the Company.

        Included in the above tables was approximately $14.6 billion and $11.5 billion of loans serviced on behalf of the Company as of December 31, 2007 and 2006, respectively, and reported as a component of loans held for sale or loans held for investment, as appropriate, in the consolidated balance sheet. See Note 23 for amounts serviced on behalf of GMAC.

11. Goodwill and Other Intangible Assets

        The following table summarizes the changes in the carrying amount of the Company's goodwill by business segment (in thousands):

	North American Lending and Mortgage Banking	North American Investments and Funds Management	North American Servicing	Asian Operations	European Operations	Consolidated
(Predecessor)
Balance as of December 31, 2005	$34,442	$12,582	$12,640	$—	$—	$59,664

Balance as of March 22, 2006	34,442	12,582	12,640	—	—	59,664
(Successor)
Net goodwill resulting from the Sponsor Transactions	(3,271)	(1,881)	(1,635)	7,327	977	1,517
Impairment of goodwill	—	—	(232)	—	—	(232)
Other(1)	—	—	(2,205)	149	20	(2,036)

Balance as of December 31, 2006	31,171	10,701	8,568	7,476	997	58,913
Adjustment as a result of adoption of FIN 48	31,763	468	—	—	—	32,231
Other tax adjustments(2)	(17,036)	(244)	—	—	—	(17,280)
Impairment of goodwill	(387)	—	—	—	—	(387)
Other(1)	(1,655)	—	(857)	(1,199)	55	(3,656)

Balance as of December 31, 2007	$43,856	$10,925	$7,711	$6,277	$1,052	$69,821

(1)
Other includes goodwill written off related to the sale of business units, the effect of foreign currency translation adjustments and certain other reclassifications.

(2)
Other tax adjustments include post-adoption goodwill adjustments related to FIN 48, tax adjustments related to accounting for business combinations and certain other tax reclassifications.

        In connection with the adoption of FIN 48, the Company recorded an increase to goodwill of $32.2 million as of January 1, 2007 due to the accrual of reserves for uncertain tax positions that existed as of the Sponsor Transactions date.

        The Company recorded goodwill impairment of $69.5 million for the year ended December 31, 2005, of which $64.1 million related to the low-income housing tax credit business, and was reported as a component of other expenses in the consolidated statement of income. The Company has no goodwill in the North American Affordable Housing segment or in Corporate and other.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

11. Goodwill and Other Intangible Assets (Continued)

        The following table summarizes the Company's intangible assets, other than goodwill, as of December 31, 2007 and 2006, by type (dollars in thousands):

	Weighted average remaining amortization period as of December 31, 2007
		December 31, 2007			December 31, 2006
		Original Balance	Accumulated amortization	Carrying amount	Original Balance	Accumulated amortization	Carrying amount
	(years)
Customer relationships and contracts	11.4	$114,202	$16,082	$98,120	$116,565	$5,442	$111,123
Covenants not to compete	3.3	17,400	6,303	11,097	17,400	2,634	14,766
Other	5.5	5,040	1,529	3,511	8,328	790	7,538

Total	10.3	$136,642	$23,914	$112,728	$142,293	$8,866	$133,427

        In connection with the Sponsor Transactions, the Company capitalized $154.3 million in new intangible assets through the push down accounting adjustments more fully described in Note 3. These intangible assets primarily consisted of customer relationships and contracts. These intangible assets were recorded at estimated fair value, to the extent of the 79 percent ownership interest of the Investor Group and Management Stockholders.

        The Company recorded scheduled amortization expense on its intangible assets of $16.1 million for the year ended December 31, 2007, $13.1 million for the period from March 23, 2006 to December 31, 2006, $0.7 million for the period from January 1, 2006 to March 22, 2006 and $6.1 million for the year ended December 31, 2005.

        The following table summarizes the estimated aggregate amortization expense related to the Company's intangible assets as of December 31, 2007 (in thousands):

2008	$13,370
2009	13,182
2010	13,121
2011	10,456
2012	9,598
2013 and thereafter	53,001

Total	$112,728

12. Short-term and Long-term Borrowings

        The following table summarizes the Company's outstanding borrowings and weighted average contractual interest rates in effect as of December 31, 2007 and 2006 (dollars in thousands):

	Amount		Weighted Average Rate
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Short-term borrowings	$3,832,637	$2,708,299	4.81%	4.01%
Collateralized borrowings in securitization trusts	260,524	1,477,430	5.79	5.28
Other long-term borrowings	8,047,162	7,489,475	5.63	5.61

Total	$12,140,323	$11,675,204	5.37%	5.20%

        The Company funds its operations utilizing both U.S. Dollar and non-U.S. Dollar denominated borrowings. As of December 31, 2007, total borrowings included $8.6 billion funded in U.S. Dollars and $3.5 billion funded in foreign currencies, primarily Japanese Yen, Euro and British Pounds Sterling. As of December 31, 2007, total borrowings consisted of $5.4 billion issued at a fixed rate and $6.7 billion issued at a variable rate. As of December 31, 2006, total borrowings included $8.4 billion funded in U.S. Dollars and $3.3 billion funded in foreign currencies, primarily Japanese Yen and British Pounds Sterling. As of December 31, 2006, total borrowings consisted of $3.0 billion issued at a fixed rate and $8.7 billion issued at a variable rate.

        The rates shown in the table above exclude the impact of derivative instruments. The Company utilizes derivative instruments, primarily interest rate swaps classified as both fair value hedges and trading derivatives, to economically convert a portion of its fixed rate borrowings to variable rate borrowings and, conversely, a portion of its variable rate borrowings to fixed rate borrowings. The maturity structure of the derivative instruments generally corresponds with the maturity structure of the corresponding borrowings. In addition, the Company utilizes foreign exchange forward contracts to manage the foreign exchange impact of certain borrowings.

Short-term borrowings

        The Company has secured and unsecured lines of credit with various banks. Balances under these lines of credit totaled $2.7 billion and $1.3 billion as of December 31, 2007 and 2006, respectively. The lines of credit are generally renewable on an annual basis. Interest rates are fixed or variable and proceeds may have been discounted at the time of issuance. The Company's secured borrowings from unaffiliated entities provide multi-currency denominated funding through repurchase agreements and collateralized borrowing arrangements. Interest rates are variable and based on market rate indices. Generally, interest is paid monthly on these borrowings. In December 2006, the Company entered into a definitive agreement to sell a majority of its affordable housing debt platform. As a result of the definitive agreement, related borrowings outstanding as of December 31, 2006 totaling $404.1 million, were reported as a component of liabilities related to operations held for sale in the consolidated balance sheet. See Note 3 for further discussion of operations held for sale.

        In connection with the Sponsor Transactions, the Company entered into a senior credit facility with a syndicate of lenders. The senior credit facility is unsecured and includes a $2.75 billion multi-currency revolving credit facility. The contractual maturity date of the revolving credit facility is March 23, 2011.

However, individual borrowings under the revolving credit facility are on a short-term basis. The revolving credit facility is divided into a U.S. sub-facility, a Canadian sub-facility, an Irish sub-facility and a Japanese sub-facility. The U.S. sub-facility only permits borrowings to be denominated in U.S. Dollars. All other sub-facilities allow for borrowings that are denominated in Euros, British Pounds Sterling, Japanese Yen or U.S. Dollars and, in the case of the Canadian sub-facility, Canadian Dollars. In addition, the revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same day notice, which are commonly referred to as swing lines. The Company is permitted to borrow, repay and re-borrow amounts under the revolving credit facility from time to time. As of December 31, 2007, the Company had $1.1 billion of indebtedness outstanding under the revolving credit facility (with $1.6 billion of availability for future borrowings). As of December 31, 2006, the Company had $1.3 billion of indebtedness outstanding under the revolving credit facility (with $1.5 billion of availability for future borrowings). These borrowings were used to refinance indebtedness owed to GMAC and its affiliates at the time of the Sponsor Transactions and to fund subsequent investments and operating activities. These amounts bear interest at rates equal to short-term index rates appropriate for the currencies borrowed (such as LIBOR) plus a margin that is based on the credit ratings assigned to the Company's long-term senior unsecured indebtedness. In addition, the Company pays a facility fee based on the committed amount of the facility.

        Capmark Bank also has access to federal funds issued by various unaffiliated banks. These borrowings are unsecured and issued at terms not greater than 364 days. Interest rates are variable and based on a market index plus an agreed-upon margin. There were no outstanding balances under these arrangements as of December 31, 2007 and $140.0 million outstanding as of December 31, 2006.

Long-term borrowings

        Collateralized borrowings in securitization trusts—In accordance with SFAS No. 140, certain securitizations are not accounted for as sales. Such securitizations are accounted for as secured borrowings with the pledge of collateral. These transactions represent long-term, match- funded, asset-backed financings and are non-recourse to the Company.

        The Company accounts for certain securitizations of commercial mortgage loans as on-balance sheet borrowings with the pledge of collateral. The related commercial mortgage loans are reported as mortgage loans held for investment in the consolidated balance sheet. Balances outstanding under these collateralized borrowings totaled $260.5 million and $745.8 million as of December 31, 2007 and 2006, respectively. The interest rates on these collateralized borrowings were 5.79% and 6.55% as of December 31, 2007 and 2006, respectively.

        The Company accounted for certain securitizations of investment securities as on-balance sheet borrowings with the pledge of collateral. The related investment securities were classified as trading in the consolidated balance sheet. Balances outstanding under these collateralized borrowings totaled $731.6 million as of December 31, 2006. The interest rate on these collateralized borrowings was 4.00% as of December 31, 2006. The Company paid off these collateralized borrowings during March and April 2007 as further discussed in Note 13.

        Other long-term borrowings—In May 2007, the Company issued $2.55 billion of senior unsecured notes in an offering exempt from registration under Rule 144A and Regulation S under the Securities Act of 1933, as amended. The notes were issued in three series: $850 million of floating rate notes priced at three-month LIBOR plus 0.65% due May 10, 2010; $1.2 billion of 5.875% fixed rate notes due May 10, 2012; and $500 million of 6.300% fixed rate notes due May 10, 2017. The interest rate payable on the notes is subject to adjustment from time to time if either Moody's or Standard & Poor's modifies the debt rating assigned to the notes. Proceeds of the issuance after payment of the initial purchasers' discounts were applied to repay approximately $2.0 billion of indebtedness outstanding under the Company's bridge loan and the remainder was used to pay fees and expenses relating to the issuance and for general corporate purposes, including the repayment of short-term borrowings. In the fourth quarter of 2007, the Company purchased $20 million of its outstanding floating rate senior notes due 2010 in a privately negotiated transaction with a third party and recognized an after-tax gain of $2.3 million.

        Similar to the Company's senior credit facility and bridge loan agreement, the indentures under which the notes were issued contain certain financial, affirmative and negative covenants. The indenture covenants include limitations (each of which is subject to certain exceptions) on the Company's consolidated leverage ratio as well as the ability of the Company and certain of the Company's current and future subsidiaries to incur indebtedness, grant liens, merge, consolidate or engage in asset sales. The indenture covenants also require the Company to purchase the notes upon the request of the holders upon a change of control accompanied by a credit rating downgrade, and obligate the Company to file periodic financial reports with the trustee. In addition, as required by the agreements entered into in connection with the issuance of the notes, the Company filed a registration statement on Form S-4 in September 2007, with respect to a registered offer to exchange the notes for new registered notes with substantially identical terms. The registration statement was amended in January 2008 and has not yet become effective.

        In connection with the Sponsor Transactions, the Company entered into a senior credit facility with a syndicate of lenders. The senior credit facility is unsecured and includes a $2.75 billion multi-currency term loan facility. The Company had $2.8 billion of indebtedness outstanding under the term loan facility as of December 31, 2007 and 2006. These borrowings were used to refinance indebtedness owed to GMAC and its affiliates at the time of the Sponsor Transactions and to fund subsequent investments and operating activities. The amounts bear interest at rates equal to the base rates appropriate for the currencies borrowed (such as LIBOR) plus 67.5 basis points. In addition, the Company pays a facility fee based upon the amount of the term loan outstanding.

        Also in connection with the Sponsor Transactions, the Company entered into a $5.25 billion bridge loan agreement with a syndicate of lenders. The Company borrowed the full amount available under the bridge loan in connection with the Sponsor Transactions to refinance a portion of the indebtedness owed to GMAC and its affiliates at the time. The Company had $1.7 billion and $3.75 billion of indebtedness outstanding under the bridge loan as of December 31, 2007 and 2006, respectively. This amount bears interest at a rate that is equal to a specified LIBOR rate plus a margin that is based on the credit ratings that are assigned to the Company's long-term senior unsecured indebtedness. In addition, the Company pays a facility fee based on the amount of bridge loan outstanding. On February 21, 2008, the Company formally communicated its intent to extend the maturity date of the bridge loan to March 23, 2009 in accordance with the terms of the facility. The bridge loan contains financial and other covenants that are substantially similar to those contained in the senior credit facility. The Company is required to prepay the bridge loan with proceeds from the issuance of certain debt securities. The amount of the prepayment is dependent upon the amount of proceeds from the issuance of securities.

        In connection with the Sponsor Transactions, the Company issued $250.0 million in aggregate principal amount of junior subordinated debentures to Capmark Trust, a Delaware statutory trust, which in turn issued $250.0 million in aggregate liquidation amount of floating rate trust preferred securities to GMAC in exchange for the reduction of an equivalent amount of indebtedness that the Company owed GMAC and one of its affiliates at the time. The trust preferred securities entitle GMAC to receive, on a quarterly basis, cumulative cash distributions of amounts actually received by the trust in respect of the junior subordinated debentures, including upon redemption of the junior subordinated debentures. Interest accrues and is payable on the junior subordinated debentures on a quarterly basis at an annual rate equal to three-month LIBOR plus an applicable margin. The junior subordinated debentures mature on March 23, 2046. Prior to March 23, 2011, the junior subordinated debentures are redeemable upon the occurrence of certain events. From and after March 23, 2011, the Company may redeem the junior subordinated debentures, at the Company's option, at any time at a price equal to 100% of the principal amount plus accrued interest. The Company has agreed, however, for the benefit of the lenders under the bridge loan and the holders of other debt that may be designated by the Company, that the Company will not redeem the junior subordinated debentures prior to maturity except with the proceeds from the sale of certain qualifying securities.

        The Company entered into unsecured term borrowing arrangements with various banks in Asia. The loans were issued at terms ranging from one year to five years. Interest rates were primarily variable and interest was paid semi-annually. These borrowings were denominated in Japanese Yen and Taiwanese Dollars and bore interest at either fixed or floating rates. There were no outstanding balances under these arrangements as of December 31, 2007 and $299.0 million outstanding as of December 31, 2006.

        In addition to the senior credit facility and bridge loan, the Company has entered into term loans and unsecured and secured credit lines with a number of banks and non-bank finance companies in North America and Asia. The Company uses these loans to fund liquidity needs in connection with lending and real estate investment activities. The Company had $362.0 million and $103.2 million of indebtedness outstanding under these financing arrangements as of December 31, 2007 and 2006, respectively. These borrowings are denominated in U.S. Dollars, Taiwanese Dollars or Japanese Yen and bear interest at either fixed or floating rates. As of December 31, 2007, borrowings under these financing arrangements had a weighted average remaining maturity of 3.5 years.

        Other long-term borrowings also include $335.9 million and $323.8 million of mortgage loans payable in connection with the Company's interests in affordable housing partnerships as of December 31, 2007 and 2006, respectively. These mortgages are payable over various periods, have various terms, and are secured by real estate held for sale and real estate acquired through foreclosure totaling a combined $528.0 million and $598.3 million as of December 31, 2007 and 2006, respectively. As of December 31, 2007, borrowings under these financing arrangements had maturity dates ranging from 2008 through 2053.

        The Company was in compliance with its covenant requirements as of December 31, 2007.

        The following table reflects the scheduled maturity of the Company's long-term borrowings as of December 31, 2007 assuming that no early redemptions will occur and reflects the Company's decision to extend the maturity date of the bridge loan as discussed above. The actual payment of secured borrowings may vary based on the payment activity of the related secured assets (in thousands):

2008	$2,057
2009	1,786,026
2010	954,205
2011	2,969,183
2012	1,427,376
2013 and thereafter	1,168,839

Total long-term borrowings	$8,307,686

        The following table summarizes the Company's assets that are pledged as collateral for the payment of certain borrowings as of December 31, 2007 and 2006 (in thousands):

	December 31, 2007	December 31, 2006
Loans held for sale	$2,648,612	$1,163,608
Loans held for investment	1,435,105	886,594
Investment securities classified as trading	57,074	807,102
Investment securities classified as available for sale	239,195	345,909
Real estate investments	555,934	688,738
Other (including cash, cash equivalents, accounts and other receivables and other assets)	8,477	31,735

Total assets pledged as collateral	$4,944,397	$3,923,686

Related secured borrowings	$3,081,723	$3,002,867

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

13. Variable Interest Entities

        The Company has evaluated its investments and other interests in entities that may be considered VIEs under the provisions of FIN 46R. The following describes the VIEs in which the Company has a significant variable interest.

        Guaranteed and Non-guaranteed Tax Credit Funds—as discussed in Note 8, the Company invests in and syndicates investments in real estate partnerships to unaffiliated investors and, in certain partnerships, has guaranteed the timely payment of a specified return to those investors. The investors' return is principally generated from each partnership's share of affordable housing tax credits and tax losses derived from the partnership's investments in entities which develop, own, and operate affordable housing properties throughout the United States. These entities are considered VIEs under FIN 46R. The determination of whether the Company is the primary beneficiary of a given tax credit fund depends on many factors, including the number of limited partners and the rights and obligations of the general and limited partners in that fund.

        The Company holds variable interests in syndicated affordable housing partnerships where the Company provides unaffiliated investors with a guaranteed yield on their investment. These partnerships are reflected in the Company's consolidated financial statements under the financing method in accordance with SFAS No. 66. The Company's maximum exposure to loss as of December 31, 2007 was $1.7 billion, representing the $1.3 billion financing liability included in the consolidated balance sheet (i.e., a component of real estate syndication proceeds) plus $425.2 million of guaranteed yield due to the unaffiliated investors on their initial investment. The maximum exposure to loss represents the amount payable to investors in the event of liquidation of the partnerships. The Company's exposure to loss increases as unaffiliated investors place additional guaranteed commitments with the Company, and decreases as tax benefits are delivered to the investors. Considering such committed amounts, the Company's exposure to loss in future periods is not expected to exceed $1.7 billion.

        The Company also holds variable interests in syndicated affordable housing partnerships where the Company has not provided the unaffiliated investors with a guaranteed yield on their investment. These entities are also considered VIEs under FIN 46R. If none of the unaffiliated investors have a majority ownership interest in the partnership, the Company generally considers itself the primary beneficiary. The assets of such entities included in the Company's consolidated balance sheet totaled approximately $38.0 million and $126.6 million as of December 31, 2007 and 2006, respectively. The Company has determined it is not the primary beneficiary of certain other partnerships with assets totaling $174.8 million and $408.5 million as of December 31, 2007 and 2006, respectively.

        Through its financial interests in syndicated affordable housing partnerships, the Company holds variable interests in underlying "lower-tier" operating partnerships which are also considered VIEs under FIN 46R. The Company has determined, in certain instances, it is the primary beneficiary of the "lower-tier" operating partnerships. As of December 31, 2007 and 2006, the assets of the operating partnerships included in the Company's consolidated balance sheet totaled approximately $471.2 million and $570.2 million, respectively. Real estate assets restricted as collateral for the payment of certain borrowings totaled $528.0 million and $477.0 million as of December 31, 2007 and 2006, respectively. The Company has determined it is not the primary beneficiary of certain other "lower-tier" operating partnerships and therefore has not included the assets of these entities in the Company's consolidated balance sheet. Assets held in these specific partnerships totaled approximately $7.4 billion and $8.5 billion as of December 31, 2007 and 2006, respectively. The Company's maximum exposure to loss related to these partnerships was $250.4 million and $861.4 million as of December 31, 2007 and 2006, respectively.

        New Markets Tax Credit Funds—the Company syndicates and manages investments in partnerships that make investments, typically mortgage loans that, in turn, qualify the partnerships to earn New Markets Tax Credits. New Markets Tax Credits permit taxpayers to receive a federal income tax credit for making qualified equity investments in community development entities. The Company has determined that these partnerships are considered VIEs under FIN 46R. For certain of these partnerships with assets totaling $222.4 million and $92.9 million as of December 31, 2007 and 2006, respectively, the Company is not considered the primary beneficiary based upon an analysis of expected cash flows of the partnership. The Company's maximum exposure to loss in these partnerships totaled approximately $205.4 million and $69.4 million as of December 31, 2007 and 2006, respectively. For certain other partnerships, the Company is considered the primary beneficiary and has therefore consolidated the partnerships under FIN 46R. The Company's consolidated assets in these partnerships totaled approximately $458.4 million and $500.8 million as of December 31, 2007 and 2006, respectively.

        Collateralized Debt Obligations—the Company sponsors, purchases subordinated and equity interests in, and serves as collateral manager for CDOs. In CDO transactions, a bankruptcy-remote SPE is established that purchases a portfolio of securities and loans and issues debt and equity certificates, representing interests in the portfolio of assets. In addition to receiving variable compensation for managing the portfolio, the Company sometimes retains equity investments in the CDOs. Certain of the CDOs sponsored by the Company were initially structured, or have been restructured (with approval by the senior beneficial interest holders) as qualifying special purpose entities ("QSPEs"), and are therefore exempt from the consolidation requirements of FIN 46R. For the remaining CDOs, the results of the primary beneficiary analysis support the conclusion that consolidation is not required under FIN 46R because the Company is not expected to receive a majority of the expected losses or residual returns. The assets in these CDOs totaled $4.5 billion and $4.6 billion as of December 31, 2007 and 2006, respectively, and the Company's maximum exposure to loss was $9.4 million and $34.2 million, respectively, representing the Company's retained interests in these variable interest entities reported as investment securities classified as available for sale in the consolidated balance sheet. CDOs are discussed in further detail in Note 16.

        Real Estate Investments—the Company invests in real estate partnerships in North America and Asia. The Company has determined certain of these partnerships are considered VIEs under FIN 46R. For some of these partnerships, the Company is not considered the primary beneficiary based upon cash flow analyses of the partnerships. The assets in these partnerships totaled $383.0 million and $251.1 million as of December 31, 2007 and 2006, respectively. The maximum exposure to loss was approximately $85.0 million and $28.2 million as of December 31, 2007 and 2006, respectively. For a few of these partnerships, the Company is considered the primary beneficiary and has therefore consolidated the partnerships under FIN 46R. The Company's consolidated assets in these partnerships totaled approximately $57.1 million and $29.8 million as of December 31, 2007 and 2006, respectively.

        CMBS Securitization Trusts—as discussed in Note 16, the Company sells commercial mortgage loans to special purpose trusts in exchange for the proceeds from the sale of securities issued by the trusts. The trusts' activities are generally limited to acquiring the assets, issuing securities, collecting payments on assets and making payments on the securities. Certain of these trusts do not qualify as

QSPEs under SFAS No. 140 and are considered VIEs under FIN 46R. The Company is not considered the primary beneficiary of these trusts based upon an analysis of the expected cash flows. Assets in these trusts totaled $1.1 billion and $2.2 billion as of December 31, 2007 and 2006, respectively, and the Company's maximum exposure to loss was $263.7 million and $771.0 million, respectively, and reported as loans held for investment in the consolidated balance sheet.

        Tender Option Bond Trusts—the Company acquired long-term, tax-exempt, fixed-rate municipal bonds, deposited them into a trust, securitized them with a tender option, and resold the newly created short-term, tax-exempt, floating-rate notes to unaffiliated investors. The tender option allowed the holder of the short-term notes to, at any time, put its interest to a liquidity bank or remarketing agent for cash. These trusts did not qualify as QSPEs under SFAS No. 140 and were considered VIEs under FIN 46R. The Company was considered the primary beneficiary because it absorbed the majority of expected losses in these trusts. The assets of these trusts were primarily reported as investment securities classified as trading in the consolidated balance sheet. The Company's consolidated assets in these trusts totaled approximately $727.2 million as of December 31, 2006. During March and April 2007, the Company sold all of its investment securities related to the Tender Option Bond program to various unaffiliated buyers. The Company used the proceeds to pay off its related collateralized borrowings in securitization trusts discussed in Note 12.

14. Deposit Liabilities

        The following table summarizes the Company's deposit liabilities as of December 31, 2007 and 2006 (in thousands):

	December 31, 2007	December 31, 2006
Time deposits and certificates of deposit	$5,550,357	$2,501,490
Demand deposits and money market deposit accounts	2,250	400,516

Total	$5,552,607	$2,902,006

        The deposit liabilities of Capmark Bank are primarily interest-bearing, issued in denominations of $100,000 or less and are insured by the FDIC.

        The weighted average interest rate for total deposits was 5.09% and 4.96% as of December 31, 2007 and 2006, respectively. The Company has entered into a portfolio of interest rate swaps, classified as trading derivatives, to mitigate the risk of a change in estimated fair value of a portfolio of fixed-rate certificates of deposit issued by Capmark Bank as further discussed in Note 18.

        The following table summarizes the scheduled maturity of the Company's time deposits and certificates of deposit as of December 31, 2007 (in thousands):

2008	$5,121,980
2009	—
2010	53,345
2011	33,323
2012	53,987
2013 and thereafter	287,722

Total time deposits and certificates of deposit	$5,550,357

15. Income Taxes

        Prior to the Sponsor Transactions, the Company had operated within the GM-controlled tax group under the principles of a tax-sharing arrangement. Under this arrangement, the Company was generally treated as a standalone taxpayer, except with regard to foreign tax credits and net operating losses. The Company would receive credit for such tax attributes only if the GM group as a whole could utilize such benefits.

        Upon the closing of the Sponsor Transactions, the Company became deconsolidated from the GM-controlled tax group. Therefore, the Company is no longer an eligible member of the GM consolidated tax return for any periods after the date of the Sponsor Transactions. Thus, the Company is now liable for worldwide taxes based solely on its consolidated operations as a standalone taxpayer. Moreover, based on applicable tax rules, certain tax attributes represented by net operating losses and foreign tax credits were specifically allocated by GM to the Company in respect to the intercompany receivable due from GM. These amounts were reclassified as deferred tax assets in the consolidated balance sheet as of the Sponsor Transactions date.

        As discussed in Note 3, the Company adopted FIN 48 on January 1, 2007. The following table summarizes the impact of adopting FIN 48 on the Company's consolidated balance sheet (in thousands):

	Historical balances as of December 31, 2006	FIN 48 adjustments	Adjusted balances as of January 1, 2007
Deferred tax assets	$1,834	$59,938	$61,772
Goodwill	58,913	32,231	91,144
Accounts payable and other liabilities	878,753	155,714	1,034,467
Current taxes payable	99,226	(54,010)	45,216
Retained earnings	144,144	(9,535)	134,609

        A reconciliation of the beginning and ending balance of unrecognized tax benefits as of December 31, 2007 is as follows (in thousands):

Balance as of January 1, 2007	$118,902
Additions for uncertain tax positions	32,104
Reductions for uncertain tax positions	(3,054)
Settlements	(1,536)

Balance as of December 31, 2007	$146,416

        Included in the balance as of December 31, 2007, are $34.9 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Moreover, included in the balance above as of December 31, 2007, are $99.8 million of tax positions for which the ultimate settlement would reduce the Company's goodwill.

        The Company recognized approximately $16.3 million of gross interest and penalties for the year ended December 31, 2007. The Company accrued approximately $49.7 million and $37.1 million for the payment of interest and penalties as of December 31, 2007 and 2006, respectively.

        The Company operates in multiple tax jurisdictions, both within and outside the United States. Accordingly, the Company is, from time to time, under examination in certain tax jurisdictions and remains subject to examination until the statute of limitations expires for the respective tax jurisdiction. Within specific countries, the Company may be subject to audit by various tax authorities, or subsidiaries operating within the country may be subject to different statute of limitations expiration dates. The following table summarizes the tax years that remain subject to examination in the Company's major tax jurisdictions as of December 31, 2007:

United States—federal	2001 and forward
United States—states	1994 and forward
Japan	2001 and forward
Ireland	2003 and forward
Canada	2005 and forward
Taiwan	2006 and forward

        Based upon the expiration of statutes of limitations and/or conclusion of tax examinations in several jurisdictions, management believes it is reasonably possible that the total amount of previously unrecognized tax benefits as of December 31, 2007 for the items discussed above may decrease by up to $36.5 million within the next 12 months.

        The following table summarizes the Company's income tax provision (in thousands):

	Successor
			Predecessor
		Period from March 23, 2006 to December 31, 2006
	Year ended December 31, 2007		Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Current income tax provision:
Federal	$42,308	$(7,773)	$11,845	$96,425
State	14,423	14,603	874	21,188
Foreign	44,236	35,650	9,721	28,353

Total current income tax provision	100,967	42,480	22,440	145,966

Deferred income tax provision (benefit):
Federal	50,309	25,135	(22,137)	(45,690)
State	(6,828)	(5,439)	(4,821)	(2,346)
Foreign	1,292	981	546	14,968
Valuation allowance	5,920	—	—	—

Total deferred income tax provision (benefit)	50,693	20,677	(26,412)	(33,068)

Interest, penalties and taxes recognized under FIN 48:
Federal	8,698	—	—	—
State	6,420	—	—	—

Total interest, penalties and taxes recognized under FIN 48	15,118	—	—	—

Total income tax provision (benefit)	$166,778	$63,157	$(3,972)	$112,898

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes (Continued)

        The following table summarizes the components of the Company's deferred tax assets and liabilities as of December 31, 2007 and 2006 (in thousands):

	December 31, 2007	December 31, 2006
Assets:
Net operating loss carryforwards (federal, state and foreign)	$34,003	$51,293
Tax credit carryforwards	48,831	71,546
Tax credit carryforwards—FIN 48	22,967	—
Basis difference in subsidiaries	17,019	—
Reserves	245,085	197,144
Deferred compensation	16,019	31,421
State tax deductions	23,579	—
Deferred income	—	34
Other	26,603	12,589

Total deferred tax assets	434,106	364,027
Valuation allowance	(89,925)	(88,778)

Total deferred tax assets, net	344,181	275,249

Liabilities:
Amortization of intangible assets	48,008	44,750
Equity-based tax adjustments (other comprehensive income)	23,570	26,935
Equity investments	20,677	23,371
Mortgage servicing rights	132,059	161,737
Accruals not currently deductible	—	2,831
Basis difference in subsidiaries	—	8,944
Service fee accrual	3,800	2,136
Deferred income	23,934	—
Depreciation	3,305	669
Basis difference in securities	23,037	2,042
Hedging activities	33,762	—

Total deferred tax liabilities	312,152	273,415

Net deferred tax assets	$32,029	$1,834

        The Company had state net operating loss carryforwards of $339.2 million and $254.7 million as of December 31, 2007 and 2006, respectively. The Company had foreign net operating loss carryforwards of $17.8 million and $13.5 million as of December 31, 2007 and 2006, respectively. The Company had federal net operating loss carryforwards of $67.0 million as of December 31, 2006 which were fully utilized as of December 31, 2007. The state net operating loss carryforwards expire in various years beginning after 2007. The foreign net operating loss carryforwards, which are primarily related to Japan, begin expiring in various years after 2009. In addition, the Company had general business credit carryforwards of $17.9 million and $9.1 million as of December 31, 2007 and 2006, respectively. The

Company had foreign tax credit carryforwards of $53.8 million and $62.5 million as of December 31, 2007 and 2006, respectively. The general business credit carryforwards are primarily low-income housing tax credits and will expire in various years after 2021. The foreign tax credit carryforwards will expire in years beginning after 2014.

        A valuation allowance of $30.9 million and $62.5 million has been established against the Company's foreign tax credits as of December 31, 2007 and 2006, respectively. Certain foreign tax credits have been used on a U.S. tax return basis for which an unrecognized tax benefit has been established under FIN 48. A valuation allowance of $23.0 million has been established against these FIN 48 deferred tax assets as of December 31, 2007. An additional valuation allowance of $27.0 million and $17.2 million has been provided for the state and foreign net operating loss carryforwards as of December 31, 2007 and 2006, respectively. In addition, the Company has established a valuation allowance of $9.1 million against its general business credit carryforwards as of December 31, 2007 and 2006.

        The Internal Revenue Service ("IRS") has a policy to examine the income tax returns of large corporate taxpayers, including GM and its subsidiaries. Prior to the Sponsor Transactions, the Company was included in the GM consolidated tax group, which is currently under IRS examination for tax years 2001 through the Sponsor Transactions date. Subsequent to the Sponsor Transactions, the Company may be audited by federal, state, foreign and local taxing authorities. Management believes that an adequate provision for contingencies related to all income taxes and interest as of December 31, 2007 has been established in accordance with FIN 48. Pursuant to the legal agreements entered into in connection with the Sponsor Transactions, GMAC has agreed to indemnify the Company for any and all taxes with respect to the Company and its subsidiaries relating to pre-closing tax periods to the extent the aggregate of such taxes exceed a specified amount. Under these agreements, the Company has agreed to indemnify GMAC for any and all tax liabilities of the Company and its subsidiaries related to pre-closing tax periods in an amount not to exceed the specified amount, which specified amount has been accrued in the Company's consolidated financial statements.

        The following table reconciles the income tax provision at the Federal statutory rate and the actual income tax provision recorded (in thousands):

	Successor				Predecessor
	Year ended December 31, 2007		Period from March 23, 2006 to December 31, 2006		Period from January 1, 2006 to March 22, 2006		Year ended December 31, 2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income tax provision at statutory rate	$156,486	35.00%	$72,555	35.00%	$2,966	35.00%	$142,691	35.00%
State income taxes, net of federal tax benefit	7,595	1.70	5,956	2.87	(2,565)	(30.27)	12,275	3.01
Valuation allowance on tax benefits	5,920	1.32	—	—	—	—	—	—
Tax-exempt municipal interest, net	(983)	(0.22)	(5,453)	(2.63)	(2,015)	(23.77)	(17,205)	(4.22)
Impact of foreign investments	—	—	3,049	1.47	(3,049)	(35.98)	(18,700)	(4.59)
Gain on disposition of subsidiary	—	—	—	—	—	—	(9,336)	(2.29)
Tax credits	(18,306)	(4.09)	(8,032)	(3.87)	(1,708)	(20.15)	(1,382)	(0.34)
Tax expense under FIN 48	5,408	1.21	—	—	—	—	—	—
Interest and penalties under FIN 48	9,710	2.17	—	—	—	—	—	—
Other, net	948	0.21	(4,918)	(2.37)	2,399	28.30	4,555	1.12

Total income tax provision (benefit)	$166,778	37.30%	$63,157	30.47%	$(3,972)	(46.87)%	$112,898	27.69%

16. Securitization of Assets

        In the normal course of business, the Company originates and purchases commercial mortgage loans and investment securities, with the intent to earn interest income, origination fees and servicing income. The majority of mortgage loans and investment securities are considered held/available for sale, and are usually sold to third party investors directly or through a variety of SPEs, including QSPEs, and other structured facilities in order to provide funding for the continued origination and purchase of loans. The beneficial interests in the underlying pools of loans are typically sold to institutional investors.

        Under the Company's term securitization programs, commercial mortgage loans and investment securities are sold to limited purpose bankruptcy-remote subsidiaries of the Company. In turn, these subsidiaries generally establish separate trusts to which they transfer the assets in exchange for the proceeds from the sale of securities issued by the trusts. The activities of the trusts are generally limited to acquiring the assets, issuing securities, collecting payments on assets and making payments on the securities. Due to the nature of the assets held by the trusts and the limited nature of the activities of the trusts, they are typically classified as QSPEs under SFAS No. 140. In accordance with SFAS No. 140, assets and liabilities of the trusts that meet all of the conditions to qualify as QSPEs are not included in the Company's consolidated balance sheet. Assets and liabilities of the trusts that do not meet all of the conditions to qualify as QSPEs are analyzed for consolidation under FIN 46R. See Note 13 for related disclosures. In either case, the investors in the debt securities issued by the trusts have no further recourse against the Company if cash flows generated by the securitized assets are inadequate to service the obligations of the trusts.

        The Company agrees to service the mortgage loans transferred to the trusts with respect to CMBS for an annual fee averaging approximately 0.1% of the outstanding balance and may earn other related ongoing income. The Company may also retain senior and subordinated interests in the QSPEs, and these interests are reported as investment securities classified as available for sale in the Company's consolidated balance sheet. Generally, the Company's retained interests are subordinated to investors' interests (excluding mortgage servicing rights).

        The Company's securitization activities also include the securitization of commercial mortgage securities, REIT debt, and commercial mortgage loans using SPEs that issue CDOs. With respect to such transactions, the Company and other unaffiliated parties each contribute a portion of the total collateral underlying the CDO investments. The Company holds subordinated interests, including first loss positions, and also acts as collateral manager for these SPEs. The assets in these CDOs totaled $5.4 billion and $5.6 billion as of December 31, 2007 and 2006, respectively, of which the Company's exposure to loss was $66.9 million and $87.7 million as of December 31, 2007 and 2006, respectively, representing the Company's retained interests in these entities and are reported as investment securities classified as available for sale in the consolidated balance sheet. As discussed in Note 13, certain of these CDOs are also considered VIEs under FIN 46R.

        The Company recognized a pre-tax loss of $1.0 million for the year ended December 31, 2007, and pre-tax gains of $43.7 million for the period from March 23, 2006 to December 31, 2006, $16.7 million for the period from January 1, 2006 to March 22, 2006, and $66.0 million for the year ended December 31, 2005 on the securitization of financial assets, inclusive of gains and losses related to hedging activities. The key economic assumptions used in measuring the retained interests at the date of securitization are summarized below. The weighted average values for prepayment rate and expected credit losses only include those retained interests that have prepayment and expected credit loss exposure.

	Commercial Mortgage Loans
	Year ended December 31, 2007		Year ended December 31, 2006		Year ended December 31, 2005
	Range	Weighted average	Range	Weighted average	Range	Weighted average
Life (in years)	3.1 - 5.6	4.2	1.4 - 4.2	2.1	0.3 - 8.0	5.0
Annual prepayment rate	40.0%	40.0%	50.0%	50.0%	0.0-50.0%	44.4%
Expected credit losses	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Discount rate	9.0%	9.0%	4.7 - 5.9%	5.8%	4.2 - 10.7%	7.3%

	Investment Securities
	Year ended December 31, 2007		Year ended December 31, 2006		Year ended December 31, 2005
	Range	Weighted average	Range	Weighted average	Range	Weighted average
Life (in years)	N/A	N/A	N/A	N/A	8.0	8.0
Annual prepayment rate	N/A	N/A	N/A	N/A	0.0%	0.0%
Expected credit losses	N/A	N/A	N/A	N/A	2.8%	2.8%
Discount rate	N/A	N/A	N/A	N/A	12.0%	12.0%

N/A = not applicable. The Company did not securitize investment securities in 2007 and 2006.

        Cash flows received from (and paid to) securitization trusts consisted of the following (in thousands):

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Proceeds from new securitizations	$3,312,148	$1,745,500	$3,269,402	$3,987,481
Servicing fees received	22,037	4,032	13,080	21,348
Other cash flows received on retained interests	29,618	26,901	18,930	293,064
Servicing advances	(199,470)	(54,793)	(156,840)	(188,286)
Repayments of servicing advances	190,235	52,360	166,067	197,592

        The key economic assumptions used in measuring the estimated fair value of retained interests including mortgage servicing rights as of December 31, 2007 and 2006, and the sensitivity of such retained interests to immediate 10% and 20% adverse changes in those assumptions, are summarized below (in thousands):

	Commercial Mortgage Loans
	December 31, 2007	December 31, 2006
Fair value of retained interests	$65,078	$110,950

	Range	Weighted average	Range	Weighted average
Life (in years)	0.2 - 5.7	2.5	0.2 - 16.7	3.8
Annual prepayment rate	0.0 - 50.0%	11.0%	0.0 - 50.0%	6.8%
Impact on fair value of 10% adverse change	$(1,147)		$(667)
Impact on fair value of 20% adverse change	$(2,307)		$(1,233)
Expected credit losses	0.0 - 10.6%	5.1%	0.0 - 3.7%	1.1%
Impact on fair value of 10% adverse change	$(3,043)		$(4,892)
Impact on fair value of 20% adverse change	$(4,792)		$(7,444)
Discount rate	4.3 - 15.0%	8.4%	4.3 - 25.4%	9.0%
Impact on fair value of 10% adverse change	$(1,141)		$(3,052)
Impact on fair value of 20% adverse change	$(2,235)		$(5,897)

	Taxable Investment Securities
	December 31, 2007	December 31, 2006
Fair value of retained interests	$66,852	$97,528

	Range	Weighted average	Range	Weighted average
Life (in years)	0.9 - 13.9	5.6	1.5 - 15.1	6.9
Annual prepayment rate	0.0%	0.0%	0.0%	0.0%
Impact on fair value of 10% adverse change	N/A		N/A
Impact on fair value of 20% adverse change	N/A		N/A
Expected credit losses	0 - 10.7%	3.8%	0.0 - 3.7%	1.2%
Impact on fair value of 10% adverse change	$(172)		$(1,937)
Impact on fair value of 20% adverse change	$(375)		$(4,583)
Discount rate	10.3 - 62.4%	18.4%	5.6 - 19.0%	11.8%
Impact on fair value of 10% adverse change	$(4,409)		$(3,048)
Impact on fair value of 20% adverse change	$(7,215)		$(5,939)

N/A = not applicable

	Tax-exempt Investment Securities
	December 31, 2007	December 31, 2006
Fair value of retained interests	$—	$79,449

	Range	Weighted average	Range	Weighted average
Life (in years)	N/A	N/A	12.3 - 14.6	13.0
Annual prepayment rate	N/A	N/A	0.0%	0.0%
Impact on fair value of 10% adverse change	N/A	N/A	N/A
Impact on fair value of 20% adverse change	N/A	N/A	N/A
Expected credit losses	N/A	N/A	0.0-2.5%	1.1%
Impact on fair value of 10% adverse change	N/A	N/A	$(289)
Impact on fair value of 20% adverse change	N/A	N/A	$(578)
Discount rate	N/A	N/A	9.8%	9.8%
Impact on fair value of 10% adverse change	N/A	N/A	$(4,148)
Impact on fair value of 20% adverse change	N/A	N/A	$(7,928)

N/A = not applicable

	Mortgage Servicing Rights
	December 31, 2007	December 31, 2006
Fair value of retained interests	$101,760	$102,709

	Range	Weighted average	Range	Weighted average
Life (in years)	0.0 - 22.6	6.5	0.0 - 28.0	7.2
Annual prepayment rate	0.0 - 25%	**	0.0 - 25.0%	**
Impact on fair value of 10% adverse change	$(555)		$(605)
Impact on fair value of 20% adverse change	$(1,102)		$(1,200)
Discount rate	9.8%	9.8%	9.5%	9.5%
Impact on fair value of 10% adverse change	$(3,342)		$(3,389)
Impact on fair value of 20% adverse change	$(6,516)		$(6,608)

**
The majority of the Company's mortgage loans are subject to prepayment penalties during a rate lockout period. Therefore, the assumed prepayment rates increase once the rate lockout period expires.

        These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10 percent change in assumptions generally cannot be extrapolated, because the relationship of the changes in assumptions to the change in fair value may not be linear. Also, the effect of a change in one particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. The discount rate presented represents post-loss yields.

        Managed assets include assets recognized in the Company's consolidated balance sheet and assets that have been derecognized in a securitization, excluding securitized assets that the Company continues to service but with which it has no other continuing involvement. Information pertaining to the Company's managed loans and securities as of December 31, 2007 and 2006 consisted of the following (in thousands):

	Loans		Investment Securities
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Managed loans/securities	$20,467,618	$20,932,992	$5,955,487	$7,377,215
Less: Securitized loans/securities	5,792,135	9,287,518	4,792,773	5,336,924

Balance sheet loans/securities	$14,675,483	$11,645,474	$1,162,714	$2,040,291

        Managed loans past due 60 days or more totaled $91.0 million and $301.9 million as of December 31, 2007 and 2006, respectively. Net loan charge-offs on managed loans totaled $112.6 million and $287.9 million for the years ended 2007 and 2006, respectively.

        Excluded from the information above are mortgage loans that the Company continues to service but with which it has no other continuing involvement totaling $11.3 billion and $6.1 billion as of December 31, 2007 and 2006, respectively.

17. Fair Value of Financial Instruments

        SFAS No. 107 requires disclosure of the fair values of all assets and liabilities classified as financial instruments. Fair value is the amount for which a financial instrument could be exchanged in a current transaction between willing and unrelated parties. The Company estimates fair value amounts through the use of available market information and appropriate valuation methodologies.

        Considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates may not necessarily be indicative of the amounts that could be realized or would be paid in a current market exchange. Different assumptions or changes in future market conditions could significantly affect estimates of fair value and, therefore, the net realizable value of the Company's financial instruments could differ from the estimates presented below. Fair value information presented herein is based on information available as of December 31, 2007 and 2006. Such amounts have not been updated since these respective dates and, therefore, estimates of fair value at dates subsequent to December 31, 2007 and 2006 may differ significantly from amounts presented herein. In addition, the estimates presented below are indicative of individual financial instruments and should not be considered an indication of fair value of any groupings of financial instruments or of the Company as a whole.

        The estimated fair value of the Company's assets and liabilities classified as financial instruments as of December 31, 2007 and 2006 consisted of the following (in thousands):

	December 31, 2007		December 31, 2006
	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets:
Cash, cash equivalents and restricted cash	$1,436,752	$1,436,752	$575,265	$575,265
Accounts and other receivables	470,669	470,669	795,547	795,547
Investment securities:
Trading	185,692	185,692	1,018,908	1,018,908
Available for sale	949,682	949,682	1,021,383	1,021,383
Loans held for sale	7,783,769	7,785,680	8,882,612	8,921,665
Loans held for investment, net	6,891,714	6,939,000	2,762,862	2,785,003
Derivative assets	145,640	145,640	45,494	45,494
Financial Liabilities:
Short-term borrowings	3,832,637	3,832,637	2,708,299	2,708,299
Collateralized borrowings in securitization trusts	260,524	260,524	1,477,430	1,477,430
Other long-term borrowings	8,047,162	6,802,429	7,489,475	7,479,807
Deposit liabilities	5,552,607	5,564,987	2,902,006	2,895,623
Derivative liabilities	67,862	67,862	35,308	35,308

        The following methods and assumptions were used to estimate the fair value of financial instruments not previously discussed in Note 3:

        Cash, cash equivalents and restricted cash—the carrying amount approximates fair value due to the short-term nature of the instruments.

        Accounts and other receivables—the carrying amount approximates fair value due to the short-term nature of the receivables.

        Loans held for investment, net—the fair value of mortgage loans held for investment was primarily based upon the estimated net realizable value of such loans determined either by the present value of expected cash flows using current market rates or by the fair value of the underlying collateral, less costs to sell, if the loan was collateral dependent.

        Borrowings—the fair value of borrowings is based upon rates currently available to the Company for obligations with similar terms and maturities, including current market rates on the Company's senior unsecured notes.

        Deposit Liabilities—the fair value of deposit liabilities was determined through pricing models based on rates currently offered for deposit liabilities of similar remaining maturities.

18. Derivative Instruments

        The Company uses derivative instruments in connection with its risk management activities. The Company's primary objective in utilizing derivative instruments is to minimize market risk volatility associated with interest rate and foreign currency risks related to the assets and liabilities of the

Company. Minimizing this volatility enables the Company to mitigate the impact of market risk on earnings.

        The derivative instruments that the Company uses include swaps, caps, forwards, options, swaptions, spread locks, loan commitments and treasury-related derivative instruments, and may be exchange-traded or contracted in the over-the-counter market.

        Fair value hedges—the Company enters into derivative instruments to hedge its exposure to changes in the estimated fair value of fixed rate mortgage loans held for sale. Such changes in estimated fair value can result from interest rate, credit, and spread risk associated with the underlying hedged items. The Company primarily uses interest rate swap contracts and treasury-related derivative instruments to hedge pools of similar fixed rate mortgage loans held for sale. Prior to 2007, the hedging relationship was highly effective in achieving offsetting changes in estimated fair value attributable to the designated hedge risk during the hedge period. Due to significant volatility in CMBS spreads in 2007, the hedging relationship ceased to be highly effective and the Company discontinued hedge accounting on its pools of fixed rate mortgage loans held for sale.

        Prior to discontinuing hedge accounting, the Company had aggregated its mortgage loans held for sale into groups of similar assets with similar risk attributes and had designated the hedged risk as the risk of a change in the overall estimated fair value of the mortgage loan pool. The overall changes in the estimated fair value of the loan pool and the derivatives were included in the evaluation of hedge effectiveness. The difference between the change in estimated fair value of the loan pool and the change in estimated fair value of the derivative pool represented hedge ineffectiveness and was recorded in current period earnings as a component of net (losses) gains on loans in the consolidated statement of income. The net interest settlement periodically recognized for the related hedging instruments was included as a component of other gains (losses), net in the Company's consolidated statement of income.

        The Company has also entered into interest rate swaps to hedge its exposure to changes in the estimated fair value of its fixed rate senior unsecured notes due to changes in the benchmark interest rate. The Company has elected to use the Shortcut Method (as defined in SFAS No. 133) to assess effectiveness. As such, the Company expects that the derivative instruments used in this hedging relationship will be very highly effective in achieving offsetting changes in estimated fair value attributable to the designated hedge risk during the hedge period. By applying the Shortcut Method, the Company is not required to periodically measure and record any ineffectiveness. The change in estimated fair value of the senior unsecured notes is included as a basis adjustment of the notes' carrying value, and the fair value change of the fair value hedges is recorded in other assets or accounts payable and other liabilities, as appropriate. The net interest settlement periodically recognized for the related hedging instruments is included as a component of other gains (losses), net in the consolidated statement of income.

        Cash flow hedges—the Company, through its mortgage loan servicing operations, holds escrow funds in segregated trust accounts maintained and managed by Escrow Bank, which is a wholly-owned subsidiary of the Company. These funds are typically placed at a variety of approved financial institutions and earn a return based upon a floating rate index, primarily one-month LIBOR, plus or minus an agreed-upon spread.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

18. Derivative Instruments (Continued)

        Escrow funds are not recognized as assets or liabilities in the Company's consolidated balance sheet. However, the Company recognizes the returns generated on the escrow funds as a component of trust fees and document custodial income (the Company is required to pay out a fixed return to the borrower on a portion of the portfolio) in the consolidated statement of income. The variability in cash flows derived from the escrow funds exposes the Company to interest rate risk. Prior to 2007, the Company had entered into a hedging strategy which consisted of acquiring interest rate swaps where the Company received a fixed rate of return and paid a floating rate return consistent with that earned on the escrow funds being hedged. The terms of these swaps hedged the variability in future cash flows to a maximum term of five years. In 2007, the Company terminated the interest rate swaps and therefore discontinued hedge accounting. In accordance with SFAS No. 133, the net gain in accumulated other comprehensive income, net of tax (a component of stockholders' equity) at the date of discontinuance will be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. At the date of discontinuance there was a realized gain of $10.9 million that resulted from the terminations of the swaps that will be amortized into earnings over the remaining hedge period using the effective yield method.

        Prior to discontinuing hedge accounting, the Company had elected to use the Hypothetical Derivative Method (as defined in SFAS No. 133) to measure the ineffectiveness of this hedge relationship. Under this method, the actual swap designated as the hedging instrument was recorded at estimated fair value in the consolidated balance sheet, and accumulated other comprehensive income, net of tax was adjusted to a balance that reflected the lesser of either: (a) the cumulative change in the estimated fair value of the actual swap or (b) the cumulative change in the estimated fair value of a "perfect" hypothetical swap. The Company expected that the derivative instruments used in this hedging relationship would be highly effective as an economic hedge of interest rate risk associated with its hedged escrow funds. The Company applied a cumulative dollar loss offset method in assessing the effectiveness of this hedge relationship on a quarterly basis. In applying this methodology, the cumulative change in estimated fair value of the hedging instruments was compared to the cumulative change in the estimated fair value of the hypothetical derivative. The change in estimated fair value of the cash flow hedges was recorded in other assets or accounts payable and other liabilities, as appropriate, in the consolidated balance sheet with an offsetting amount recorded in accumulated other comprehensive income, net of tax. Any hedge ineffectiveness was recorded in earnings as a component of net gains (losses) on investments and real estate in the Company's consolidated statement of income. The net interest settlement periodically recognized for the related hedging instruments was included as a component of interest expense in the consolidated statement of income.

        The net amount of existing gains as of December 31, 2007 that is expected to be reclassified into earnings within the next 12 months is approximately $5.0 million.

        Foreign currency hedges—the Company holds various foreign-denominated financial assets and liabilities. These assets and liabilities expose the Company to fluctuations in currency exchange rates. In order to hedge the net cash flows related to these assets and liabilities, the Company periodically enters into derivative instruments which convert the future cash receipts or payments to U.S. Dollars at a fixed exchange rate on the day of the initial transaction. The Company currently uses currency forward contracts and currency swaps to hedge these risks. The hedging relationship is expected to be highly effective in achieving offsetting changes in estimated fair value attributable to the designated hedge risk during the hedge period.

        The net asset or liability revaluation attributable to exchange rate fluctuations and the revaluation of the related derivatives is included as a component of net real estate investment and other income in the consolidated statement of income. The change in estimated fair value of the foreign currency hedge is recorded in other assets or accounts payable and other liabilities, as appropriate, in the consolidated balance sheet. The aggregate difference between the revaluation of the foreign currency denominated net assets or liabilities and the change in estimated fair value of the derivative pool represents hedge ineffectiveness, which is recognized in current period earnings as a component of other gains (losses), net in the consolidated statement of income. The change in estimated fair value of the forward points is recognized as a component of interest expense in the consolidated statement of income over the life of the related derivative instrument. The change in estimated fair value of forward points is excluded from the hedge effectiveness analysis in accordance with SFAS No. 133.

        The net amount of existing losses as of December 31, 2007 that is expected to be reclassified into earnings within the next 12 months is approximately $0.1 million.

        Net investment hedges—the Company makes investments in foreign operations that have functional currencies other than the U.S. Dollar, which is the functional currency of the Company. The change in the carrying amount of these operations, translated at month-end exchange rates, is recorded in accumulated other comprehensive income, net of tax. The translation of these operations over future periods exposes the Company to fluctuations in currency exchange rates. In order to manage this exposure, the Company has entered into a portfolio of derivative instruments to minimize the impact of foreign currency exchange movements on stockholders' equity. The portion of the change in estimated fair value of the related derivative instruments due to changes in month-end foreign exchange rates is recorded in other assets or accounts payable and other liabilities, as appropriate, in the consolidated balance sheet with an offset to accumulated other comprehensive income, net of tax, to the extent the derivative instrument is effective. The remainder is recorded in current period earnings as a component of other gains (losses), net in the consolidated statement of income.

        The Company assesses the effectiveness of the hedges based upon the changes in exchange rates of the hedging instrument. The Company expects that the derivative instruments used in these hedging relationships will be highly effective as economic hedges of foreign currency exchange risk associated with its hedged net investments because the critical risks of the hedging instruments are structured to mirror the critical risks of the hedged net investments. The Company recognizes hedge ineffectiveness in earnings if the notional amount of the derivatives exceeds the portion of the net investment that has been designated as being hedged or if the derivatives' underlying exchange rate is not the exchange rate between the functional currency of the hedged net investment and the Company's functional currency.

        Derivatives classified as trading—derivative instruments that do not qualify for hedge accounting under SFAS No. 133 are reported at their estimated fair value in either other assets or accounts payable and other liabilities, as appropriate. The resulting gains and losses are included in current period earnings as a component of net gains (losses) on investments and real estate in the consolidated statement of income. The net interest settlement periodically recognized for these derivative instruments is included as a component of other gains (losses), net in the consolidated statement of income.

        The Company enters into derivative instruments to mitigate the risk associated with changes in the estimated fair value of investment securities classified as trading, fixed rate mortgage loans held for sale and certain fixed-rate certificates of deposit issued by the Bank. The Company also enters into interest rate swaps to mitigate the volatility in cash flows of certain of its variable rate liabilities. In addition, the Company enters into forward currency contracts to mitigate the foreign exchange risk on its foreign denominated borrowings. Certain of these contracts are classified as trading derivatives.

        The following table summarizes the pre-tax gain (loss) recognized for hedge ineffectiveness associated with each type of accounting hedge (in thousands):

	Successor		Predecessor
	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
Fair value hedges	$(12,433)	$(6,936)	$5,976	$(4,927)
Cash flow hedges	227	(275)	—	—

Total	$(12,206)	$(7,211)	$5,976	$(4,927)

        The Company is required to deposit cash in collateral and margin accounts maintained by counterparties related to certain derivative positions. Collateral in the amount of $44.0 million and $68.5 million was deposited by the Company related to these arrangements as of December 31, 2007, respectively. These amounts are netted against unrealized losses on derivative positions. The Company held $111.8 million and $6.0 million in collateral and margin accounts on behalf of counterparties as of December 31, 2007 and 2006, respectively. These amounts are netted against unrealized gains on derivative positions. Net unrealized losses are reported as a component of accounts payable and other liabilities in the consolidated balance sheet. Net unrealized gains are reported as a component of other assets in the consolidated balance sheet.

19. Stock-Based Compensation

        In connection with the Sponsor Transactions, the Company implemented a stock option award program which provides Management Stockholders with the option to purchase additional shares of common stock at a specified price, once certain time-based and performance-based vesting conditions are met. These stock options were generally issued on five-year and three-year graded vesting schedules with certain requisite service conditions. The options expire ten years after the grant date. Certain of these stock options become vested if the Company achieves specific annual performance targets.

        The following table summarizes stock option activity and related information for the year ended December 31, 2007 (number of options in thousands):

	Year ended December 31, 2007
	Number of Options	Weighted average exercise price per share
Options outstanding as of the beginning of the year	49,317	$5.00
Options granted	3,028	5.56
Options exercised	—	—
Options forfeited	(7,226)	5.00
Options cancelled	(377)	5.00
Options expired	(11)	5.00

Options outstanding as of the end of the year	44,731	$5.04

Options exercisable as of the end of the year	8,174	$5.00

        Time-based options relating to 8.6 million shares of common stock vested during the year ended December 31, 2007, of which time-based options relating to 8.2 million shares were exercisable as of December 31, 2007. No options vested during the period from March 23, 2006 to December 31, 2006.

        There were 6.5 million and 3.8 million shares available for future grants of options as of December 31, 2007 and 2006, respectively.

        The weighted average grant-date fair value of options granted during the year ended December 31, 2007 and the period from March 23, 2006 to December 31, 2006 was $1.83 and $1.80, respectively. The fair value of the option awards was measured as of the grant date and estimated through a Black-Scholes option-pricing model. Because the Company's common stock is not traded publicly, certain assumptions were determined using appropriate industry sector benchmarks.

        The Company recorded $9.9 million (net of tax benefit of $5.9 million) and $4.5 million (net of tax benefit of $1.9 million) in compensation expense associated with its vesting of time-based options for the year ended December 31, 2007 and the period from March 23, 2006 to December 31, 2006, respectively. No compensation expense has been recognized for its performance-based options because the performance criteria have not been met. As of December 31, 2007, there was $49.4 million of unrecognized compensation expense related to non-vested option awards. This cost is expected to be recognized over a weighted average period of 2.85 years.

        The following table summarizes the assumptions used to value the options granted during the year ended December 31, 2007 and the period from March 23, 2006 to December 31, 2006:

	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006
Expected term of the option (in years)	5.5	6.5
Annual risk-free interest rate	4.02% - 5.10%	4.69% - 5.08%
Expected annual dividend yield	0.00%	0.00%
Expected stock price volatility	23.35%	23.25%

        The following table summarizes vested stock options outstanding and exercisable as of December 31, 2007 (number of options in thousands):

Number Outstanding and Exercisable	Weighted-Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Intrinsic value
8,174	8.5	$5.00	$1.56

        The following table summarizes non-vested stock options activity and related information for the year ended December 31, 2007 (number of options in thousands):

	Number of Shares Underlying Options	Weighted Average Option Grant Date Fair Value
Non-vested at December 31, 2006	49,317	$1.80
Granted	3,028	1.83
Cancelled/ forfeited/expirations	(7,226)	1.80
Vested	(8,562)	1.80

Non-vested at December 31, 2007	36,557	$1.80

        In October 2006, the Company adopted a Dividend Equivalent Rights Plan ("DER Plan") that provides dividend equivalent rights to employees who are eligible participants of the stock option award program described above. The DER Plan provides that if the Company declares and pays an ordinary dividend on issued and outstanding shares of its common stock, then the DER Plan participant's notional account will be credited in an amount equal to the value of the dividend in respect of one share of common stock issued and outstanding on the record date of the dividend, multiplied by the number of the participant's then outstanding and vested, unexercised options under the stock option award program on the record date for such dividend. Generally, the DER Plan provides that a participant shall vest in this program to the same extent and at the same time as the participant exercises their options under the stock option awards program. No dividends have been declared or paid by the Company since adoption of the DER Plan and therefore no compensation expense has been recognized.

20. Employee Benefit Plans

        Prior to the Sponsor Transactions, eligible employees of the Company participated in a defined contribution savings plan, a 401(k) plan, sponsored by GMAC Mortgage. In addition, eligible employees participated in a GMAC Mortgage retirement plan that provided for pension payments to eligible employees upon retirement based upon factors such as length of service and salary. Under the pension plan, GMAC Mortgage allocated pension expense to the Company for all participating employees. The 401(k) and pension plans were terminated for employees of the Company in connection with the Sponsor Transactions. Further, GMAC Mortgage retained liability for all existing unfunded pension commitments of the Company.

        In connection with the Sponsor Transactions, a new retirement benefit plan ("the Plan") became effective for eligible employees of the Company. The Plan is a 401(k) plan and has a matching contribution provision in which employees who have completed a requisite service period and who contribute to the Plan receive a dollar-for-dollar match up to a maximum amount. The match is subject to a five-year vesting schedule. Further, an additional company retirement contribution is made by the Company for every eligible employee who completes a stated requisite service period. Employees of the Company had the option to rollover their balances in the GMAC Mortgage 401(k) plan into the new Plan of the Company.

        There was no pension expense for year ended December 31, 2007 and the period from March 23, 2006 to December 31, 2006. Pension expense totaled $1.8 million for the period from January 1, 2006 to March 22, 2006 and $7.9 million for the year ended December 31, 2005.

        401(k) expense totaled $9.5 million for the year ended December 31, 2007, $7.7 million for the period from March 23, 2006 to December 31, 2006, $3.3 million for the period from January 1, 2006 to March 22, 2006 and $4.8 million for the year ended December 31, 2005.

        In 2006, the Company adopted a stock award plan (the "Executive Stock Plan") and a deferred company award plan (the "Deferred Award Plan"). The Executive Stock Plan permits certain executive employees to purchase shares of common stock with after-tax dollars. During 2007, eligible employees purchased approximately 1.3 million shares at fair value. Under the Deferred Award Plan, certain executive officers are permitted to apply bonus compensation to the purchase of shares of common stock based on an irrevocable election to participate and defer payment on compensation earned.

21. Guarantees

        In the ordinary course of business, the Company issues various guarantees. The Company's outstanding guarantees as of December 31, 2007 and 2006 consisted of the following (in thousands):

	December 31, 2007		December 31, 2006
	Maximum liability	Carrying value of liability	Maximum liability	Carrying value of liability
Agency/construction lending guarantees	$407,738	$2,089	$599,692	$3,554
Agency loans sold with recourse	543,462	13,917	826,383	26,558
Other third party guarantees	686,421	—	295,233	—

Total	$1,637,621	$16,006	$1,721,308	$30,112

        Agency/construction lending guarantees—the Company has guaranteed repayment of principal and interest on certain construction loans. Additionally, guarantees are issued on long term fixed rate agency loans. Losses would be incurred in the event of default of the underlying loans. These guarantees have expiration dates that range from 2008 through 2009. No collateral was pledged with respect to these guarantees as of December 31, 2007 and 2006.

        Agency loans sold with recourse—guarantees have been issued in connection with the exposure on loans sold with recourse and subject to a first loss under the Fannie Mae DUS agreement and other similar agreements. Losses would be incurred in the event of default of the underlying loans. These guarantees have expiration dates that range from 2008 through 2037. No collateral was pledged with respect to these guarantees as of December 31, 2007 and 2006. Certain of these guarantees were transferred to an unaffiliated entity in February 2007 in connection with the sale of a majority of the Company's affordable housing debt platform as further discussed in Note 3. The maximum liability for these guarantees totaled $328.4 million as of December 31, 2006. The carrying value of these guarantees totaled $10.7 million as of December 31, 2006.

        Other third party guarantees—the Company has issued guarantees relating to other lending and investment activities. Certain guarantees have expiration dates that range from 2008 through 2046. Other guarantees have no defined expiration dates. No collateral was pledged with respect to these guarantees as of December 31, 2007 and 2006.

22. Commitments and Contingent Liabilities

        Commitments—the Company's outstanding commitments as of December 31, 2007 and 2006 consisted of the following (in thousands):

	December 31, 2007	December 31, 2006
Commitments to originate or purchase mortgage loans or securities	$538,433	$4,322,619
Commitments to fund construction and other mortgage loans	3,552,760	2,682,166
Commitments to provide equity to equity method investees	242,328	427,865

Total	$4,333,521	$7,432,650

Commitments to sell mortgage loans or securities	$219,583	$4,069,080

        Certain of the above commitments are classified as derivative instruments in accordance with SAB No. 105 (see Note 3).

        The following table summarizes the remaining maturity of the Company's commitments as of December 31, 2007 (in thousands):

	Years to Maturity
Type of Commitment	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
Commitments to originate or purchase mortgage loans or securities	$415,364	$68,124	$54,945	$—	$538,433
Commitments to fund construction and other mortgage loans	285,909	2,071,809	876,444	318,598	3,552,760
Commitments to provide equity to equity method investees	81,022	27,819	4,381	129,106	242,328

Total	$782,295	$2,167,752	$935,770	$447,704	$4,333,521

Commitments to sell mortgage loans or securities	$219,583	$—	$—	$—	$219,583

        Leases and Rentals—the Company is obligated under non-cancelable operating leases primarily for office facilities. These leases have conventional terms and conditions. The future minimum rental payments under operating leases having initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2007 were as follows (in thousands):

2008	$17,728
2009	16,933
2010	12,993
2011	10,593
2012	7,280
2013 and thereafter	14,256

Total	$79,783

        Net rental expense, primarily for office facilities, totaled $22.9 million for year ended December 31, 2007, $17.7 million for the period from March 23, 2006 to December 31, 2006, $5.4 million for the period from January 1, 2006 to March 22, 2006 and $25.3 million for the year ended December 31, 2005.

        Litigation—the Company is subject to potential liability under laws and government regulations, and various claims and legal actions that are pending or may be asserted against it. As of December 31, 2007, after consultation with counsel, it is the opinion of management that potential liability arising from pending litigation is not expected to have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

23. Related Party Transactions

  Management Agreement

        In connection with the Sponsor Transactions, the Company entered into a management agreement, under which the Investor Group and GMAC are entitled to receive an aggregate annual management fee and reimbursement for any out-of-pocket expenses that they or their affiliates incur in connection with management and advisory services provided under the agreement. The management fee is equal to $20.0 million during the first year of the agreement and thereafter increases at a rate of 5% per annum. For the year ended December 31, 2007 and for the period from March 23, 2006 to December 31, 2006, the Company recorded $20.8 million and $15.5 million, respectively, in such management fees in connection with this agreement, which is recognized as a component of other expenses in the consolidated statement of income.

  Transaction Fees

        In connection with the Sponsor Transactions, the Company paid an aggregate of $66.2 million of transaction-related fees to members of the Investor Group. Approximately $40.3 million of these fees were related to the issuance of debt and capitalized as a component of other assets in the consolidated balance sheet. These fees are amortized over the life of the related debt. The remaining portion of these fees, approximately $25.9 million, were recognized as part of the recapitalization of the Company and included in stockholders' equity in the consolidated balance sheet.

  Senior Credit Facility and Bridge Loan

        In connection with the Sponsor Transactions, the Company entered into a senior credit facility with a syndicate of 32 financial institutions for which Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs Capital Partners, a member of the Investor Group, served as a sponsor. In addition, the Company entered into a bridge loan with a syndicate of six financial institutions for which Goldman Sachs Credit Partners, L.P. served as a sponsor. As of December 31, 2007 and 2006, the Company had borrowed an aggregate of $3.9 billion and $4.0 billion, respectively, under the senior credit facility and an aggregate of $1.7 billion and $3.8 billion, respectively, under the bridge loan. For the year ended December 31, 2007 and during the period from March 23, 2006 to December 31, 2006, the Company recorded approximately $354.6 million and $387.5 million, respectively, of interest on these borrowings, including fees, which is recognized as a component of interest expense in the consolidated statement of income.

  Issuance of Junior Subordinated Debentures and Sale of Trust Preferred Securities to GMAC

        In connection with the Sponsor Transactions, the Company issued $250.0 million in aggregate principal amount of junior subordinated debentures to Capmark Trust (the "Trust"), a wholly-owned Delaware statutory Trust. Certain of the Company's officers act as the regular trustees of the Trust. Contemporaneously with the issuance of the junior subordinated debentures, the Trust entered into a purchase agreement with GMAC pursuant to which GMAC purchased $250.0 million in aggregate liquidation amount of floating rate trust preferred securities issued by the Trust in exchange for the reduction of an equivalent amount of indebtedness owed to GMAC and one of its affiliates at the time. For the year ended December 31, 2007 and for the period from March 23, 2006 to December 31, 2006, the Company recorded approximately $19.4 million and $11.3 million, respectively, of interest associated with these debentures which is recognized as a component of interest expense in the consolidated statement of income.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

23. Related Party Transactions (Continued)

  Financing Previously Provided by GMAC and its Affiliates

        In connection with the Sponsor Transactions, the Company used borrowings drawn under the senior credit facility and bridge loan and the trust preferred securities referred to above to repay an aggregate of approximately $7.1 billion of indebtedness owed to GMAC and its affiliates, representing all indebtedness that was owed them as of the Sponsor Transactions date. The Company had previously incurred the indebtedness owed to GMAC and its affiliates under a number of inter-company loan agreements as an indirect, wholly-owned subsidiary of GMAC. For the period from January 1, 2006 to March 22, 2006, the Company recorded an aggregate of $75.7 million of interest under the inter-company loans, which is recognized as a component of interest expense in the consolidated statement of income.

  GMAC Guarantees

        Prior to the Sponsor Transactions, certain obligations of the Company were guaranteed by GMAC and GMAC Mortgage. In connection with the Sponsor Transactions, the Company discharged its obligations under a number of obligations that were guaranteed by GMAC and GMAC Mortgage and removed GMAC and GMAC Mortgage as guarantors on a number of other obligations. Certain of these guarantees remain as of December 31, 2007. Obligations of the Company totaling $210.2 million and $233.0 million were guaranteed by GMAC and GMAC Mortgage as of December 31, 2007 and 2006, respectively.

        In addition, GMAC has agreed to indemnify the Company for certain tax liabilities of the Company and its subsidiaries relating to periods prior to the closing of the Sponsor Transactions. See Note 15 for further discussion.

  GM Automotive Dealership Loan Servicing

        The Company serviced approximately 3,400 GM automotive dealership loans on behalf of GMAC with an unpaid principal balance of $2.9 billion and $2.5 billion as of December 31, 2007 and 2006, respectively. The Company recognized $2.5 million of fee income on these GM automotive dealership loans for the year ended December 31, 2007, $1.8 million for the period from March 23, 2006 to December 31, 2006, $0.7 million for the period from January 1, 2006 to March 22, 2006, and $3.1 million for the year ended December 31, 2005. This fee income is reported as a component of mortgage servicing fees in the consolidated statement of income.

  Leasing Arrangement

        The Company entered into an operating lease in 2001 for office space in a building that was then owned by the chief executive officer of Capmark Affordable Equity. This lease has a term through September 2012. The lease expense incurred for this office space was $1.3 million for the year ended December 31, 2007, $0.9 million for the period from March 23, 2006 to December 31, 2006, $0.4 million for the period from January 1, 2006 to March 22, 2006 and $1.5 million for the year ended December 31, 2005, and was reported as a component of other expenses in the consolidated statement of income.

  Carried Interest Program

        Certain of Capmark Investments' sponsored investment funds allocate a portion of the income generated by such sponsored funds (such allocation is referred to as the "Carried Interest"), generally to the general partner of such funds. The Carried Interest is generally 20% of the profits generated by these sponsored funds after return of the investors' capital and achieving a required rate of return to the investors specified in the sponsored funds' agreements. Limited partners and members in the general partner and managing member, as applicable, may participate in the Carried Interest (such limited partners and members are referred to as "Incentive Vehicles"). Certain of the Company's portfolio managers and other employees who provide value to these sponsored funds ("Participating Employees") have been granted and/or will be granted limited partnership and/or membership interests in the Incentive Vehicles and, as a result, will be entitled to distributions of a portion of the Carried Interest as limited partners of the respective Incentive Vehicles. It is currently expected that participation of the Participating Employees will range from 25% to 50% of the total Carried Interest generated from third party investments in the sponsored investment funds for which Incentive Vehicles have been or will be established in the future. These grants of participation in the Carried Interest are intended to offer tax-advantaged compensation expense to the Participating Employees and are intended to align the interests of the Participating Employees with the interests of the investors whose funds are managed by Capmark Investments. Although the program was implemented in 2006, no compensation has been accrued or paid as of December 31, 2007 and 2006.

  Reimbursements Made to the Chief Executive Officer

        Under the terms of an employment agreement, the Company is obligated to reimburse the chief executive officer ("Chief Executive Officer") for certain expenses associated with the use of his personal aircraft for Company business. The Company reimbursed the Chief Executive Officer $0.8 million and $0.8 million for such expenses for the year ended December 31, 2007 and the period from March 23, 2006 to December 31, 2006, respectively. This reimbursement is included as a component of other expenses in the consolidated statement of income.

  Debt Financing Arrangements with Equity Method Investees

        As more fully described in Note 8, the Company makes equity investments in entities that acquire, maintain and develop multifamily housing, office, warehouse, and retail properties which are accounted for under the equity method. In some cases, the Company also provides the debt financing to these entities. This debt financing consists of both fixed rate and floating rate loans.

        Loans to these entities totaled approximately $1.2 billion and $2.0 billion as of December 31, 2007 and 2006, respectively, and were classified as loans held for investment or loans held for sale as appropriate.

        Certain of these loans are non-interest bearing loans, totaling $58.6 million and $108.5 million as of December 31, 2007 and 2006, respectively. For those loans that bear interest at a fixed rate, the average interest rate was 5.64% and 6.78% as of December 31, 2007 and 2006, respectively. The floating rate loans carry a rate of interest that is based upon a benchmark interest rate plus a stated margin. Interest earned on these loans is reported as a component of interest income in the consolidated statement of income. The lives of these loans range from one year to five years.

        In addition to providing debt financing, the Company also makes advances to and collects fees from entities owned by its consolidated affordable housing partnerships. Advances to these entities totaled $59.8 million and $49.0 million as of December 31, 2007 and 2006, respectively. These advances are included in accounts and other receivables in the consolidated balance sheet. Fees charged to these entities totaled $7.6 million for the year ended December 31, 2007, $5.2 million for the period from March 23, 2006 to December 31, 2006, $1.8 million for the period from January 1, 2006 to March 22, 2006, and $8.6 million for the year ended December 31, 2005. These fees are included as a component of asset management fees in the consolidated statement of income.

  Sale of Businesses to Employees

        In October 2006, the Company sold one of its technology subsidiaries to an employee of the Company. Proceeds from the sale totaled approximately $6.9 million and the Company recorded a gain on sale of approximately $1.8 million, which is included as a component of other net gains (losses) in the consolidated statement of income.

        In February 2007, the Company sold its mortgage banking business in Florida to a company formed by a group of former employees. Proceeds from the sale totaled approximately $0.8 million. An immaterial gain on sale was deferred until May 2007 upon the repayment of financing provided to the buyers to facilitate the sale.

        In August 2007, the Company sold substantially all of the assets and transferred substantially all of the liabilities related to its commercial real estate research division, Realpoint, to a company formed by a group of Realpoint employees for approximately $9.7 million. The Company recorded a gain on sale of approximately $7.1 million related to the transaction.

        In November 2007, the Company agreed to sell all of the stock of two of its wholly-owned Mexican subsidiaries, which comprise the Company's asset management and servicing business in Mexico, to a newly formed company owned by the management team of the Company's business operations in Mexico. The sale of these two subsidiaries was completed in December 2007 resulting in an immaterial loss.

  Transactions with Members of the Investor Group

        In the ordinary course of business, the Company enters into transactions with members of the Investor Group and their affiliates. These transactions include, but are not limited to, various arrangements to sell or acquire real estate related investments, such as loan syndications, participations, derivatives, joint ventures or other similar transactions. These transactions are conducted on an arm's length basis.

        As discussed in Note 12, the Company issued $2.55 billion of senior unsecured notes on May 10, 2007. Goldman, Sachs & Co., an affiliate of a member of the Investor Group, served as one of the three global coordinators and joint bookrunners for the offering. The Company used certain of the proceeds of the notes to repay approximately $2.0 billion of indebtedness outstanding under the Company's bridge loan agreement. Goldman Sachs Credit Partners, L.P., an affiliate of a member of the Investor Group, served as a sponsor of the bridge loan agreement.

  Administrative Services Previously Provided by GMAC and their Affiliates

        Prior to the Sponsor Transactions, the Company incurred expenses for certain administrative services provided by GMAC and their affiliates. A $0.4 million benefit was recorded for the period from January 1, 2006 to March 22, 2006 as a result of the settlement process in connection with closing the Sponsor Transactions. Such expenses were reported as a component of other expenses in the consolidated statement of income.

24. Comprehensive Income

        SFAS No. 130, "Reporting Comprehensive Income," established accounting standards for reporting comprehensive income and its components and required that all revenues, expenses, gains and losses recognized during the period be included in comprehensive income, regardless of whether these items are considered to be results of operations for the period. The following table summarizes the components of other comprehensive income (loss), net of tax (in thousands):

	Successor						Predecessor
	Year Ended December 31, 2007			Period from March 23, 2006 to December 31, 2006			Period from January 1, 2006 to March 22, 2006			Year ended December 31, 2005
	Gain (loss)	Tax provision (benefit)	Net amount	Gain (loss)	Tax provision (benefit)	Net amount	Gain (loss)	Tax provision (benefit)	Net amount	Gain (loss)	Tax provision (benefit)	Net amount
Net unrealized (loss) gain on investment securities and derivative instruments:
Net unrealized holding (losses) gains arising during the period	$(1,911)	$2,188	$(4,099)	$57,628	$20,586	$37,042	$(5,574)	$(2,262)	$(3,312)	$1,633	$518	$1,115
Less reclassification adjustment for net gains included in net income	16,289	6,626	9,663	8,838	3,094	5,744	997	349	648	2,454	858	1,596
Net unrealized (loss) gain on investment securities and derivative instruments	(18,200)	(4,438)	(13,762)	48,790	17,492	31,298	(6,571)	(2,611)	(3,960)	(821)	(340)	(481)
Net foreign currency translation adjustment	1,620	668	952	29,422	10,927	18,495	36,730	14,737	21,993	(140,995)	(28,584)	(112,411)

Total	$(16,580)	$(3,770)	$(12,810)	$78,212	$28,419	$49,793	$30,159	$12,126	$18,033	$(141,816)	$(28,924)	$(112,892)

25. Segment Information

        The operating results for the Company's six reportable business segments have been determined in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard is based on a management approach, which requires presentation of business segments based upon a company's organization and internal reporting of operating results to the company's chief operating decision maker. The Company's chief operating decision maker is its Chief Executive Officer. The accounting policies of the Company's business segments are the same as those described in Note 3, except that disaggregated results have been prepared using a management approach, which is substantially consistent with the basis and manner in which management internally disaggregates financial information for the purpose of assisting in the operating-decision process. Material inter-segment transactions are eliminated in consolidation.

        The Company's business segments are separately managed and organized based on geography and the type of business conducted. The Company has six reportable business segments: North American Lending and Mortgage Banking, North American Investments and Funds Management, North American Servicing, Asian Operations, European Operations and North American Affordable Housing.

  North American Lending and Mortgage Banking

        The Company's North American Lending and Mortgage Banking segment provides borrowers with a broad range of financial products that may be used to finance most types of commercial properties. The Company is one of the largest commercial real estate lenders in North America in terms of principal amount of financing arranged. The Company sources new lending opportunities through its commercial mortgage banking network in North America, which has more than 26 offices located in 18 states, and through its existing relationships with property owners and developers and other third parties in the United States.

        The Company originates loans and arranges other forms of financing covering a broad spectrum of asset classes both for its own account and for sale to GSEs and other third parties, such as insurance companies and major financial institutions, for whom it acts as a correspondent lender. The Company reduces the principal risk associated with its North American proprietary lending activities by monetizing a significant portion of the financing that it originates through securitizations, syndications, participations and other sales.

  North American Investments and Funds Management

        The Company's North American Investments and Funds Management segment focuses on the sponsorship and management of real estate debt and equity funds, as well as the management of its own real estate debt and equity investments. The Company manages private funds, separate accounts and commercial real estate CDOs. The Company earns recurring management fees based, in part, on the amount of third-party assets under its management, or in the case of certain funds that it manages, on the amount of capital commitments from fund investors during the commitment period. In addition, the Company is entitled to receive incentive fees that are calculated based on returns generated by those investments if certain thresholds are achieved. The Company identifies a significant amount of these investment opportunities through its commercial real estate lending and mortgage banking activities.

  North American Servicing

        The Company's North American Servicing segment carries out primary, master and special servicing activities for commercial real estate loans that are originated by the Company or by third parties and for securitized loan pools in North America. The Company is also an approved servicer of loans for Fannie Mae, Freddie Mac, Ginnie Mae and the FHA. The Company's servicing activities also provide recurring fee-based income, including servicing fees and trust fees that it earns on escrow balances for loans that it services.

  Asian Operations

        The Company's Asian Operations segment carries out a range of commercial real estate finance activities that leverages the experience and expertise that it has gained in its North American operations and provides the Company with a geographically diverse source of income. With offices located in seven cities in Japan, Taiwan, the Philippines and China, the segment currently focuses on making real estate equity investments, acquiring portfolios of non-performing and under-performing commercial and residential real estate loans and originating and servicing commercial real estate loans. The Company's Asian operations have historically focused on the Japanese real estate market but in recent years have expanded to other Asian markets on an opportunistic basis. The Company is a purchaser of distressed commercial real estate debt in Japan and Taiwan, where it invests in non-performing and under-performing loans.

  European Operations

        The Company's European Operations segment conducts a range of commercial real estate finance activities in the United Kingdom, Ireland and selected countries in Continental Europe, primarily through Capmark Bank Europe p.l.c., an Irish bank with lending authority throughout Europe. The segment's operations leverage the experience and expertise that it has gained in North America and Asia and currently focuses on originating and servicing commercial real estate loans and making real estate equity investments.

  North American Affordable Housing

        The Company's North American Affordable Housing segment manages low income housing tax credit, or "LIHTC," equity investments on behalf of third-party investors. LIHTC investments have been aggregated by the Company into funds and equity in those funds has been sold to tax credit investors. These funds generate a return or yield to the investors based on their purchase price over the life of the tax credits and the Company provides a guaranteed yield to the third-party investors on many of these funds. The Company no longer syndicates funds. Previously, the Company operated an affordable housing debt platform that specialized in the origination of tax advantaged debt supporting the development of low income housing under a variety of proprietary and GSE-supported underwriting programs. In February 2007, the Company sold a majority of this platform to an unaffiliated buyer as further discussed in Note 3.

        Consistent with the Company's management reporting, the business segments do not include corporate administrative and support functions or certain immaterial businesses. The Company also does not allocate income taxes to its business segments or include in its segment reporting the adjustments required by push down accounting or any other eliminations, reclassifications or other adjustments that are made to conform the Company's management reporting to the consolidated financial statements. These items are included in the tables that follow under the heading "Corporate and other" as further explained below:

  •
  Corporate activity primarily consists of unallocated personnel-related expenses for departments such as corporate accounting and finance, legal, information technology, human resources and internal audit. Corporate activity also includes unallocated net interest income, noninterest income and provision for loan losses.

  •
  Consolidated affordable housing partnerships represent certain upper-tier and lower-tier low-income housing tax credit partnerships that are excluded from the North American Affordable Housing segment's results but included in the Company's consolidated financial statements pursuant to SFAS No. 66 and FIN 46R.

  •
  The accounting methodology for deferring placement fees in the Company's management reporting is different than in the consolidated financial statements. While the use of different accounting methodologies results in the recognition of different levels of noninterest income and noninterest expense in any given reporting period, the amount of income before income tax provision is the same.

  •
  Eliminations and other adjustments are made to conform the Company's management reporting to the consolidated financial statements.

  •
  The segments' results in the Company's management reporting do not reflect the push down accounting adjustments that were required to be made to the Company's consolidated financial statements in connection with the Sponsor Transactions.

        Because management's segment level reporting does not include the push down accounting adjustments related to the change in basis between Predecessor and Successor periods, the amounts in such Predecessor and Successor periods for 2006 are prepared on a consistent basis and have therefore been combined for comparability purposes. This presentation is consistent with the form in which the chief operating decision maker has reviewed such information during the year.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

25. Segment Information (Continued)

        Financial results for the Company's business segments for the year ended December 31, 2007 were as follows (in thousands):

	North American Lending and Mortgage Banking	North American Investments and Funds Management	North American Servicing	Asian Operations	European Operations	North American Affordable Housing	Corporate & other	Consolidated
Net interest income	$287,500	$8,333	$(6,634)	$55,073	$36,908	$(5,423)	$(39,025)	$336,732
Noninterest income	155,382	209,905	403,756	156,576	52,006	51,392	(120,938)	908,079

Total revenue	442,882	218,238	397,122	211,649	88,914	45,969	(159,963)	1,244,811
Provision for loan losses	18,757	278	(87)	11,934	(362)	(2,416)	4,562	32,666

Net revenue	424,125	217,960	397,209	199,715	89,276	48,385	(164,525)	1,212,145
Noninterest expense	298,671	75,896	205,176	90,892	53,787	45,981	118,971	889,374

Income (loss) before minority interest and income tax provision	125,454	142,064	192,033	108,823	35,489	2,404	(283,496)	322,771
Minority interest income (expense)	44,951	7,488	—	(2,476)	—	—	74,368	124,331

Income (loss) before income tax provision	$170,405	$149,552	$192,033	$106,347	$35,489	$2,404	$(209,128)	$447,102

Total assets at year-end	$12,159,800	$1,050,576	$894,259	$2,789,044	$3,068,097	$1,084,783	$2,217,837	$23,264,396

        The composition of "Corporate and other" for the year ended December 31, 2007 was as follows (in thousands):

	Immaterial businesses	Corporate activity	Consolidated affordable housing partnerships	Deferral of placement fees	Eliminations and other adjustments	Push down accounting adjustments	Total corporate and other
Net interest income	$(2,681)	$(30,430)	$(35,062)	$7,803	$18,257	$3,088	$(39,025)
Noninterest income	12,803	32,179	35,197	(150,620)	(36,086)	(14,411)	(120,938)

Total revenue	10,122	1,749	135	(142,817)	(17,829)	(11,323)	(159,963)
Provision for loan losses	3	—	—	—	(245)	4,804	4,562

Net revenue	10,119	1,749	135	(142,817)	(17,584)	(16,127)	(164,525)
Noninterest expense	6,795	159,240	72,640	(142,817)	(17,584)	40,697	118,971

Income (loss) before minority interest and income tax provision	3,324	(157,491)	(72,505)	—	—	(56,824)	(283,496)
Minority interest income	—	—	72,505	—	—	1,863	74,368

Income (loss) before income tax provision	$3,324	$(157,491)	$—	$—	$—	$(54,961)	$(209,128)

Total assets at year-end	$42,167	$446,926	$1,508,608	$—	$—	$220,136	$2,217,837

        Financial results for the Company's business segments for the year ended December 31, 2006 were as follows (in thousands):

	North American Lending and Mortgage Banking	North American Investments and Funds Management	North American Servicing	Asian Operations	European Operations	North American Affordable Housing	Corporate & other	Consolidated
Net interest income	$231,647	$14,179	$(7,935)	$79,502	$27,584	$7,213	$(28,436)	$323,754
Noninterest income	403,387	236,414	406,653	168,917	64,643	(185,680)	(202,148)	892,186

Total revenue	635,034	250,593	398,718	248,419	92,227	(178,467)	(230,584)	1,215,940
Provision for loan losses	8,588	(788)	1,038	15,635	46,588	15,503	(11,948)	74,616

Net revenue	626,446	251,381	397,680	232,784	45,639	(193,970)	(218,636)	1,141,324
Noninterest expense	295,819	102,664	243,156	82,361	67,485	78,146	121,489	991,120

Income (loss) before minority interest and income tax provision	330,627	148,717	154,524	150,423	(21,846)	(272,116)	(340,125)	150,204
Minority interest income (expense)	12,534	(5,075)	—	(46,164)	(1,338)	—	105,615	65,572

Income (loss) before income tax provision	$343,161	$143,642	$154,524	$104,259	$(23,184)	$(272,116)	$(234,510)	$215,776

Total assets at year-end	$9,223,844	$870,847	$854,697	$1,972,717	$2,904,587	$2,285,308	$2,844,480	$20,956,480

        The composition of "Corporate and other" for the year ended December 31, 2006 was as follows (in thousands):

	Immaterial businesses	Corporate activity	Consolidated affordable housing partnerships	Deferral of placement fees	Eliminations and other adjustments	Push down accounting adjustments	Total corporate and other
Net interest income	$(3,868)	$5,975	$(30,509)	$5,646	$18,722	$(24,402)	$(28,436)
Noninterest income	17,028	(24,868)	13,983	(129,623)	(34,596)	(44,072)	(202,148)

Total revenue	13,160	(18,893)	(16,526)	(123,977)	(15,874)	(68,474)	(230,584)
Provision for loan losses	1,281	1,500	—	—	(23,578)	8,849	(11,948)

Net revenue	11,879	(20,393)	(16,526)	(123,977)	7,704	(77,323)	(218,636)
Noninterest expense	6,248	172,548	55,119	(123,977)	7,747	3,804	121,489

Income (loss) before minority interest and income tax provision	5,631	(192,941)	(71,645)	—	(43)	(81,127)	(340,125)
Minority interest income	—	—	71,645	—	—	33,970	105,615

Income (loss) before income tax provision	$5,631	$(192,941)	$—	$—	$(43)	$(47,157)	$(234,510)

Total assets at year-end	$86,285	$490,428	$1,964,736	$—	$—	$303,031	$2,844,480

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

25. Segment Information (Continued)

        Financial results for the Company's business segments for the year ended December 31, 2005 were as follows (in thousands):

	North American Lending and Mortgage Banking	North American Investments and Funds Management	North American Servicing	Asian Operations	European Operations	North American Affordable Housing	Corporate & other	Consolidated
Net interest income	$271,692	$1,649	$28,164	$91,843	$36,833	$18,067	$(14,392)	$433,856
Noninterest income	375,410	275,095	315,392	97,475	57,661	43,171	(84,794)	1,079,410

Total revenue	647,102	276,744	343,556	189,318	94,494	61,238	(99,186)	1,513,266
Provision for loan losses	22,685	1,664	109	12,440	(1,466)	3,240	4,154	42,826

Net revenue	624,417	275,080	343,447	176,878	95,960	57,998	(103,340)	1,470,440
Noninterest expense	306,173	94,341	220,877	74,227	73,811	173,916	177,088	1,120,433

Income (loss) before minority interest and income tax provision	318,244	180,739	122,570	102,651	22,149	(115,918)	(280,428)	350,007
Minority interest income (expense)	6,723	—	—	(7,666)	—	2,140	56,485	57,682

Income (loss) before income tax provision	$324,967	$180,739	$122,570	$94,985	$22,149	$(113,778)	$(223,943)	$407,689

Total assets at year-end	$10,432,614	$866,226	$924,133	$1,279,300	$2,189,422	$2,967,732	$1,791,476	$20,450,903

        The composition of "Corporate and other" for the year ended December 31, 2005 was as follows (in thousands):

	Immaterial businesses	Corporate activity	Consolidated affordable housing partnerships	Deferral of placement fees	Eliminations and other adjustments	Total corporate and other
Net interest income	$1,584	$(104,093)	$(26,021)	$—	$114,138	$(14,392)
Noninterest income	18,710	121,966	30,628	(131,032)	(125,066)	(84,794)

Total revenue	20,294	17,873	4,607	(131,032)	(10,928)	(99,186)
Provision for loan losses	11,096	3,110	—	—	(10,052)	4,154

Net revenue	9,198	14,763	4,607	(131,032)	(876)	(103,340)
Noninterest expense	46,715	202,248	60,271	(131,032)	(1,114)	177,088

Income (loss) before minority interest and income tax provision	(37,517)	(187,485)	(55,664)	—	238	(280,428)
Minority interest income	821	—	55,664	—	—	56,485

Income (loss) before income tax provision	$(36,696)	$(187,485)	$—	$—	$238	$(223,943)

Total assets at year-end	$131,215	$161,162	$1,499,099	$—	$—	$1,791,476

        Information concerning principal geographic areas is presented in the following table (in thousands):

	December 31, 2007		December 31, 2006		December 31, 2005
	Net revenue	Long-lived assets	Net revenue	Long-lived assets	Net revenue	Long-lived assets
Asia	$191,638	$4,225	$140,448	$7,748	$169,648	$8,364
Europe	139,637	1,441	125,637	(1,404)	117,461	8,289
Canada	(4,519)	100	13,595	239	22,374	267
Other	14,469	—	2,775	119	1,735	171

Total foreign	341,225	5,766	282,455	6,702	311,218	17,091
Total domestic	870,920	217,713	858,869	269,524	1,159,222	139,035

Total	$1,212,145	$223,479	$1,141,324	$276,226	$1,470,440	$156,126

        Net revenue for the year ended December 31, 2006 represents the mathematical combination of the Predecessor and Successor periods for comparative purposes.

        Net revenue consists of net interest income after provision for loan losses plus noninterest income. Long-lived assets consist of property and equipment, goodwill and intangible assets (including such assets classified as held for sale as of December 31, 2006). These items are attributed to geographic areas based on the location of the assets.

26. Regulatory Matters

        Certain subsidiaries of the Company are subject to GSE and HUD minimum net worth requirements. Failure to meet minimum net worth requirements can result in the initiation of certain actions by these entities that, if undertaken, could have a material adverse effect on the Company's consolidated financial statements. The Company was in compliance with these minimum net worth requirements as of December 31, 2007.

        Capmark Bank and Escrow Bank must maintain minimum regulatory capital ratios to be considered "well capitalized" under the capital rules of the FDIC. In addition, both banks have agreed with the FDIC to maintain a Tier 1 leverage ratio of not less than 8.0%. The following table summarizes the U.S. banks' regulatory capital ratios as of December 31, 2007 and 2006:

		December 31, 2007		December 31, 2006
	Minimum to be Well-Capitalized	Capmark Bank	Escrow Bank	Capmark Bank	Escrow Bank
Tier 1 leverage	5.0%	11.61%	61.85%	14.82%	61.28%
Tier 1 risk-based capital	6.0%	12.35%	387.54%	12.81%	358.81%
Total risk-based capital	10.0%	14.76%	387.54%	16.89%	358.81%

        Capmark Bank Europe is required to comply with various laws, rules and regulations in Ireland. These requirements, among others, require Capmark Bank Europe to maintain certain capital adequacy and liquidity ratios calculated in accordance with applicable laws and related accounting standards in

Ireland. The following table summarizes Capmark Bank Europe's regulatory capital are liquidity ratios as of December 31, 2007 and 2006:

	Ratio threshold	December 31, 2007	December 31, 2006
Capital adequacy	15% minimum	63.49%	53.34%
Liquidity	Note (1)	113.00%	28.77%

(1)
The liquidity ratio minimum was 25% of net borrowings as of December 31, 2006. The Irish Financial Regulator subsequently revised the liquidity ratio calculation and established a new required minimum as of March 31, 2007 to ensure that there are sufficient cash inflows to meet 100% of cash outflows within an eight day period.

        Capmark Securities Inc. is subject to the SEC's minimum net capital requirements. Capmark Securities Inc.'s net capital requirement was $250,000 as of December 31, 2007 and 2006. Capmark Securities Inc.'s net capital totaled $21.3 million and $20.2 million as of December 31, 2007 and 2006, respectively.

27. Earnings per Share

        The tables below demonstrate how the Company has computed basic and diluted earnings per share. In connection with the Sponsor Transactions, each outstanding share of the Company's common stock was split into 412,803.348 shares. For comparative purposes, all periods presented have been adjusted to reflect this stock split. The denominator in each of the tables below includes shares of common stock issued and sold to employees and non-employee directors for the year ended December 31, 2007 and for the period from March 23, 2006 to December 31, 2006 that are reported as mezzanine equity in the consolidated balance sheet.

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

27. Earnings per Share (Continued)

        The calculation of diluted earnings per share for the year ended December 31, 2007 and the period from March 23, 2006 to December 31, 2006 excludes 23.1 million and 37.2 million, respectively, antidilutive stock options with time-based vesting conditions. Additionally, the calculation of diluted earnings per share for the year ended December 31, 2007 and for the period from March 23, 2006 to December 31, 2006 excludes 11.0 million and 12.1 million, respectively, stock options with performance-based vesting conditions because the performance conditions had not been achieved at the end of the reporting period. No potentially dilutive instruments were issued prior to March 23, 2006.

	Successor		Predecessor
Basic earnings per share	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
	(In thousands, except per share amounts)
Numerator:
Net income	$280,324	$144,144	$12,447	$294,791
Denominator:
Weighted average shares outstanding	433,071	431,899	412,803	412,803
Basic earnings per share	$0.65	$0.33	$0.03	$0.71

	Successor		Predecessor
Diluted earnings per share	Year ended December 31, 2007	Period from March 23, 2006 to December 31, 2006	Period from January 1, 2006 to March 22, 2006	Year ended December 31, 2005
	(In thousands, except per share amounts)
Numerator:
Net income	$280,324	$144,144	$12,447	$294,791
Denominator:
Weighted average shares outstanding	433,071	431,899	412,803	412,803
Effect of dilutive securities	1,244	138	—	—

Adjusted weighted average shares outstanding	434,315	432,037	412,803	412,803
Diluted earnings per share	$0.65	$0.33	$0.03	$0.71

28. Summarized Financial Information of Unconsolidated Investments

        Summarized financial information underlying the Company's equity investments in affordable housing partnerships in the United States was as follows (in thousands):

	December 31, 2007	December 31, 2006
Total assets	$7,455,872	$8,158,956
Total liabilities	6,069,650	6,763,868
Total equity	1,386,222	1,395,088
Company's equity investment	942,176	1,330,693

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Total revenue	$809,950	$727,571	$630,790
Net loss	(274,235)	(293,303)	(227,635)
Company's equity in net loss	(46,712)	(55,012)	(25,011)

        Summarized financial information underlying the Company's investments in all other equity-method investees was as follows (in thousands):

	December 31, 2007	December 31, 2006
Total assets	$7,201,618	$7,158,199
Total liabilities	2,811,983	4,466,035
Total equity	4,389,635	2,692,164
Company's equity investment	1,041,964	794,484

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Total revenue	$1,091,999	$1,205,738	$733,000
Net income	807,866	430,581	322,013
Company's equity in net income	102,730	122,854	121,309

        The summarized financial information presented above regarding the investees' total assets, total liabilities, total equity, total revenue and net income (loss) is derived from the latest financial statements available as of the Company's respective reporting dates. The latest available financial information generally lags the Company's reporting dates and periods. The Company estimates its equity income for the lag periods; therefore, there is not a direct correlation between the Company's recorded equity investment as of the reporting dates and the investees' total equity at their respective lagged reporting dates. Also, the equity income recorded by the Company, as presented above and in the consolidated statement of income (equity in income (loss) of joint ventures and partnerships), includes gains and losses on the disposition of equity investments.

29. Supplemental Financial Information

        Certain wholly-owned subsidiaries of the Company have guaranteed the Company's borrowings under the senior unsecured credit facilities referenced in Note 12. The guarantees are full and unconditional, joint and several.

        The following supplemental financial information presents the condensed consolidating balance sheet, statement of income and statement of cash flows for the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries.

 Condensed Consolidating Balance Sheet
December 31, 2007
(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash	$7,421	$213,661	$1,215,670	$—	$1,436,752
Investment securities—trading	21,300	98,603	65,789	—	185,692
Investment securities—other	—	373,590	635,358	(59,266)	949,682
Loans held for sale	—	2,453,401	5,582,228	(251,860)	7,783,769
Loans held for investment	—	981,655	6,123,644	(213,585)	6,891,714
Real estate	—	—	1,748,555	—	1,748,555
Equity investments	47,443	369,589	1,584,782	(17,674)	1,984,140
Other assets	8,040,133	1,505,763	2,039,532	(9,301,336)	2,284,092
Investment in Subsidiaries	3,007,950	210,375	—	(3,218,325)	—

Total Assets	$11,124,247	$6,206,637	$18,995,558	$(13,062,046)	$23,264,396

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$408,197	$842,032	$2,679,563	$(97,155)	$3,832,637
Long-term borrowings	7,035,619	—	1,467,185	(195,118)	8,307,686
Deposit liabilities	—	—	5,554,607	(2,000)	5,552,607
Real estate syndication proceeds	—	—	1,563,151	—	1,563,151
Other liabilities	1,071,380	3,801,712	5,653,202	(9,457,226)	1,069,068

Total Liabilities	8,515,196	4,643,744	16,917,708	(9,751,499)	20,325,149

Commitments and Contingent Liabilities	—	—	—	—	—
Minority Interest	—	113,357	230,437	(13,598)	330,196
Mezzanine Equity	102,418	—	—	—	102,418
Stockholders' Equity:
Preferred stock	—	—	—	—	—
Common stock	413	786	124,206	(124,992)	413
Other stockholders' equity	2,506,220	1,448,750	1,723,207	(3,171,957)	2,506,220

Total Stockholders' Equity	2,506,633	1,449,536	1,847,413	(3,296,949)	2,506,633

Total Liabilities and Stockholders' Equity	$11,124,247	$6,206,637	$18,995,558	$(13,062,046)	$23,264,396

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

29. Supplemental Financial Information (Continued)

Condensed Consolidating Balance Sheet

December 31, 2006

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash	$125,228	$34,161	$541,004	$(125,128)	$575,265
Investment securities—trading	—	954,519	64,389	—	1,018,908
Investment securities—other	33,110	116,719	871,411	143	1,021,383
Loans held for sale	—	3,114,590	6,167,889	(399,867)	8,882,612
Loans held for investment	—	480,069	2,284,021	(1,228)	2,762,862
Real estate	—	57,204	1,202,834	—	1,260,038
Equity investments	89,249	310,045	1,736.587	(10,704)	2,125,177
Other assets	7,659,276	2,332,298	3,497,760	(10,179,099)	3,310,235
Investment in Subsidiaries	2,403,195	559,278	—	(2,962,473)	—

Total Assets	$10,310,058	$7,958,883	$16,365,895	$(13,678,356)	$20,956,480

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$575,483	$518,158	$1,643,434	$(28,776)	$2,708,299
Long-term borrowings	6,469,152	803,126	1,889,745	(195,118)	8,966,905
Deposit liabilities	—	—	3,029,006	(127,000)	2,902,006
Real estate syndication proceeds	—	—	1,984,206	—	1,984,206
Other liabilities	933,924	5,271,483	5,802,004	(10,329,663)	1,677,748

Total Liabilities	7,978,559	6,592,767	14,348,395	(10,680,557)	18,239,164

Commitments and Contingent Liabilities	—	—	—	—	—
Minority Interest	—	—	383,642	2,175	385,817
Mezzanine Equity	102,274	—	—	—	102,274
Stockholders' Equity:
Preferred stock	—	—	—	—	—
Common stock	413	49,004	71,731	(120,735)	413
Other stockholders' equity	2,228,812	1,317,112	1,562,127	(2,879,239)	2,228,812

Total Stockholders' Equity	2,229,225	1,366,116	1,633,858	(2,999,974)	2,229,225

Total Liabilities and Stockholders' Equity	$10,310,058	$7,958,883	$16,365,895	$(13,678,356)	$20,956,480

 Condensed Consolidating Statement of Income

Year ended December 31, 2007

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Interest Income
Interest income	$420,674	$530,931	$865,528	$(565,941)	$1,251,192
Interest expense	456,463	377,302	630,485	(549,790)	914,460

Net Interest Income	(35,789)	153,629	235,043	(16,151)	336,732
Provision for loan losses	—	9,136	22,826	704	32,666

Net Interest Income after provision for loan losses	(35,789)	144,493	212,217	(16,855)	304,066

Noninterest Income
Net (losses) gains	(72,652)	98,437	(32,818)	19,668	12,635
Other income	32,266	442,720	456,858	(36,400)	895,444

Total Noninterest Income	(40,386)	541,157	424,040	(16,732)	908,079

Net Revenue	(76,175)	685,650	636,257	(33,587)	1,212,145

Noninterest Expense
Compensation and benefits	16	290,836	123,727	(100)	414,479
Other expenses	47,493	291,638	203,401	(67,637)	474,895

Total Noninterest Expense	47,509	582,474	327,128	(67,737)	889,374

(Loss) income before minority interest and income tax (benefit) provision	(123,684)	103,176	309,129	34,150	322,771
Minority interest (expense) income	—	30,549	72,676	21,106	124,331

(Loss) income before income tax (benefit) provision	(123,684)	133,725	381,805	55,256	447,102
Income tax (benefit) provision	(46,134)	45,189	123,001	44,722	166,778

(Loss) income before equity in net earnings in subsidiaries	(77,550)	88,536	258,804	10,534	280,324
Equity in net earnings of subsidiaries	357,874	68,668	—	(426,542)	—

Net Income	$280,324	$157,204	$258,804	$(416,008)	$280,324

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

29. Supplemental Financial Information (Continued)

Condensed Consolidating Statement of Income

Period from March 23, 2006 to December 31, 2006

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Interest Income
Interest income	$388,093	$429,157	$558,119	$(473,616)	$901,753
Interest expense	463,200	302,363	368,191	(474,240)	659,514

Net Interest Income	(75,107)	126,794	189,928	624	242,239
Provision for loan losses	45,937	18,026	9,106	516	73,585

Net Interest Income after provision for loan losses	(121,044)	108,768	180,822	108	168,654

Noninterest Income
Net gains	1,028	6,870	59,475	1,482	68,855
Other income	3,997	410,379	301,948	(29,659)	686,665

Total Noninterest Income	5,025	417,249	361,423	(28,177)	755,520

Net Revenue	(116,019)	526,017	542,245	(28,069)	924,174

Noninterest Expense
Compensation and benefits	60	242,128	124,707	—	366,895
Other expenses	40,787	252,340	105,611	4,548	403,286

Total Noninterest Expense	40,847	494,468	230,318	4,548	770,181

(Loss) income before minority interest and income tax (benefit) provision	(156,866)	31,549	311,927	(32,617)	153,993
Minority interest (expense) income	—	(1,017)	40,235	14,090	53,308

(Loss) income before income tax (benefit) provision	(156,866)	30,532	352,162	(18,527)	207,301
Income tax (benefit) provision	(47,912)	6,804	97,733	6,532	63,157

(Loss) income before equity in net earnings in subsidiaries	(108,954)	23,728	254,429	(25,059)	144,144
Equity in net earnings of subsidiaries	253,098	68,196	—	(321,294)	—

Net Income	$144,144	$91,924	$254,429	$(346,353)	$144,144

 Condensed Consolidating Statement of Income

Period from January 1, 2006 to March 22, 2006
(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Interest Income
Interest income	$91,279	$98,744	$174,297	$(110,629)	$253,691
Interest expense	69,816	115,040	97,711	(110,391)	172,176

Net Interest Income	21,463	(16,296)	76,586	(238)	81,515
Provision for loan losses	—	1,325	(294)	—	1,031

Net Interest Income after provision for loan losses	21,463	(17,621)	76,880	(238)	80,484

Noninterest Income
Net (losses) gains	(68)	1,819	47,812	(1,118)	48,445
Other income	(10,069)	91,780	18,230	(11,720)	88,221

Total Noninterest Income	(10,137)	93,599	66,042	(12,838)	136,666

Net Revenue	11,326	75,978	142,922	(13,076)	217,150

Noninterest Expense
Compensation and benefits	—	104,596	24,420	—	129,016
Other expenses	11,244	64,122	32,837	(16,280)	91,923

Total Noninterest Expense	11,244	168,718	57,257	(16,280)	220,939

Income (loss) before minority interest and income tax provision (benefit)	82	(92,740)	85,665	3,204	(3,789)
Minority interest income	—	—	9,293	2,971	12,264

Income (loss) before Income tax provision (benefit)	82	(92,740)	94,958	6,175	8,475
Income tax provision (benefit)	10	(37,281)	31,430	1,869	(3,972)

(Loss) income before equity in net earnings in subsidiaries	72	(55,459)	63,528	4,306	12,447
Equity in net earnings (loss) of subsidiaries	12,375	(5,012)	—	(7,363)	—

Net Income	$12,447	$(60,471)	$63,528	$(3,057)	$12,447

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

29. Supplemental Financial Information (Continued)

Condensed Consolidating Statement of Income

Year ended December 31, 2005

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Interest Income
Interest income	$255,943	$401,723	$663,490	$(290,663)	$1,030,493
Interest expense	211,815	339,669	374,490	(329,775)	596,637

Net Interest Income	44,128	62,054	288,562	39,112	433,856
Provision for loan losses	—	23,582	19,244	—	42,826

Net Interest Income after provision for loan losses	44,128	38,472	269,318	39,112	391,030

Noninterest Income
Net gains	28,653	144,119	143,404	1,489	317,665
Other income	4,171	473,100	426,662	(142,188)	761,745

Total Noninterest Income	32,824	617,219	570,066	(140,699)	1,079,410

Net Revenue	76,952	655,691	839,384	(101,587)	1,470,440

Noninterest Expense
Compensation and benefits	—	451,503	134,206	(347)	585,362
Other expenses	340	316,450	306,541	(88,260)	535,071

Total Noninterest Expense	340	767,953	440,747	(88,607)	1,120,433

Income (loss) before minority interest and income tax provision (benefit)	76,612	(112,262)	398,637	(12,980)	350,007
Minority interest income	822	1,126	55,889	(155)	57,682

Income (loss) before Income tax provision (benefit)	77,434	(111,136)	454,526	(13,135)	407,689
Income tax provision (benefit)	5,695	(55,047)	169,441	(7,191)	112,898

Income (loss) before equity in net earnings in subsidiaries	71,739	(56,089)	285,085	(5,944)	294,791
Equity in net earnings (loss) of subsidiaries	223,052	98,240	—	(321,292)	—

Net Income	$294,791	$42,151	$285,085	$(327,236)	$294,791

 Condensed Consolidating Statement of Cash Flows

Year ended December 31, 2007
(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net cash (used in) provided by operating activities	$(242,068)	$510,099	$(2,873,163)	$375,611	$(2,229,521)

Investing Activities
Net (increase) decrease in restricted cash	—	21,068	(378)	—	20,690
Net (increase) decrease in investment securities—other	31,384	(293,409)	450,230	52,447	240,652
Net (increase) decrease in loans held for investment	—	197,420	146,562	(5,151)	338,831
Net (increase) decrease in real estate	—	56,321	(412,682)	(343)	(356,704)
Net (increase) decrease in equity investments	45,265	(53,142)	(184,772)	15,757	(176,892)
Other investing activities, net	19,251	(107,741)	806	(71)	(87,755)

Net cash provided by (used in) investing activities	95,900	(179,483)	(234)	62,639	(21,178)

Financing Activities
Net (decrease) increase in short-term borrowings	(163,360)	292,094	620,330	(68,730)	680,334
Net (decrease) increase in long-term borrowings	469,793	(740,995)	107,304	(374,725)	(538,623)
Net (decrease) increase in deposit liabilities	—	—	2,516,650	125,000	2,641,650
Net (decrease) increase in real estate syndication proceeds	—	—	262,485	—	262,485
Other financing activities, net	(281,177)	319,655	13,995	5,333	57,806

Net cash (used in) provided by financing activities	25,256	(129,246)	3,520,764	(313,122)	3,103,652

Effect of Foreign Exchange Rates on Cash	3,105	(2,350)	24,965	—	25,720

Net Increase (Decrease) in Cash and Cash Equivalents	(117,807)	199,020	672,332	125,128	878,673
Cash and Cash Equivalents, Beginning of Period	125,228	6,765	318,939	(125,128)	325,804

Cash and Cash Equivalents, End of Period	$7,421	$205,785	$991,271	$—	$1,204,477

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

29. Supplemental Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows

Period from March 23, 2006 to December 31, 2006

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$367,081	$(934,536)	$170	$224,373	$(342,912)

Investing Activities
Net (increase) decrease in restricted cash	—	(4,777)	(69,699)	—	(74,476)
Net (increase) decrease in investment securities—other	—	(3,905)	(260,786)	(17,587)	(282,278)
Net (increase) decrease in loans held for investment	(7,787)	627,657	(1,871)	1	618,000
Net (increase) decrease in real estate	—	6,500	(98,560)	—	(92,060)
Net (increase) decrease in equity investments	9,979	147,038	(66,786)	(74,758)	15,473
Other investing activities, net	—	(84,978)	55,381	(2,158)	(31,755)

Net cash (used in) provided by investing activities	2,192	687,535	(442,321)	(94,502)	152,904

Financing Activities
Net (decrease) increase in short-term borrowings	(6,747,640)	(516,290)	727,677	(175,230)	(6,711,483)
Net (decrease) increase in long-term borrowings	6,335,302	14,566	305,265	(446)	6,654,687
Net (decrease) increase in deposit liabilities	—	—	(310,438)	—	(310,438)
Net (decrease) increase in real estate syndication proceeds	—	—	240,387	—	240,387
Other financing activities, net	170,058	728,031	(762,941)	(78,680)	56,468

Net cash (used in) provided by financing activities	(242,280)	226,307	199,950	(254,356)	(70,379)

Effect of Foreign Exchange Rates on Cash	77	(85)	3,586	(643)	2,935

Net Increase (Decrease) in Cash and Cash Equivalents	127,070	(20,779)	(238,615)	(125,128)	(257,452)
Cash and Cash Equivalents, Beginning of Period	(1,842)	27,544	557,554	—	583,256

Cash and Cash Equivalents, End of Period	$125,228	$6,765	$318,939	$(125,128)	$325,804

 Condensed Consolidating Statement of Cash Flows

Period from January 1, 2006 to March 22, 2006

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net cash (used in) provided by operating activities	$(688,356)	$(29,919)	$1,335,802	$(19,106)	$598,421

Investing Activities
Net (increase) decrease in restricted cash	—	(23,478)	(6,477)	—	(29,955)
Net (increase) decrease in investment securities—other	7	8,155	(24,856)	(3,042)	(19,736)
Net (increase) decrease in loans held for investment	—	140,492	112,688	712	253,892
Net (increase) decrease in real estate	—	606	29,750	—	30,356
Net (increase) decrease in equity investments	(16,995)	(8,446)	(74,433)	69,791	(30,083)
Other investing activities, net	(2,913)	(34,569)	15,122	—	(22,360)

Net cash (used in) provided by investing activities	(19,901)	82,760	51,794	67,461	182,114

Financing Activities
Net (decrease) increase in short-term borrowings	1,280,211	(111,195)	(409,925)	(169,999)	589,092
Net (decrease) increase in long-term borrowings	—	(60,228)	(354,420)	111,167	(303,481)
Net (decrease) increase in deposit liabilities	—	—	(832,766)	—	(832,766)
Net (decrease) increase in real estate syndication proceeds	—	—	73,927	—	73,927
Other financing activities, net	(574,369)	138,595	347,677	17,468	(70,629)

Net cash provided by (used in) financing activities	705,842	(32,828)	(1,175,507)	(41,364)	(543,857)

Effect of Foreign Exchange Rates on Cash	11	(174)	1,163	—	1,000

Net (Decrease) Increase in Cash and Cash Equivalents	(2,404)	19,839	213,252	6,991	237,678
Cash and Cash Equivalents, Beginning of Period	562	7,705	344,302	(6,991)	345,578

Cash and Cash Equivalents, End of Period	$(1,842)	$27,544	$557,554	$—	$583,256

CAPMARK FINANCIAL GROUP INC.

Notes to Consolidated Financial Statements (Continued)

29. Supplemental Financial Information (Continued)

Condensed Consolidating Statement of Cash Flows
Year ended December 31, 2005

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities
Net cash (used in) provided by operating activities	$(576,601)	$(930,545)	$(1,587,488)	$(31,882)	$(3,126,516)

Investing Activities
Net (increase) decrease in restricted cash	—	(511)	(1,485)	—	(1,996)
Net (increase) decrease in investment securities—other	—	52,517	(274,159)	—	(221,642)
Net (increase) decrease in loans held for investment	(46,688)	135,059	297,458	—	385,829
Net (increase) decrease in real estate	63	23,300	(151,714)	—	(128,351)
Net (increase) decrease in equity investments	(13,217)	16,479	(521,815)	27,860	(490,693)
Other investing activities, net	—	(146,077)	2,342	(2,867)	(146,602)

Net cash (used in) provided by investing activities	(59,842)	80,767	(649,373)	24,993	(603,455)

Financing Activities
Net (decrease) increase in short-term borrowings	1,779,049	(236,291)	(1,306,651)	—	236,107
Net (decrease) increase in long-term borrowings	—	86,929	269,329	—	356,258
Net (decrease) increase in deposit liabilities	—	—	2,526,566	—	2,526,566
Net (decrease) increase in real estate syndication proceeds	—	—	505,791	—	505,791
Other financing activities, net	(1,142,136)	1,008,794	179,730	—	46,388

Net cash provided by (used in) financing activities	636,913	859,432	2,174,765	—	3,671,110

Effect of Foreign Exchange Rates on Cash	28	(2,996)	(55,256)	—	(58,224)

Net (Decrease) Increase in Cash and Cash Equivalents	498	6,658	(117,352)	(6,889)	(117,085)
Cash and Cash Equivalents, Beginning of Period	64	1,047	461,654	(102)	462,663

Cash and Cash Equivalents, End of Period	$562	$7,705	$344,302	$(6,991)	$345,578

        Until            , 2008 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a)   Capmark Financial Group Inc. is incorporated under the laws of Nevada.

        Section 78.7502 of Chapter 78 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Our bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the written request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liabilities, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful.

        Our Amended and Restated Articles of Incorporation provide that the personal liability of our directors is eliminated to the fullest extent permitted by the Nevada Revised Statutes.

        (b)   Mortgage Investments, LLC, Net Lease Acquisition LLC and SJM CAP, LLC are each limited liability companies organized under the laws of Delaware.

        Section 18-108 of the Delaware Limited Liability Company Act (the "Act") empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

        The Amended and Restated Limited Liability Company Agreement of Mortgage Investments, LLC provides that no member shall be personally liable for any of the company's debts or losses beyond the amount contributed or contracted to be contributed by such member to the capital of the company and no member shall have any liability for the company except as expressly required by the Act.

        The Limited Liability Company Operating Agreement of Net Lease Acquisition LLC provides that a member, special member, officer, managing director or employee of the company (or employee or affiliate of any such person other than the company) (a "Covered Person") shall be entitled to indemnification from the company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the Covered Person's authority; except that a Covered Person shall be liable for any loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions.

        The Limited Liability Company Agreement of SJM CAP, LLC provides that, to the full extent required or permitted by the Act, the company, to the extent of its assets legally available for that purpose, shall indemnify and advance expenses to every director and officer (and to such person's heirs, executors, administrators and other legal representatives) against any and all amounts (including judgments, fines, payments in settlement, fees and expenses of attorneys and other professionals and any other expenses or court costs) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such director or officer was, or is made or is threatened to be made, a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the company.

        (c)   Capmark Investments LP is a limited partnership organized under the laws of Delaware.

        Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        The Agreement of Limited Partnership of Capmark Investments LP provides that the general partner shall indemnify, save harmless and pay all judgments and claims against any director or officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the director or officer in connection with the business of the partnership, including reasonable attorneys' fees; provided that no director or officer shall be indemnified for any liability for which fraud, intentional misconduct, gross negligence or a knowing violation of the law was material to the cause of action.

        (d)   Capmark Finance Inc. is incorporated under the laws of California.

        Under Section 317 of the California General Corporation Law ("CGCL"), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

        Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized under Section 317.

        The bylaws of Capmark Finance Inc. provide that the corporation shall, to the maximum extent permitted by law, indemnify each of its directors against monetary damages, expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of the corporation. The corporation shall have the power, to the extent permitted by law, to indemnify each of its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of the corporation.

        The corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by that person in such capacity or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability under the applicable provisions of the bylaws.

        (e)   Commercial Equity Investments, Inc. is incorporated under the laws of Pennsylvania.

        Under Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the "PBCL"), unless otherwise restricted by its bylaws, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        The bylaws of Commercial Equity Investments, Inc. provide that the corporation shall indemnify any directors and officers of the corporation and any other person designated as an "indemnified representative" by the board of directors of the corporation against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving as a director, officer, employee or agent of the corporation, or at the request of the corporation, as a director, officer, employee, agent, fiduciary or trustee of another entity.

        (f)    Crystal Ball Holding of Bermuda Limited is organized under the laws of Bermuda.

        The Companies Act 1981 of Bermuda (the "Companies Act") provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty in relation to the company in question. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director or officer, indemnifying a director or officer against any liability which would attach to him or her in respect of his or her fraud or dishonesty shall be void.

        The bye-laws of Crystal Ball Holding of Bermuda Limited provide that the company shall indemnify its officers, directors, committee members and resident representatives (as defined in the bye-laws) against all liabilities, loss, damage or expense incurred or suffered by such person as an officer, director, committee member or resident representative of Crystal Ball Holding of Bermuda Limited; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act.

        (g)   Capmark Capital Inc. is incorporated under the laws of Colorado.

        Article 109 of Title 7 of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees, fiduciaries and agents against liabilities, damages, costs and expenses for which they are liable if: (i) in their official capacity (as defined by this statute), they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the company; (ii) in all other cases, their conduct was at least not opposed to the company's best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. The Articles of Incorporation of the corporation limit the liability of directors to the fullest extent provided by Colorado law.

        The bylaws of Capmark Capital Inc. permit the corporation to indemnify its officers, directors, employees, fiduciaries and agents to the fullest extent provided by Colorado law.

        We currently maintain liability insurance for our directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Index

Exhibit Number	Description of Exhibits
2.1	Amended & Restated Stock Purchase Agreement, dated August 2, 2005, among General Motors Acceptance Corporation, GMAC Mortgage Group, Inc., Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.) and GMACCH Investor LLC*
2.2	Amendment Letter, dated March 23, 2006, to the Amended & Restated Stock Purchase Agreement, dated August 2, 2005, among General Motors Acceptance Corporation, GMAC Mortgage Inc. and GMACCH Investor LLC*
3.1	Amended and Restated Articles of Incorporation of Capmark Financial Group Inc.*
3.2	Amended and Restated By-laws of Capmark Financial Group Inc.*
3.3	Amended and Fully Restated Articles of Incorporation of Capmark Capital Inc. (formerly known as Newman Financial Services Inc.)*
3.4	Amended and Fully Restated Bylaws of Capmark Capital Inc. (formerly known as Newman Financial Services Inc.)*
3.5	Articles of Incorporation, as amended, of Capmark Finance Inc. (formerly known as Colonial Associates 1970, Inc.)*
3.6	Amended Bylaws of Capmark Finance Inc.*
3.7	Articles of Incorporation of Commercial Equity Investments, Inc. (formerly known as GMAC Commercial Equity Investments, Inc.)*
3.8	Bylaws of Commercial Equity Investments, Inc.*
3.9	Certificate of Formation of Capmark Investments LP (formerly known as GMAC Institutional Advisors LLC)*
3.10	Agreement of Limited Partnership of Capmark Investments LP (formerly known as GMAC Institutional Advisors LP)*
3.11	Memorandum of Association of Crystal Ball Holding of Bermuda Limited (formerly known as GMAC Commercial Holding of Bermuda Limited)*
3.12	Bye-laws of Crystal Ball Holding of Bermuda Limited (formerly known as GMAC Commercial Holding of Bermuda Limited)*
3.13	Certificate of Formation of Mortgage Investments, LLC (formerly known as MortgageRamp, LLC)*
3.14	Amended and Restated Limited Liability Company Agreement of Mortgage Investments, LLC (formerly known as MortgageRamp, LLC)*
3.15	Certificate of Formation for Net Lease Acquisition LLC*
3.16	Third Amended and Restated Limited Liability Company Operating Agreement of Net Lease Acquisition LLC*
3.17	Certificate of Formation of SJM Cap, LLC*
3.18	Limited Liability Company Agreement of SJM Cap, LLC*
4.1	Indenture, dated May 10, 2007, by Capmark Financial Group Inc., as issuer, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, for the Floating Rate Senior Notes due 2010.*

4.2	Indenture, dated May 10, 2007, by Capmark Financial Group Inc., as issuer, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, for the 5.875% Senior Notes due 2012.*
4.3	Indenture, dated May 10, 2007, by Capmark Financial Group Inc., as issuer, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, for the 6.300% Senior Notes due 2017.*
4.4	Registration Rights Agreement, dated May 10, 2007, among Capmark Financial Group Inc., the guarantors named therein, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co.*
5.1	Opinion of Simpson Thacher & Bartlett LLP
5.2	Opinion of Lionel Sawyer & Collins
5.3	Opinion of Reed Smith LLP
5.4	Opinion of Kutak Rock LLP
5.5	Opinion of Allen Matkins Leck Gamble Mallory & Natsis LLP
5.6	Opinion of Appleby
10.1	$5,500,000,000 Credit Agreement, dated as of March 23, 2006, among Capmark Financial Group Inc., the designated borrowers named therein, the several lenders from time to time parties thereto, J.P. Morgan Securities Inc., as syndication agent, Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc, as documentation agents, and Citibank, N.A., as administrative agent.*
10.2	Amendment No. 1 to the Credit Agreement dated as of April 17, 2007, among Capmark Financial Group Inc., certain subsidiaries of Capmark Financial Group Inc., the financial institutions and other institutional lenders party thereto, and Citibank, N.A., as administrative agent.*
10.3	Bridge Loan Agreement, dated as of March 23, 2006, among Capmark Financial Group Inc., the designated borrowers named therein, the several lenders from time to time parties thereto, J.P. Morgan Securities Inc., as syndication agent, Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc, as documentation agents, and Citicorp North America Inc., as administrative agent.*
10.4	Amendment No. 1 to the Bridge Loan Agreement, dated as of December 7, 2006, among Capmark Financial Group Inc., the financial institutions and other institutional lenders party thereto, and Citicorp North America Inc., as administrative agent.*
10.5	Amended and Restated Declaration of Trust dated and effective as of March 23, 2006, by and among Capmark Financial Group Inc., the initial regular trustees named therein, the initial property trustee and Deutsche Bank Trust Company Delaware, as the initial Delaware trustee, not in their individual capacities but solely as trustees, Deutsche Bank Trust Company Americas, as agent, and by the holders, from time to time, of undivided beneficial ownership interests in the Trust to be issued pursuant to the Declaration of Trust.*
10.6	Floating Rate Trust Preferred Securities Purchase Agreement, dated March 23, 2006, between Capmark Trust and General Motors Acceptance Corporation.*
10.7	Floating Rate Junior Subordinated Indenture, dated March 23, 2006, among Capmark Financial Group Inc., Law Debenture Trust Company of New York, a New York banking corporation, as trustee, and Deutsche Bank Trust Company Americas, a New York banking corporation, as agent.*

10.8	Trust Guarantee Agreement, dated as of March 23, 2006, executed and delivered by Capmark Financial Group Inc., and Law Debenture Trust Company of New York, as trustee, for the benefit of the holders from time to time of the Trust Securities of Capmark Trust, a Delaware statutory trust.*
10.9	Registration Rights Agreement, dated as of March 23, 2006, by and among Capmark Financial Group Inc., Capmark Trust, a Delaware statutory trust and General Motors Acceptance Corporation.*
10.10	Stockholders Agreement, dated March 23, 2006, among GMAC Mortgage Group Inc., GMACCH Investor LLC and Capmark Financial Group, Inc.*
10.11	Letter Agreement, dated October 23, 2006, among GMAC Mortgage Group Inc., GMACCH Investor LLC and Capmark Financial Group Inc.*
10.12	Transitional Trademark License Agreement, dated March 23, 2006, between General Motors Acceptance Corporation and Capmark Financial Group Inc.*
10.13	Management Agreement, dated March 23, 2006, among Capmark Financial Group Inc., Kohlberg Kravis Roberts & Co L.P., Goldman, Sachs & Co., Five Mile Capital Partners LLC, Dune Capital Management LP and GMAC Mortgage Group Inc.*
10.14	Exclusivity Agreement, dated August 30, 2006, between Capmark Finance Inc. and Capmark Structured Real Estate Partners, L.P.*
10.15	Purchase Agreement, dated December 20, 2006, by and among Capmark Financial Group Inc., Capmark Capital Inc., Capmark Securities Inc., Capmark Finance Inc., Citigroup Global Markets Inc. and Citibank, N.A.*
10.16	2006 Equity Plan for Key Employees of Capmark Financial Group Inc. and affiliates*
10.17	Capmark Financial Group Inc.'s Dividend Equivalent Rights Plan*
10.18	Form of Amended and Restated Management Stockholder's Agreement*
10.19	Form of Stock Option Agreement*
10.20	Form of Sale Participation Agreement*
10.21	Form of Independent Director Stockholder's Agreement*
10.22	Form of Independent Director Sale Participation Agreement*
10.23	Capmark Financial Group Inc. Non-employee Directors' Deferred Compensation and Stock Award Plan*
10.24	Amendment No. 1 to the Capmark Financial Group Inc. Non-Employee Directors' Deferred Compensation and Stock Award Plan*
10.25	Capmark Financial Group Inc. Executive Deferred Compensation and Stock Award Plan*
10.26	Capmark Structured Real Estate Fund Incentive Vehicle, L.P. Limited Partnership Agreement*
10.27	Employment Agreement of William F. Aldinger III*
10.28	Employment Agreement of James R. Baio, dated September 5, 2006*
10.29	Memorandum of Understanding with D. Steven Lin, dated January 9, 2007*
10.30	Separation Agreement and Release with James R. Baio dated October 31, 2007*
10.31	Capmark Financial Group Inc. Discretionary Bonus Plan
10.32	Capmark UK Realty Incentive Vehicle, LLC Limited Liability Company Agreement

10.33	£500,000,000 Revolving Credit Agreement, among Capmark AB No. 2 Limited, as borrower, Capmark Financial Group Inc., as guarantor, IXIS Corporate & Investment Bank, London Branch, as original lender and agent, and The Bank of New York, as security Trustee, dated May 2005 as amended by the First Amending Deed on 26 August 2005, the Second Amending Deed on 30 September 2005, the Third Amending Deed on 30 November 2005, the Fourth Amending Deed on 23 March 2006, and as amended and restated on 30 May 2006
10.34	Guarantee of Capmark Financial Group Inc. relating to the £500,000,000 Revolving Credit Agreement, among Capmark AB No. 2 Limited, as borrower, Capmark Financial Group Inc., as guarantor, IXIS Corporate & Investment Bank, London Branch, as original lender and agent, and The Bank of New York, as security Trustee
10.35	Fifth Amending Deed Relating to the £500,000,000 Revolving Credit Agreement, among Capmark AB No. 2 Limited, as borrower, Capmark Financial Group Inc., as guarantor, IXIS Corporate & Investment Bank, London Branch, as original lender and agent, and The Bank of New York, as security Trustee, dated May 30, 2007
10.36	Sixth Amending Deed Relating to the £750,000,000 Revolving Credit Agreement, among Capmark AB No. 2 Limited, as borrower, Capmark Financial Group Inc., as guarantor, IXIS Corporate & Investment Bank, London Branch, as original lender and agent, and The Bank of New York, as security Trustee, dated October 15, 2007
10.37	Advances, Security and Deposit Agreement, dated December 1, 2004, between Federal Home Loan Bank of Seattle and Capmark Bank.
10.38	ASP Agreement, dated April 26, 2007, between EnableUs, Inc. and Capmark Finance Inc.
12	Statement re computation of ratio of earnings to fixed charges
16	Letter re change in certifying accountant
21	Subsidiaries of Capmark Financial Group Inc.
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)
23.2	Consent of Lionel Sawyer & Collins (included as part of Exhibit 5.2)
23.3	Consent of Reed Smith LLP (included as part of Exhibit 5.3)
23.4	Consent of Kutak Rock LLP (included as part of Exhibit 5.4)
23.5	Consent of Allen Matkins Leck Gamble Mallory & Natsis LLP (included as part of Exhibit 5.5)
23.6	Consent of Appleby (included as part of Exhibit 5.6)
23.7	Consent of Deloitte & Touche LLP
23.8	Consent of PricewaterhouseCoopers LLP
24	Power of Attorney*
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas with respect to the Indenture governing the Floating Rate Senior Notes due 2010
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas with respect to the Indenture governing the 5.875% Senior Notes due 2012

25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas with respect to the Indenture governing the 6.300% Senior Notes due 2017
99.1	Form of Letter of Transmittal
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	Form of Letter to Clients
99.4	Form of Notice of Guaranteed Delivery

*
Previously filed

ITEM 22. UNDERTAKINGS

        (a)   The undersigned registrant hereby undertakes:

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amend) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4)   that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

        (5)   that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California, on the 14th day of March, 2008.

CAPMARK FINANCIAL GROUP INC.
By:	/s/ GREGORY J. MCMANUS
	Name:	Gregory J. McManus
	Title:	Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* William F. Aldinger III	President, Chief Executive Officer and Chairman (principal executive officer)
* Dennis D. Dammerman	Lead Independent Director
* Steven P. Baum	Director
* Peter F. Bechen	Director
* Saturnino S. Fanlo	Director
* Eric A. Feldstein	Director
* Edward A. Fox	Director
John F. Grundhofer	Director
* Robert Glenn Hubbard	Director
* Stuart A. Katz	Director
* Thomas A. Kendall	Director

* Konrad R. Kruger	Director
* Daniel M. Neidich	Director
* Scott C. Nuttall	Director
Tagar C. Olson	Director
* David C. Walker	Director
* Gregory J. McManus	Executive Vice President and Chief Financial Officer (principal financial officer)
* Paul W. Kopsky, Jr.	Executive Vice President and Enterprise Controller (principal accounting officer)
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 14th day of March, 2008.

CAPMARK CAPITAL INC.
By:	/s/ GREGORY J. MCMANUS
	Name:	Gregory J. McManus
	Title:	President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* Gregory J. McManus	President and Director (principal executive officer)
* Marc A. Fox	Senior Vice President and Treasurer (principal financial officer and principal accounting officer)
* Morgan G. Earnest, II	Director
* James F. Parsley	Director
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on the 14th day of March, 2008.

COMMERCIAL EQUITY INVESTMENTS, INC.
By:	/s/ DAVID LAZARUS
Name: David Lazarus Title: President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* David Lazarus	President and Director (principal executive officer)
* Marc A. Fox	Vice President and Treasurer (principal financial officer and principal accounting officer)
* Peter A. Widmann	Director
* Anne E. Kelly	Director
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on the 14th day of March, 2008.

CAPMARK FINANCE INC.
By:	/s/ MORGAN G. EARNEST, II
Name: Morgan G. Earnest, II Title: President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* Morgan G. Earnest, II	President and Director (principal executive officer)
* Paul W. Kopsky, Jr.	Executive Vice President and Enterprise Controller (principal accounting officer)
* Barry S. Gersten	Director
* Michael I. Lipson	Director
* Gregory J. McManus	Director and Executive Vice President and Chief Financial Officer (principal financial officer)
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on the 14th day of March, 2008.

CAPMARK INVESTMENTS LP
By:	/s/ BRIAN R. DIDONATO
	Name:	Brian R. DiDonato
	Title:	President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* Brian R. DiDonato	President and Director (principal executive officer)
* Rene J. Paradis	Senior Vice President and Chief Financial Officer and Director (principal financial officer and principal accounting officer)
* Timothy Fuller	Senior Vice President and Director
* Jacqueline V. Brady	Director
* Paul J. Dolinoy	Director
* Robert A. Fabiszewski	Director
* D. Steven Lin	Director
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on the 14th day of March, 2008.

CRYSTAL BALL HOLDING OF BERMUDA LIMITED
By:	/s/ PETER A. WIDMANN
Name: Peter A. Widmann Title: President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* Peter A. Widmann	President, Director and Authorized Representative in the United States (principal executive officer)
* Marc A. Fox	Treasurer (principal financial officer and principal accounting officer)
* Richard E. Cage	Director
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on the 14th day of March, 2008.

MORTGAGE INVESTMENTS, LLC
By:	/s/ PETER A. WIDMANN
	Name:	Peter A. Widmann
	Title:	President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* Peter A. Widmann	President (principal executive officer)
* Marc A. Fox	Vice President and Treasurer (principal financial officer and principal accounting officer)
* William F. Aldinger III	Director of the Managing Member
* Dennis D. Dammerman	Director of the Managing Member
* Steven P. Baum	Director of the Managing Member
* Peter F. Bechen	Director of the Managing Member
* Saturnino S. Fanlo	Director of the Managing Member
* Eric A. Feldstein	Director of the Managing Member
* Edward A. Fox	Director of the Managing Member
John F. Grundhofer	Director of the Managing Member
* Robert Glenn Hubbard	Director of the Managing Member

* Stuart A. Katz	Director of the Managing Member
* Thomas A. Kendall	Director of the Managing Member
* Konrad R. Kruger	Director of the Managing Member
* Daniel M. Neidic	Director of the Managing Member
* Scott C. Nuttall	Director of the Managing Member
Tagar C. Olson	Director of the Managing Member
* David C. Walker	Director of the Managing Member
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 14th day of March, 2008.

NET LEASE ACQUISITION LLC
By:	/s/ GREGORY J. MCMANUS
	Name:	Gregory J. McManus
	Title:	President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* Gregory J. McManus	President and Managing Director (principal executive officer)
* Rene J. Paradis	Vice President (principal financial officer and principal accounting officer)
* Orlando Figueroa	Managing Director
* Robert Gallagher	Managing Director
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on the 14th day of March, 2008.

SJM CAP, LLC
By:	/s/ PETER A. WIDMANN
	Name:	Peter A. Widmann
	Title:	President

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 14th day of March, 2008.

Signature	Title
* Marc A. Fox	Treasurer (principal financial officer and principal accounting officer)
* Robert C. Ballard	Director
* Richard E. Cage	Director
* John S. Fioravanti	Director
* Peter Widmann	President
*By:	/s/ PAUL W. KOPSKY, JR.
	Name:	Paul W. Kopsky, Jr.
	Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1	Amended & Restated Stock Purchase Agreement, dated August 2, 2005, among General Motors Acceptance Corporation, GMAC Mortgage Group, Inc., Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.) and GMACCH Investor LLC*
2.2
Amendment Letter, dated March 23, 2006, to the Amended & Restated Stock Purchase Agreement, dated August 2, 2005, among General Motors Acceptance Corporation, GMAC Mortgage Inc. and GMACCH Investor LLC*
3.1	Amended and Restated Articles of Incorporation of Capmark Financial Group Inc.*
3.2	Amended and Restated By-laws of Capmark Financial Group Inc.*
3.3	Amended and Fully Restated Articles of Incorporation of Capmark Capital Inc. (formerly known as Newman Financial Services Inc.)*
3.4	Amended and Fully Restated Bylaws of Capmark Capital Inc. (formerly known as Newman Financial Services Inc.)*
3.5	Articles of Incorporation, as amended, of Capmark Finance Inc. (formerly known as Colonial Associates 1970, Inc.)*
3.6	Amended Bylaws of Capmark Finance Inc.*
3.7	Articles of Incorporation of Commercial Equity Investments, Inc. (formerly known as GMAC Commercial Equity Investments, Inc.)*
3.8	Bylaws of Commercial Equity Investments, Inc.*
3.9	Certificate of Formation of Capmark Investments LP (formerly known as GMAC Institutional Advisors LLC)*
3.10	Agreement of Limited Partnership of Capmark Investments LP (formerly known as GMAC Institutional Advisors LP)*
3.11	Memorandum of Association of Crystal Ball Holding of Bermuda Limited (formerly known as GMAC Commercial Holding of Bermuda Limited)*
3.12	Bye-laws of Crystal Ball Holding of Bermuda Limited (formerly known as GMAC Commercial Holding of Bermuda Limited)*
3.13	Certificate of Formation of Mortgage Investments, LLC (formerly known as MortgageRamp, LLC)*
3.14	Amended and Restated Limited Liability Company Agreement of Mortgage Investments, LLC (formerly known as MortgageRamp, LLC)*
3.15	Certificate of Formation for Net Lease Acquisition LLC*
3.16	Third Amended and Restated Limited Liability Company Operating Agreement of Net Lease Acquisition LLC*
3.17	Certificate of Formation of SJM Cap, LLC*
3.18	Limited Liability Company Agreement of SJM Cap, LLC*

4.1
Indenture, dated May 10, 2007, by Capmark Financial Group Inc., as issuer, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, for the Floating Rate Senior Notes due 2010.*
4.2	Indenture, dated May 10, 2007, by Capmark Financial Group Inc., as issuer, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, for the 5.875% Senior Notes due 2012.*
4.3	Indenture, dated May 10, 2007, by Capmark Financial Group Inc., as issuer, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, for the 6.300% Senior Notes due 2017.*
4.4
Registration Rights Agreement, dated May 10, 2007, among Capmark Financial Group Inc., the guarantors named therein, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co.*
5.1	Opinion of Simpson Thacher & Bartlett LLP
5.2	Opinion of Lionel Sawyer & Collins
5.3	Opinion of Reed Smith LLP
5.4	Opinion of Kutak Rock LLP
5.5	Opinion of Allen Matkins Leck Gamble Mallory & Natsis LLP
5.6	Opinion of Appleby
10.1
$5,500,000,000 Credit Agreement, dated as of March 23, 2006, among Capmark Financial Group Inc., the designated borrowers named therein, the several lenders from time to time parties thereto, J.P. Morgan Securities Inc., as syndication agent, Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc, as documentation agents, and Citibank, N.A., as administrative agent.*
10.2
Amendment No. 1 to the Credit Agreement dated as of April 17, 2007, among Capmark Financial Group Inc., certain subsidiaries of Capmark Financial Group Inc., the financial institutions and other institutional lenders party thereto, and Citibank, N.A., as administrative agent.*
10.3
Bridge Loan Agreement, dated as of March 23, 2006, among Capmark Financial Group Inc., the designated borrowers named therein, the several lenders from time to time parties thereto, J.P. Morgan Securities Inc., as syndication agent, Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc, as documentation agents, and Citicorp North America Inc., as administrative agent.*
10.4
Amendment No. 1 to the Bridge Loan Agreement, dated as of December 7, 2006, among Capmark Financial Group Inc., the financial institutions and other institutional lenders party thereto, and Citicorp North America Inc., as administrative agent.*
10.5
Amended and Restated Declaration of Trust dated and effective as of March 23, 2006, by and among Capmark Financial Group Inc., the initial regular trustees named therein, the initial property trustee and Deutsche Bank Trust Company Delaware, as the initial Delaware trustee, not in their individual capacities but solely as trustees, Deutsche Bank Trust Company Americas, as agent, and by the holders, from time to time, of undivided beneficial ownership interests in the Trust to be issued pursuant to the Declaration of Trust.*

10.6	Floating Rate Trust Preferred Securities Purchase Agreement, dated March 23, 2006, between Capmark Trust and General Motors Acceptance Corporation.*
10.7
Floating Rate Junior Subordinated Indenture, dated March 23, 2006, among Capmark Financial Group Inc., Law Debenture Trust Company of New York, a New York banking corporation, as trustee, and Deutsche Bank Trust Company Americas, a New York banking corporation, as agent.*
10.8
Trust Guarantee Agreement, dated as of March 23, 2006, executed and delivered by Capmark Financial Group Inc., and Law Debenture Trust Company of New York, as trustee, for the benefit of the holders from time to time of the Trust Securities of Capmark Trust, a Delaware statutory trust.*
10.9	Registration Rights Agreement, dated as of March 23, 2006, by and among Capmark Financial Group Inc., Capmark Trust, a Delaware statutory trust and General Motors Acceptance Corporation.*
10.10	Stockholders Agreement, dated March 23, 2006, among GMAC Mortgage Group Inc., GMACCH Investor LLC and Capmark Financial Group Inc.*
10.11	Letter Agreement, dated October 23, 2006, among GMAC Mortgage Group Inc., GMACCH Investor LLC and Capmark Financial Group Inc.*
10.12	Transitional Trademark License Agreement, dated March 23, 2006, between General Motors Acceptance Corporation and Capmark Financial Group Inc.*
10.13
Management Agreement, dated March 23, 2006, among Capmark Financial Group Inc., Kohlberg Kravis Roberts & Co L.P., Goldman, Sachs & Co., Five Mile Capital Partners LLC, Dune Capital Management LP and GMAC Mortgage Group Inc.*
10.14	Exclusivity Agreement, dated August 30, 2006, between Capmark Finance Inc. and Capmark Structured Real Estate Partners, L.P.*
10.15
Purchase Agreement, dated December 20, 2006, by and among Capmark Financial Group Inc., Capmark Capital Inc., Capmark Securities Inc., Capmark Finance Inc., Citigroup Global Markets Inc. and Citibank, N.A.*
10.16	2006 Equity Plan for Key Employees of Capmark Financial Group Inc. and affiliates*
10.17	Capmark Financial Group Inc.'s Dividend Equivalent Rights Plan*
10.18	Form of Amended and Restated Management Stockholder's Agreement*
10.19	Form of Stock Option Agreement*
10.20	Form of Sale Participation Agreement*
10.21	Form of Independent Director Stockholder's Agreement*
10.22	Form of Independent Director Sale Participation Agreement*
10.23	Capmark Financial Group Inc. Non-employee Directors' Deferred Compensation and Stock Award Plan*
10.24	Amendment No. 1 to the Capmark Financial Group Inc. Non-Employee Directors' Deferred Compensation and Stock Award Plan*
10.25	Capmark Financial Group Inc. Executive Deferred Compensation and Stock Award Plan*

10.26	Capmark Structured Real Estate Fund Incentive Vehicle, L.P. Limited Partnership Agreement*
10.27	Employment Agreement of William F. Aldinger, III*
10.28	Employment Agreement of James R. Baio, dated September 5, 2006*
10.29	Memorandum of Understanding with D. Steven Lin, dated January 9, 2007*
10.30	Separation Agreement and Release with James R. Baio dated October 31, 2007*
10.31	Capmark Financial Group Inc. Discretionary Bonus Plan
10.32	Capmark UK Realty Incentive Vehicle, LLC Limited Liability Company Agreement
10.33
£500,000,000 Revolving Credit Agreement, among Capmark AB No. 2 Limited, as borrower, Capmark Financial Group Inc., as guarantor, IXIS Corporate & Investment Bank, London Branch, as original lender and agent, and The Bank of New York, as security Trustee, dated May 2005 as amended by the First Amending Deed on 26 August 2005, the Second Amending Deed on 30 September 2005, the Third Amending Deed on 30 November 2005, the Fourth Amending Deed on 23 March 2006, and as amended and restated on 30 May 2006
10.34
Guarantee of Capmark Financial Group Inc. relating to the £500,000,000 Revolving Credit Agreement, among Capmark AB No. 2 Limited, as borrower, Capmark Financial Group Inc., as guarantor, IXIS Corporate & Investment Bank, London Branch, as original lender and agent, and The Bank of New York, as security Trustee
10.35
Fifth Amending Deed Relating to the £500,000,000 Revolving Credit Agreement, among Capmark AB No. 2 Limited, as borrower, Capmark Financial Group Inc., as guarantor, IXIS Corporate & Investment Bank, London Branch, as original lender and agent, and The Bank of New York, as security Trustee, dated May 30, 2007
10.36
Sixth Amending Deed Relating to the £750,000,000 Revolving Credit Agreement, among Capmark AB No. 2 Limited, as borrower, Capmark Financial Group Inc., as guarantor, IXIS Corporate & Investment Bank, London Branch, as original lender and agent, and The Bank of New York, as security Trustee, dated October 15, 2007
10.37	Advances, Security and Deposit Agreement, dated December 1, 2004, between Federal Home Loan Bank of Seattle and Capmark Bank.
10.38	ASP Agreement, dated April 26, 2007, between EnableUs, Inc. and Capmark Finance Inc.
12	Statement re computation of ratio of earnings to fixed charges
16	Letter re change in certifying accountant
21	Subsidiaries of Capmark Financial Group Inc.
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)
23.2	Consent of Lionel Sawyer & Collins (included as part of Exhibit 5.2)
23.3	Consent of Reed Smith LLP (included as part of Exhibit 5.3)
23.4	Consent of Kutak Rock LLP (included as part of Exhibit 5.4)
23.5	Consent of Allen Matkins Leck Gamble Mallory & Natsis LLP (included as part of Exhibit 5.5)
23.6	Consent of Appleby (included as part of Exhibit 5.6)

23.7	Consent of Deloitte & Touche LLP
23.8	Consent of PricewaterhouseCoopers LLP
24	Power of Attorney*
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas with respect to the Indenture governing the Floating Rate Senior Notes due 2010
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas with respect to the Indenture governing the 5.875% Senior Notes due 2012
25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas with respect to the Indenture governing the 6.300% Senior Notes due 2017
99.1	Form of Letter of Transmittal
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	Form of Letter to Clients
99.4	Form of Notice of Guaranteed Delivery

*
Previously filed

QuickLinks

Table of Additional Registrant Guarantors
Table of Contents
SUMMARY
Our Company
Our Competitive Strengths
Our Strategy
The Sponsor Transactions
The Exchange Offer
The Exchange Notes
Summary Ownership Structure
About Our Sponsors
SUMMARY FINANCIAL INFORMATION AND OTHER DATA
Summary Historical Consolidated Financial and Other Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF INDUSTRY TERMS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of Independent Registered Public Accounting Firm
CAPMARK FINANCIAL GROUP INC. Consolidated Balance Sheet (in thousands, except share amounts)
CAPMARK FINANCIAL GROUP INC. Consolidated Statement of Income (in thousands, except per share data)
CAPMARK FINANCIAL GROUP INC. Consolidated Statement of Changes in Stockholders' Equity (in thousands)
CAPMARK FINANCIAL GROUP INC. Notes to Consolidated Financial Statements
Condensed Consolidating Balance Sheet December 31, 2007 (in thousands)
Condensed Consolidating Balance Sheet December 31, 2006 (in thousands)
Condensed Consolidating Statement of Income Year ended December 31, 2007 (in thousands)
Condensed Consolidating Statement of Income Period from March 23, 2006 to December 31, 2006 (in thousands)
Condensed Consolidating Statement of Income Period from January 1, 2006 to March 22, 2006 (in thousands)
Condensed Consolidating Statement of Income Year ended December 31, 2005 (in thousands)
Condensed Consolidating Statement of Cash Flows Year ended December 31, 2007 (in thousands)
Condensed Consolidating Statement of Cash Flows Period from March 23, 2006 to December 31, 2006 (in thousands)
Condensed Consolidating Statement of Cash Flows Period from January 1, 2006 to March 22, 2006 (in thousands)
Condensed Consolidating Statement of Cash Flows Year ended December 31, 2005 (in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX